     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 23, 1999

                                                   REGISTRATION NO. 333-________
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                      WILLIAMS COMMUNICATIONS GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                              4813                             73-1462856
  (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NO.)

                              ONE WILLIAMS CENTER
                             TULSA, OKLAHOMA 74172
                                 (918) 573-2000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                           WILLIAM G. VON GLAHN, ESQ.
                           SENIOR VICE PRESIDENT, LAW
                      WILLIAMS COMMUNICATIONS GROUP, INC.
                              ONE WILLIAMS CENTER
                             TULSA, OKLAHOMA 74172
                                 (918) 573-2000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

               RANDALL H. DOUD, ESQ.                                  MARLENE ALVA, ESQ.
      SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                      DAVIS POLK & WARDWELL
                  919 THIRD AVENUE                                   450 LEXINGTON AVENUE
              NEW YORK, NEW YORK 10022                             NEW YORK, NEW YORK 10017
                   (212) 735-3000                                       (212) 450-4000

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
           TITLE OF EACH CLASS OF              PROPOSED MAXIMUM OFFERING    PROPOSED MAXIMUM AGGREGATE      AMOUNT OF
         SECURITIES TO BE REGISTERED                 PRICE PER NOTE             OFFERING PRICE(1)       REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
     ____ % senior notes due 2009............             100%                    $1,300,000,000            $361,400
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT SPECIFICALLY STATING THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION

                  PRELIMINARY PROSPECTUS DATED  _____  , 1999
PROSPECTUS

                           $
                                [WILLIAMS LOGO]

                      WILLIAMS COMMUNICATIONS GROUP, INC.
                           ___ % SENIOR NOTES DUE 2009
                             ----------------------

     We will pay interest on the notes on ______ and ______ of each year, commencing ______ 1999. The notes will mature on ________ , 2009. We may redeem the notes, in whole or in part, at any time on or after ________ , 2004. In addition, before ________ , 2002, we may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of one or more specified offerings if at least 65% of the aggregate principal amount of the notes originally issued remains outstanding after redemption. Upon specified change of control events, each holder of notes may require us to repurchase all or a portion of its notes.

     The notes will be unsecured senior obligations of our company and will rank equally with all of our existing and future senior debt and senior to all of our existing and future subordinated debt. The notes will be subordinated to our secured debt as to the assets securing this debt. As of December 31, 1998, after giving pro forma effect to this offering of notes, the concurrent transactions and the financings described in this prospectus and the use of net proceeds from this notes offering and these concurrent transactions, we would have had no outstanding debt ranking equally with or senior to the notes.

     The notes effectively will rank junior to all liabilities of our subsidiaries. As of December 31, 1998, after giving pro forma effect, among other things, to this offering of notes, the concurrent transactions and the financings described in this prospectus and the use of net proceeds from this notes offering and these concurrent transactions, our subsidiaries would have had $____ million of debt, including $______ million of debt owed to our parent company, The Williams Companies, Inc., and $______ million of debt under our permanent credit facility.

     Concurrent with this offering, we are also selling shares of our common stock in an initial public offering under a separate prospectus. We estimate that the net proceeds to us from this initial public offering will be at least $__ million. At the same time, SBC Communications Inc. will invest up to $500 million in our company in exchange for shares of our common stock.

                             ----------------------

     INVESTING IN THE NOTES INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 10 OF THIS PROSPECTUS.

                                                              PER NOTE    TOTAL
                                                              --------    -----
Public offering price(1)....................................     __%        $__
Underwriting discount.......................................     __%        $__
Proceeds, before expenses, to our company...................     __%        $__

(1) Plus accrued interest from ________, 1999.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The notes will be ready for delivery, in book-entry form, only through The Depository Trust Company, on or about ________ , 1999.

                             ----------------------

 Book-Running Manager                  Co-Lead Managers
MERRILL LYNCH & CO.        LEHMAN BROTHERS      SALOMON SMITH BARNEY

                             ----------------------
                 The date of this prospectus is ______ , 1999.

                           [MAP OF WILLIAMS NETWORK]

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.
                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................   10
This Prospectus Contains
  Forward-Looking Statements..........   21
Use of Proceeds.......................   22
Capitalization........................   23
Selected Combined Financial and
  Operating Data......................   24
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   27
Industry Overview.....................   46
Business..............................   52
Regulation............................   75
Management............................   81
Principal Stockholders................   92
Relationships and Related Party
  Transactions........................   94

                                        PAGE
                                        ----
Relationship Between Our Company and
  Williams............................   94
Description of the Notes..............  100
Description of Other Indebtedness and
  Other Financing Arrangements........  142
Important United States Federal Tax
  Considerations of the Notes to
  Non-U.S. Holders....................  143
Underwriting..........................  146
Legal Matters.........................  147
Experts...............................  148
Where You Can Find Additional
  Information.........................  148
Glossary of Selected Terms............  149
Index to Financial Statements.........  F-1

                             ABOUT THIS PROSPECTUS

     In this prospectus, references to "WCG," "our company," "we," "us" and "our" refer to Williams Communications Group, Inc., together with its combined subsidiaries and investments (unless the context otherwise requires), and references to "Williams" refer to our parent company, The Williams Companies, Inc., either alone or together with its consolidated subsidiaries as the context requires, except for us. References to "Solutions LLC" refer to Williams Communications Solutions, LLC, a subsidiary of our company. References to the "notes" refer to our ____% senior notes due 2009. References to the "notes offering" refer to the offering of $____ million of our notes. References to "shares," "stock" or "common stock" refer to our Class A common stock, par value $0.01 per share. In addition, references to the "equity offering" refer to the offering of common stock both inside the U.S. and Canada and internationally. References to "the offerings" refer to the notes offering and the equity offering. References to "Nortel" refer to Northern Telecom Limited and its subsidiaries.

     This preliminary prospectus is subject to completion prior to the offerings. This preliminary prospectus describes our company as we currently expect it to exist at the time of the offerings.

     This prospectus contains the trademark of Williams which is the property of Williams and is licensed to us.

     Our principal executive offices are located at One Williams Center, Tulsa, Oklahoma 74172 and our telephone number is (918) 573-2000.

     Until __________, 1999, all dealers that buy, sell or trade our notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

     This is only a summary and does not contain all of the information that may be important to you. You should read the entire prospectus, including the section entitled "Risk Factors" and our combined financial statements and related notes, before deciding to invest in our notes.

                      WILLIAMS COMMUNICATIONS GROUP, INC.

     We own, operate and are extending a nationwide fiber optic network focused on providing voice, data, Internet and video services to communications service providers. We also sell, install and maintain communications equipment and network services that address the comprehensive voice and data needs of organizations of all sizes. Our two primary business units are Williams Network, which we will refer to as Network, and Williams Communications Solutions, which we will refer to as Solutions.

     Network offers voice, data, Internet and video services as well as rights of use in dark fiber on our low-cost, high-capacity nationwide network, which is based on a high-quality transmission technology using packet switching. The communications companies we serve include long distance carriers, local service providers, Internet service providers, international carriers and utilities. Long distance carriers include providers which sell services on their own networks or utilize other providers' networks to sell services. We plan to extend our network to encompass a total of 32,000 route miles of fiber optic cable, utilizing pipeline and other rights-of-way, to connect 125 cities by the end of the year 2000. We will refer to our 32,000 route-mile fiber optic network as the Williams Network. The Williams Network currently consists of approximately 20,000 route miles of installed fiber optic cable, with 17,300 of those miles in operation, or "lit."

     Solutions distributes and integrates communications equipment from leading vendors for the voice and data networks of businesses of all sizes as well as governmental, educational and non-profit institutions. We provide planning, design, implementation, management, maintenance and optimization services for the full life cycle of these networks. We also sell the communications services of select Network customers and other carriers to Solutions' customers.

     We own and operate businesses that create demand for capacity on the Williams Network, create demand for Solutions' services or develop our expertise in advanced transmission applications through our business unit which we will refer to as Applications. We also have a number of strategic investments in domestic and foreign businesses that drive bandwidth usage on the Williams Network, increase our service capabilities, strengthen our customer relationships or extend our reach.

     We enter into strategic alliances with communications companies to secure long-term, high-capacity commitments for traffic on the Williams Network and to enhance our service offerings. We currently have strategic relationships with SBC Communications Inc., WinStar Communications, Inc., Intermedia Communications Inc. and U S WEST, Inc.

HISTORY OF BUILDING NETWORKS

     In 1985, The Williams Companies, Inc. entered the communications business by pioneering the placement of fiber optic cables in decommissioned pipelines. By 1989, Williams had completed the fourth nationwide digital fiber optic network, consisting of approximately 9,700 route miles. In January 1995, Williams sold the majority of its network business to LDDS Communications, Inc. (now MCI WorldCom, Inc.) for approximately $2.5 billion. In January 1998, upon the expiration of a non-compete agreement with MCI WorldCom, Williams reentered the communications network business, announcing its plans to develop the Williams Network.

INDUSTRY AND MARKET OPPORTUNITIES

     We believe growth in the communications industry will continue due to a number of factors which include:

     - innovations and advances in transmission technology and microprocessor power
     - increasing demand for high-bandwidth applications
     - deregulation within the communications industry
     - increasing specialization within the communications industry

     We intend to capitalize on this growth by positioning ourselves at the intersection of these industry and market opportunities.

NETWORK'S STRATEGY

     Network's objective is to become the leading nationwide provider of voice, data, Internet and video services to national and international communications providers. To achieve this objective, we intend to:

     - Become the leading provider to communications carriers. We focus on providing high-quality communications services to carriers as they seek to benefit from the growth in communications demand. We also offer our customers the flexibility to control their own service platforms so that they choose to buy services from us rather than build these capabilities themselves or purchase them from another carrier.

     - Deploy a technologically advanced network. We are combining advanced transmission equipment with our innovative network design to offer highly flexible, efficient and reliable network services to our customers. Our innovative network design provides high-quality network services to support voice, data, Internet and video traffic at a lower investment than other currently deployed network architectures due to the elimination of several layers of costly equipment.

     - Pursue strategic alliances. We pursue strategic alliances with communications providers which offer the potential for long-term, high-capacity commitments for traffic on the Williams Network. Our strategic alliances increase our revenues, decrease our unit costs and enable us to offer our customers a more complete product set.

     - Leverage network construction, operation and management experience. We are utilizing Williams' long history of constructing, operating and managing communications and energy networks to develop the Williams Network at a low cost while providing high quality and reliability. Many of our current employees worked with Williams in various capacities during its original communications network build until the subsequent sale to LDDS.

     - Utilize pipeline rights-of-way. Where feasible, we construct the Williams Network along the rights-of-way of Williams and other pipeline companies. We believe that use of pipeline rights-of-way gives us inherent advantages over other systems built over more public rights-of-way, including greater physical protection of the fiber system, lower construction costs and lower operational costs.

     - Establish international connectivity. We pursue strategic relationships that allow us to exchange capacity on the Williams Network for cost-effective access and capacity on international networks or that allow us to use our network construction and management experience to construct international networks.

     - Establish low-cost position. Our carrier market focus, network design and strategic alliances as well as dark fiber sales enable us to establish and maintain a low-cost position. Our carrier services focus enables us to maintain small, focused marketing and customer service departments, reducing our operating costs. Our advanced network design eliminates several unnecessary layers of costly equipment. Our strategic alliances drive our unit costs lower due to the purchases of large volumes of services on the Williams Network. Dark fiber sales allow us to reduce the capital investment in the Williams Network.

NETWORK DESIGN AND INFRASTRUCTURE

     The Williams Network currently consists of approximately 20,000 route miles of installed fiber optic cable, of which 17,300 are in operation, or "lit." The Williams Network consists of the following (numbers are approximate):

     - 9,700 route miles retained from the sale to LDDS
     - 5,300 route miles obtained from IXC Communications Inc. and other carriers
     - 5,000 route miles which we began to construct in January 1998

     The portions of the Williams Network we are constructing have the following characteristics:

     - a multi-service platform that allows traditional voice, data, Internet and video services to be provided on a single asynchronous transfer mode
       (ATM) platform

     - ATM core switching, a switching and transmission technology based on sending various types of information, including voice, data and video, in packets

     - advanced fiber optic cable

     - dense wave division multiplexing (DWDM), a technology which allows transmission of multiple waves of light over a single fiber optic strand

     - use of meshed SONET instead of SONET rings, allowing for more recovery options and greater utilization of capacity

     - closer spacing of transmission electronics, resulting in improved transmission efficiency

     - elimination of the costly digital cross connect system

     - at least seven highly reliable Nortel DMS 250 voice switches and the latest Nortel switching technology

SOLUTIONS

     Solutions' broad range of voice and data products and services allows us to serve as a single-source provider for our customers' communications needs. We distribute the products and services of a number of leading communications suppliers, primarily Nortel (including Bay Networks, Inc.), as well as Cisco Systems, Inc., Lucent Technologies Octel Messaging Division, NEC Corp., 3 COM Corp., Bell Atlantic Corp., SBC and U S WEST, and are therefore able to provide our customers with multiple options. We serve an installed base of approximately 100,000 customer sites in the U.S. and Canada and maintain a sales organization consisting of approximately 1,200 sales personnel and 110 sales and service offices.

     In April 1997, we purchased the North American customer premise equipment distribution business of Nortel, which we will refer to as Nortel's equipment distribution business, which we then combined with our equipment distribution business to create Solutions LLC. We own 70% of Solutions LLC and Nortel owns the remaining 30%. Our Solutions business unit is operated primarily through Solutions LLC.

SOLUTIONS' STRATEGY

     Our objective is to be the premier provider of advanced, integrated communications solutions to businesses. To achieve this objective, we intend to:

     - capitalize on converging voice, data, Internet and video needs
     - leverage our engineering and technical resources
     - provide advanced professional services
     - utilize our nationwide presence and large, installed customer base
     - extend the reach of Network's carrier customers

STRATEGIC INVESTMENTS

     We make strategic investments that drive bandwidth usage on the Williams Network, increase our service capabilities, strengthen our customer relationships or extend our reach. Our domestic strategic investments include ownership interests in Concentric Network Corporation, UniDial Communications, Inc. and UtiliCom Networks Inc. Our international strategic investments include ownership interests in communications companies located in Brazil, Australia and Chile.

STRATEGIC ALLIANCES

     We enter into strategic alliances with communications companies in order to secure long-term, high-capacity commitments for traffic on the Williams Network and to enhance our service offerings. Our alliance partners include:

     SBC. SBC is one of the largest communications providers in the U.S. with 1998 revenues of approximately $28.8 billion. SBC currently provides local services in the south central region of the U.S. and in California, Nevada and Connecticut. SBC has a pending agreement to acquire Ameritech Corp., a communications provider in the Midwest with 1998 revenues of approximately $17.2 billion. On February 8, 1999, we entered into agreements with SBC under which:

     - SBC must first seek to obtain domestic voice and data long distance services from us for 20 years
     - we must first seek to obtain select international wholesale services and various other services, including toll-free, operator, calling card and directory assistance services, from SBC for 20 years
     - we and SBC will sell each other's products to our respective customers and provide installation and maintenance of communications equipment and other services
     - SBC will invest up to $500 million in our company

     WinStar. WinStar uses wireless technology to provide high-capacity local exchange and Internet access services to companies located generally in buildings not served by fiber optic cable. On December 17, 1998, we entered into two agreements with WinStar under which:

     - we have a 25-year indefeasible right to use approximately 2% of WinStar's wireless local capacity, which is planned to cover the top 50 U.S. markets, in exchange for payments equal to $400 million over the next four years
     - WinStar has a 25-year indefeasible right to use four strands of our fiber over 15,000 route miles on the Williams Network, a transmission capacity agreement with an obligation to lease specified circuits from us for at least 20-year terms and an agreement for colocation and maintenance services in exchange for monthly payments equal to an aggregate of approximately $644 million over the next seven years

                                  THE OFFERING

     The following is a brief summary of select terms of the notes offering. For a more complete description of the terms of the notes see the section of this prospectus entitled "Description of the Notes."

Issuer........................   Williams Communications Group, Inc.

Notes offered.................   $______ million aggregate principal amount of
                                 __% senior notes due 2009.

Maturity......................   __________, 2009.

Interest payment dates........   ______ and ______, beginning __________, 1999.

Ranking.......................   The notes will be senior unsecured obligations
                                 of our company, ranking equally with all of our existing and future senior unsecured debt. The notes will be senior to all our subordinated debt and junior to our secured debt as to the assets securing this debt. We are a holding company with substantially all of our operations conducted through subsidiaries. We are dependent upon cash flow from those entities to meet our obligations, including obligations under the notes. Accordingly, the notes effectively will rank junior to all liabilities of our subsidiaries. The term
                                 "subordinated debt" is defined in the section of this prospectus entitled "Description of the Notes -- Certain definitions."

                                 As of December 31, 1998, after giving pro forma effect to the offerings, the SBC investment, the financings described in this prospectus and our use of the net proceeds from the offerings and the SBC investment,

                                   - we would have had outstanding no senior
                                     debt ranking equally with or senior to the notes
                                   - our subsidiaries would have had $______
                                     million of debt, including $______ million of debt owed to Williams and $______ million of debt under our permanent credit facility

Optional redemption...........   We may redeem the notes, in whole or in part,
                                 at any time on or after __________, 2004, at the redemption prices (expressed as percentages of principal amount at maturity) set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period beginning on __________ of the years indicated below:

                                                                                   REDEMPTION
                                                            YEAR                     PRICE
                                                            ----                   ----------
                                            2004.................................
                                                                                   ---------
                                            2005.................................
                                                                                   ---------
                                            2006.................................
                                                                                   ---------
                                            2007 and thereafter..................
                                                                                   ---------

Equity offering optional
redemption....................   Before __________, 2002, we may redeem up to
                                 35% of the aggregate principal amount of the notes with the net proceeds of one or more specified offerings at __% of the principal amount thereof, plus accrued interest, if at least 65% of the aggregate principal amount of the notes originally issued remains outstanding after such redemption. See the section of this prospectus entitled "Description of the
                                 Notes -- Optional redemption."

Change of control.............   Upon specified change of control events, each
                                 holder of notes may require us to repurchase all or a portion of its notes at a purchase price in cash equal to 101% of the principal amount of the notes, plus accrued and unpaid interest. We cannot guarantee that we will have sufficient funds to pay the purchase price for all of the notes that holders might deliver upon a change of control. See the sections of this prospectus entitled "Risk Factors" and "Description of the Notes -- Change of control triggering event" for more information.

Covenants.....................   The indenture governing the notes will contain
                                 covenants that, among other things, will limit our ability and the ability of our restricted subsidiaries to:

                                   - incur additional debt
                                   - pay dividends on, redeem or repurchase our
                                     capital stock
                                   - make investments
                                   - issue or sell capital stock of restricted
                                     subsidiaries
                                   - create certain liens
                                   - sell assets
                                   - enter into sale and leaseback transactions
                                   - make dividend or other payments to us
                                   - in the case of our restricted subsidiaries,
                                     guarantee debt
                                   - engage in transactions with affiliates
                                   - consolidate, merge or transfer all or
                                     substantially all our assets and the assets of our subsidiaries on a consolidated basis

                                 These covenants are subject to important exceptions and qualifications, which are described in the section of this prospectus entitled "Description of the Notes."

Use of proceeds...............   We estimate that the net proceeds from the
                                 notes offering will be approximately $______ million, the net proceeds from the equity offering will be approximately $______ million and the net proceeds from the SBC investment described below will be approximately $500 million. We intend to use these proceeds:

                                   - to construct and light the Williams Network
                                   - to repay portions of our debt
                                   - for working capital and general corporate
                                     purposes

                                 See the section of this prospectus entitled
                                 "Use of Proceeds" for more information.

Risk factors..................   See the section of this prospectus entitled
                                 "Risk Factors" and the other information in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

                           CONCURRENT EQUITY OFFERING

     Concurrent with the notes offering, we are selling shares of our common stock in an initial public offering under a separate prospectus. We estimate that the net proceeds to our company from this initial public offering will be approximately $______ million (or $___ million if the underwriters in the equity offering exercise their over-allotment option in full).

     We will apply to have our common stock listed on the New York Stock Exchange under the symbol "WCG."

                                 SBC INVESTMENT

     On February 8, 1999, SBC entered into a securities purchase agreement with us and Williams to purchase from us at the closing of the equity offering the number of shares of common stock equal to the lesser of (a) $500 million divided by the initial public offering price of our common stock offered in the equity offering less the underwriting discount or (b) 10% of our outstanding common stock immediately following the consummation of the equity offering and the SBC investment.

     The consummation of the SBC investment, the equity offering and the notes offering will occur simultaneously and are each contingent upon each other. SBC's obligation to make this investment in our company is subject to conditions at closing, including that the agreement under which we provide network transport services to SBC is in full effect. For more information about the SBC investment, see the section of this prospectus entitled "Business -- Strategic alliances -- SBC."

                       WILLIAMS' OWNERSHIP OF OUR COMPANY

     Williams is currently the beneficial owner of all of our capital stock. Following the completion of the equity offering and the SBC investment, Williams will continue to be our controlling stockholder and will beneficially own 100% of our outstanding Class B common stock. Williams' shares of Class B common stock will represent approximately ____% of the combined voting power of all classes of our voting stock and approximately ____% of the economic interest in our company. As long as Williams continues to beneficially own shares of capital stock representing more than 50% of the combined voting power of our outstanding capital stock, Williams will be able to exercise a controlling influence over our company. As a result, various conflicts of interest between us and Williams could arise. Williams has advised us that its current intent is to continue to hold all of our Class B common stock that it will beneficially own following the equity offering. For more information about our relationship with Williams, see the section of this prospectus entitled "Relationship Between Our Company and Williams."

                                  RISK FACTORS

     You should consider carefully the risks of an investment in our notes. See the section of this prospectus entitled "Risk Factors" for more information.

                 SUMMARY COMBINED FINANCIAL AND OPERATING DATA

     The following table presents summary combined financial and operating data derived from our combined financial statements. You should read this along with the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," our combined financial statements and related notes and the definition of EBITDA contained in the section of this prospectus entitled "Selected Combined Financial and Operating Data."

     In January 1995, Williams sold the majority of its network business to LDDS for approximately $2.5 billion. The sale included the bulk of Williams' nationwide fiber optic network and the associated consumer, business and carrier customers. Williams retained an approximately 9,700 route-mile single fiber optic strand on the nationwide network, its telecommunications equipment distribution business and Vyvx, a leading provider of multimedia fiber transmission for the broadcast industry. We will refer to the single retained fiber optic strand as the Retained WilTel Network. The Retained WilTel Network, along with Vyvx, Solutions and a number of acquired companies, formed the basis for what is today our company. See Note 2 to our combined financial statements for a description of acquisitions in 1996 through 1998.

     Prior to the offerings, Williams will contribute international communications assets to our company. When we talk about our company and in the presentation of our financial information, we include the international assets which Williams will contribute to us.

     We have prepared the accompanying table to reflect the historical combined financial information of our company as if we had operated as a stand alone business throughout the periods presented. The historical combined financial and operating data do not include the historical results of the operations sold to LDDS. The historical financial information may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as a stand alone entity during the periods covered.

     The summary pro forma combined balance sheet data give effect to the following transactions as if they had occurred on December 31, 1998:

     - the equity offering
     - the SBC investment
     - the notes offering

     Earnings per share is based upon an assumed ____ million shares of capital stock outstanding after the equity offering and the SBC investment.

     The Statement of Operations Data reflects the following items and events that affect comparability with other years:

     - In April 1997, we purchased Nortel's equipment distribution business, which we then combined with our equipment distribution business to create Solutions LLC. This combination effectively doubled the size of our Solutions segment.

     - In October 1997, management and ownership of the Retained WilTel Network were transferred from Applications to Network and intercompany transfer pricing was established prospectively.

     - In January 1998, the non-compete agreement with MCI WorldCom expired and Network entered the communications network business.

     - In the fourth quarter of 1998, we began to recognize revenues from dark fiber sales. Dark fiber revenues for this period were $64.1 million.

     - Other expense in 1997 includes $44.0 million of charges primarily related to the decision to sell our learning content business and the write-down of assets and development expenses associated with other activities in the Applications segment. Other expense in 1998 includes a $23.2 million loss related to exiting a venture in the Applications segment involved in the transmission of business information for news and educational purposes.

                                                                   YEAR ENDED DECEMBER 31,
                                                -------------------------------------------------------------
                                                   1998          1997         1996        1995        1994
                                                -----------   -----------   ---------   ---------   ---------
                                                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA AND RATIOS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Network.....................................  $  194,936    $   43,013    $ 11,063    $     --    $     --
  Solutions...................................   1,367,404     1,189,798     568,072     494,940     396,883
  Applications................................     206,482       215,583     130,876      43,907      18,247
  Strategic investments.......................      (1,435)           --          --          --          --
  Eliminations................................     (50,281)      (22,264)     (6,425)         --          --
                                                ----------    ----------    --------    --------    --------
         Total revenues.......................   1,717,106     1,426,130     703,586     538,847     415,130
Operating expenses:
  Cost of sales...............................   1,294,583     1,043,932     517,222     402,336     316,891
  Selling, general and administrative.........     487,073       323,513     152,484      93,560      78,552
  Provision for doubtful accounts.............      21,591         7,837       2,694       2,932       3,866
  Depreciation and amortization...............      84,381        70,663      32,378      21,050      18,554
  Other.......................................      34,245        45,269         500      (1,240)       (224)
                                                ----------    ----------    --------    --------    --------
         Total operating expenses.............   1,921,873     1,491,214     705,278     518,638     417,639
                                                ----------    ----------    --------    --------    --------
Income (loss) from operations.................  $ (204,767)   $  (65,084)   $ (1,692)   $ 20,209    $ (2,509)
                                                ==========    ==========    ========    ========    ========
Net loss......................................  $ (184,991)   $  (35,843)   $ (3,514)   $ (1,617)   $(12,539)
                                                ==========    ==========    ========    ========    ========
Earnings per share............................  $
Weighted average shares outstanding...........

OTHER FINANCIAL DATA:
EBITDA........................................  $  (80,873)   $   52,005    $ 32,287    $ 41,331    $ 15,802
Capital expenditures..........................     299,481       276,249      66,900      32,412      12,616
Ratio of earnings to fixed charges(1).........          --            --          --        1.43          --

---------------
(1) We calculate the ratio of earnings to fixed charges by dividing pretax income from operations before fixed charges (other than capitalized interest), minority interest in income or loss of consolidated subsidiaries and equity losses by fixed charges. Fixed charges consist of interest charges and amortization of debt expense and discount or premium related to debt, whether expensed or capitalized, and that portion of rental expense representing interest. Earnings were inadequate to cover fixed charges by $204,945,000 in 1998, $25,697,000 in 1997, $1,545,000 in 1996 and $9,829,000
    in 1994.

                                                                 AT DECEMBER 31, 1998
                                                              --------------------------
                                                                ACTUAL       AS ADJUSTED
                                                              -----------    -----------
                                                                (IN THOUSANDS, EXCEPT
                                                                   OPERATING DATA)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $    42,004
Working capital.............................................      330,533
Property, plant and equipment, net..........................      695,725
Total assets................................................    2,333,484
Long-term debt, including long-term debt due within one
  year......................................................      624,420
Total liabilities...........................................    1,330,864
Total stockholders' equity..................................    1,002,620

OPERATING DATA:
Planned route miles.........................................       32,000
  Retained WilTel Network route miles.......................        9,700
  Route miles to be acquired................................        8,200
  Route miles in construction...............................       14,100
Route miles in operation....................................       17,300
Planned retained fiber miles................................      407,000

     Planned route miles are the total route miles that we expect the Williams Network to traverse upon completion. Retained WilTel Network route miles are the route miles traversed by the single fiber optic strand that Williams retained from the sale of its original network to LDDS in 1995. Route miles to be acquired are those route miles that we plan to acquire through purchases or exchanges in completing the Williams Network. Route miles in construction are those route miles (beyond the Retained WilTel Network route miles) that we either have constructed or plan to construct to complete the Williams Network. Planned retained fiber miles are those fiber miles of our completed network that we expect to retain for our use in serving our customers. Fiber miles are calculated by multiplying the route miles traversed over a given segment by the number of fibers contained within that segment.

                                  RISK FACTORS

     You should carefully consider the risks described below before deciding whether to invest in our notes. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us may also impair our business operations.

     If we do not successfully address any of the risks described below, there could be a material adverse effect on our business, financial condition or results of operations. As a result, you may lose all or part of your investment in the notes. We cannot assure you that we will successfully address these risks.

RISKS RELATING TO OUR NETWORK BUSINESS

WE MUST COMPLETE THE WILLIAMS NETWORK EFFICIENTLY AND ON TIME

     Our ability to become a leading, coast-to-coast, facilities-based provider of communications services to other communications providers and our ability to increase revenues will depend in large part upon the successful, timely and cost-effective completion of the Williams Network. We have embarked upon an aggressive plan to build the Williams Network and we cannot guarantee that we will be successful in completing the Williams Network in the time planned. The successful and timely completion of the Williams Network will be affected by a variety of factors, many of which we cannot control, including the following:

     - our ability to acquire sites, rights-of-way and required permits from utilities, railroads, private landowners and governmental authorities on satisfactory terms and conditions
     - our management of costs related to construction of route segments
     - timely performance by contractors
     - technical performance of the fiber and equipment used in the Williams Network
     - our ability to attract and retain qualified personnel
     - our ability to obtain any needed additional financing

WE NEED TO INCREASE THE VOLUME OF TRAFFIC ON THE WILLIAMS NETWORK

     We must substantially increase the current volume of voice, data, Internet and video transmission on the Williams Network in order to realize the anticipated cash flow, operating efficiencies and cost benefits of the Williams Network. Although we believe that we have strong and well-established relationships with our current customers, we must maintain these relationships while also actively seeking additional long-term commitments from other large-volume customers.

     We believe that an important source of increased traffic will be from the introduction by regional Bell operating companies (RBOCs) of landline interexchange services within their historical service areas once they satisfy the applicable requirements under the Telecommunications Act of 1996. Accordingly, delays in the introduction of these services could have an adverse effect on our traffic flow. See the section of this prospectus entitled "Regulation -- General regulatory environment."

NETWORK OPERATES IN A HIGHLY COMPETITIVE INDUSTRY

     Our success depends upon our ability to increase our share of the carrier services market by providing high quality services at prices equal to or below those of our competitors. Many of our competitors have, and some potential competitors are likely to enjoy, substantial competitive advantages, including the following:

     - greater name recognition
     - greater financial, technical, marketing and other resources
     - larger installed bases of customers
     - well-established relationships with current and potential customers
     - more extensive knowledge of the high-volume interexchange services industry

     Consolidation of some of the major service providers and strategic alliances in the communications industry have occurred in response to the passage of the Telecommunications Act. Under the Telecommunications Act, RBOCs may provide landline interexchange services within their historical service areas if they fulfill certain conditions. RBOCs that fulfill these conditions may choose to enter the high-volume interexchange services market and compete with us. In addition, significant new and potentially larger competitors could enter our market as a result of other regulatory changes, technological developments or the establishment of cooperative relationships. Foreign carriers may also compete in the U.S. market. Increased competition could lead to price reductions, fewer large-volume sales, under-utilization of resources, reduced operating margins and loss of market share.

PRICES FOR NETWORK SERVICES MAY DECLINE

     The prices we can charge our customers for transmission capacity on the Williams Network could decline for the following reasons:

     - installation by us and our competitors, some of which are expanding capacity on their existing networks or developing new networks, of fiber and related equipment that provides substantially more transmission capacity than needed
     - recent technological advances that enable substantial increases in, or better usage of, the transmission capacity of both new and existing fiber
     - strategic alliances or similar transactions that increase the parties' purchasing power, such as purchasing alliances among RBOCs for long distance capacity

SERVICE INTERRUPTIONS ON THE WILLIAMS NETWORK COULD EXPOSE US TO LIABILITY OR CAUSE US TO LOSE CUSTOMERS

     Our operations depend on our ability to avoid and mitigate any damages from power losses, excessive sustained or peak user demand, telecommunications failures, network software flaws, transmission cable cuts or natural disasters. Any unanticipated problems on the Williams Network could interrupt service. Additionally, if a carrier or other service provider fails to provide the communications capacity that we have leased in order to provide service to our customers, service to our customers would be interrupted. If service is not restored in a timely manner, agreements with our customers may obligate us to provide credits to them, which would reduce our revenues. Service disruptions could also damage our reputation with customers, causing us to lose existing customers or have difficulty attracting new ones.

     The Williams Network uses a combination of communications equipment, software, operating protocols and proprietary applications for the high-speed transport of large quantities of digital signals among multiple locations. Given the complexity of the Williams Network, digital signals may become lost or distorted. Many of our customers' communications needs will be extremely time sensitive, and delays in signal delivery may cause significant losses to a customer using the Williams Network. The Williams Network may also contain undetected design faults and software "bugs" that, despite our testing, may be discovered only after the Williams Network has been completed and is in use. The failure of any equipment or facility on the Williams Network could result in the interruption of customer service until we make necessary repairs or install replacement equipment.

WE MAY NEED TO EXPAND OR ADAPT THE WILLIAMS NETWORK IN THE FUTURE

     After we complete the Williams Network, we may have to expand or adapt its components to respond to the following:

     - an increasing number of customers
     - demand for greater transmission capacity
     - changes in our customers' service requirements
     - technological advances
     - government regulation

     Any expansion or adaptation of the Williams Network could require substantial additional financial, operational and managerial resources which may not be available to us.

NETWORK HAS A LIMITED OPERATING HISTORY AND HAS GENERATED LOSSES

     We began developing the newer portions of the Williams Network in January 1998. Accordingly, Network has a limited operating history upon which you can base an evaluation of our performance. In connection with developing the Williams Network, we have incurred operating and net losses and working capital deficits and we expect to continue to do so at least until completion of the Williams Network. In 1998, Network experienced an operating loss of $27.7 million. Continued operating losses could limit our ability to obtain the cash needed to develop the Williams Network, to make interest and principal payments on the notes or on our other debt or to fund our other business needs.

WE NEED TO OBTAIN AND MAINTAIN THE NECESSARY RIGHTS-OF-WAY FOR THE WILLIAMS NETWORK

     Although as of March 31, 1999 we had right-of-way agreements covering over 75% of the Williams Network, we must obtain additional rights-of-way, encroachment agreements and other permits to install conduit and related telecommunications equipment from private landowners, utilities, railroads, state highway authorities, local governments and transit authorities. We cannot assure you that we will be able to maintain all of our existing rights and permits or that we will be able to obtain and maintain the additional rights and permits needed to implement our business plan on acceptable terms.

     Landholders who granted rights-of-way to railroad companies in the past have filed class action lawsuits against communications carriers that received rights-of-way from railroad companies in order to develop their fiber optic networks. The landholders claim that these carriers should have obtained rights-of-way directly from the landholders, and not the railroad companies, and that the carriers' rights-of-way are therefore invalid. The rights-of-way challenged in these class action lawsuits are similar to some of the non-pipeline rights-of-way that we use to develop the Williams Network. Some of the carriers which have granted us fiber strands are subject to these suits. Although we are not currently a party to any of these class actions, we may become involved in similar litigation in the future.

RISKS RELATING TO OUR SOLUTIONS BUSINESS

SOLUTIONS HAS EXPERIENCED LOSSES WHICH MAY CONTINUE IN THE FUTURE

     In 1998, Solutions incurred significant losses. We have had difficulties in integrating our equipment distribution business with Nortel's equipment distribution business and in managing the increased complexity of our business. These difficulties have included an inability to operate and manage our business effectively with multiple information systems, insufficient management resources, internal control deficiencies, a high turnover of sales personnel, lost sales, customer dissatisfaction and increased selling, general and administrative costs.

     Solutions is implementing measures to address these problems, including a changeover to company-wide uniform information systems during 1999; however, these new systems have not yet been fully implemented or tested. We expect that our financial results in 1999 will continue to be adversely affected by these difficulties. See the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Overview -- Solutions" for more information.

OUR AGREEMENTS WITH VENDORS ARE VERY IMPORTANT TO US

     We have a series of agreements which authorize us to act as a distributor of communications products for a variety of vendors, most significantly Nortel, as well as Cisco, NEC and others. We cannot assure you that any vendor with which we do business will elect to continue its relationship with us on substantially the same terms and conditions. We believe that an interruption, or substantial modification, of our distribution relationships, particularly with Nortel, could have a material adverse effect on Solutions' business, operating results and financial condition. Periodically, our distribution agreements expire and we must negotiate new agreements if we desire to continue distributing each vendor's products at competitive prices. In addition, under our distribution agreement with Nortel, if we do not purchase a minimum percentage of our total product mix from Nortel, each party has the option to change the ownership structure of Solutions LLC. See the section of this prospectus entitled "Business -- Solutions -- LLC agreement with Nortel" for more information.

SOLUTIONS OPERATES IN A HIGHLY COMPETITIVE INDUSTRY

     We face competition from communications equipment manufacturers and distributors, as well as from network integrators. Many of our competitors have significantly greater financial, technical and marketing resources or greater name recognition than we currently have. We also face competition from lower cost providers and from new entrants to the market. Increased competition could lead to price reductions, fewer sales and client projects, under-utilization of employees, reduced operating margins and loss of market share.

RISKS RELATING TO OUR COMPANY

WE HAVE SUBSTANTIAL DEBT

     Upon completion of the offerings and the SBC investment and after we pay related expenses, we estimate that we will have approximately $__ billion of long-term debt, approximately $__ billion of stockholders' equity and a debt-to-equity ratio of approximately __ to 1. We may also have borrowings under our new revolving credit agreement which will increase the amount of our outstanding debt and our debt-to-equity ratio. We may need to borrow additional funds to meet future cash needs. Our debt agreements contain significant restrictions on additional borrowings.

     Our substantial leverage may have important consequences for us, including the following:

     - our ability to obtain additional financing for acquisitions, working capital, investments and capital or other expenditures could be impaired or financing may not be available on terms favorable to us
     - a substantial portion of our cash flow will be used to make principal and interest payments on our debt, reducing the funds that would otherwise be available to us for our operations and future business opportunities
     - a substantial decrease in our net operating cash flows or an increase in our expenses could make it difficult for us to meet our debt service requirements and force us to modify our operations
     - we may be more highly leveraged than our competitors, which may place us at a competitive disadvantage
     - our high degree of leverage may make us more vulnerable to a downturn in our business or the economy generally

     Our ability to make interest and principal payments on our debt and borrow additional funds on favorable terms depends on the future performance of our business. If we do not have enough cash flow in the future to make interest or principal payments on our debt, we may be required to refinance all or a part of our debt or to raise additional capital. We do not know if refinancing our debt will be possible at that time or if we will be able to find someone who will lend us more money, nor do we know upon what terms we could borrow more money. If we are unable to refinance our debt or to raise additional capital on favorable terms, this may impair our ability to develop the Williams Network and to implement our other business plans.

RESTRICTIONS AND COVENANTS IN OUR DEBT AGREEMENTS LIMIT OUR ABILITY TO CONDUCT OUR BUSINESS

     The indenture for the notes and some of our other debt or financing arrangements contain a number of significant limitations that will restrict our ability to conduct our business and to:

     - borrow additional money
     - pay dividends or other distributions to our stockholders

     - make investments
     - create liens on our assets
     - sell assets
     - enter into transactions with affiliates
     - engage in mergers or consolidations

     These restrictions may limit our ability to obtain future financing, fund needed capital expenditures or withstand a future downturn in our business or the economy.

     If we are unable to comply with these restrictions, there would be a default under the terms of our agreements. Some of our debt agreements also require us and certain of our subsidiaries to maintain specified financial ratios and satisfy financial tests. Our ability to meet these financial ratios and tests may be affected by events beyond our control; as a result, we cannot assure you that we will be able to meet such tests. In the event of a default under these agreements, our lenders could terminate their commitments to lend to us or accelerate the loans and declare all amounts borrowed due and payable. Borrowings under other debt instruments that contain cross-acceleration or cross-default provisions may also be accelerated and become due and payable. If any of these events occur, we cannot assure you that we would be able to make the necessary payments to the lenders or that we would be able to find alternative financing. Even if we could obtain alternative financing, we cannot assure you that it would be on terms that are favorable or acceptable to us.

WE MUST EFFICIENTLY MANAGE THE GROWTH OF OUR BUSINESS

     Part of our business strategy is to achieve rapid growth by expanding the Williams Network, entering into strategic alliances and taking advantage of regulatory and technology changes and other industry developments. To achieve and sustain growth we must, among other things, do the following:

     - successfully complete the build of the Williams Network
     - increase the volume of traffic carried on the Williams Network
     - develop more strategic alliances
     - expand and improve our operational, financial and other information systems
     - expand our marketing efforts
     - attract and retain skilled personnel
     - control expenses

     We cannot guarantee that we will successfully implement and maintain our operational and financial systems or successfully obtain, integrate and utilize the employee, management, operational and financial resources necessary to manage a developing and expanding business in an evolving and increasingly competitive industry.

WE MAY NEED ADDITIONAL FINANCING

     Although we believe we will have sufficient funds upon completion of the offerings to complete the Williams Network, we may need additional capital to complete the build of the Williams Network and meet our long-term business strategies. The actual amount and timing of our future capital requirements may differ materially from our estimates as a result of financial, business and other factors, many of which are beyond our control. Our ability to arrange financing and the costs of financing depend upon many factors, including:

     - general economic and capital markets conditions
     - conditions in the communications market
     - regulatory developments
     - credit availability from banks or other lenders
     - investor confidence in the telecommunications industry and our company
     - the success of the Williams Network
     - provisions of tax and securities laws that are conducive to raising capital

     If we need additional funds, our inability to raise them may have an adverse effect on our operations. If we decide to raise additional funds through the incurrence of additional debt, we may become subject to additional or more restrictive financial covenants and ratios.

WE MUST ATTRACT AND RETAIN QUALIFIED EMPLOYEES

     We believe that our growth and future success will depend in large part on our ability to attract and retain highly skilled and qualified personnel. Some of the problems experienced by Solutions in 1998 were due to high turnover of managerial, technical and sales personnel, as well as insufficient management resources to run our Solutions business. The competition for qualified personnel in the communications industry is intense. Any inability of ours in the future to hire, train and retain a sufficient number of qualified employees could impair our ability to manage and maintain our business and our customers' communications infrastructures.

SBC COULD TERMINATE OUR STRATEGIC ALLIANCE

     Our alliance agreements with SBC are material to us and SBC may terminate these agreements in certain cases, including the following:

     - if SBC does not acquire Ameritech or if regulators impose conditions on the acquisition that SBC refuses to accept
     - if we begin to offer retail long distance voice transport or local exchange services on the Williams Network under some circumstances
     - if the action or failure to act of any regulatory authority materially frustrates or hinders the purpose of any of our agreements with SBC
     - if we materially breach our agreements with SBC causing a material adverse effect on the commercial value of the relationship to SBC
     - if we have a change of control
     - if SBC acquires an entity which owns a nationwide fiber optic network in the U.S. and determines not to sell us long distance transport assets

     In the event of termination due to our actions, we could be required to pay SBC's transition costs of up to $200 million. Similarly, in the event of termination due to SBC's actions, SBC could be required to pay our transition costs of up to $200 million, even though our costs may be higher. See the section of the prospectus entitled "Business -- Strategic alliances -- SBC" for a discussion of the proposed merger of SBC and Ameritech.

COMMUNICATIONS TECHNOLOGY CHANGES VERY RAPIDLY

     We expect that new products and technologies will emerge and that existing products and technologies, including voice over Internet protocol and frame relay, will further develop. We cannot predict the effect of these technological changes on our business. These new products and technologies may reduce the prices for our services or they may be superior to, and render obsolete, the products and services we offer and the technologies we use. As a result, our most significant competitors in the future may be new entrants to our markets which would not be burdened by an installed base of older equipment. It may be very expensive for us to upgrade our products and technology in order to continue to compete effectively. Our future success depends, in part, on our ability to anticipate and adapt in a timely manner to technological changes, including wider acceptance and usage of voice over Internet protocol.

WE MAY INCUR LOSSES IN PURSUING ACQUISITIONS AND DIVESTITURES

     We may acquire other companies or ownership stakes in other companies which we believe will contribute to our growth. The success of any acquisition will depend on our ability to value accurately and to integrate effectively the businesses or other investments we acquire.

     We may also determine to dispose of companies or other investments which we presently own because they no longer contribute to our business. Our ability to make divestitures on attractive terms may depend on circumstances beyond our control, including market conditions prevailing at the time.

OUR SYSTEMS MAY NOT BE YEAR 2000 COMPLIANT

     We, and the companies with which we do business, must upgrade our computer systems and software products to accept four-digit entries that distinguish the year 2000 from the year 1900. Although we are making all reasonable efforts to ensure that our business, business partners and customers are not interrupted or adversely affected due to the century change, due to the limited availability and cost of trained personnel, the difficulty in locating all relevant computer code and our reliance on third-party suppliers and vendors, serious systems failures may occur. These systems failures may result in litigation with our vendors, suppliers or customers, particularly for Solutions, given the nature of its extensive product offerings, its maintenance obligations and broad customer base.

     We cannot assure you that we will achieve full year 2000 compliance before the end of 1999 or that we will develop and implement effective contingency plans for all possible scenarios. We have identified two areas that would most likely result in significant problems for our business. First, the system replacements scheduled for completion during 1999 may be delayed. Second, we may not be able to remedy a material systems failure. Either of these could lead to lost revenues, increased operating costs, loss of customers or other business interruptions of a material nature, and potential litigation claims including mismanagement, misrepresentation or breach of contract. See the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 readiness disclosure" for more information.

WE MUST HAVE SOPHISTICATED INFORMATION AND BILLING SYSTEMS

     Sophisticated information and billing systems are vital to our growth and ability to monitor costs, bill customers, fulfill customer orders and achieve operating efficiencies. As our business continues to expand, the need for sophisticated information and billing systems will increase significantly.

     Our plans for developing and implementing our information and billing systems rely primarily on the delivery of products and services by third party vendors. We may not be able to develop new business, identify revenues and expenses, service customers, collect revenues or develop and maintain an adequate work force if any of the following occur:

     - vendors fail to deliver proposed products and services in a timely and effective manner or at acceptable costs
     - we fail to adequately identify all of our information and processing needs
     - our related processing or information systems fail
     - we fail to upgrade systems when necessary
     - we fail to integrate our systems with those of our major customers

OUR BUSINESS IS SUBJECT TO REGULATION

     The communications business is subject to federal, state, local and foreign regulation. Regulation of the telecommunications industry is changing rapidly, with ongoing effects on our opportunities, competition and other aspects of our business. The regulatory environment varies substantially from state to state. Generally, we must obtain and maintain certificates of authority from regulatory bodies in most states where we offer intrastate services or in order to use eminent domain powers to obtain rights-of-way. We also must obtain prior regulatory approval of tariffs for our intrastate services in most of these jurisdictions. In addition, some of our alliance partners are subject to extensive regulation, which could adversely affect the expected benefits of our arrangements with them. We cannot assure you that future regulatory, judicial or legislative activities will not have a material adverse effect on us.

     Our operations are also subject to a variety of federal, state, local and foreign environmental, safety and health laws and governmental regulations. Although we monitor compliance with such laws and regulations, we cannot assure you that we have been or will be in complete compliance with these laws and regulations or that we will not be exposed to claims or actions that could have a material adverse effect on our company.

     In addition, although we are not aware of any liabilities relating to contamination at the numerous sites owned or leased by us in connection with our operations, we cannot assure you that we will not be liable for any contamination at these sites or that any liabilities in connection with any such contamination will not have a material adverse effect on our company.

DEVELOPMENT OF THE "WILLIAMS COMMUNICATIONS" BRAND IS IMPORTANT TO OUR SUCCESS

     We believe that brand recognition is very important in the communications industry. To be successful, we must establish and strengthen the brand awareness of "Williams Communications." If our brand awareness does not increase or is weakened, it could decrease the attractiveness of our company's product and service offerings to potential customers, which could result in decreased revenues. In addition, we have licensed the use of the Williams trademark from Williams for so long as Williams owns at least 50% of the voting power of our outstanding capital stock. The loss of this license would require us to establish a new brand and build new brand recognition.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS AND INVESTMENTS

     We have operations based in Canada, Australia and Mexico and investments in companies with operations in Brazil and Chile. We are exposed to risks inherent in international operations, including the following:

     - general economic, social and political conditions
     - the difficulty of enforcing agreements and collecting receivables through certain foreign legal systems
     - tax rates in some foreign countries may exceed those in the United States and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions
     - required compliance with a variety of foreign laws and regulations
     - changes in United States laws and regulations relating to foreign trade and investment

CURRENCY EXCHANGE RATE FLUCTUATIONS COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS

     Fluctuations in foreign currency exchange rates may affect our results of operations and the value of our foreign assets, which in turn may adversely affect reported earnings and the comparability of period-to-period results of operations. Changes in currency exchange rates may affect the relative prices at which we and foreign competitors sell products in the same market. In addition, changes in the value of the relevant currencies may affect the cost of items required in our operations.

WE MAY BE SUBJECT TO A WORK STOPPAGE OR SLOWDOWN

     We currently have collective bargaining agreements in place with several local chapters of the International Brotherhood of Electrical Workers and the Communications Workers of America, most of which expire in 2001. These agreements cover approximately 47% of Solutions' 2,400 technicians. While a spirit of customer-focused cooperation currently exists between us and our unionized workforce, we cannot guarantee that relations will remain positive or that we would be able or willing to avoid a work stoppage or work slowdown in the future. In the event of a strike or slowdown, we cannot be sure that we would be able to adequately meet the needs of our customers or attain our performance and construction objectives.

RISKS RELATING TO OUR RELATIONSHIP WITH WILLIAMS

WILLIAMS HAS SIGNIFICANT CONTROL OVER OUR COMPANY

     After completion of the equity offering and the SBC investment, Williams will hold 100% of our Class B common stock and will therefore own approximately ____% of the voting power of our company, or approximately ____% of the voting power if the underwriters in the equity offering exercise their over-allotment option in full.

     As long as Williams continues to beneficially own shares of capital stock representing more than 50% of the combined voting power of our outstanding capital stock, Williams will be able to exercise a controlling influence over our company, including:

     - composition of our board of directors and, through it, the direction and policies of our company, including the appointment and removal of officers
     - mergers or other business combinations involving our company
     - acquisition or disposition of assets by our company
     - future issuances of common stock or other securities of our company
     - incurrence of debt by our company
     - amendments, waivers and modifications to the agreements between us and Williams being entered into in connection with the offerings
     - payment of dividends on our common stock
     - treatment of items in our tax returns that are consolidated or combined with Williams' tax returns

CONFLICTS OF INTEREST MAY ARISE BETWEEN US AND WILLIAMS

     Conflicts of interest could arise relating to the nature, quality and pricing of services or products provided by us to Williams or by Williams to us, any payment of dividends by us to Williams, any prepayment of the borrowings by us from Williams and general issues relating to maintaining or increasing our profitability. In addition, one of our directors is both a senior officer and director, and six of our directors are also senior officers, of Williams. Some of these individuals and a number of our executive officers own substantial amounts of Williams stock and options for shares of Williams stock. Although we believe that these directors and officers will be able to fulfill their fiduciary duties to our stockholders despite their positions with Williams and their ownership of Williams stock, there could be potential conflicts of interest when these directors and officers are faced with decisions that could have different implications for our company and Williams.

     We have agreed not to compete with Williams in the energy industry for five years and Williams has agreed not to compete with us for five years in any area of the telecommunications industry in which we currently have operations, subject to some exceptions. During this five-year period, Williams will be able to take advantage of a competitive corporate opportunity if we first decline to act on the opportunity. After this period, Williams will have no obligation to refrain from acting on corporate opportunities and may act on corporate opportunities without liability to us or our stockholders, even if these opportunities would seem to be natural extensions of our business or activities. See the section of the prospectus entitled "Relationship Between Our Company and Williams" for more information.

     Our directors who are also directors or executive officers of Williams will have obligations to both companies and may have conflicts of interest with respect to matters potentially or actually involving or affecting us, such as acquisitions, financings and other corporate opportunities that may be suitable for both us and Williams. Our restated certificate of incorporation contains provisions designed to facilitate resolution of these potential conflicts which we believe will assist the directors of our company in fulfilling their fiduciary duties to our stockholders. These provisions do not, however, change the fiduciary duty of loyalty of our directors. Although these provisions are designed to resolve conflicts between us and Williams fairly, we cannot assure you that this will occur.

WE RELY ON WILLIAMS FOR ADMINISTRATIVE SERVICES

     We have never operated as a stand alone company. While Williams is contractually obligated to provide us with certain administrative services, we cannot assure you that these services will be sustained at the same level as when we were wholly owned by Williams or that we will obtain the same benefits. We will also lease and sub-lease office and manufacturing facilities from Williams. We cannot assure you that, after the expiration of these various arrangements, we will be able to replace the administrative services or enter into appropriate leases in a timely manner or on terms and conditions, including cost, as favorable as those we will receive from Williams.

     These agreements were made in the context of a parent-subsidiary relationship. The prices charged to us under these agreements may be higher or lower than the prices that may be charged by unaffiliated third parties for similar services. For more information about these arrangements, see the section of this prospectus entitled "Relationship Between Our Company and Williams."

RISKS RELATING TO OUR NOTES

THE NOTES WILL BE SUBORDINATED TO OTHER DEBT

  Company structure

     We are a holding company with limited direct operations and few assets other than the stock of our subsidiaries. As a holding company, we are dependent on the cash flows of our subsidiaries to meet our obligations, including the payment of principal of and interest on the notes. Our subsidiaries are separate legal entities that will have no obligation to pay any amounts due under the notes or to make any funds available for payment of amounts due under the notes, whether by dividends, loans or other payments, unless they are required to become guarantors of the notes. Initially, none of our subsidiaries will guarantee the payment of the notes, but they may later be required to do so by the terms of the covenants in the indenture for the notes. The notes will therefore be effectively subordinated to the claims of the creditors of our subsidiaries (including Williams and trade creditors and holders of debt of our subsidiaries). See the sections of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and capital resources," "Business" and "Description of the Notes" for more information.

  Senior debt

     Your right to receive payment of principal of, premium, if any, interest on and any other amounts owing in respect of the notes will rank equal to all of our existing and future senior debt. At December 31, 1998, after giving pro forma effect to the offerings, the SBC investment, the financings described in this prospectus and the application of the net proceeds from the offerings and the SBC investment, we would have had no debt outstanding ranking equally with or senior to the notes. The terms of the indenture will permit us and our subsidiaries to incur additional debt.

  Secured debt

     The notes will effectively rank junior to all our secured debt to the extent of the value of the assets securing our secured debt. The terms of the indenture for the notes permit us to, and our other debt agreements will permit us and our subsidiaries to, incur secured debt.

  Subsidiary liabilities

     The notes will effectively rank junior to all existing and future liabilities of our subsidiaries, including trade payables. At December 31, 1998, after giving pro forma effect to the offerings, the SBC investment, the financings described in this prospectus and the application of the net proceeds from the offerings and the SBC investment, our subsidiaries had approximately $____ million of outstanding liabilities, including $____ million of debt owed to Williams and $____ million of debt under our permanent credit facility. The terms of the indenture for the notes will permit our subsidiaries to incur substantial amounts of debt.

WE MAY BE UNABLE TO REPURCHASE THE NOTES IF A CHANGE OF CONTROL OCCURS

     If a change of control of our company and a rating decline (as both terms are defined in the indenture for the notes) occur, unless we have given a notice of redemption, each holder of notes will have the right to require us to repurchase all or any part of that holder's notes at a purchase price in cash equal to 101% of the principal amount, plus accrued and unpaid interest, if any. However, our ability to repurchase notes may be limited by the terms of then-existing contractual obligations of our company and of our subsidiaries. If this is the case, then in order to repurchase notes upon a change of control, we would have to repay all of our obligations under these agreements or would have to obtain the consent of holders of this debt. We cannot assure you that we will have adequate financial resources to repurchase the notes in the event of a change of control, particularly if we have to refinance other indebtedness. If we are unable to repurchase the notes upon a change of control, our failure to purchase tendered notes would constitute an event of default under the indenture.

THERE IS CURRENTLY NO PUBLIC MARKET FOR THE NOTES

     There is currently no trading market for the notes and we cannot guarantee that a market for the notes will develop in the future. In addition, we cannot guarantee the price at which holders might sell their notes. If a trading market were to develop, the notes could trade at prices that may be higher or lower than the initial offering price of the notes. We do not intend to apply for listing or quotation of the notes on any securities exchange or inter-dealer quotation system. Prevailing market prices from time to time will depend on many factors, including then-existing interest rates, our operating results and cash flow and the market for similar securities.

     The underwriters have advised us that they currently intend to make a market in the notes after the consummation of the notes offering. However, the underwriters are not obligated to do so and they may discontinue any market-making with respect to the notes at any time without notice. Accordingly, even if a trading market for the notes does develop, we cannot make any assurances as to the liquidity of that market. See the section of this prospectus entitled "Underwriting" for more information.

     In addition, the liquidity of and trading market for the notes may be adversely affected by declines in the market for high-yield securities generally. Such a decline may adversely affect liquidity and trading markets independent of our financial performance and prospects.

              THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements are principally contained in the sections "Prospectus Summary," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include but are not limited to:

     - our expectations and estimates as to completion dates, construction costs and subsequent maintenance and growth of the Williams Network
     - our ability to implement successfully our operating strategy and attract sufficient capacity volumes on the Williams Network
     - future financial performance, including growth in net sales and earnings
     - our continuing relationship with Williams
     - our plan to address the Year 2000 issue, the costs associated with Year 2000 compliance and the results of Year 2000 non-compliance by us or one or more of our customers, suppliers or other strategic business partners

     In addition to factors that may be described in our filings with the Securities and Exchange Commission and this prospectus, the following factors, among others, could cause our actual results to differ materially from those expressed in any forward-looking statements we make:

     - the effects of and changes in political and/or economic conditions, including inflation, interest rates and monetary conditions, and in communications, trade, monetary, fiscal and tax policies in international markets, including Mexico, Canada, Brazil, Australia and Chile
     - changes in external competitive market factors or in our internal budgeting process which might affect trends in our results of operations
     - intense competition from other communications companies
     - rapid, unpredictable and dramatic changes in the technological, regulatory or business environment applicable to us or the communications industry generally
     - changes in the prices of equipment, supplies, rights-of-way or construction expenses necessary to complete the Williams Network

     You should carefully review our combined financial statements and related notes included in this prospectus as well as the risk factors described in this prospectus before deciding to invest in our notes.

     We urge you to consider that statements which use the terms "believe," "do not believe," "expect," "plan," "intend," "estimate," "anticipate" and similar expressions, as they relate to our management, are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties.

                                USE OF PROCEEDS

     We estimate that the net proceeds we will receive from the notes offering will be approximately $________ million. We estimate that the net proceeds we will receive from the equity offering will be approximately $________ million (approximately $________ if the underwriters in the equity offering exercise their over-allotment option in full) based on an assumed initial public offering price of our common stock of $________per share (the mid-point of the range stated on the cover page of the prospectus for the equity offering). In addition, we estimate we will receive approximately $500 million in net proceeds from the SBC investment.

     We intend to use the net proceeds from the offerings and the SBC investment to develop and light the Williams Network, to fund operating losses, to repay portions of our debt and for working capital and general corporate purposes.

     Prior to completion of the offerings, we anticipate that we will have approximately $__ billion in borrowings outstanding under our new __ -year revolving credit facility for up to $2.0 billion that we are in the process of arranging. We will refer to this facility as the permanent credit facility. We will repay a substantial portion of the outstanding borrowings under the permanent credit facility at the time of completion of the offerings from the net proceeds of the offerings. Borrowings under the permanent credit facility may be guaranteed by Williams until completion of the offerings and, so long as guaranteed, will bear interest at an annual rate of LIBOR plus 75 basis points. For a description of the expected terms of the permanent credit facility as it will be in effect at the time of completion of the offerings, see the section of the prospectus entitled "Description of Other Indebtedness and Other Financing Arrangements."

     A substantial portion of the borrowings under the permanent credit facility will be incurred to refinance borrowings under other credit facilities. The borrowings under the other credit facilities were incurred to develop and light the Williams Network and for working capital and general corporate purposes.

                                 CAPITALIZATION

     The following table sets forth our capitalization at December 31, 1998 on an actual basis and as adjusted to give effect to the SBC investment and the equity offering (in each case based on an assumed initial public offering price of our common stock of $____ per share) and the notes offering, after deducting underwriting discounts and commissions and estimated expenses, and after application of the net proceeds from the offerings and the SBC investment to repay debt. The table assumes that the underwriters in the equity offering do not exercise their over-allotment option and that additional shares of our common stock are issued pursuant to deferred or restricted share awards or option grants as described in the section of this prospectus entitled "Management -- New stock-based and incentive plans of our company -- Treatment of specified Williams stock awards." We will refer to this assumed issuance of additional shares as the employee equity rollover.

                                                                  DECEMBER 31, 1998
                                                              -------------------------
                                                                ACTUAL      AS ADJUSTED
                                                              ----------    -----------
                                                                (IN THOUSANDS, EXCEPT
                                                                     SHARE DATA)
Cash and cash equivalents...................................  $   42,004
                                                              ==========
Long-term debt due within one year..........................  $      690
                                                              ==========
Long-term debt:
  Due to affiliates.........................................  $  620,710
  __% senior notes due 2009.................................          --
  Other.....................................................       3,020
                                                              ----------
     Total long-term debt...................................     623,730
Stockholders' equity:
  Common stock, $0.01 par value per share:
     ________ and ________ shares authorized; ________ and
      ________ shares issued and outstanding................           1
  Class B common stock, $0.01 par value per share:
     ________ and ________ shares authorized; ________ and
      ________ shares issued and outstanding................          --
  Preferred stock, $0.01 par value per share:
     ________ shares authorized; no shares issued or
      outstanding...........................................          --
  Capital in excess of par value............................   1,299,871
  Accumulated deficit.......................................    (321,958)
  Accumulated other comprehensive income....................      24,706
                                                              ----------
       Total stockholders' equity...........................   1,002,620
                                                              ----------
          Total capitalization..............................  $1,626,350
                                                              ==========

                 SELECTED COMBINED FINANCIAL AND OPERATING DATA

     In the table below, we provide you with historical selected combined financial and operating data derived from our combined financial statements. We have prepared the financial information using our combined financial statements for the five years ended December 31, 1998. Our combined balance sheets as of December 31, 1998 and 1997 and the related combined statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors, whose report is based in part on the reports of Arthur Andersen S/C, independent public accountants. When you read these historical selected combined financial and operating data, it is important that you also read the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined financial statements and related notes included in this prospectus.

     In January 1995, Williams sold the majority of its network business to LDDS for approximately $2.5 billion. The sale included the bulk of Williams' nationwide fiber optic network and the associated consumer, business and carrier customers. Williams continued to own the Retained WilTel Network, its telecommunications equipment distribution business and Vyvx, a leading provider of multimedia fiber transmission for the broadcast industry. The Retained WilTel Network, along with Vyvx, Solutions and a number of acquired companies, formed the basis for what is today our company. See Note 2 to our combined financial statements for a description of acquisitions in 1996 through 1998.

     Prior to the offerings, Williams will contribute international communications assets to our company. When we talk about our company and in the presentation of our financial information, we include the international assets which Williams will contribute to us.

     We have prepared the accompanying table to reflect the historical combined financial information of our company as if we had operated as a stand alone business throughout the periods presented. The historical combined financial and operating data do not include the historical results of the operations sold to LDDS. The historical financial information may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as a separate, stand alone entity during the periods covered.

     Earnings per share is based upon an assumed ____________ million shares of capital stock outstanding after the equity offering and the SBC investment.

     EBITDA stands for earnings before interest, taxes, depreciation and amortization. We define and calculate EBITDA as income or loss from operations excluding equity earnings or losses, non-recurring or unusual charges included in operating results, and depreciation and amortization. Accordingly, EBITDA is calculated excluding non-operating income and expense items including interest expense, investing income, minority interest in income or loss of consolidated subsidiaries, gains on sales of subsidiaries or assets, other non-operating income or expense and provisions or benefits for income taxes. EBITDA is used by management and certain investors as an indicator of a company's historical ability to service debt. Management believes that an increase in EBITDA is an indicator of our improved ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. However, EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to either operating income (as determined by generally accepted accounting principles) as an indicator of operating performance or cash flows from operating, investing and financing activities (as determined by generally accepted accounting principles) and is thus susceptible to varying calculations. EBITDA as presented may not be comparable to other similarly titled measures of other companies.

     The Statement of Operations Data reflects the following items and events that affect comparability with other years as follows:

     - In 1996, we recognized a gain of $15.7 million from the sale of communications frequency rights for approximately $38.0 million.

     - In April 1997, we purchased Nortel's equipment distribution business, which we then combined with our equipment distribution business to create Solutions LLC. This combination effectively doubled the size of our Solutions segment. We recorded the 30% ownership reduction in our operations contributed to Solutions LLC as a sale to Nortel and recognized a gain of $44.5 million based on the excess of the fair value over the net book value. In 1997, we began to recognize a minority interest in income (loss) of subsidiaries.

     - In October 1997, management and ownership of the Retained WilTel Network were transferred from Applications to Network and intercompany transfer pricing was established prospectively. In addition, consulting, outsourcing and the management of Williams' internal telephone operations, activities previously performed within Applications, were transferred to Network. For comparative purposes, the 1996 and 1997 consulting, outsourcing and internal telephone management activities previously performed in Applications that were transferred to Network have been reflected in Network's segment results. See Note 3 to our combined financial statements for more information regarding segment disclosures.

     - In the fourth quarter of 1998, we began to recognize revenues from dark fiber sales. Dark fiber revenues for this period were $64.1 million.

     - Other expense in 1997 includes $44.0 million of charges primarily related to the decision to sell our learning content business and the write-down of assets and development expenses associated with other activities in the Applications segment. Other expense in 1998 includes a $23.2 million loss related to exiting a venture in the Applications segment involved in the transmission of business information for news and educational purposes.

     - Williams has historically been the primary funding source for our activities. In 1997, most of our funding was through direct capital contributions. Prior to 1997 and in 1998, funding included interest-bearing related party borrowings. In 1997 and 1998, we began the process of capitalizing interest associated with the construction of assets.

     - Under our tax sharing arrangement with Williams, after the equity offering we will generally receive the benefit of net operating losses only while we remain part of Williams' consolidated tax group and only to the extent we would be able to utilize them if we filed separate income tax returns. If we had filed separate federal income tax returns for all periods presented, the provision (benefit) for income taxes would generally be unchanged except for 1998, for which the deferred federal income tax benefit would have been increased by approximately $5.6 million. This amount reflects the benefit of a net deferred tax asset for federal net operating loss carryforwards to the extent of the existing net deferred tax liability that would have been reflected by us on a separate filing basis.

                                                         YEAR ENDED DECEMBER 31,
                                      --------------------------------------------------------------
                                         1998           1997         1996         1995        1994
                                      -----------    ----------    ---------    --------    --------
                                        (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA AND RATIOS)
STATEMENT OF OPERATIONS:
Revenues:
  Network...........................  $   194,936    $   43,013    $  11,063    $     --    $     --
  Solutions.........................    1,367,404     1,189,798      568,072     494,940     396,883
  Applications......................      206,482       215,583      130,876      43,907      18,247
  Strategic investments.............       (1,435)           --           --          --          --
  Eliminations......................      (50,281)      (22,264)      (6,425)         --          --
                                      -----------    ----------    ---------    --------    --------
          Total revenues............    1,717,106     1,426,130      703,586     538,847     415,130
Operating expenses:
  Cost of sales.....................    1,294,583     1,043,932      517,222     402,336     316,891
  Selling, general and
     administrative.................      487,073       323,513      152,484      93,560      78,552
  Provision for doubtful accounts...       21,591         7,837        2,694       2,932       3,866
  Depreciation and amortization.....       84,381        70,663       32,378      21,050      18,554
  Other.............................       34,245        45,269          500      (1,240)       (224)
                                      -----------    ----------    ---------    --------    --------
          Total operating
            expenses................    1,921,873     1,491,214      705,278     518,638     417,639
                                      -----------    ----------    ---------    --------    --------
Income (loss) from operations.......     (204,767)      (65,084)      (1,692)     20,209      (2,509)
Interest accrued....................      (18,650)       (8,714)     (17,367)    (13,999)     (7,405)
Interest capitalized................       15,575         7,781           --          --          --
Investing income....................        1,931           670          296         405          41
Minority interest in (income) loss
  of subsidiaries...................       15,645       (13,506)          --          --          --
Gain on sale of interest in
  subsidiary........................           --        44,540           --          --          --
Gain on sale of assets..............           --            --       15,725          --          --
Other income (loss), net............          178           508         (108)        148          44
                                      -----------    ----------    ---------    --------    --------
Income (loss) before income taxes...     (190,088)      (33,805)      (3,146)      6,763      (9,829)
(Provision) benefit for income
  taxes.............................        5,097        (2,038)        (368)     (8,380)     (2,710)
                                      -----------    ----------    ---------    --------    --------
Net loss............................  $  (184,991)   $  (35,843)   $  (3,514)   $ (1,617)   $(12,539)
                                      ===========    ==========    =========    ========    ========
Earnings per share..................  $
Weighted average shares
  outstanding.......................
OTHER FINANCIAL DATA:
EBITDA..............................  $   (80,873)   $   52,005    $  32,287    $ 41,331    $ 15,802
Ratio of earnings to fixed
  charges(1)........................           --            --           --        1.43          --
Net cash provided by (used in)
  operating activities..............  $  (363,833)   $  147,858    $  (1,775)   $ 34,144    $ 41,389
Net cash provided by financing
  activities........................      890,623       225,953      226,009      47,022      27,764
Net cash used in investing
  activities........................     (496,076)     (363,494)    (224,186)    (81,189)    (58,844)
Capital expenditures................      299,481       276,249       66,900      32,412      12,616
BALANCE SHEET DATA:
Working capital.....................  $   330,533    $  150,965    $ 145,865    $ 80,989    $ 64,110
Property, plant and equipment,
  net...............................      695,725       407,652      174,091      98,128      70,415
Total assets........................    2,333,484     1,506,034      721,687     413,630     342,707
Long-term debt, including long-term
  debt due within one year..........      624,420       126,941        2,702     189,031     164,067
Total liabilities...................    1,330,864       643,332      194,434     319,409     340,831
Total stockholders' equity..........    1,002,620       862,702      527,253      94,221       1,876

---------------

(1) We calculate the ratio of earnings to fixed charges by dividing pretax income from operations before fixed charges (other than capitalized interest), minority interest in income or loss of consolidated subsidiaries and equity losses by fixed charges. Fixed charges consist of interest charges and amortization of debt expense and discount or premium related to debt, whether expensed or capitalized, and that portion of rental expense representing interest. Earnings were inadequate to cover fixed charges by $204,945,000 in 1998, $25,697,000 in 1997, $1,545,000 in 1996 and $9,829,000
    in 1994.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in forward-looking statements as a result of various factors, including those set forth in the section of this prospectus entitled "Risk Factors." You should read the following discussion and analysis in conjunction with our combined financial statements and related notes included in this prospectus. You can find additional information concerning our businesses and strategic investments and alliances in the section of this prospectus entitled "Business."

OVERVIEW

     We own, operate and are extending a nationwide fiber optic network and provide a comprehensive array of communications products and services for organizations of all sizes. Our two primary business units are Network and Solutions. Through our Applications business unit, we own and operate businesses which create demand for capacity on the Williams Network, create demand for Solutions' services and develop our expertise in advanced transmission applications. We have a number of strategic investments in domestic and foreign businesses that drive bandwidth usage on the Williams Network, increase our service capabilities, strengthen our customer relationships or extend our reach. We also enter into strategic alliances with communications companies to secure long-term, high-capacity commitments for traffic on the Williams Network and to enhance our service offerings.

     In January 1995, Williams sold the majority of its network business to LDDS for approximately $2.5 billion. The sale included the bulk of Williams' nationwide fiber optic network and the associated consumer, business and carrier customers. Williams continued to own the Retained WilTel Network, its telecommunications equipment distribution business and Vyvx. The Retained WilTel Network, along with Vyvx, Solutions and a number of acquired companies, formed the basis for what is today our company. See Note 2 to our combined financial statements for a description of acquisitions in 1996 through 1998.

     Prior to the offerings, Williams will contribute international communications assets to our company. When we talk about our company and in the presentation of our financial information, we include the international assets which Williams will contribute to us.

     In October 1997, management and ownership of the Retained WilTel Network were transferred from Applications to Network and intercompany transfer pricing was established prospectively. In addition, consulting, outsourcing and the management of Williams' internal telephone operations, activities previously performed within Applications, were transferred to Network. For comparative purposes, the 1996 and 1997 consulting, outsourcing and internal telephone management activities previously performed in Applications that were transferred to Network have been reflected in Network's segment results. See Note 3 to our combined financial statements for more information regarding segment disclosure.

     Our combined financial statements and this section have been prepared to reflect the historical combined financial information of our company as if we had operated as a stand alone business throughout the periods presented. Our combined financial statements and this section do not include the historical results of the operations sold to LDDS.

NETWORK

     Our Network business consists of network services and dark fiber sales. Network services include:

     - packet-based data services
     - private line services
     - voice services
     - local services
     - dim fiber leases
     - network design and operational support

     These services are provided under capacity service arrangements. Capacity service arrangements typically have terms ranging from months to many years. Pricing is generally based on the amount of capacity provided, minutes of use, distance of communication, jurisdiction regulating the service and other factors, and is often based on a form of agreement which requires minimum payments regardless of the amount of service used. These agreements are known as take-or-pay commitments. Customers are typically billed for capacity services on a monthly basis and the agreements generally have payment terms of 30 days. Network's revenues also include intercompany and affiliate revenues for our management of Williams' internal telephone operations and our management of the Retained WilTel Network. We also intend to engage in transactions that allow a customer exclusive long-term use of a portion of the transmission capacity of a fiber optic strand, rather than the entire fiber strand. These transactions are called dim fiber leases.

     Beginning in 1998, our revenues also included dark fiber sales. A dark fiber sale conveys rights to use fiber optic strands on the Williams Network with the purchaser providing its own optical equipment to transmit light signals over fiber optic strands. An agreement for a dark fiber sale typically has a term which approximates the economic life of a fiber optic strand (20-30 years). Usually, the customer pays for the dark fiber with a down payment due upon execution of the agreement and the balance due upon delivery to and acceptance by the customer of the fiber. Revenue is generally recorded at the time of delivery and acceptance of the fiber. The customer also pays for the use of equipment space in sites along the route of the fiber optic cable and for Network's maintenance of the cable.

     Network's cost of sales for capacity service arrangements include off-net capacity costs, which are costs of network capacity attributable to using other carrier networks, local access costs, which are the costs of connecting the Williams Network to customer locations via local access facilities, and operations and maintenance personnel costs. Construction costs associated with the sale of dark fiber primarily include cable installation, construction of buildings to house equipment, acquisition of rights-of-way and real estate purchase costs determined on an average cost basis for the applicable portion of the network route sold.

SOLUTIONS

     Solutions' revenues primarily consist of sales and installation of voice and data communications equipment and the service and maintenance of this equipment. Revenues from voice equipment are derived from private branch exchange (PBX) systems and key system sales and the applications and upgrades associated with these sales, such as call centers and voice messaging. Revenues from data equipment consist mainly of the sale of routers, switches, hubs and other equipment that comprise corporate networks.

     We expect the provision of professional services will generate an increasing portion of Solutions' revenue growth. Professional services include enterprise data network design and maintenance, call center design and installation and Internet network design and implementation. Professional services are typically higher margin services due to the increased complexity and expertise required. These services are billed in one of three ways:

     - as part of an equipment or network package
     - separately as a contract
     - separately on an hourly basis

     Solutions' cost of sales consists primarily of cost of goods, labor costs for design and installation and operations and maintenance personnel costs.

     Issues relating to Solutions' business performance. Solutions' sales and operating losses were $1.37 billion and $59.0 million in 1998 compared to sales and operating income of $1.19 billion and $37.1 million in 1997. In April 1997, we purchased Nortel's equipment distribution business, which we then combined with our equipment distribution business to create Solutions LLC. On a pro forma basis assuming the two businesses had been combined for the entire year, sales and operating income would have been $1.44 billion and $45.6 million in 1997. We have experienced difficulties in integrating our equipment distribution business with Nortel's equipment distribution business and in managing the increased complexity of our business. These difficulties include:

     - inability to operate and manage our business effectively with the multiple non-integrated management information systems which we have as a result of the combination with Nortel as well as acquisition activity by both us and Nortel prior to our business combination
     - insufficient resources at management levels to manage the operations and finances of the combined business
     - management turnover
     - sales force turnover, including the loss of approximately 200 sales representatives, or approximately 25% of our total of approximately 850 sales representatives, in the first quarter of 1998
     - inability to accurately track customers' orders, billings and collections
     - lack of brand recognition due to the change from the "WilTel" and "Nortel" names
     - lower customer satisfaction due to service and delivery disruptions and billing errors
     - inability to manage employee productivity and achieve operational efficiencies
     - inability to accurately track selling, general and administrative expenses
     - inability to accurately calculate sales compensation in a timely manner
     - increased selling, general and administrative costs

     Solutions' operating results in 1998 were also negatively affected by the expansion of our professional services business, which led to increased administrative costs for 1998 without the corresponding revenue benefit we would expect from this expenditure going forward.

     We are taking the following initiatives to address these issues:

     - implementing standard operating and financial management information systems throughout our organization, a process which will continue throughout 1999
     - continuing to rebuild our sales force by adding approximately 200 sales representatives in 1998, correcting sales compensation issues and implementing sales training and development programs
     - adding additional resources to address internal control issues
     - realignment of our administrative and operating functions in the fourth quarter of 1998, eliminating approximately $19 million of annualized overhead costs
     - hiring an external marketing consulting company and investing in an advertising campaign, both of which will assist us in establishing brand awareness and improving sales productivity

     These and other initiatives began in the second quarter of 1998 and are continuing throughout 1999. However, we expect that our financial results in 1999 will continue to be adversely affected by the difficulties outlined above.

APPLICATIONS

     Applications' revenues are primarily derived from:

     - distribution of video and audio signals of televised sports and news events from live events to television networks
     - distribution of advertisements and other media to local television stations
     - audio and video conferencing services
     - closed-circuit video broadcasting services for businesses

     Applications' cost of sales consists primarily of off-net capacity costs and operations and maintenance personnel costs.

     Management is currently assessing some of the business activities within Applications which may ultimately result in the impairment of or the sale of these businesses. Preliminary estimates are that such impairment charges or losses for the activities currently under review approximate $25 million. No definitive agreements or formal plans have been reached relating to the businesses under review.

STRATEGIC INVESTMENTS

     We invest in companies that drive bandwidth usage on the Williams Network, increase our service capabilities, strengthen our customer relationships or extend our reach. We have investments in Concentric, UniDial and UtiliCom. Our investments in these companies represent less than a 20% ownership, and accordingly we account for these investments using the cost method of accounting. Under the cost method, our financial results are not impacted by our percentage ownership interest in the results and operations of these companies. As a result, as of December 31, 1998, our investments in foreign companies are the only strategic investments which impact our operating results.

     Prior to the offerings, Williams intends to contribute interests in communications ventures in Brazil, Australia and Chile to our company. Our financial results include the international assets which will be contributed to us. Our investment in Brazil is accounted for under the equity method. Our investment in Australia is consolidated. We intend to account for our investment in Chile under the cost method. In addition, Williams will grant us an option to acquire its entire equity and debt interests in Lightel S.A. -- Tecnologia da Informacao, a Brazilian telecommunications company, at net book value. We may exercise this option at any time from January 1, 2000 to January 1, 2001 and pay the exercise price entirely in our Class B common stock. See the section of this prospectus entitled "Business -- Strategic investments -- Investments which extend our reach -- Lightel" for more information.

     For segment reporting purposes, equity losses are accounted for as a reduction of revenues and equity income is accounted for as an increase in revenues.

RESULTS OF OPERATIONS

     In order to meet our strategic objectives, we must increase substantially the volume of traffic on the Williams Network. As a result, we do not believe that our financial condition or results of operations for prior years serve as a meaningful indication of our future financial condition or results of operations. We expect to incur substantial net operating losses for the foreseeable future and there can be no assurance that we will be able to achieve or sustain operating profitability in the future.

     The table below summarizes our percentage of revenue by source and operating expenses as a percentage of total revenues:

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                              1998       1997       1996
                                                              -----      -----      -----
Revenues:
  Network...................................................   11.4%       3.0%       1.6%
  Solutions.................................................   79.6       83.4       80.7
  Applications..............................................   12.0       15.1       18.6
  Strategic investments.....................................   (0.1)        --         --
  Eliminations..............................................   (2.9)      (1.5)      (0.9)
                                                              -----      -----      -----
     Total revenues.........................................  100.0      100.0      100.0
Operating expenses:
  Cost of sales.............................................   75.4       73.2       73.5
  Selling, general and administrative.......................   28.4       22.7       21.7
  Provision for doubtful accounts...........................    1.3        0.5        0.4
  Depreciation and amortization.............................    4.9        5.0        4.6
  Other.....................................................    2.0        3.2        0.1
                                                              -----      -----      -----
     Total operating expenses...............................  112.0      104.6      100.3
                                                              -----      -----      -----
Loss from operations........................................  (12.0)%     (4.6)%     (0.3)%
                                                              =====      =====      =====

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

COMBINED RESULTS

     We experienced a net loss of $185.0 million in 1998 compared to a net loss of $35.8 million in 1997, an increase of $149.2 million from 1997. The increase in our net loss is primarily attributable to an increase in losses from operations of $139.7 million, which we discuss in detail below by segment. The increase in net loss is offset somewhat by a change in minority interest results of $29.2 million and a tax benefit of $5.1 million compared with a tax expense of $2.0 million in 1997. Our 1997 results were also affected by the occurrence of a $44.5 million non-recurring gain on the sale of a 30% interest in Solutions LLC to Nortel.

     Network accounted for $31.0 million of the increase in losses from operations. Solutions accounted for $96.0 million of the increase in losses from operations. These losses were offset somewhat by an improvement in operating results of Applications of $3.2 million. Strategic investments accounted for $15.9 million of the increase in losses from operations.

NETWORK

     The table below summarizes Network's results for the last three fiscal years:

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1998        1997        1996
                                                             --------    --------    --------
                                                                      (IN THOUSANDS)
Revenues:
  Dark fiber sales.........................................  $ 64,100    $     --    $     --
  Leased capacity and other................................    73,367      16,637          --
  Intercompany.............................................    49,759      21,159       6,145
  Affiliates...............................................     7,710       5,217       4,918
                                                             --------    --------    --------
     Total revenues........................................   194,936      43,013      11,063
Operating expenses:
  Cost of sales............................................   157,379      29,211       4,681
  Selling, general and administrative......................    51,499       6,512         632
  Provision for doubtful accounts..........................       136          --          --
  Depreciation and amortization............................    13,228       4,012          --
  Other....................................................       410          --          --
                                                             --------    --------    --------
     Total operating expenses..............................   222,652      39,735       5,313
                                                             --------    --------    --------
Income (loss) from operations..............................  $(27,716)   $  3,278    $  5,750
                                                             ========    ========    ========

     Network's revenues increased $151.9 million, or 353%, to $194.9 million in 1998 from $43.0 million in 1997. The increase in 1998 was due primarily to $64.1 million of revenues from the sale of dark fiber, $49.5 million of revenues from services provided to new long-term customers of the Williams Network and $28.6 million higher intercompany revenues following the transfer of the Retained WilTel Network from Applications to Network in October 1997 and the establishment of intercompany transfer pricing.

     Network's gross profit increased to $37.6 million in 1998 from $13.8 million in 1997, while gross margin decreased to 19.2% in 1998 from 32.1% in 1997. Network's cost of sales increased $128.2 million, or 439%, to $157.4 million in 1998 from $29.2 million in 1997, due primarily to $38.5 million of construction costs associated with the sale of dark fiber, $54.8 million of off-net capacity costs incurred prior to completion of the Williams Network and $17.1 million of higher operating and maintenance expenses. Costs associated with higher intercompany revenues primarily account for the remainder of the increased cost.

     Network's selling, general and administrative expenses increased $45.0 million, or 692%, to $51.5 million in 1998 from $6.5 million in 1997, due primarily to an increase in the number of employees and the expansion of the infrastructure to support the Williams Network, including $8.0 million of increased information systems costs and $8.0 million for a new national advertising campaign.

     Network's depreciation and amortization increased $9.2 million, or 230%, to $13.2 million in 1998 from $4.0 million in 1997, due to the transfer of the Retained WilTel Network from Applications to Network.

SOLUTIONS

     The table below summarizes Solutions' results for the last three fiscal years:

                                                                YEAR ENDED DECEMBER 31,
                                                         --------------------------------------
                                                            1998          1997          1996
                                                         ----------    ----------    ----------
                                                                     (IN THOUSANDS)
Revenues:
  New systems and upgrades.............................  $  791,518    $  674,604    $  306,110
  Maintenance and customer service orders..............     556,392       508,319       251,221
  Other................................................      16,029         5,363         9,379
  Affiliates...........................................       3,465         1,512         1,362
                                                         ----------    ----------    ----------
     Total revenues....................................   1,367,404     1,189,798       568,072
Operating expenses:
  Cost of sales........................................   1,009,475       881,112       435,490
  Selling, general and administrative..................     355,014       234,615       105,891
  Provision for doubtful accounts......................      19,231         5,622         1,526
  Depreciation and amortization........................      36,637        30,142        16,023
  Other................................................       6,013         1,255           255
                                                         ----------    ----------    ----------
     Total operating expenses..........................   1,426,370     1,152,746       559,185
                                                         ----------    ----------    ----------
Income (loss) from operations..........................  $  (58,966)   $   37,052    $    8,887
                                                         ==========    ==========    ==========

     In 1997 and 1998, several integration issues relating to the combination of Nortel's equipment distribution business with ours had an adverse impact on Solutions' operating results. Although these issues began in 1997, our financial results were not materially adversely impacted until 1998. See the section above entitled "-- Overview -- Solutions -- Issues relating to Solutions' business performance." Write-offs of previously capitalized software costs in favor of new systems, end of the year severance plans and the modification of an employee benefit plan also had an adverse impact on the operating results. Consequently, Solutions' total segment operating results declined from operating income of $37.1 million in 1997 to an operating loss of $59.0 million in 1998.

     Solutions' revenues increased $177.6 million, or 15%, to $1.37 billion in 1998 from $1.19 billion in 1997, due primarily to an increase of $195.5 million arising from the additional four months of combined operations with Nortel's equipment distribution business in 1998 as compared to 1997. While maintenance contract revenues increased in 1998, the increase was offset by a reduction in new system sales and fewer customer service orders due, in part, to competitive pressures and the integration issues discussed above. See the section above entitled "-- Overview -- Solutions -- Issues relating to Solutions' business performance."

     Solutions' gross profit increased to $357.9 million in 1998 from $308.7 million in 1997, while gross margin increased to 26.2% in 1998 from 25.9% in 1997. Solutions' cost of sales increased $128.4 million, or 15%, to $1.01 billion in 1998 from $881.1 million in 1997, due primarily to an increase of $121.0 million arising from an additional four months of combined operations with Nortel in 1998 as compared to 1997.

     Solutions' selling, general and administrative expenses increased $120.4 million, or 51%, to $355.0 million in 1998 from $234.6 million in 1997. The increase was due to an increase of $48.4 million arising from an additional four months of combined operations with Nortel. Also contributing to the increase was $23.0 million of increased information systems costs associated with infrastructure expansion and enhancement and the continued costs of maintaining multiple systems while common systems were being developed. In addition, $36.0 million of increased costs was due to additions to sales personnel and support staff and higher sales commission rates than anticipated. Selling, general and administrative costs in 1998 also included a fourth quarter charge of $8.7 million, which consisted of a $5.8 million charge relating to the modification of Solutions' employee benefits program and a $2.9 million charge for the severance of 133 employees. Additionally, an expansion of our professional services business increased administrative expenses.

     Provision for doubtful accounts increased $13.6 million, or 242%, to $19.2 million in 1998 from $5.6 million in 1997. This increase was due to our inability to accurately bill our customers and to collect payment from our customers in a timely manner.

     Solutions' depreciation and amortization increased $6.5 million, or 22%, to $36.6 million in 1998 from $30.1 million in 1997, due primarily to an increase of $5.4 million arising from an additional four months of combined operations with Nortel in 1998 as compared to 1997. The combination with Nortel resulted in additional goodwill of approximately $180.0 million which is being amortized over 25 years, resulting in annual amortization expense of approximately $7.2 million.

     Solutions' other operating expense increased $4.7 million, or 379%, to $6.0 million in 1998 from $1.3 million in 1997, due primarily to a fourth quarter non-cash charge of $5.6 million related to the abandonment of capitalized software costs in favor of new systems.

APPLICATIONS

     The table below summarizes Applications' results for the last three fiscal years:

                                                                YEAR ENDED DECEMBER 31,
                                                          -----------------------------------
                                                            1998         1997         1996
                                                          ---------    ---------    ---------
                                                                    (IN THOUSANDS)
Revenues:
  Vyvx services.........................................  $ 161,201    $ 162,009    $  99,974
  Other.................................................     48,961       55,957       32,503
  Equity losses.........................................     (3,680)      (2,383)      (1,601)
                                                          ---------    ---------    ---------
     Total revenues.....................................    206,482      215,583      130,876
Operating expenses:
  Cost of sales.........................................    168,086      155,873       83,476
  Selling, general and administrative...................     76,879       82,386       45,961
  Provision for doubtful accounts.......................      2,224        2,215        1,168
  Depreciation and amortization.........................     33,640       36,509       16,355
  Other.................................................     27,822       44,014          245
                                                          ---------    ---------    ---------
     Total operating expenses...........................    308,651      320,997      147,205
                                                          ---------    ---------    ---------
Loss from operations....................................  $(102,169)   $(105,414)   $ (16,329)
                                                          =========    =========    =========

     Applications' revenues decreased $9.1 million, or 4%, to $206.5 million in 1998 from $215.6 million in 1997, due primarily to the $13.7 million impact of exiting our learning content business. In late 1997, we decided to sell our learning content business. During 1998, a substantial portion of the learning content business was sold at its approximate carrying value. Partially offsetting the decline in revenues was a $9.1 million increase from audio and video conferencing and closed-circuit video broadcasting services for businesses. For segment reporting purposes, equity losses are accounted for as a reduction of revenues and equity income is accounted for as an increase in revenues.

     Applications' gross profit decreased to $38.4 million in 1998 from $59.7 million in 1997, while gross margin decreased to 18.6% in 1998 from 27.7% in 1997. Applications' cost of sales increased $12.2 million, or 8%, to $168.1 million in 1998 from $155.9 million in 1997, due primarily to $15.0 million of costs relating to the existence of intercompany transfer pricing following the transfer of the Retained

WilTel Network to Network in October 1997 and the $6.7 million impact of increased activity in audio and video conferencing and closed-circuit video broadcasting services, partially offset by $5.6 million in lower costs as a result of our exiting the learning content business.

     Applications' selling, general and administrative expenses decreased $5.5 million, or 7%, to $76.9 million in 1998 from $82.4 million in 1997, due primarily to our exiting the learning content business.

     Applications' depreciation and amortization decreased $2.9 million, or 8%, to $33.6 million in 1998 from $36.5 million in 1997, due primarily to the absence of depreciation and amortization of $3.9 million associated with our exiting the learning content business. Decreases in depreciation associated with the transfer of the Retained WilTel Network to Network in October 1997 were offset by increases related to new video and teleport equipment.

     Applications' other operating expense decreased $16.2 million, or 37%, to $27.8 million in 1998 from $44.0 million in 1997. The 1998 amount included a $23.2 million write-down related to our abandonment of a venture involved in the technology and transmission of business information. The write-down occurred as a result of our decision to exit the venture and not to make further investments in the venture. The write-down was recorded in the third quarter and we abandoned the venture during the fourth quarter. The write-down primarily consisted of $17.0 million from the impairment of the total carrying value of the investment and $5.0 million from the recognition of contractual obligations that continued after the abandonment. During the fourth quarter of 1998, $2.0 million of these contractual obligations were paid. Other operating expenses in 1997 included charges totaling $44.0 million related to our decision and commitment to sell the learning content business ($22.7 million) and the write-down of assets and development costs. The write-down of assets and development costs was a result of management's evaluation of certain of Applications' business activities because of indications that their carrying values might not be recoverable.

STRATEGIC INVESTMENTS

     The table below summarizes the results of our strategic investments for the last three fiscal years:

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1998        1997        1996
                                                             --------    --------    --------
                                                                      (IN THOUSANDS)
Revenues:
  ATL......................................................  $(12,683)   $     --    $     --
  PowerTel.................................................    11,248          --          --
                                                             --------    --------    --------
     Total revenues........................................    (1,435)         --          --
Operating expenses:
  Cost of sales............................................     9,924          --          --
  Selling, general and administrative......................     3,681          --          --
  Depreciation and amortization............................       876          --          --
  Other....................................................        --          --          --
                                                             --------    --------    --------
     Total operating expenses..............................    14,481          --          --
                                                             --------    --------    --------
Loss from operations.......................................  $(15,916)   $     --    $     --
                                                             ========    ========    ========

     ATL-Algar Telecom Leste S.A. (ATL) is a company formed in March 1998 to acquire a concession for cellular licenses in Brazil in the states of Rio de Janeiro and Espirito Santo. As of March 31, 1999, following the contribution from Williams, our investment in ATL will total $415 million, representing a 55% direct economic interest and a 10% indirect economic interest through an option, in total representing a 49% voting interest.

     PowerTel Limited is a public company in Australia which plans to build, own and operate communications networks serving the cities of Brisbane, Melbourne and Sydney and which plans to provide local services in the central business districts of these three cities. Following the contribution from Williams, our total investment will represent a 36% economic interest in PowerTel, which will increase to 45% after we make all of our required cash contributions of $65 million. Williams will also transfer to us options which, if exercised, would increase our interest by 4%.

     For segment reporting purposes, equity losses are accounted as a reduction of revenues and equity income is accounted for as an increase in revenues. Accordingly, the table above reflects 1998 equity losses in ATL of $12.7 million. Since PowerTel is accounted for under the principles of consolidation despite our less than 50% ownership, our combined financial statements reflect revenues of $11.2 million and operating expenses of $14.5 million.

     Revenues of negative $1.4 million in 1998 were primarily attributable to equity losses of $12.7 million, representing our proportionate share of equity losses in ATL, partially offset by revenues of PowerTel. ATL incurred significant pre-operational losses in the construction of a digital cellular network in 1998. PowerTel's revenues for the period from Williams' investment on August 14, 1998 through December 31, 1998 consisted of fixed telephone line revenues of $7.3 million and cellular phone revenues of $3.9 million.

     Cost of sales increased to $9.9 million in 1998 from none in 1997 due to Williams' investment in PowerTel. Cost of sales related to fixed telephone line revenues were $6.8 million and cost of sales for cellular phone revenues were $3.1 million. Depreciation and amortization totaled $0.9 million.

     General and administrative expenses were $3.7 million in 1998 due to the expenses of PowerTel. Salaries, benefits and consulting expenses accounted for 72% of general and administrative expenses.

COMBINED NON-OPERATING COSTS

     Our net interest expense increased $2.1 million to $3.0 million in 1998 from $0.9 million in 1997 as a result of our increased borrowings in 1998 compared to 1997, and was offset somewhat by increased capitalization of interest related to assets under construction. Our cash from financing activities increased $664.7 million, or 294%, to $890.6 million in 1998 from $225.9 million in 1997. Most of our 1998 funding was provided by borrowings from Williams, while most of our 1997 funding was provided by capital contributions from Williams.

     Our minority interest (income) loss is attributable to Nortel's 30% ownership of Solutions LLC as well as the other stockholders' 78% ownership of PowerTel. The change in minority interest resulted in an increase in income in 1998 of $15.6 million compared to a reduction of income in 1997 of $13.5 million. This change of $29.1 million was due primarily to operating losses attributable to Solutions in 1998 as compared to operating profit in 1997. In 1997, we recognized a $44.5 million gain on the sale of a 30% ownership in Solutions LLC to Nortel based on the excess of the fair value over the net book value of the assets conveyed to Nortel.

     In 1998, we recorded a tax benefit of $5.1 million compared to a tax provision of $2.0 million in 1997. The notes to our combined financial statements include a reconciliation of the expected benefit for income taxes at the federal statutory rate to the actual provision or benefit. In 1998, the expected benefit was largely offset by unused operating losses.

     Under our tax sharing agreement with Williams, after the equity offering we will generally receive the benefit of net operating losses only while we remain part of Williams' consolidated tax group and only to the extent we would be able to utilize them if we filed separate income tax returns. If we had filed separate federal income tax returns for 1997 and 1998, the provision (benefit) for income taxes would generally be unchanged for 1997 and, for 1998, the deferred federal income tax benefit would have been increased by approximately $5.6 million. This amount reflects the benefit of a net deferred tax asset for federal net operating loss carryforwards to the extent of the existing net deferred tax liability that would have been reflected by us on a separate filing basis.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

COMBINED RESULTS

     We incurred a net loss of $35.8 million in 1997 compared to a net loss of $3.5 million in 1996, representing an increase in net loss of $32.3 million, or 920%, from the prior year. The increase in net loss was due to increased losses from operations of $63.4 million and the recording of minority interest expense of $13.5 million attributable to Nortel's 30% share of the 1997 results of Solutions LLC. These results were offset by lower net interest expense of $16.4 million and the recognition of a $44.5 million gain on the sale of a 30% interest in Solutions LLC to Nortel. Our 1996 results were affected by a non-recurring gain on the sale of communications assets of $15.7 million.

     Network accounted for $2.5 million of the increase in losses from operations. These losses were offset somewhat by an increase in Solutions' operating income of $28.2 million. Applications accounted for $89.1 million of the increase in losses from operations.

NETWORK

     Network's revenues increased $31.9 million, or 289%, to $43.0 million in 1997 from $11.1 million in 1996, due primarily to $14.0 million in consulting and outsourcing revenues attributable to the March 1997 acquisition of Critical Technologies, Inc., a company which designs and manages outsourced communications networks. The increase in revenues was also primarily due to an increase of $15.0 million in intercompany revenues, including revenues from the transfer of the Retained WilTel Network from Applications to Network in October 1997.

     Network's gross profit improved to $13.8 million in 1997 from $6.4 million in 1996, while gross margin percentages declined to 32.1% in 1997 from 57.7% in 1996. Network's cost of sales increased $24.5 million, or 524%, to $29.2 million in 1997 from $4.7 million in 1996, due primarily to the $15.0 million impact of the transfer of the Retained WilTel Network from Applications to Network and the $8.0 million impact of the acquisition of Critical Technologies.

     Network's selling, general and administrative expenses increased $5.9 million to $6.5 million in 1997 from $0.6 million in 1996 as a result of the acquisition of Critical Technologies.

     Network's depreciation and amortization was none in 1996 and increased to $4.0 million in 1997 as a result of the transfer of the Retained WilTel Network from Applications to Network and the acquisition of Critical Technologies.

SOLUTIONS

     Solutions' revenues increased $621.7 million, or 109%, to $1.19 billion in 1997 from $568.1 million in 1996, due primarily to acquisitions which contributed revenues of approximately $556.0 million, including $536.0 million from the April 1997 combination of Nortel's equipment distribution business with ours.

     During 1997, Solutions modified its basic contract structure for new systems and upgrades to separately state prices for the equipment and services portions of a contract. As a result of this contract structure, revenues related to the equipment portion of new systems and upgrade contracts are recognized when the equipment is received by, and title passes to, the customer. Revenues related to the services portion of the new systems and upgrades contracts continue to be recognized based on the relationship of the accumulated service costs incurred to the estimated total service costs upon completion. This new contract structure increased revenues by $38.0 million and operating profit by $6.7 million in 1997. Increased business activity resulted in an $81.0 million increase in new system sales, partially offset by a $46.0 million decrease in system upgrade revenues.

     Solutions' gross profit increased to $308.7 million in 1997 from $132.6 million in 1996, while gross margin percentages increased to 25.9% in 1997 from 23.3% in 1996. Solutions' cost of sales increased $445.6 million, or 102%, to $881.1 million in 1997 from $435.5 million in 1996. The increase was due primarily to the $393.0 million impact of the combination with Nortel. The remaining increase was attributable to the modification of the contract structure discussed above, resulting in increased costs of $31.3 million, and to increased business activity.

     Solutions' selling, general and administrative expenses increased $128.7 million, or 122%, to $234.6 million in 1997 from $105.9 million in 1996, due primarily to the combination with Nortel and costs associated with expanding the infrastructure and sales support for anticipated future growth.

     Solutions' depreciation and amortization increased $14.1 million, or 88%, to $30.1 million in 1997 from $16.0 million in 1996, due primarily to the combination with Nortel.

APPLICATIONS

     Applications' revenues increased $84.7 million, or 65%, to $215.6 million in 1997 from $130.9 million in 1996, due primarily to acquisitions which contributed revenues of $81.0 million. Applications' revenues in 1997 also included revenues from our learning content business for which, in late 1997, we developed a plan for disposal and defined as an asset held for sale. As detailed in our combined financial statements, a series of acquisitions were completed in 1996 and 1997 which expanded Applications' product offerings to include satellite links, audio and video conferencing, closed-circuit video broadcasting for businesses and advertising distribution.

     Applications' gross profit increased to $59.7 million in 1997 from $47.4 million in 1996, while gross margins decreased to 27.7% in 1997 from 36.2% in 1996. Cost of sales increased $72.4 million, or 87%, to $155.9 million in 1997 from $83.5 million in 1996, due primarily to the $68.0 million impact of the acquired operations.

     Applications' selling, general and administrative expenses increased $36.4 million, or 79%, to $82.4 million in 1997 from $46.0 million in 1996, primarily attributable to the acquired operations.

     Applications' depreciation and amortization increased $20.1 million, or 123%, to $36.5 million in 1997 from $16.4 million in 1996, primarily attributable to the acquired operations.

     Applications' other expenses increased $43.8 million to $44.0 million from $0.2 million in 1996, due primarily to charges totaling $44.0 million in 1997 related to our decision and commitment to sell our learning content business for $22.7 million, and the write-down of assets and development costs. The $22.7 million charge consisted of a $21.0 million impairment of the assets to fair value less cost to sell and recognition of $1.7 million in exit costs, which primarily consisted of employee-related costs and contractual obligations. Fair value was based on management's estimate of the expected net proceeds to be received. The write-down of assets and development costs was a result of management's evaluation of certain of Applications' business activities because of indications that their carrying values might not be recoverable. This resulted in impairments of $17.0 million based on management's estimate as to the ultimate recoverable value of these business activities.

COMBINED NON-OPERATING COSTS

     Our net interest expense decreased $16.4 million to $0.9 million in 1997 from $17.4 million in 1996 as a result of our funding needs and resources in 1997 as compared to 1996 and as a result of the capitalization of interest beginning in 1997 for network construction projects. Our cash from financing activities decreased $0.1 million to $225.9 million in 1997 from $226.0 million in 1996. Most of our 1997 funding was provided by capital contributions from Williams, while in 1996 funding included both borrowings and capital contributions from Williams.

     Our minority interest expense in 1997 is attributable to Nortel's 30% ownership of Solutions LLC and resulted in expense in 1997 of $13.5 million compared to none in 1996. This change was due to the April 1997 combination with Nortel.

     We recognized a $44.5 million gain in 1997 on the sale of the 30% ownership interest in Solutions LLC to Nortel based on the excess of the fair value over the net book value of the assets conveyed to

Nortel. In 1996, we recorded a gain of $15.7 million from the sale of communication assets for $38.0 million.

     In 1997, we recorded a tax expense of $2.0 million compared to a tax expense of $0.4 million in 1996. The notes to our combined financial statements include a reconciliation of the expected benefit to the actual provision or benefit. The 1997 and 1996 expenses reflect our inability to utilize net operating losses under our tax sharing agreement with Williams.

LIQUIDITY AND CAPITAL RESOURCES

     Our operations currently do not provide positive cash flow. Accordingly, we have funded capital expenditures and acquisitions through a combination of borrowings and capital contributions from Williams as well as external borrowings when required. After the completion of the offerings, we plan on financing future cash outlays through internally generated and external funds without relying on cash advances, credit support or contributions from Williams.

     Cash provided (used) by operating activities was $(363.8) million in 1998, $147.9 million in 1997 and $(1.8) million in 1996. The use of cash of $363.8 million in 1998 reflects increases in general working capital of $243.5 million (primarily Solutions' accounts receivables) with the remainder attributable to cash operating losses (losses from operations excluding depreciation and amortization) of $14.5 million in Network, $22.3 million in Solutions, $68.5 million in Applications and $15.0 million in strategic investments. Cash provided by operating activities in 1997 of $147.9 million primarily reflects decreases in working capital of $142.3 million (primarily increases in accounts payable at Solutions) with the remainder attributable to cash operating income (income from operations excluding depreciation and amortization) of $5.6 million. Cash used by operating activities in 1996 of $1.8 million reflects increases in working capital (primarily increases in accounts receivable) offset by cash operating income of $5.8 million in Network, $24.9 million in Solutions, and none in Applications and strategic investments.

     Network's cash operating loss increased $21.8 million to $14.5 million in 1998 from Network's cash operating income of $7.3 million in 1997. This change was due to expenses to growth within the Network segment following the January 1998 expiration of Williams' non-compete agreement with LDDS. As discussed in greater detail below, these expenditures will continue in 1999 and 2000. In the fourth quarter of 1998, Network recorded revenues of $64.1 million related to sales of dark fiber. Network plans to continue to sell dark fiber, which will serve as a funding source for continued infrastructure growth and construction.

     Solutions' cash operating loss in 1998 increased $89.5 million to $22.3 million in 1998 from Solutions' cash operating income of $67.2 million in 1997. Several difficulties contributed to the 1998 cash operating losses. See the section above entitled "-- Overview -- Solutions -- Issues relating to Solutions' business performance." Significant expenses for information technology resources were required and additional costs were incurred due to maintaining multiple systems while common systems were being developed. These transition costs will continue to be incurred in 1999 in addition to our capital investments for these purposes. We currently contemplate deployment of common operating and financial systems by the end of 1999. In 1997, Solutions had increased its cash operating income by $42.3 million over the 1996 amount.

     Applications' cash operating loss in 1998 decreased $0.4 million to $68.5 million in 1998 from Applications' cash operating loss of $68.9 million in 1997. Applications' businesses are currently significant users of capacity on the Williams Network and accordingly are a source of operating income for Network. Cash operating losses in 1997 increased $68.9 million over the 1996 amount reflecting the effects of intercompany transfer pricing established in 1997 and the full-year impact of the acquisitions made by Applications.

     Strategic investments' cash operating loss in 1998 was $15.0 million compared to none in 1997 as a result of start-up operations.

     Financing activities provided cash of $890.6 million in 1998, $225.9 million in 1997 and $226.0 million in 1996. The 1998 amount is an increase of $664.7 million over the 1997 amount. In

1998, borrowings provided by Williams of $717.8 million and capital contributions from Williams of $299.5 million were utilized to fund the operating activities discussed above, net investing activities of $496.1 million, including capital expenditures of $299.5 million, and repayment of $126.7 million in external debt. In 1997, financing activities included $366.1 million in capital contributions from Williams. The financing activities coupled with the cash from operating activities were utilized to fund the 1997 investing activities of $363.5 million, including capital expenditures of $276.2 million. In 1996, financing activities consisted of $439.0 million in capital contributions from Williams. These funds were used to pay down debt from Williams of $209.0 million and to fund the 1996 investing activities (primarily acquisitions) of $224.2 million.

     To complete the Williams Network, we have developed a capital expenditure plan totaling $4.7 billion. Of the $4.7 billion total, we expect that approximately $1.9 billion will be required for construction costs (including the purchase and deployment of fiber optic cable), approximately $2.6 billion will be required for equipment costs and approximately $200 million will be required for other costs (including capitalized interest and software). A significant portion of the equipment costs will be for advanced optronics, voice switches and routers, which will support increased capacity on the Williams Network and additional network services particularly in the areas of data and voice.

     Network's construction contracts typically cover all or a portion of a cable construction project. While Network may use the same contractors on different projects, it has no long-term construction agreements. Network has long-term equipment purchase contracts with Nortel and Ascend Communications, Inc.

     We intend to fund the $4.7 billion capital expenditures using the sources set forth in the table below. As of March 31, 1999, we expended approximately $____ million of this $4.7 billion.

                      CAPITAL EXPENDITURES FUNDING SOURCES
                                 (IN MILLIONS)

Funding from Williams.......................................  $
Borrowings under revolving credit facilities................
Asset defeasance program....................................     750
Net proceeds from the equity offering.......................
Net proceeds from the notes offering........................
Net proceeds from the SBC investment........................     500
                                                              ------
          Total.............................................  $4,700
                                                              ======

     At the time of completion of the offerings, we estimate that we will have spent approximately $1.8 billion under our capital expenditure plan. We will use the approximately $____ million in net proceeds from the notes offering toward the funding of our capital expenditure plan. The other funds to support our capital expenditure plan have come, or are anticipated to come, from the sources described below.

     - Upon the completion of the offerings, we estimate that we will have received approximately $____ million in funding from Williams, consisting of borrowings and capital contributions. We pay the same floating interest rate on borrowings from Williams as we pay on our permanent credit facility.

     - Upon completion of the offerings, we expect to repay a substantial portion of the $____ million in borrowings under our new permanent credit facility from the net proceeds of the offerings and the SBC investment. We will make new borrowings under the permanent credit facility as and when needed. Dark fiber sales may allow us to reduce the amount of our borrowings.

     - During 1998, we entered into an asset defeasance program in the form of an operating lease agreement covering a portion of the Williams Network. The total estimated cost of the network assets to be covered by this lease agreement is $750 million. The lease term will include an interim term, during which the covered network assets will be constructed, which is anticipated to end no later than December 31, 1999, and a base term. The interim and base terms are expected to total five years, and if renewed, could total seven years. At December 31, 1998, $287.0 million of construction costs had been incurred. We anticipate that, at the completion of the offerings, an additional $230 million of construction costs will have been spent and that, by the end of 1999, the total amount spent will be $750 million.

     - Concurrently with the notes offering, we expect to receive approximately $ __ million in net proceeds from the equity offering (or $ __ million if the underwriters in the equity offering exercise the over-allotment option in full).

     - At the time of completion of the offerings, we expect to receive approximately $500 million from the SBC investment.

     During the first quarter of 1999, we made the following additional investments:

     - an approximately $265 million equity investment in ATL

     - an approximately $25 million equity investment in MetroCom

     - an approximately $32 million equity investment in PowerTel

     - approximately $20 million in capital requirements for our other businesses

     In addition to the $4.7 billion capital expenditure plan, we have the following other capital commitments:

     - approximately $316 million to acquire wireless capacity under our agreement with WinStar described in "Business -- Strategic alliances -- WinStar," payable over the next four years

     - approximately $33 million in additional investments in PowerTel, payable over the next year

     - approximately $100 million in capital requirements for our other businesses

     In addition, the companies in which we have made strategic investments have their own funding requirements. We expect that these companies will obtain required funding from third parties to the extent sufficient funds are not generated from internal operations. To the extent internally-generated funds or third party borrowings are unavailable, we may invest additional funds or lend additional money to these companies in order for them to meet their capital needs. Anticipated funding needs of these companies include:

     - approximately $805 million for ATL over the next three years, a portion of which is to pay amounts required under its Brazilian cellular license bid

     - approximately $186 million for MetroCom over the next three years

     - approximately $225 million for PowerTel over the next three years

     Upon completion of the offerings, our company will be highly leveraged. The extent of our leverage may restrict us from obtaining additional financing. However, we believe that the financing sources described above will be sufficient to satisfy our anticipated cash requirements at least through the end of 2000.

     We cannot assure you that our capital expenditures will not exceed the amounts we have estimated or that we will be able to obtain the required funds on terms acceptable to us, either from the sources described above or other sources. If we are unable to obtain the necessary funds, we may be required to significantly scale back or defer our planned capital expenditures and, depending on the cash flow from our then-existing businesses, reduce the scope of our planned operations.

     For more detail regarding the financing arrangements referred to above that will continue in place following the completion of the offerings, see the section of this prospectus entitled "Description of Other Indebtedness and Other Financing Arrangements." For more detail regarding the SBC investment, see the section of this prospectus entitled "Business -- Strategic alliances -- SBC."

INFLATION

     Inflation has not significantly affected our operations during the past three years.

ACCOUNTING PRONOUNCEMENTS

     We adopted the American Institute of Certified Public Accountants' Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" (SOP 98-5) effective January 1, 1999. SOP 98-5 requires that all start-up costs be expensed and that the effect of adopting SOP 98-5 be reported as the cumulative effect of a change in accounting principle. The effect of adopting SOP 98-5 on our results of operations and financial position is not material.

     We adopted Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information," during the fourth quarter of 1998. SFAS No. 131 established standards for reporting information about operating segments and related disclosures about products and services, geographic areas and major customers.

     On January 21, 1999, the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board reached a consensus regarding EITF Issue 98-13, "Accounting by an Equity Method Investor for Investee Losses When the Investor Has Loans to and Investments in Other Securities of the Investee." EITF Issue 98-13 was applied prospectively beginning January 1, 1999 and reduces the equity method interest used to record earnings and losses from ATL.

MARKET RISK DISCLOSURES

INTEREST RATE RISK

     Our interest rate risk exposure primarily results from our debt portfolio consisting principally of long-term debt due affiliates, representing variable rate borrowings for which the carrying value of the obligation approximates fair value. At December 31, 1998, long-term debt due affiliates of $620,710 accrued interest at 6.2%.

FOREIGN CURRENCY RISK

     We have international investments, primarily in Australia, Brazil and Chile, that could affect our financial results if the investments incur a permanent decline in value as a result of changes in foreign currency exchange rates and the economic conditions in foreign countries.

     On January 13, 1999, the Brazilian Central Bank removed the limits on variations of the Brazilian Real compared to the U.S. dollar, allowing free market fluctuation of the exchange rate. As a result, the value of the Real in U.S. dollars has declined approximately 30% from December 31, 1998 to March 31, 1999. The ultimate duration and severity of the conditions in Brazil remain uncertain as does the long-term impact on our investments.

YEAR 2000 READINESS DISCLOSURE

     Beginning on January 1, 2000, installed computer systems and software products must either accept four digit entries to distinguish the year 2000 and all subsequent years from the year 1900 or be modified to recognize the change of the century even though there are only two digits being used.

     We, with Williams, established a plan in 1997 to address Year 2000 issues relating to the areas of our business that could be impacted by the date and time change from 1999 to 2000. We are reviewing our products and services as well as our internal systems in order to identify and modify the products, services and systems that are date-and time-sensitive. These areas include:

     - traditional informational technology
     - non-traditional informational technology
     - external interfaces with our customers and vendors

     Our traditional information technology, or IT, includes our software, applications, data and related computer hardware equipment, such as mainframe and personal or midrange computers. Our non-traditional technology, or Non-IT, includes all computer hardware, network hardware, plant equipment and other embedded items that contain date-sensitive code. Examples of Non-IT include elevator control systems, card key access systems and telecommunications equipment.

     Also in 1997, Williams established a Year 2000 committee to oversee management and execution of the plan. The Year 2000 issue is being addressed in the following phases:

     - awareness
     - inventory and assessment
     - renovation and replacement
     - testing and validation

     The initial phase, awareness, is a continuing process intended to heighten awareness of Year 2000 issues both within our company and among our customers.

     We have completed the inventory and assessment phase. During this phase, we inventoried and classified all systems with possible Year 2000 implications into the following categories:

     - highest, compliance is business critical
     - high, compliance necessary within a short period of time following January 1, 2000
     - medium, compliance necessary within 30 days from January 1, 2000
     - low, compliance desirable but not required
     - unnecessary

     We designated the first three categories above as critical and as our major focus. Critical systems are systems that directly support customer systems and applications for our products and services customer base. Examples of critical systems include Solutions' "SIMS" database which holds Solutions' customer records and Network's provisioning and ordering fulfillment system.

     We split the inventory and assessment phase into two categories, IT and Non-IT. We hired an external contractor as a consultant to provide support services for the IT assessment. Third-party software information was compared with the contractor's master product compliance database to determine Year 2000 compliance status. Vendors were contacted for software not found in this master database. The systems identified in the assessment phase included all date- and time-sensitive hardware and embedded items.

     For the testing and validation phases, a Year 2000 test lab capable of testing almost any software is in place and operational. As of March 31, 1999, approximately 58% of our IT systems have been fully tested or otherwise validated as compliant. Approximately 24% of our systems have not yet been validated; of this 24%, we have categorized 20% as critical. Approximately 18% have been identified as not Year 2000 compliant; of this 18%, we have categorized 96% as critical. Approximately 74% of our Non-IT systems have been tested and were found to be compliant. Approximately 20% remain to be tested; of this 20%, we have categorized 19% as critical. The remaining 6% of the Non-IT systems are not compliant and have been characterized as critical.

     We expect to complete the renovation and replacement and testing and validation phases for most of the critical systems by August 31, 1999. Some non-critical systems that will not have a material impact on our business may not be compliant until after January 1, 2000.

     We have initiated a formal communications process with customers, vendors, service providers and other companies to determine the extent to which these companies are addressing Year 2000 compliance. In connection with this process, we have sent approximately 7500 letters and questionnaires to third parties. We intend to mail additional communications during 1999 both as follow-ups and to newly discovered third parties. We are evaluating these responses as they are received or are otherwise investigating the status of these companies' Year 2000 compliance efforts. As of December 31, 1998, approximately 33% of the companies contacted have responded and virtually all of these have indicated that they are already compliant or will be compliant on a timely basis. Where necessary, we will be working with key business partners to reduce the risk of a break in service or supply and with non-compliant companies to mitigate any material adverse effect on our business.

     We have utilized both internal resources and external contractors to complete the Year 2000 compliance project. We have a core group of 13 people who are responsible for coordinating, organizing, managing, communicating, and monitoring the project and another estimated 80 staff members are responsible for completing the project. Depending on which phase the project is in and what area is being focused on at any given point in time, there can be an additional 50 to 250 employees working on completion of the project. The estimated cost of our external contractors is approximately $3.5 million.

     We expect to incur total costs of $17 million to address the Year 2000 issue. Of this total, approximately $2.5 million is expected to be incurred for new software and hardware purchases and will be capitalized with the remaining amounts expensed. Approximately $3.4 million has been expensed to date and no costs have been capitalized. The $17 million in total costs has been or is expected to be spent as follows:

     - First quarter 1998. Prior to and during the first quarter of 1998, we conducted the project awareness and inventory and assessment phases of the project and incurred costs totaling $200,000.
     - Second quarter 1998. We spent $700,000 on renovation and replacement and the completion of the inventory and assessment phase.
     - Third and fourth quarter 1998. We focused on the renovations and replacement, and testing and validation phases in which a cost of approximately $2.5 million dollars was incurred.
     - First quarter 1999. Renovations and replacement and testing and validation will continue, and contingency planning has begun. We spent approximately $6 million during the first quarter of 1999.
     - Second quarter 1999. Our primary focus will shift to testing and validation, and contingency planning and final testing with $4 million expected to be spent.
     - Third and fourth quarters 1999. We will focus primarily on contingency planning and final testing and estimate that we will spend $4 million.

     Of the approximately $14 million of future costs necessary to complete the project on schedule, approximately $11 million will be expensed and the remainder capitalized. This estimate does not include our potential share of Year 2000 costs that may be incurred by partnerships and joint ventures in which we participates but are not the operator. The costs of previously planned system replacements are not considered to be Year 2000 costs and are therefore excluded from the amounts discussed above.

     Our estimates of costs associated with the project and of the completion dates are based on our best estimates, which we derived utilizing numerous assumptions of future events, including the continued availability of resources, third-party Year 2000 compliance modifications plans and other factors. We expect the necessary modifications will be made on a timely basis and do not believe that the cost of these modifications will have a material adverse effect on our business, financial conditions and operating results. However, in part due to the unavailability and high cost of trained personnel, the difficulty locating all relevant computer code, reliance on third-party suppliers and vendors and the ability to implement interfaces between the new and the systems being replaced, there is a possibility of service interruptions due to non-compliance. For example, power failures along the Williams Network would cause both customer and internal service interruptions. We cannot guarantee that these estimates or completion dates will be achieved, and actual results could differ materially from these estimates.

     We have attempted to minimize our risks for the Year 2000 rollover by taking actions, which include the following:

     - following a comprehensive project methodology
     - ongoing coordination with the legal and audit departments
     - completing an audit of the software, hardware and firmware in use at our facilities
     - determining the business criticality of the items identified and formulating appropriate action plans

     - maintaining centralized storage of project documentation and communication with critical files kept and logged as vital records
     - contacting vendors, suppliers and business partners regarding their Year 2000 compliance efforts
     - issuing consistent and approved responses to external requests regarding Year 2000 status
     - conducting ongoing management reporting and awareness and training programs for employees
     - contacting customers and notifying them of plans and changes (potential or tangible) relating to our business
     - taking appropriate legal actions where required based on contractual agreements, warranties and representations (including Year 2000 wording in contracts, warranties, and purchase orders)
     - preventing the purchase or construction of any system, tools or processes that are not Year 2000 compliant or upgradeable before January 1, 2000

     Although all critical systems over which we have control are planned to be compliant and tested before the Year 2000, we have identified two areas of concern. First is the possibility of service interruptions to us and/or our customers due to non-compliance by third parties. Second is the delay in system replacements scheduled for completion during 1999. We are closely monitoring the status of these systems to reduce the chance of delays in completion. We believe the most reasonably likely worst possible scenario would be a systems failure beyond our control to remedy, which could materially prevent us from operating our business. We believe that such a failure would likely lead to lost revenues, increased operations costs, loss of customers or other business interruptions of a material nature, in addition to potential claims including mismanagement, misrepresentation or breach of contract.

     We began initial contingency planning during 1998 and significant focus on that phase of the project will take place in 1999. Guidelines for that process were issued in January 1999 in the form of a formal business continuity plan. An external contractor is working within each business unit to review existing business continuity plans and to modify these plans to include Year 2000 contingency plans for the critical business processes, critical business partners, suppliers and system replacements that may experience significant delays.

     Our Year 2000 contingency plan methodology is as follows:

     - assess each business process for business risk and potential need for contingency plans
     - create business process contingency plans as needed based on the risk analysis
     - test the completed plans, evaluate the test results and revise plans accordingly
     - store completed plans both on-site and off-site
     - maintain plan copies at the appropriate Year 2000 offices
     - review and modify contingency plans as part of an ongoing change management process

     These plans should be defined by August 31, 1999 and implemented where appropriate. However, due to the general uncertainty inherent in the Year 2000 issue and the inability to anticipate all potential risks, we cannot ensure our ability to timely and cost effectively resolve all post-Year 2000 problems associated with the Year 2000 issue that may affect our operations and business or expose us to third party liability.

     In addition to the Year 2000 committee which serves all of our business units, Solutions has established a Year 2000 team to assist in making its customer base Year 2000 compliant. The team consists of marketing, legal, operations and other shared services personnel who assess, test and validate the telecommunications products for Solutions' customer base. Monetary support for the team and the Solutions Year 2000 project is provided for out of each department's budget.

     The Solutions team's purpose is to educate and inform customers and employees about Year 2000 related issues and proactively seek to implement upgrades to bring our customers into compliance. The majority of the upgrades and new products needed to support the customer migration are available from the manufacturers. Solutions has launched extensive efforts including direct and mass mailings to inform its customer base of the need to take action to assess and if necessary, upgrade, their products to be Year 2000 compliant.

     Although Solutions believes it has sufficient resources to provide timely support to its customers that require product migrations or upgrades, Solutions has set a June 30, 1999 target date for its products and services contingency plan. This contingency plan will address both potential spikes in the demand for customer support and potential problems with its suppliers. Based on customer demand, Solutions will be reviewing its work projects to address customer service. To ensure timely delivery from its suppliers, Solutions is proactively monitoring and seeking assurances from its key suppliers. However, since the effort to provide Year 2000 compliant products and essential services to its customers is heavily dependent on its major suppliers, interruptions or disruptions in this supply could have an adverse material impact on Solutions.

     The discussion above contains forward-looking statements including, without limitation, statements relating to our company and our business units' plans, strategies, objectives, expectation, intentions and adequate resources, made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. We caution you that forward-looking statements contained in this Year 2000 information are based on certain assumptions which may vary from actual results. Specifically, the dates on which we believe the Year 2000 project will be completed and on which computer and other date- and time-related systems will be implemented are based on management's best estimates. We derived these estimates utilizing numerous assumptions of future events, including the continued availability of certain resources, third-party modifications plans and other factors previously discussed. We cannot guarantee that these estimates will be achieved, or that there will not be a delay in or increased costs associated with the implementation of the Year 2000 project. Due to the general uncertainty inherent in the Year 2000 problem, resulting in large part from the uncertainty of the Year 2000 readiness of third parties, we cannot ensure our ability to timely and cost effectively resolve problems associated with the Year 2000 issue that may affect our operations and business or expose us to third party liability.

                               INDUSTRY OVERVIEW

     Telecommunications is the transmission of data, voice or video signals across a distance. Data signals connect computers in networks such as the Internet, or connect other devices, such as facsimile machines. Voice signals usually connect people in telephone conversations. Video signals include video conferencing and television signals. Telecommunications services are typically divided into long distance and local services. The demand for all types of telecommunications services has been increasing, with especially rapid growth in high-speed data services, including the Internet. The telecommunications industry includes telecommunications services, equipment, and technical services for creating and operating telecommunications networks.

     Recently, the telecommunications industry has been characterized by rapid technological change, changes in the industry structure and increased demand for services and equipment. A February 1999 report of the President's Council of Economic Advisers estimated total U.S. telecommunications services and equipment revenues in 1998 of $408 billion, up from approximately $250 billion in 1993.

     Over the past several years, the telecommunications industry has undergone significant structural change. Many of the largest equipment and service providers have achieved growth through acquisitions and mergers. These combinations have provided access to new markets, new products, and economies of scale. Despite this consolidation, the number of new entrants is increasing and small new entrants are gaining market share from the large and established providers. In this highly competitive environment, telecommunications providers are increasingly focusing on core activities and core competencies and outsourcing non-core activities to other providers. This trend is a significant change from the traditional integrated model that has prevailed in the industry since its inception.

INDUSTRY TRENDS

ADVANCES IN TELECOMMUNICATIONS AND NETWORKING TECHNOLOGY

     Telecommunications providers transmit voice, data and video signals primarily over coaxial cable, copper cables, microwave systems, satellites and fiber optic cables. Beginning in the 1960s, microwave systems began to replace copper cable and by 1990, fiber optic cables had largely replaced copper cable for long distance transmission. Fiber optic cables use light to transmit information in digital format through ultra-thin strands of glass. Compared to copper, fiber optic cables provide significantly greater capacity at lower cost with fewer errors and increased reliability.

     Several advances in switching and electronics have further increased the bandwidth, or transmission capacity, of telecommunications networks. Dense wavelength division multiplexing (DWDM) transmits multiple light signals through a single optical fiber and can currently increase the bandwidth of fiber optic cables by up to 128 times the original fiber optic technology.

     Historically, carriers have built telecommunications networks based on circuit switching. Circuit switching establishes and keeps open a dedicated path until the call is terminated. While circuit switching has worked well for decades to provide voice communications, it does not efficiently use transmission capacity. Once a circuit is dedicated, it is unavailable to transmit any other information, even when the particular users of that circuit are not speaking or otherwise transmitting information. Packet switching is replacing circuit switching. Packet switching divides signals into small "packets" which are then independently transmitted to their destination via the quickest path. Upon their arrival, the packets are reassembled. Packet switching provides more efficient use of the capacity in the network because the network does not establish inefficient dedicated circuits, which waste unused capacity.

     New packet networking technologies include Internet protocol (IP), asynchronous transfer mode (ATM) and frame relay. These technologies operate at very high speeds ranging from 1.544 megabits per second (or DS-1) to 2.488 gigabits per second (or OC-48) and beyond. By comparison, one voice call requires roughly 64 kilobits per second. Packet networks are especially efficient at carrying data signals. ATM service quality controls support high-quality voice and video signals. Similar quality controls are being developed for IP.

CONVERGENCE OF VOICE AND DATA SERVICES

     Telecommunications network designs have traditionally created separate networks using separate equipment for voice, data and video signals. The evolution from analog to digital technologies, which convert voice and other signals into a stream of "1"s and "0"s, erases the traditional distinctions between voice, data and video transmission services. High-bandwidth networks that use advanced packet-switched technology transmit mixed digital voice, data and video signals over the same network. This enables telecommunications customers to use a single device for voice, data and video communications. Although these devices are new to the market, customer interest and acceptance are rapidly growing.

     Each evolution, from copper to fiber optic cables, from one to many light signals, from circuit-switching to packet-switching and from analog to digital signals, has produced significant increases in network capacity. When considered together, these evolutions have produced enormous increases in the ability to transfer large amounts of information across vast distances almost instantaneously. With each new leap in transmission capacity, end-users have come to rely on their ability to access and manipulate ever greater amounts of information quickly and easily. This reliance has consistently created demand that outstrips the available capacity.

HISTORY OF THE MODERN TELECOMMUNICATIONS INDUSTRY

     In the first half of the twentieth century, AT&T Corp. created the Bell System, a nationwide collection of telecommunications network assets. For most of the century, the Bell System operated as a regulated monopoly providing telecommunications services in most areas of the U.S. Even in those areas where a non-Bell System carrier, such as GTE Corp., provided local service, that local carrier was a regulated monopoly providing local service, and AT&T Long Lines provided regulated monopoly long distance service.

     The 1982 antitrust consent decree between AT&T and the U.S. Department of Justice strongly influenced the current structure of the communications industry. The decree required AT&T to divest its Bell Operating Companies to seven newly created RBOCs and divided the country into approximately 200 LATAs, or local access and transport areas. LATAs define the areas between which the RBOCs currently are prohibited from providing long distance services and in which RBOCs are authorized to provide local exchange services. The RBOCs remained regulated monopolists, operating network assets and providing exchange services, including local telecommunications service (intra-LATA calls), access to long distance carriers and toll service within the exchange area. However, the RBOCs were prohibited from providing services between LATAs and from manufacturing telecommunications equipment. AT&T continued to operate the long distance network assets and provide long distance services. The consent decree was intended, among other things, to spur competition in providing long distance service and supplying telecommunications equipment.

     Long distance competition has increased significantly since the AT&T divestiture. MCI, Sprint Corp. and Williams created nationwide fiber optic networks to compete with AT&T. Other long distance providers purchased services primarily from these three new networks or AT&T in order to compete for long distance market share. According to the Federal Communications Commission (FCC), AT&T's market share fell from 90% in 1984 to 45% in 1997. In 1997, MCI, Sprint and LDDS (which had acquired Williams' original fiber optic network in 1995) had 19%, 10%, and 7% market share respectively. All other long distance providers accounted for the remaining 20% market share.

     Similarly, supplying telecommunications equipment has become highly competitive. Following the AT&T divestiture, the RBOCs were no longer required to purchase from AT&T's equipment division (now Lucent Technologies Inc.). As a result, other equipment providers, including Nortel, Siemens AG, and Alcatel S.A. gained market share in both the carrier and business markets. Increasing competition in all telecommunications segments encouraged innovation in equipment features and helped the market grow. Until 1997, virtually all of AT&T/Lucent's equipment sales to businesses were direct sales through AT&T/Lucent's sales employees. Lucent is increasingly using independent vendors to sell its products. Likewise, in 1997, Nortel shifted virtually all of its business equipment sales to independent vendors.
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

     The Telecommunications Act replaced the restrictions on the RBOCs from the 1982 consent decree and enhanced the development of competition in telecommunications services. The Telecommunications Act:

     - prohibits states from enforcing barriers to entry
     - requires incumbent local exchange carriers (ILECs) to interconnect with competing carriers on non-discriminatory terms
     - requires ILECs to lease parts of their networks to competing carriers at cost-based prices (including the telephone lines that connect an end-user to a local exchange carrier's switch)
     - requires ILECs to provide service at wholesale rates to competing carriers for resale to end-users
     - allows an RBOC to provide interexchange services originating from wireless equipment or from landline equipment outside of the RBOC's exchange areas. An RBOC will be allowed to provide interexchange service originating from landline equipment within its exchange areas if the FCC finds that the RBOC has complied with certain requirements. See the section of this prospectus entitled "Regulation -- General regulatory environment" for more information.

     By allowing providers to offer additional services, the Telecommunications Act also stimulated competition for virtually all communications services, including local exchange service, long distance service and enhanced services. Providers are increasingly bundling these services and providing one-stop shopping for end-user customers.

     In the telecommunications market, a new industry model is replacing the original model of a single regulated monopolist building and operating end-to-end assets and providing all products and services. In this market, carriers who do not operate their own nationwide transmission network serve an increasing percentage of the market. The Telecommunications Act requirement that RBOCs provide carrier services has led a large number of providers to offer local services without owning local assets. Increasingly, providers are offering telecommunications customers end-to-end services without having to own and operate the end-to-end assets. Other companies are focusing on operating the assets as efficiently and effectively as possible. In the equipment market, independent network integrators are providing an increasing share of products to businesses.

RELEVANT MARKET SEGMENTS

THE MARKET FOR INTEREXCHANGE VOICE, DATA, INTERNET AND VIDEO SERVICES

     Interexchange carriers provide telecommunications services between exchanges. An exchange is a franchised geographical area within which a call between any two exchange customers is considered a local call. Many interexchange carriers offer some mix of retail services (those provided directly to an end-user) and carrier services (those provided to other carriers). Carriers provide interexchange services over their own facilities, over the facilities of other carriers, or over a combination of both.

     The market for interexchange services has been growing rapidly due to lower rates and increased transport of data (including Internet). According to the President's Council of Economic Advisers, in 1997 long distance usage was 500 billion minutes, up from 370 billion minutes in 1993. FCC statistics show that total operating revenues for interexchange carriers increased to about $89 billion in 1997 from less than $45 billion in 1987. Although much of the decline in AT&T's market share is attributable to gains by MCI WorldCom and Sprint, the numerous interexchange carriers with small individual market shares accounted for approximately 20% of the market in 1997.

     There has also been strong demand for increasing capacity in long distance networks to accommodate the growth in Internet traffic. According to the President's Council of Economic Advisers, the number of Internet host computers was estimated at 35 million in early 1998, up from 20 million only six months earlier and from fewer than 3 million in 1997. The U.S. Department of Commerce in 1998 cited estimates that Internet traffic doubles every 100 days.

     Some carriers provide high-, medium- and low-volume interexchange services, while others focus on providing only high-volume services. High-volume, high-speed and large bandwidth interexchange services are almost exclusively provided by facilities-based interexchange carriers such as AT&T, MCI WorldCom and Sprint, which operate networks principally using their own transmission facilities and extensive geographically dispersed switching equipment. Recently, other interexchange carriers have been building national or regional networks to provide service using primarily their own fiber optic transmission facilities, including ourselves, Qwest Communications International, Inc., Level 3 Communications, Inc., IXC, GTE and Frontier Corp.

     All interexchange carriers lease some of their transmission facilities from other carriers. The dependence of an interexchange carrier on leased facilities varies widely:

     - interexchange carriers with national networks that provide services primarily using their own facilities still lease some amount of transmission capacity from other carriers to back up their service routing, augment areas where they may have traffic bottlenecks or cover a particular geographic area not covered by their own networks

     - many other interexchange carriers own switches but obtain transmission capacity primarily by leasing other interexchange carriers' transmission services

     - other interexchange carriers depend entirely on leasing transmission and switching services from other interexchange carriers

     The types of high-volume interexchange services purchased by carriers also vary widely. High-volume interexchange services can be priced based on minutes of usage or amount of capacity leased. These leases can vary in duration from one day to many years.

THE MARKET FOR EQUIPMENT MANUFACTURING AND DISTRIBUTION

     The telecommunications equipment industry in the U.S. has grown substantially in the last several years through sales to local and long distance carriers, end-users, Internet and other data service providers. The President's Council of Economic Advisers reports that total sales of telecommunications equipment in 1997 exceeded $70 billion and are estimated to have reached $120 billion in 1998, up from a total of $40 billion in 1993. The dramatic growth of the telecommunications and data networking equipment industry stems in part from the development of new technologies, including technologies which allow systems to provide integrated voice and data services, and from increased bandwidth demands, which require both established and new carriers to expand and upgrade their facilities. Manufacturers distribute telecommunications equipment through their own sales forces as well as through agents.

THE MARKET FOR COMMUNICATIONS AND DATA SOLUTIONS

     Businesses seek solutions to the challenges of selecting, maintaining and upgrading information and communications technologies and services amid rapid technological advances. Under these conditions, the demand for consultants' services in systems integration and communications networks has been growing strongly. Businesses such as Solutions, Norstan, Inc. and International Network Services assess customers' communications and information technology needs, evaluate equipment and services options, procure equipment and services, implement efficient network solutions and manage the combination of technologies.

THE MARKET FOR EXCHANGE SERVICES

     Today, ILECs continue to provide the vast majority of exchange services within their markets. However, as a result of regulatory and technological changes over the past few years, a number of competitive local exchange providers (CLECs) have begun to compete with the ILECs.

     The FCC reports that in 1996 local service revenues totaled $97 billion, with 109 CLECs accounting for about $1 billion in revenues. The market share of CLECs has grown rapidly in the last few years. According to the President's Council of Economic Advisers, at the end of 1998 CLECs served about five million lines, or 2% to 3% of local lines in the U.S.; because CLECs have focused on serving the largest and most profitable customers, CLECs accounted for about 5% of the exchange services market by revenue in 1998.

     Leading CLECs include MCI WorldCom (which acquired MFS Network Technologies, Inc. and Brooks Fiber Properties, Inc.), AT&T (which acquired Teleport Communications Group, Inc.), WinStar, Intermedia and ICG Communications, Inc. Often, in addition to exchange services, CLECs provide interexchange services and other services such as mobile telephony, video and/or Internet-related services. Cable television systems provide local telecommunications services in many areas. Cellular and other wireless service providers also provide exchange services.

THE U.S. MARKET FOR INTERNATIONAL LONG DISTANCE SERVICES

     The U.S. international long distance market is growing due to increased competition (including through World Trade Organization agreements), deregulation, price decreases, growth in usage and revenues and development of new services. According to the President's Council of Economic Advisers, total international services revenues of U.S. carriers exceeded $19 billion in 1997, up from about $5 billion in 1987. The largest U.S. international carriers by market share in 1997 were AT&T, MCI WorldCom and Sprint. Again, a substantial market share (21.8%) was accounted for in aggregate by carriers with small individual market shares.

RELEVANT FOREIGN TELECOMMUNICATIONS MARKETS

     We have significant investments and operations in foreign communications carriers. For information regarding our investments in Brazil, Australia and Chile, see the section of this prospectus entitled "Business -- Strategic investments."

     Canada. Supplying telecommunications equipment and services is open to competition in Canada. Competitive long distance carriers have been operating in Canada since 1990 as resellers and since 1992 with their own facilities. The national Canadian regulatory agency, CRTC, opened the local telecommunications markets to competition in 1997, and allowed competition in the international services market in 1998.

     In addition to Solutions, leading providers of communications equipment to businesses in Canada include Bell Canada, BCT. Telus Communications Inc., Lucent Technologies Canada Inc. and Mitel Corporation.

     Brazil. Until a few years ago, almost all telecommunications services in Brazil were provided by government-owned monopoly carriers, the largest of which were Telecomunicacoes Brasileiras S.A. (Telebras), in local services, and Empresa Brasileira de Telecomunicacoes S.A. (Embratel), in long distance services.

     In recent years, the telecommunications sector in Brazil has been progressively opened to competition and privatized. The Brazilian telecommunications market experienced a sharp increase in demand in the 1990s, which outstripped the capacity of the telecommunications infrastructure. The desire to improve the networks' capacity to handle this increased demand, accompanied by advances in telecommunications technology, led the government in 1998 to privatize the incumbent carriers. Buyers paid approximately $19 billion to purchase these carriers. The twelve new carriers provide local, long distance and cellular services and cover separate geographic regions. In addition, the government is allowing private Brazilian and foreign companies to compete in the telecommunications market through competitive wireless and landline licenses.

     The Brazilian government auctioned additional regional licenses in 1997; the new carriers began cellular service in 1998 and 1999. The government has indicated that after 2000 it may sell additional licenses for wireless voice and data services.

     In 1997, Brazil had 2.75 mobile telephone subscribers per 100 inhabitants and 10.66 landline telephone access lines per 100 inhabitants for a total of 17 million access lines, according to the

International Telecommunication Union. We expect that the market for telecommunications services in Brazil will grow rapidly as the private carriers expand their networks, improve service quality and drive down prices through competition.

     Australia. The Australian government has pursued a staged transition from a government-owned monopoly of telecommunications services and infrastructure to open competition. Between 1991 and 1997, the Australian government established a duopoly between Telstra Corporation Limited and Cable & Wireless Optus Ltd. for the provision of fixed telecommunications infrastructure. The Australian government also established an oligopoly among Telstra, Optus and a subsidiary of Vodafone Group PLC for the provision of mobile telephony services. On July 1, 1997, the Australian government opened all sectors of the Australian telecommunications industry to competition. Telstra continues to be the dominant landline carrier.

     Between 1994 and 1998, Australia's telecommunications sector grew by a compound annual rate of approximately 11%, according to Telstra's estimates. The International Telecommunication Union reports that in 1997 Australia, with a total of approximately 9 million landline telephone access lines, had 50.45 telephone lines and 26.40 mobile telephone subscribers per 100 inhabitants.

     Chile. Chile was the first Latin American country to eliminate the state monopoly provision of telecommunications services and today has the most competitive telecommunications sector in Latin America. The landline carriers, Compania de Telecomunicaciones de Chile S.A. (CTC) for local services and Entel S.A. for long distance services, were privatized in 1987. There has been competition in landline services since 1994.

     With privatization and competition, telecommunications has been one of the most dynamic sectors in Chile's economy. By 1997, according to the International Telecommunication Union, Chile's landline network consisted of approximately 3 million lines, for a penetration rate of approximately 17.98 telephone lines for every 100 inhabitants; Chile had a mobile telephone penetration of 2.80 cellular subscribers per 100 inhabitants.

                                    BUSINESS

WILLIAMS COMMUNICATIONS GROUP, INC.

     We own, operate and are extending a nationwide fiber optic network focused on providing voice, data, Internet and video services to communications service providers. We also sell, install and maintain communications equipment and network services that address the comprehensive voice and data needs of organizations of all sizes. Our two primary business units are Williams Network, which we will refer to as Network, and Williams Communications Solutions, which we will refer to as Solutions.

     Network offers voice, data, Internet and video services as well as rights of use in dark fiber on our low-cost, high-capacity nationwide network, which is based on a high-quality transmission technology using packet switching. The communications companies we serve include long distance carriers, local service providers, Internet service providers, international carriers and utilities. Long distance carriers include providers which sell services on their own networks or utilize other providers' networks to sell services. We plan to extend our network to encompass a total of 32,000 route miles of fiber optic cable, utilizing pipeline and other rights-of-way, to connect 125 cities by the end of the year 2000. We will refer to our 32,000 route-mile fiber optic network as the Williams Network. The Williams Network currently consists of approximately 20,000 route miles of installed fiber optic cable, with 17,300 of those miles in operation, or "lit."

     Solutions distributes and integrates communications equipment from leading vendors for the voice and data networks of businesses of all sizes as well as governmental, educational and non-profit institutions. We provide planning, design, implementation, management, maintenance and optimization services for the full life cycle of these networks. We also sell the communications services of select Network customers and other carriers to Solutions' customers. We serve an installed base of approximately 100,000 customer sites in the U.S. and Canada. Solutions has approximately 1,200 sales personnel, approximately 2,400 technicians and approximately 800 engineering personnel in 110 offices.

     We own and operate businesses that create demand for capacity on the Williams Network, create demand for Solutions' services or develop our expertise in advanced transmission applications through our business unit which we will refer to as Applications. Applications' businesses include Vyvx, a leading video transmission service for major broadcasters and advertisers, and other communications businesses.

     We make strategic investments in domestic and foreign businesses that drive bandwidth usage on the Williams Network, increase our service capabilities, strengthen our customer relationships or extend our reach. These businesses also provide services or products which are used by the same customers targeted by Solutions. Our domestic strategic investments include ownership interests in Concentric, UniDial and UtiliCom. Our international strategic investments include ownership interests in communications companies located in Brazil, Australia and Chile.

     We enter into strategic alliances with communications companies to secure long-term, high-capacity commitments for traffic on the Williams Network and to enhance our service offerings. We currently have strategic relationships with SBC, WinStar, Intermedia and U S WEST. We will continue to pursue additional strategic alliances.

HISTORY OF BUILDING NETWORKS

     Williams began building gas and petroleum pipeline networks more than 80 years ago and is currently one of the largest volume transporters of natural gas in the U.S. Over the years, Williams has constructed, acquired and managed over 100,000 miles of energy pipelines. In 1985, Williams entered the communications business by pioneering the placement of fiber optic cables in decommissioned pipelines. Williams also pioneered the strategy of providing services solely to other communications providers. By 1989, through a combination of construction projects and acquisitions, Williams had completed the fourth nationwide digital fiber optic network, consisting of approximately 9,700 route miles. The first three networks were constructed by AT&T, MCI WorldCom and Sprint. By 1994, WilTel, Williams'

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

communications subsidiary, was one of the top four providers of broadband data services, one of the top five providers of long distance voice services and the first provider to offer nationwide frame relay transmission capacity. In 1994, WilTel had approximately $1.3 billion in revenues and approximately 5,000 employees.

     In January 1995, Williams sold the majority of the WilTel network business to LDDS (now MCI WorldCom) for approximately $2.5 billion. The sale included the bulk of the nationwide fiber optic network and the associated consumer, business and carrier customers. Williams retained an approximately 9,700 route-mile single fiber strand on the nationwide network, WilTel's telecommunications equipment distribution business and Vyvx. Under agreements with MCI WorldCom, this fiber strand can only be used to transmit video and multimedia services, including Internet services, until July 1, 2001. Multimedia services integrate various forms of media, including audio, video, text, graphics, fax and Internet. After July 1, 2001, this fiber strand can be used for any purpose, including voice and data tariffed services.

     As part of the sale to LDDS, Williams agreed not to reenter the communications network business until January 1998. In January 1998, Williams reentered the communications network business, announcing its plans to develop the Williams Network.

INDUSTRY AND MARKET OPPORTUNITIES

     We believe we are uniquely positioned to take advantage of changes and developments in the communications industry. These anticipated changes and developments include:

     - Innovations in technology. Technological innovations are increasing both the supply of and demand for high-bandwidth telecommunications transmission capacity while also driving increased integration in voice and data networks. Innovations in optics technologies, consisting of both higher quality fiber optic cable and improved transmission electronics, have increased the capacity and speed of advanced fiber optic networks while decreasing the unit cost of transmission. This increased capacity and speed, combined with continuing advancements in microprocessor power, have resulted in the development of bandwidth-intensive applications, growth in Internet usage and increases in the number of network users. We are developing our advanced fiber optic network to meet the increasing demand for high-bandwidth capacity.

     - Increasing demand for communications services. We believe that there is and will continue to be a significant growth in demand for long distance data, Internet, voice and video services. The increase in computing power, number of computers networked over the Internet and connection speeds of networked computers are driving tremendous increases in communications use for Internet and data services. Prices for cellular and long distance voice services have decreased, resulting in increased demand for these services. We believe video conferencing, digital television and other multimedia applications being developed will continue to increase demand for bandwidth. We believe our high-bandwidth multi-service network is well positioned to capture this growing demand.

     - Deregulation within the communications industry. Around the world, the communications industry is experiencing liberalization. In the U.S., the long distance market became highly competitive in the 1980s following the break up of AT&T, and the Telecommunications Act was designed to open local markets to competition. Many new companies have formed to compete for markets that have been traditionally dominated by a very small number of providers. Our full-service platform enables both new entrants to compete in this market and existing service providers to expand into new markets. The Williams Network will offer an attractive alternative to network ownership for these carriers.

     - Increasing specialization within the communications industry. We believe industry specialization will continue to occur as communications companies focus on their core competencies and outsource non-core activities. In the long distance services market, we anticipate that many new entrants will focus on branding and retail distribution while outsourcing the development of network infrastructure and services. Similarly, we believe that some communications providers, such as Internet service providers, will focus on developing value-added services and will outsource long distance transmission services. As a result, we believe there will be significant demand for a provider of advanced, high-quality, low-cost communications services to other communications companies. The Williams Network is well positioned to benefit from this market opportunity.

NETWORK

     We own, operate and are extending a nationwide fiber optic network. We offer services over the Williams Network to communications companies, including RBOCs, long distance carriers, CLECs, Internet service providers, international carriers and utilities.

STRATEGY

     Our objective is to become the leading nationwide provider of voice, data, Internet and video services to national and international communications providers. To achieve this objective, we intend to:

     - Become the leading provider to communications carriers. We focus on providing high-quality communications services to other carriers as they seek to benefit from the growth in communications demand. We also offer our customers the flexibility to control their own service platforms so that they choose to buy services from us rather than build these capabilities themselves. Since our Network business targets the carrier market, we do not compete with our customers for retail end-users. By not competing with our customers, we believe we can become the provider of choice to other carriers.

     - Deploy a technologically advanced network. We are combining advanced optical and electronic transmission equipment with our innovative network design to offer highly flexible, efficient and reliable network services to our customers. Our innovative network design provides high-quality network services to support voice, data, Internet and video traffic at a lower investment than other currently deployed network architectures due to the elimination of several layers of costly equipment. The Williams Network design also provides our customers with control over the quality of service they receive and provides us with the flexibility to introduce new services.

     - Pursue strategic alliances. We pursue strategic alliances with communications providers which offer the potential for long-term, high-capacity commitments for traffic on the Williams Network, resulting in increased revenues and decreased unit costs. To date, we have entered into strategic alliances with SBC, WinStar, Intermedia and U S WEST and others to provide network services. Our strategic alliances also allow us to combine our capabilities with those of our alliance partners and thereby offer our customers a more complete product set, including local and international capacity and Internet access services.

     - Leverage network construction, operation and management experience. We are utilizing Williams' long history of constructing, operating and managing communications and energy networks to develop the Williams Network. By the time Williams sold the WilTel network in 1995 for approximately $2.5 billion, WilTel had approximately $1.3 billion in revenues, approximately 5,000 employees and operated approximately 9,700 route miles. Many of our current employees worked with Williams in various capacities during the WilTel network build until its subsequent sale to LDDS. This experience translates into expertise in planning, designing, constructing and managing a cross-country network.

     - Utilizing pipeline rights-of-way. Where feasible, we construct the Williams Network along the rights-of-way of Williams and other pipeline companies. We believe that use of pipeline rights-of-way gives us inherent advantages over other systems built over more public rights-of-way, such as railroads, highways, telephone poles or overhead power transmission lines. These advantages include greater physical protection of the fiber system, lower construction costs and lower operational costs.

     - Establish international connectivity. We pursue strategic relationships that allow us to exchange capacity on the Williams Network for cost-effective access and capacity on international networks or that allow us to use our network construction and management experience to construct international networks. We intend to establish alliances with international carriers that will expand our capabilities throughout Europe and other key markets. Select domestic alliances will also allow us to provide international capabilities such as cost-effective use of SBC's capacity on China-U.S. and Japan-U.S. submarine fiber optic cable systems.

     - Establish low-cost position. Our carrier market focus, network design and strategic alliances as well as dark fiber sales enable us to establish and maintain a low-cost position. Our carrier services focus enables us to maintain small, focused marketing and customer service departments, reducing our operating costs. Our advanced network design eliminates several unnecessary layers of costly equipment. Our strategic alliances drive our unit costs lower due to the purchases of large volumes of services on the Williams Network. Dark fiber sales allow us to reduce the capital investment in the Williams Network and share future operating and maintenance costs with those companies to which we have sold capacity.

NETWORK INFRASTRUCTURE

     We anticipate that the Williams Network will total approximately 32,000 route miles connecting 125 cities when completed by the end of the year 2000. We intend to invest approximately $4.7 billion developing the Williams Network. The following table describes our network infrastructure (numbers are approximate):

                                                              AVERAGE        AVERAGE
                                                 MILES IN     NUMBER        NUMBER OF       AVERAGE NUMBER
                                   ROUTE MILES   OPERATION   OF FIBERS   FIBERS RETAINED   OF SPARE CONDUITS
                                   -----------   ---------   ---------   ---------------   -----------------
Retained WilTel Network(1).......     9,700        9,700          1             1                 N/A
Acquired new fiber(2)............     8,200        4,600         11             9                 0.3
Completed fiber builds...........     5,000        3,000        102            21                   1
Future fiber builds..............     9,100           --        100            24                   2
                                     ------       ------
          Total..................    32,000       17,300
                                     ======       ======

-------------------------

(1) We have the right to acquire from MCI WorldCom approximately 7,700 additional route miles of a single fiber optic strand which is restricted to multimedia purposes until July 2001.

(2) This category consists of rights in dark fiber and conduits which we have acquired or intend to acquire through purchases or exchanges. We have already acquired approximately 6,200 route miles from IXC and other carriers, of which 5,300 route miles has had fiber optic cable installed. We intend to acquire an additional 2,000 route miles by the end of 2000.

     We currently have approximately 20,000 route miles of fiber optic cable primarily installed in the ground, with approximately 17,300 of those miles currently in operation. Of the approximately 17,300 route miles currently in operation, approximately 9,700 route miles consist of the Retained WilTel Network. We are currently installing new transmission equipment on the Retained WilTel Network to increase its transmission capacity and ensure its compatibility with the newer portions of the Williams Network. Due to advances in transmission electronics, it is now possible to carry as much traffic on this single fiber optic strand as on 128 fiber optic strands four years ago. In addition, the Retained WilTel Network will provide additional routes for the Williams Network into select major markets.

     We began building the newer portions of the Williams Network in January 1998 following the expiration of the non-compete agreement with MCI WorldCom. We will expand the Williams Network through both new network construction and acquisition of capacity on networks owned and to be constructed by others. We have constructed and plan to construct approximately 74% of the Williams Network and we have obtained and plan to obtain the remaining 26% through acquisitions or exchanges. We manage the transmission equipment on the fiber optic strands we obtain through acquisitions or exchanges. We typically pay maintenance fees to other network providers to maintain the fiber optic strands and rights-of-way we obtain through acquisitions or exchanges.

     Network design and infrastructure. The newer portions of the Williams Network we are constructing have the following characteristics:

     - Multi-service platform. A multi-service platform which allows traditional voice, data, Internet and video services to be provided on a single ATM platform. Most other carriers use multiple platforms, which create distinct networks and organizations for each service provided. Due to our unified platform approach, we have greater efficiency and lower costs.

     - ATM core switching. ATM core switching, a switching and transmission technology based on sending various types of information, including voice, data and video, in packets, or fixed-size cells in the case of ATM. We believe that utilizing ATM enables us to provide higher-quality services than other packet technologies such as Internet protocol, which do not currently send information in packets with predictable characteristics.

     - Advanced fiber optic cable. Utilization of single-mode non-zero dispersion shifted fiber optic cable, including Corning's LEAF(TM) fiber and Lucent TruWave(TM) fiber. This fiber has a wider range of spectrum than previously deployed fibers over which to send wavelengths of light, enabling a greater number of wavelengths to be sent over long distances.

     - DWDM. Dense wave division multiplexing (DWDM), a technology which allows transmission of multiple waves of light over a single fiber optic strand, thereby increasing network capacity. We are able to derive sixteen wavelengths, at OC-192 capacity per wavelength, over a single fiber optic strand with current technology and plan to derive up to thirty-two wavelengths over a single fiber optic strand by the end of 1999.

     - Use of meshed SONET instead of SONET rings. Use of meshed SONET, which allows every location on the Williams Network to be connected to multiple other locations. Meshed SONET provides for more recovery options in the case of a network failure, permits rapid provisioning of customer services and allows for full utilization of capacity. Most other networks use SONET rings, which automatically reverse signals at a specific point along a network in the event of a network failure, providing for only one recovery option. A SONET ring design also requires installation of up to twice as much capacity for the same amount of traffic as compared to our meshed SONET design.

     - Closer spacing of transmission electronics. Spacing of transmission electronics at 40-mile intervals. Most other fiber networks space their electronics at 60-mile intervals. Our 40-mile spacing allows us to take advantage of the latest advances in DWDM and other advances in optical technology by reducing the distance over which light has to travel.

     - Elimination of digital cross connect system. Exclusion of the digital cross connect system, which is a high-cost, high-maintenance switching technology designed for circuit-based systems. Circuit-based systems are the predecessor to the ATM packet technologies we employ.

     - Nortel DMS 250 switches. At least seven Nortel DMS 250 voice switches will be deployed on the Williams Network, enabling us to provide switched voice services on the Williams Network. We will install the new switches in Anaheim, San Francisco, Kansas City, Houston, Chicago, Atlanta and New York City. We will use the latest Nortel switching technology to efficiently carry traditional voice services on our ATM core network.

     The following is an example of how the Williams Network is designed compared to traditional circuit-based networks.

                          [Network Design Flow Chart]

     Conduit and fiber optic cable. The newer portions of the Williams Network that we are constructing are designed for expandability and flexibility and will contain multiple conduits along approximately 70% of our routes. To construct our fiber optic cable, fiber optic strands are placed inside small plastic tubes and bundles of these tubes are wrapped with plastic and strengthened with metal. We then place these bundles inside conduit, which is high-density polyethylene hollow tubing 1 1/2 to 2 inches in diameter. Our conduit is generally pulled through decommissioned pipelines or buried approximately 42 inches underground along pipeline or other rights-of-way. We also use steel casing in high-risk areas, including railroad crossings and high-population areas, thereby providing for greater protection. The first conduit contains a cable generally housing between 96 to 144 fibers, and the second conduit, or third where constructed, serves as a spare. The spare conduit or conduits allows for future technology upgrades, potential conduit sales and expansion of capacity at costs significantly below the cost of new construction. After existing and anticipated sales of dark fiber, we generally plan to retain approximately 24 fibers for our own use on the Williams Network.

     Points of presence.  As of March 31, 1999, we had 40 points of presence
(POPs), which are environmentally-controlled, secure sites designed to house our transmission, routing and switching equipment and local operational staff. We plan to grow to 125 POPs by the end of 2000. A POP allows us to place customers' traffic onto the Williams Network. We are designing our POPs with up to 50,000 square feet in order to provide colocation services, which give our customers direct access to the Williams Network. Colocation services involve providing customers with access and space to install their own equipment in our POPs. We intend to expand our network to include multiple POPs within select major metropolitan areas in order to provide end-to-end service offerings for our carrier customers.

     Rights-of-way. The Williams Network is primarily constructed by digging trenches along rights-of-way, which we obtain throughout the U.S. from various landowners. Where feasible, we construct along Williams' pipeline rights-of-way and the rights-of-way of other pipeline companies. Where necessary or economically preferable, we have other right-of-way agreements in place with highway commissions, utilities, political subdivisions and others. As of March 31, 1999, we had agreements in place for approximately 87% of the rights-of-way needed to complete the Williams Network. As of March 31, 1999, the remaining rights-of-way needed for completion of the Williams Network consisted of approximately 4,200 route miles located primarily in the Western U.S. Almost all of our rights-of-way extend through at least 2018.

     The following table sets forth our current and future plans as of March 31, 1999 for the Williams Network build. This table does not include the Retained WilTel Network.

                                                                                       APPROXIMATE
                                                         ESTIMATED       APPROXIMATE    MILES IN
ROUTES                                                COMPLETION DATE    ROUTE MILES    OPERATION
------                                               -----------------   -----------   -----------
Atlanta -- Jacksonville                              Completed                370           370
Dallas -- Houston(1)                                 Completed                250           250
Houston -- Atlanta -- Washington, D.C.               Completed              1,830         1,830
Jacksonville -- Miami(2)                             Completed                330           330
Los Angeles -- New York City(1)                      Completed              4,370         4,370
Minneapolis -- Kansas City                           Completed                450           450
Los Angeles -- San Diego(3)                          2nd quarter 1999         150            --
Portland -- Salt Lake City -- Los Angeles(4)         2nd quarter 1999       1,320            --
Daytona -- Orlando -- Tampa                          3rd quarter 1999         160            --
Detroit -- Cleveland(1)                              3rd quarter 1999         200            --
Kansas City -- Denver                                3rd quarter 1999         640            --
Los Angeles -- Sacramento -- Oakland -- San Jose(5)  3rd quarter 1999         550            --
Portland -- Seattle(3)                               3rd quarter 1999         180            --
Washington, D.C. -- New York City                    3rd quarter 1999         350            --
Bakersfield -- San Luis Obispo -- Fresno             4th quarter 1999         310            --
Bandon, Oregon -- Eugene, Oregon                     4th quarter 1999         270            --
Denver -- Salt Lake City                             4th quarter 1999         570            --
Miami -- Tampa -- Tallahassee                        4th quarter 1999         530            --
New Orleans -- Tallahassee                           4th quarter 1999         480            --
Los Angeles -- Phoenix -- San Antonio -- Houston     1st quarter 2000       1,630            --
Sacramento -- Portland(5)                            1st quarter 2000         530            --
New York -- Boston                                   2nd quarter 2000         250            --
Salt Lake City -- Sacramento -- San Francisco        2nd quarter 2000         850            --
Albany -- Boston                                     4th quarter 2000         180            --
Atlanta -- Nashville -- Cincinnati -- Chicago        4th quarter 2000         850            --
Chicago -- Cleveland -- Pittsburgh -- Washington,
  D.C.                                               4th quarter 2000         800            --
Chicago -- Detroit(1)                                4th quarter 2000         280            --
Dallas -- Charlotte(1)                               4th quarter 2000       1,250            --
Denver -- El Paso(1)                                 4th quarter 2000         750            --
Houston -- Kansas City -- St. Louis -- Chicago       4th quarter 2000       1,300            --
Minneapolis -- Milwaukee -- Chicago(3)               4th quarter 2000         320            --
                                                                           ------         -----
          TOTAL:                                                           22,300         7,600
                                                                           ======         =====

-------------------------

(1) These routes were swapped or purchased by our company with no spare conduits.

(2) We purchased this route along with one spare conduit.

(3) In addition to constructing one route with 2 spare conduits, we intend to purchase 12 fibers along a diverse route between these cities.

(4) This route was jointly constructed by us, Enron Communications, Inc. and Touch America, Inc. with no spare conduits.

(5) We purchased 12 fibers on these routes along with two spare conduits.

     Monitoring. We monitor the Williams Network 24 hours a day, seven days a week from our network management centers in Tulsa, Oklahoma and St. Louis, Missouri. Each network management center provides centralized network surveillance, troubleshooting and customer service. The system currently allows our technicians to detect a component malfunction in the Williams Network, quickly reroute the customer's traffic to an available alternate path and effect an expedited repair. Upon completion of the

Williams Network, the rerouting function will be fully automated and nearly instantaneous so that customers will not experience any disruptions in service quality. We expect this will reduce service costs and customer downtime. We have also implemented a program which encourages people to phone a toll-free number prior to breaking ground, backed up by Williams' "call before you dig" group to reduce the risk of damage to our conduit or fiber system. Additionally, we place above-ground markers at frequent intervals along the route of the Williams Network.

PRODUCTS AND SERVICES

     Our network products and services fall into seven categories:

     - packet-based data services
     - private line services
     - voice services
     - local services
     - dark fiber and conduit sales
     - dim fiber leases
     - network design and operational support

     Packet-based data services. We provide customers with variable capacity across the Williams Network to connect two or more points. These services provide efficient connectivity for data, Internet, voice and video networks at capacities ranging from T-1 connectivity, or 1.5 megabits per second, to OC-3 connectivity, or 155 megabits per second. By comparison, one voice call requires roughly 64 kilobits per second. Specific packet-based data services include ATM, frame relay and Internet transport services. These services primarily operate over the Williams Network and enable billing based on quality of service and usage.

     Private line services. We provide customers with fixed amounts of point-to-point capacity across the Williams Network. These services provide fixed amounts of capacity currently ranging from T-1 connectivity to OC-48 connectivity, or 2.5 gigabits per second. We offer these services both across the Williams Network and by purchasing capacity on other providers' networks. As we complete the Williams Network, we will increase the percentage of these services we provide on our network.

     Voice services. We currently provide connectivity across the Williams Network for our customers to complete long distance telephone calls using capacity on other providers' networks. Our customers can use the Williams Network to handle origination and termination of long distance phone calls. As we complete deployment of our voice switches and obtain the necessary regulatory approvals, we will provide these and other voice services on the Williams Network and decrease our usage of other's networks. Other voice services will include calling card, directory assistance, operator assistance, international and toll-free services. As the traditional geographic boundaries for voice services diminish, our voice platform will provide local, long distance and international voice services.

     Local services. We currently provide local connectivity for our carrier customers through the resale of other providers' services. We have obtained local capacity through our agreements with WinStar and can obtain local capacity from SBC. We will develop specific products using this capacity to meet our customers' local networking needs.

     Dark fiber and conduit sales. We sell rights for dark fiber and related services and may sell rights to a conduit in the future. "Dark fiber" consists of fiber strands contained within a fiber optic cable which has been laid but does not yet have its transmission electronics installed. A sale of dark fiber typically has a term which approximates the economic life of a fiber optic strand (generally 20 to 30 years). Purchasers of dark fiber typically install their own electrical and optical transmission equipment. Substantially all of our current and planned builds include laying two spare conduits, and we may sell rights to use at least one of them. A purchaser of conduit typically lays its own cable inside the conduit. Related services for both sales of rights for dark fiber and conduits include colocation of customer equipment at our POPs and network equipment locations and maintenance of the purchased fiber or conduit. In the past two years, we have entered into approximately 15 agreements for sales of dark fiber with Frontier, IXC, WinStar and others. Payment for dark fiber is generally made at the time of delivery and acceptance of the fiber although other payment options may be available. In addition, ongoing payments for maintenance services are required. These transactions typically involve sales of contractual rights to use the fiber or conduit, rather than sales of ownership interests.

     Dim fiber leases. DWDM technology in the Williams Network will allow us to sell a customer exclusive long-term use of a portion of the transmission capacity of a fiber optic strand, rather than the entire fiber strand. This is in addition to the capacity used by us to provide our other services. We are able to derive sixteen wavelengths, at OC-192 capacity per wavelength, over a single fiber strand with current technology and plan to derive up to thirty-two wavelengths over a single fiber strand by the end of 1999. A purchaser of wavelength will install its own electrical interface, switching and routing equipment and will share the fiber and optical transmission equipment with other dim fiber users. We believe that many potential customers will be interested in dim fiber because it allows a customer to purchase capacity in smaller increments while retaining the added control advantages of dark fiber.

     Network design and operational support. We help our customers design and operate their networks. We use our network management centers to monitor and operate portions of their networks and use Solutions' resources to expand and support our customers' networks. We are deploying new management tools, including InSite(TM), our proprietary customer interface, which will give our customers the ability to monitor network performance and reconfigure their capacity from their own network management centers on an essentially real-time basis and the ability to increase or reduce bandwidth rapidly to better match their needs. InSite(TM) features equipment inventory management, bandwidth inventory management, configuration management, fault isolation management and alarm monitoring. In 1998, we provided network design and operational support services primarily to Concentric and Savvis Communications Corporation, an Internet service provider.

CUSTOMERS

     We provide dedicated line and switched services to other communications providers over our owned or leased fiber optic network facilities. Our customers currently include RBOCs, Internet service providers, CLECs, long distance carriers, international carriers, utilities and other providers who desire T-1 or higher connectivity to the Internet, ATM or frame relay, private lines or long distance voice services on a carrier services basis.

     Sales to Intermedia accounted for approximately 31.2% of Network's revenues from external customers in 1998. Sales to Qwest accounted for approximately 26.2% of Network's revenues from external customers in 1998. Sales to our next three largest customers, Hyperion, Concentric and Frontier, together accounted for approximately 29.0% of Network's revenues from external customers in 1998. Our remaining customers each accounted for less than 3% of Network's revenues from external customers in 1998.

SALES AND MARKETING

     We sell services and products to carriers through our sales organization. Since we only sell to other communications carriers, our sales and marketing department is small and focused, resulting in strong customer relationships and lower operating costs. This organization consists of senior level management personnel and experienced sales representatives with extensive knowledge of the industry and our products and key contacts within the industry at various levels in the carrier organizations. We position ourselves as the provider of choice for communications carriers due to the quality of our service, the control we provide customers over their service platforms, the reliability of our services and our low cost position. We believe our cost advantages allow us to sell our services on the Williams Network at prices which represent potentially significant savings for our large-volume customers relative to their other alternatives.

COMPETITION

     The communications industry is highly competitive. In the market for carrier services, we compete primarily with the three traditional nationwide carriers, AT&T, MCI WorldCom and Sprint, and other coast-to-coast and regional fiber optic network providers, such as Qwest, Level 3 and IXC. We compete primarily on the basis of pricing, transmission quality, network reliability and customer service and support.

     We believe that we have substantial advantages over our competitors. AT&T, MCI WorldCom and Sprint utilize systems that were constructed for the most part prior to 1990. We believe that the older systems operated by these carriers generally face disadvantages when compared to the Williams Network, such as:

     - lower transmission speeds
     - lower overall capacity
     - more costly maintenance requirements
     - inefficiency due to design and competing traffic requirements
     - greater susceptibility to systems interruption from physical damage to the network infrastructure

     In addition, many of these older systems will face greater difficulty in upgrading to more advanced fiber due to lack of a spare conduit.

     We believe that our strategy of selling products and services to other communications carriers gives us an advantage over other fiber optic network providers who compete with their customers. We believe that communications carriers prefer not to buy products and services from a competitor. We also do not need a large sales, marketing and customer service staff in order to support the retail markets that our competitors serve. We can effectively reach and serve a relatively small group of large customers with our smaller, efficient and focused team, resulting in reduced costs.

RELATIONSHIP WITH MCI WORLDCOM

     As part of our agreements with MCI WorldCom relating to the sale of the majority of Williams' communications network business to LDDS, MCI WorldCom granted us an option to purchase one fiber optic strand over approximately 7,700 miles of selected MCI WorldCom routes. In addition, we granted MCI WorldCom an option to purchase one fiber optic strand over approximately 9,700 miles of selected Williams Network routes on the portions of the Williams Network which we began to develop in January 1998. The exercise price for each option is equal to the capitalized cost attributable to the sold fiber plus a slight markup. Any fiber optic strand we purchase pursuant to the option may only be used to transmit video or multimedia services, including Internet services, until July 1, 2001. MCI WorldCom has agreed to provide private line, frame relay and switched voice services for our and Williams' internal use through 2034. We have agreed to pay MCI WorldCom its costs to unrelated third parties for these services. Until July 1, 2003, we and MCI WorldCom have agreed not to solicit the other's employees located in the Tulsa metropolitan area. Until August 1, 1999, if either of us hires select key employees involved in network planning or in management, the hiring company must pay to the other an amount equal to five times the employee's annual compensation.

SOLUTIONS

     We sell, install and maintain network services and the communications equipment of leading vendors to address our customers' comprehensive voice and data needs. Our expertise in communications and data networks permits us to offer customers a wide range of professional services, including network planning, design, implementation, management, maintenance and optimization. We also distribute the products and services of select communications service providers, including some of Network's customers. In April 1997, we purchased Nortel's equipment distribution business, which we then combined with our equipment distribution business to create Williams Communications Solutions, LLC. We own 70% of Solutions LLC and Nortel owns the remaining 30%. Our Solutions business unit consists primarily of Solutions LLC.

     Our broad range of voice and data solutions allows us to serve as a single-source provider for our customers' communications needs. We distribute the products and services of a number of leading communications suppliers, primarily Nortel, as well as Cisco, Octel (a division of Lucent), NEC, 3COM, Bell Atlantic, SBC and U S WEST, and are therefore able to provide our customers with multiple options. By offering equipment from a variety of vendors, we help businesses optimize the productivity and reduce the cost of their communications systems. We have expertise in the most complex network technologies to ensure that products from various suppliers operate together effectively.

     Selected statistics of our Solutions business as of December 31, 1998 include (numbers are approximate):

              Sales personnel....................    1,200
              Technicians........................    2,400
              Engineering personnel..............      800
              Operations support staff...........    1,400
              Total customer sites...............  100,000
              Sales and service locations........      110

STRATEGY

     Our objective is to be the premier provider of advanced, integrated communications solutions to businesses. To achieve this objective, we intend to:

     - Capitalize on converging voice, data, Internet and video needs. We capitalize on the increased demand for new technologies as businesses replace and upgrade existing communications infrastructure as a result of an industry trend called "convergence." Whereas in the past voice and data equipment and networks were separate, "convergence" is the integration of these separate technologies into a single communications environment. We believe that our strong customer relationships, product portfolio and technical experience provide us with an ideal platform to capitalize on this trend.

     - Leverage our engineering and technical resources. We have an experienced staff of approximately 2,400 technicians and approximately 800 engineering personnel to design, install, manage and maintain our customers' communications infrastructures. Our employees are trained to address our customers' converged and complex communications needs, such as Internet-connected call centers and voice over Internet protocol. As technologies become more complex, the need for advanced communications solutions such as these will continue to grow. Our engineering personnel and technicians provide us with a competitive advantage in offering these services.

     - Provide advanced professional services. We provide comprehensive services to assist customers in the design, engineering and operation of their communications networks. Our services include advanced call center applications, outsourcing, network engineering and network consulting. We intend to continue to expand the professional services portion of our business as customer demand for advanced communications and data network solutions continues to grow.

     - Utilize our nationwide presence and large, installed customer base. We have approximately 110 sales and service locations throughout the U.S. and Canada and approximately 100,000 customer sites. Our nationwide presence allows us to better serve multi-location customers and makes us a very attractive partner for leading communications equipment and service providers. Our large, installed customer base provides us and leading communications equipment and service providers with an existing market to sell new products and services.

     - Extend the reach of Network's carrier customers. We are able to distribute the products and services of Network's customers to Solutions' customer base. We are currently using Solutions' 1,200 sales personnel to sell Concentric's Internet services and UniDial's long distance services. In addition, we have agreed to offer SBC's network services as they are made available to us. We believe that our ability to extend the reach of Network's carrier customers provides Network with a valuable point of differentiation.

PRODUCTS AND SERVICES

     We provide a comprehensive array of communications products and services. Our products and services fall into three categories:

     - equipment sales and service
     - professional services
     - sale of carrier services

     Equipment sales and service. We sell and install voice and data communications equipment and provide service, maintenance and support for our customers' communications networks.

     - Voice and video equipment. We offer our customers a variety of voice and video equipment, which enables our customers to communicate more effectively. We also install, configure and integrate all of the equipment they purchase. The voice systems we sell range from systems for small businesses to systems for large enterprise sites, requiring anywhere between 15 and 50,000 internal telephone lines. This equipment includes PBX systems, key systems, building wiring, call centers, voice mail systems and premise (as opposed to mobile) wireless systems.

     - Data equipment. We design, build and operate data networks as well as integrated voice and data networks. To meet our customers' needs, we evaluate technologies such as Internet protocol, frame relay and ATM and then we select, integrate and deploy the appropriate routers, switches, access devices and other required equipment. The networks we build range from small local area networks (LANs) supporting less than 50 users to wide area networks (WANs) supporting thousands of users and multiple technologies. In addition, we operate a company in Mexico which sells and services data network equipment in Mexico City, Guadalajara and Monterrey.

     - Service and maintenance. We maintain and service our customers' networks primarily through annual maintenance plans or through job-specific plans based on time and materials. We remotely monitor and manage the voice and data equipment and network connectivity of our customers 365 days a year, 24 hours a day through our advanced network management center. We are able to resolve over 85% of all potential problems relating to data equipment and over 25% relating to voice equipment without having to dispatch a technician to the customer's site. When a skilled technician is required, we have a staff of over 2,400 technicians available to meet our customers' on-site service needs.

     Professional services. We design, build and operate advanced voice, data and integrated networks. Our professional services offerings include outsourcing, advanced call center applications, network engineering and network consulting. We will continue to expand these services as customer demand for advanced communications solutions continues to grow.

     - Outsourcing. We have over 400 engineers and on-site technicians to support several large U.S. corporations which have elected to turn over to us the management and operation of all or substantial portions of their communications environments. Increasingly, these clients are outsourcing their data networking requirements in addition to their traditional voice communications requirements to expand network capability, improve productivity and decrease costs.

     - Advanced call center applications. Our call center applications team consists of approximately 50 software applications developers and engineers who design and implement customized call center solutions for customers with complex requirements. We also maintain a computer telephony integration lab with 30 specialists to test and develop custom call center solutions.

     - Network engineering. We have approximately 175 network engineers with expertise in data as well as integrated voice and data networking. This group designs networking solutions, implements those

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

       solutions and provides ongoing operational support utilizing standard technologies. We also provide engineers on a fee-for-service basis for customers who seek to augment their own resources.

     - Network consulting. Our network consultants coordinate the operational plans of our customers with their existing network capacity and capability in order to determine the communications environment necessary to meet their business needs. Our consultants provide a complete analysis of existing network status and predict the impact of future changes on a network and also develop sophisticated Internet applications.

     Sale of carrier services. Our customers are increasingly demanding "one-stop shopping" for communications services. We sell long distance, local and Internet services offered by other carriers who are generally customers of the Williams Network. This enables us to provide a complete communications solution for our customers. We currently have agreements with SBC, Bell Atlantic, U S WEST (in Arizona only), UniDial and Concentric to sell their services.

ISSUES RELATING TO SOLUTIONS' BUSINESS PERFORMANCE

     In 1997, we and Nortel combined our equipment distribution businesses to create what is now Solutions LLC. The rationale for the combination was to achieve the benefits of increasing the scale and national reach of our sales, engineering and technical support staffs and our installed customer base and to strengthen our relationship with our primary vendor. The combination was also expected to provide the cost benefits of eliminating redundant operating and overhead expenses. However, we have experienced difficulties in integrating Nortel's equipment distribution business with ours and in managing the increased complexity of our business. These difficulties have prevented us from fully realizing the expected benefits of the combination and have adversely impacted our financial results. For a detailed discussion of these issues, see the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview -- Solutions."

VENDOR RELATIONSHIPS

     We have agreements with the suppliers of the products and providers of the services we sell to our customers. These agreements provide for our distribution, resale or integration of products or our acting as agents for the provider of services. Normally, we receive volume discounts off the list price of the product or service we purchase from our vendors. We estimate that sales of Nortel's products, consisting of primarily voice equipment, accounted for approximately 40% of Solutions' revenues in 1998. We estimate that product sales from the next three largest vendors accounted for approximately 6% of Solutions' revenues in 1998.

     Nortel. We distribute Nortel's voice, data and video products. We are the largest U.S. distributor of Nortel's end-user voice products. The discounts we receive vary based on our volume of purchases of a particular product line up to a maximum discount. We have a commitment from Nortel that we may remain a distributor of Nortel's products through at least 2002. While we have no commitment to purchase a minimum number of products from Nortel, if we do not maintain a minimum percentage of Nortel's products in our product mix, each party has the option to change the ownership structure of Solutions LLC. See the section below entitled "-- LLC Agreement with Nortel" for more information.

     Cisco. We are a large U.S. distributor of Cisco's full line of data networking products. We also distribute Cisco's voice over Internet protocol products.

     Lucent. We are one of the largest U.S. distributors of the voicemail products of Lucent's Octel messaging division. We also distribute Lucent's advanced premises wiring products.

     NEC. We are one of the largest non-affiliated U.S. distributors of NEC voice equipment. We have an agreement with NEC that requires us to purchase from April 1, 1999 through March 31, 2001 annual minimum amounts which aggregate to a minimum of $44 million of their products. If we do not fulfill our commitment to NEC, we are required to pay 30% of any amounts we do not purchase.

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

CUSTOMERS

     We have approximately 100,000 customer sites across a broad range of industries, including businesses as well as educational, governmental and non-profit institutions. These customers consist of small businesses (ten or more employees), small sites of larger companies and large enterprise campus sites (e.g., AT&T and the University of Dayton). We are one of the largest providers in the U.S. of installation and maintenance services of communications systems to business sites of over 10,000 telephone lines. We believe that our customer service will enable us to capture an increasing portion of each customer's communications budget in the future. We are not dependent on any one customer or group of customers to achieve our desired results. Our top 25 customers combined accounted for less than 10% of revenue during 1998, with no one customer accounting for more than 1%. Our customers include: AT&T, Bankers Trust Corporation, BP Amoco P.L.C., Countrywide Credit Industries, Inc., Hewlett Packard Company, Johnson & Johnson, Kaiser Permanente, Lockheed Martin Corporation, Merrill Lynch & Co., Pfizer, Inc., Prudential Individual Insurance Group, Shell Exploration and Production Technology Company, Staples, Inc., T. Rowe Price International Technologies, Inc. and Texaco Inc.

SALES

     We operate approximately 110 sales and service offices in the U.S. and Canada staffed with approximately 1,200 sales personnel. Approximately 100 of our sales personnel focus on large, national and government accounts. In addition, we have representatives dedicated to making regular telephone contact with our existing customers, providing enhanced customer service and a channel for merchandise sales.

COMPETITION

     Our competition comes from communications equipment distributors, network integrators and manufacturers of equipment (including in some instances those manufacturers whose products we also sell). Our competitors include Norstan, Inc., Anixter Inc., Integrated Network Services, Lucent, Siemens, Cisco Systems and the equipment divisions of GTE, Sprint and the RBOCs. Most equipment distributors tend to be regionally focused and do not have our capability to service a nationwide customer base. We believe our expertise in voice technologies and our ability to provide comprehensive solutions give us an advantage over network integrators. Most manufacturers of equipment are focused on selling their own equipment and do not provide converged solutions. By having relationships with multiple vendors, we believe we can provide the best solution for each customer's specific needs.

LLC AGREEMENT WITH NORTEL

     In April 1997, we purchased Nortel's equipment distribution business, which we then combined with ours to create Solutions LLC. Nortel's equipment distribution business included the combined net assets of Nortel's direct sales subsidiaries, Nortel Communications Systems, Inc., which includes Bell Atlantic Meridian Systems, and TTS Meridian Systems, Inc.

     We have a 70% interest and Nortel has a 30% interest in Solutions LLC. In the event of a change of control of either us or Nortel, Nortel may require us to buy, or we may require Nortel to sell, Nortel's entire interest in Solutions LLC at market value. If for two consecutive years the percentage of Nortel products purchased by Solutions LLC compared with all Nortel and similar products purchased by Solutions LLC falls below approximately 78% and the rate of growth of the purchase of Nortel products by Solutions LLC during the two-year period is below that of other Nortel distributors, Nortel may require us to buy, or we may require Nortel to sell, Nortel's entire interest in Solutions LLC at market value.

     After 1999, Nortel may require us to purchase up to one-third of its interest in Solutions LLC. Nortel must retain a 20% interest in Solutions LLC for a period of 5 years after the date on which Nortel's ownership interest is reduced to 20%. As long as Nortel retains 20%, we must retain at least a 50% interest in Solutions LLC. Each party has a right of first refusal to purchase the other party's interest in the event of a sale to a third party of all or any part of the party's interest. For more information about our relationship with Nortel, see the section above entitled "-- Vendor relationships."

     We and Nortel have representation in proportion to our respective ownership interest on the management committee of Solutions LLC. We currently appoint seven representatives and Nortel appoints three representatives to this committee. As long as Nortel's interest in Solutions LLC is at least 20%, Nortel must approve, among other things:

     - any changes to the scope of Solutions LLC's business
     - any non-budgeted capital expenditure over $5 million, non-budgeted acquisition, divestiture or any other obligation over $20 million
     - the incurrence of long-term debt in excess of equity

Until May 2000, we and Nortel will not engage in direct sales to end-users of Nortel's voice products or any similar voice products in the U.S. and Canada outside Solutions LLC.

APPLICATIONS

     Applications owns and operates businesses which create demand for capacity on the Williams Network, create demand for Solutions' services or develop our expertise in advanced transmission applications. Applications consists of Vyvx and other communications businesses.

     Vyvx is a leading provider of integrated fiber optic, satellite and teleport video transmission services. Through Vyvx, we have gained experience in multimedia networks and have established high-speed connectivity to the major news and sports venues throughout the country. Vyvx's broadcast customers include all major broadcast and cable television networks, news services and professional and collegiate sports organizations. In 1998, Vyvx delivered the video and audio signals from live events to television networks for approximately 85% of all nationally televised sports events. In 1998, Vyvx also delivered more than one-third of all nationally televised advertisements to local television stations.

     Applications' other businesses include Williams Conferencing, Global Access, Telemetry and ChoiceSeat. Williams Conferencing offers worldwide audio and video services, special events management and video conferencing networks to businesses. Global Access offers closed-circuit video broadcasting services for businesses, universities and other large institutions. Telemetry provides wireless remote monitoring and meter reading equipment and related services to industrial and commercial customers, including Williams. ChoiceSeat deploys touch-screen display units installed on stadium seats which provide access to statistics, different views of the field, player- and venue-related information and access to current information from other sports events.

STRATEGIC INVESTMENTS

     We invest in companies which drive bandwidth usage on the Williams Network, increase our service capabilities, strengthen our customer relationships or extend our reach.

INVESTMENTS WHICH DRIVE BANDWIDTH USAGE, INCREASE OUR SERVICE CAPABILITIES OR STRENGTHEN OUR CUSTOMER RELATIONSHIPS

     Concentric. Concentric Network Corporation is a leading provider of Internet-based virtual and private networking services to business customers. We currently own 2,316,858 shares, or 12.6%, of Concentric's common stock which we acquired over the past two years for an aggregate of approximately $41.5 million. We also own warrants to purchase an additional 355,018 shares of Concentric's common stock at an exercise price of $6 per share by June 2002. Concentric has agreed to purchase at least $21 million of services and equipment from us prior to December 1, 2002. Through 2007, we are Concentric's preferred provider of communications equipment and long distance multimedia network services. As a preferred provider, we retain a right of last refusal to provide these services so long as the equipment and services are competitive to the market in technology and price. Through 2007, Concentric

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

must first try to buy all services and equipment it requires from us if we provide the products Concentric requires. Solutions has also entered into an agreement with Concentric which provides that we will market and resell Concentric's telecommunications services in the U.S. Our investment in Concentric allows us to better understand the requirements of Internet service providers so that we can scale these service offerings to better serve our customers.

     UniDial. UniDial Communications, Inc. is a reseller of long distance and other communications products, including frame relay, Internet and conferencing services. In October 1998, we purchased shares of preferred stock of UniDial for $27 million. Dividends accrue at the rate of 10% per annum beginning October 1, 1999. The shares are convertible into common stock under certain circumstances, with our resulting percentage being subject to various formulas and timing restrictions. We currently estimate that our preferred stock would convert into approximately 12% of UniDial's common stock. We entered into an agreement with UniDial which provides for UniDial to buy all of its required carrier services from us until October 2002. We must price our services at competitive market levels. UniDial may not terminate the carrier services agreement, which automatically renews for successive two-year periods, as long as we continue to own all of our UniDial preferred stock or own at least 5% of UniDial's common stock. We also have an additional agreement with UniDial which provides for Solutions to sell UniDial's products and services and for UniDial to handle the billing and collection relating to Solutions' sales of UniDial's services. Our investment in UniDial allows us to better understand the reseller market and enables us to better serve our customers.

     UtiliCom. UtiliCom Networks Inc. partners with utilities to create joint ventures offering local exchange and other communications services. We currently own 469,154 shares of UtiliCom's common stock, which represents a 14.5% interest (9.7% on a fully-diluted basis), though we expect our interests to be reduced to 6.7% (5.9% on a fully-diluted basis) in 1999 upon UtiliCom's receipt of additional financing. We have provided a $1 million loan to UtiliCom that matures in May 2003, which we may convert to UtiliCom common stock in the event of an initial public offering of UtiliCom's common stock. We also provided an additional $4 million loan that matures in June 1999. We hold 200,000 warrants that are exercisable to purchase UtiliCom common stock at $3 per share. In exchange for our financing and investments, UtiliCom has agreed to use reasonable best efforts to utilize our communications services and equipment and to cause each of its joint ventures to designate us as its vendor as long as we offer the equipment and services on competitive terms. In addition, we and UtiliCom agreed to market each other's products and services to each other's customers. UtiliCom's first joint venture partner is a subsidiary of SIGCORP, Inc., a utility in Evansville, Indiana. The new venture is preparing to provide telephony and data services, Internet services and cable television services to business and residential customers.

INVESTMENTS WHICH EXTEND OUR REACH

     Williams owns interests in communications ventures in Brazil, Australia and Chile. Prior to the completion of the offerings, Williams will grant us an option to acquire one of its international communications assets and intends to contribute the remainder of its international communications assets to us. Williams International Company, a subsidiary of Williams, will operate and manage our international investments under an operations and management agreement.

     ATL. ATL-Algar Telecom Leste S.A. was formed in March 1998 to acquire the concession for B-band cellular licenses in the Brazilian states of Rio de Janeiro and Espirito Santo. ATL is owned by Williams, SKTI-US LLC and Lightel S.A. -- Tecnologia da Informacao. As of March 31, 1999, Williams owned a 55% direct interest in ATL and a 10% indirect interest in ATL through an option to acquire an interest in SKTI-US LLC. SKTI-US LLC is owned by Williams and SK Telecom Co., Ltd., Korea's largest wireless telecommunications provider. Lightel is a holding company whose subsidiaries are communications service providers in Brazil.

     Williams has an option to acquire SK Telecom's interest in SKTI-US LLC once permitted under Brazilian regulations. In April 1998, Williams acquired a 20% non-voting economic interest in ATL. Also in April 1998, SKTI-US LLC acquired a 10% economic interest, representing a 30% voting interest, in

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

ATL. On March 25, 1999, Williams purchased from Lightel for $265 million an additional 35% economic interest, representing a 19% voting interest, in ATL. As of March 31, 1999, Williams' investment in ATL totals $415 million, representing a 65% economic interest and a 49% voting interest. This investment reduces Lightel's investment to a 35% economic interest, representing a 51% voting interest, in ATL. All of ATL's shares are pledged as part of the collateral required under third-party non-recourse financing arrangements. Williams intends to contribute the shares of ATL it directly owns to us prior to the completion of the offerings.

     ATL provides digital cellular services in the Brazilian states of Rio de Janeiro and Espirito Santo, covering a population of approximately 16.1 million inhabitants. ATL started commercial operations on January 15, 1999 and had approximately 340,000 subscribers as of March 31, 1999. ATL's only cellular competitor in these areas is Tele Sudeste Celular Participacoes S.A., a former subsidiary of Telebras currently controlled by a consortium led by Telefonica de Espana. We believe these areas to be particularly attractive because of the high unsatisfied demand for cellular services, large population base and relatively high level of income per capita when compared to other Brazilian regions. ATL's strategy is based on rapidly deploying a high-quality, 100% digital cellular network, offering a broad range of enhanced services and providing excellent customer service.

     Lightel. Williams currently owns a 20% equity interest in Lightel. Algar S.A. Empreendimentos e Participacoes, one of the leading Brazilian conglomerates, owns 74% of Lightel. The remaining 6% of Lightel is owned by the International Finance Corporation.

     We will have the right during the period from January 1, 2000 through January 1, 2001 to purchase all of Williams' equity and debt investments in Lightel at the net book value of Williams' investment in Lightel at the time of the purchase. At December 31, 1998, this net book value was approximately $170 million. The purchase price is payable in shares of Class B common stock valued at the average closing sale price per share of our common stock over the twenty trading-day period prior to the purchase. In the event that we exercise this option, we would be required to assume any capital or other commitments that Williams may have to Lightel at the time of the purchase.

     Williams purchased the 20% economic interest in Lightel, representing a 5% voting interest, in January 1997 for approximately $65 million. In April 1998, Williams invested an additional $100 million in the form of a redeemable convertible bond. The bond bears interest at an annual rate of 10% compounded quarterly in U.S. dollars and is convertible at any point over the next three years. After the conversion of the bond, Williams would own an approximately 33% economic interest, representing a 21% voting interest in Lightel. Beginning in January 2002 and until an initial public offering of Lightel, Williams has a right to sell its entire interest in Lightel to Algar for at least the amount of Williams' investment plus interest. Williams has the ability to maintain its ownership level in Lightel in the event of capital increases.

     Lightel's main communications subsidiaries and investments as of March 31, 1999 include:

     - 35% of ATL
     - 70.9% of Companhia de Telecomunicacoes do Brasil Central (CTBC)
     - 40% of Tess S.A. (Tess)

     Other majority-owned subsidiaries of Lightel include companies involved in cable television services, design, maintenance and construction of communications networks and provision of long distance services.

     CTBC provides local telephone and cellular services in 300 counties (102,000 square kilometers) in parts of the states of Minas Gerais, Sao Paulo, Goias and Mato Grosso do Sul, covering a population of approximately 2.5 million people. This area of Brazil has recently experienced higher rates of economic development than other regions of Brazil. As of December 31, 1998, CTBC had approximately 403,000 fixed telephone lines in service and approximately 127,000 cellular subscribers.

     Tess provides digital cellular services in Sao Paulo state outside the city of Sao Paulo, covering a population of approximately 16.8 million inhabitants, under a concession purchased from Brazil's federal

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

government in 1997. We believe this to be an attractive area because of the low penetration of fixed telephone lines and the high demand for telephone service. Tess's other stockholders are Telia AB (the largest telecommunications operator in Sweden) and Eriline Celular (a subsidiary of the Brazilian Eriline group). Tess began to provide cellular service in December 1998.

 [OWNERSHIP STRUCTURE OF STRATEGIC INVESTMENTS IN BRAZIL AS OF MARCH 31, 1999
                            SUBSIDIARIES FLOW CHART]

     PowerTel. In August 1998, Williams and a joint venture owned by three large Australian electric utilities purchased equity interests in PowerTel Limited (previously known as Spectrum Network Systems Limited), a public company in Australia.

     PowerTel plans to build, own and operate communications networks serving the three cities of Brisbane, Melbourne and Sydney and plans to provide local services in the central business districts of these cities. The three Australian utilities have entered into a ten-year agreement with PowerTel which allows PowerTel to use the utilities' ducts and to lay fiber optic cable alongside their rights-of-way between the cities. PowerTel's strategy is to provide high-quality, low-cost local voice, data and Internet services to the commercial and carrier markets commencing in the second half of 1999.

     Williams currently owns 159,574,043 shares, or 30%, of the common stock of PowerTel and 31,845,000 shares, or 100%, of convertible cumulative preferred stock of PowerTel. Williams' total investment represents a 36% economic interest in PowerTel, which Williams purchased for 90 million Australian dollars. The convertible cumulative preferred stock is convertible into an equivalent number of shares of common stock at Williams' option at any time until August 2003. Williams currently holds a majority of PowerTel's board seats, is entitled to elect the majority of the directors of PowerTel, to appoint the executive officers of PowerTel and operate the company. Williams is required to invest an additional 60 million Australian dollars in cash by February 2000 in PowerTel for 127,659,000 shares of common stock. Williams' ownership in PowerTel will increase to 45% after it has made all of its 60 million Australian dollar cash contributions. Williams also has options to purchase 44,680,851 shares of common stock, which would increase its interest by 4%, at an exercise price of 0.47 Australian dollars per share. These options are exercisable at any time until August 2003. Williams also has a 2.4% ownership interest

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

in PowerTel through an earlier investment. Subject to the consent of the other PowerTel shareholders, Williams will contribute its interest in PowerTel to us prior to the completion of the offerings.

     MetroCom. On March 30, 1999, Williams acquired a 19.9% equity interest in MetroCom S.A. MetroCom is a Chilean company formed to build, own and operate a communications network providing local, Internet, data and voice services to businesses and residences in the Santiago metropolitan area. The remaining 80.1% of MetroCom is owned by MetroGas S.A., a company which is constructing a natural gas distribution system throughout the Santiago metropolitan area. MetroGas' stockholders are several large international and Chilean electric utilities and energy companies. MetroGas has granted MetroCom the right to utilize its rights-of-way throughout Santiago. MetroCom's strategy is to provide high-quality, low-cost local, Internet, data and voice services and to focus on the commercial and high-end residential markets. MetroCom plans to complete its fiber optic network and plans to commence services in late 1999.

     Williams also has warrants to purchase shares of MetroCom's common stock which would increase its interest to 50%. Williams purchased the common stock and the warrants for $24.5 million. Williams is entitled to appoint the executive officers of MetroCom and operate the company. Williams will contribute its interest in MetroCom to us prior to the completion of the offerings.

STRATEGIC ALLIANCES

     We enter into strategic alliances with communications companies in order to secure long-term, high-capacity commitments for traffic on the Williams Network and to enhance our service offerings. The most significant of these alliances are described briefly below.

SBC

     SBC is one of the largest communications providers in the U.S. with 1998 revenues of approximately $28.8 billion. SBC currently provides local services in the south central region of the U.S. and in California, Nevada and Connecticut. SBC has a pending agreement to acquire Ameritech Corp., a communications provider in the Midwest with 1998 revenues of approximately $17.2 billion.

     On February 8, 1999, we entered into agreements with SBC under which:

     - SBC must first seek to obtain domestic voice and data long distance services from us for 20 years
     - we must first seek to obtain select international wholesale services and various other services, including toll-free, operator, calling card and directory assistance services, from SBC for 20 years
     - we and SBC will sell each other's products to our respective customers and provide installation and maintenance of communications equipment and other services

     For the services each must seek to obtain from the other, the prices generally will be equal to the cost of the product or service plus a specified rate of return. However, these prices cannot be higher than prices charged to other customers and in some circumstances cannot be higher than specific rates. If either party can secure lower prices for comparable services which the other party will not match, then that party is free to utilize the lowest cost provider.

     Both we and SBC can provide services or products to other persons. Each party may also sell or utilize the products or services purchased from the other to provide products or services to other persons. However, if SBC establishes a wholesale distribution channel to resell the network capacity purchased from us to another provider of carrier services, we have the right to increase the price we charge SBC for the services SBC resells in this manner. While the terms of our agreements with SBC are intended to comply with restrictions on SBC's provision of long distance services, various aspects of these arrangements have not been tested under the Telecommunications Act.

     We and SBC have agreed on a mechanism for the development of the Williams Network based on the unanimous decision of committees composed of an equal number of representatives from our company and SBC. If a committee does not approve a project, both we and SBC have the right to require the

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

other party to develop a project in exchange for payment of the direct costs and cost of capital required to complete the project or pursue it on its own. In addition, upon SBC receiving authorization under Section 271 of the Telecommunications Act in any state, SBC has the option to purchase from us at net book value certain voice or data switching assets which are physically located in that state and of which SBC has been the primary user. This purchase option would not permit SBC to acquire any rights-of-way we use for the Williams Network or other transport facilities which we maintain.

     Upon termination of the alliance agreements with SBC, SBC has the right in certain circumstances to purchase voice or data switching assets (including transport facilities) of which SBC's usage represents 75% or more of the total usage of these assets.

     SBC may terminate the provider agreements if any of the following occurs:

     - SBC does not acquire Ameritech or if regulators impose conditions on the acquisition that SBC refuses to accept
     - we begin to offer retail long distance voice transport or local exchange services on the Williams Network under some circumstances
     - the action or failure to act of any regulatory authority materially frustrates or hinders the purpose of any of our agreements with SBC
     - we materially breach our agreements with SBC causing a material adverse effect on the commercial value of the relationship to SBC
     - we have a change of control
     - SBC acquires an entity which owns a nationwide fiber optic network in the U.S. and determines not to sell us long distance transport assets

     We may terminate the provider agreements if any of the following occurs:

     - SBC has a change of control
     - the action or failure to act of any regulatory authority materially frustrates or hinders the purpose of any of our agreements with SBC
     - there is a material breach by SBC of the agreements

     The provider agreements provide for remedies upon termination but in no event can termination liabilities exceed $200 million.

     On March 23, 1999, the U.S. Department of Justice (DoJ) completed its antitrust review of the proposed merger of SBC and Ameritech. The DoJ approved the merger subject to a consent decree agreed to by the parties that the companies would sell one of their overlapping wireless systems in St. Louis, Chicago and some other portions of Illinois. On April 5, 1999, Ameritech announced its agreement with GTE to sell GTE these overlapping wireless systems and thus satisfy the consent decree's condition to completing the merger of SBC and Ameritech. On April 8, 1999, the Public Utilities Commission of Ohio approved the merger, subject to certain conditions agreed to by SBC and Ameritech. The merger must still be approved by the FCC and the Illinois Commerce Commission, which generally have statutory mandates to review competition issues as well as other aspects of the public interest related to the merger. These regulatory agencies may approve, approve subject to certain conditions imposed on the companies, or deny approval of the merger. On April 2, 1999, the chairman of the FCC released a letter to Ameritech and SBC indicating that he has serious concerns regarding whether the proposed merger is in the public interest and requesting Ameritech and SBC to engage in discussions regarding possible conditions to the merger that would address his concerns. SBC and Ameritech recently stated that they plan to close the merger by mid-1999, and that the DoJ's approval will help obtain approval from the regulatory agencies.

     In addition, on February 8, 1999, SBC entered into a securities purchase agreement with us and Williams to purchase from us at the closing of the equity offering the number of shares of common stock equal to the lesser of (a) $500 million divided by the initial public offering price of our common stock offered in the equity offering less the underwriting discount or (b) 10% of our outstanding common stock immediately following the consummation of the equity offering and the SBC investment. Furthermore, if
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

the underwriters in the equity offering exercise their over-allotment option, SBC will also purchase the number of additional shares of common stock it would have been required to purchase if the closing of the over-allotment option had occurred simultaneously with the closing of the equity offering. The obligation to make the SBC investment is subject to certain conditions at closing, including that the agreement under which we provide network transport services to SBC is in full effect.

     In connection with its purchase of common stock SBC has agreed to certain restrictions and will receive certain privileges, including the following:

     - SBC has agreed not to acquire more than 10% of our common stock
     - SBC has agreed not to transfer to anyone except affiliates any of its shares of common stock for a period of three and a half years, but this transfer restriction provision will be terminated if we have a change of control
     - SBC has the right to nominate a member of our board of directors so long as SBC retains more than a 5% equity interest in our common stock and has obtained and continues to have relief in any state from Section 271 of the Telecommunications Act
     - SBC has a right to increase its interest to 10% of our outstanding common equity if it does not achieve that limit immediately following the consummation of the purchase of common stock described above
     - SBC has a pre-emptive right to maintain its equity interest in our common stock, which would be forfeited if it were not exercised more than once. Following a second failure to exercise, SBC has a pre-emptive right to maintain its newly diluted position so long as it maintains at least a 3% interest in our common stock
     - SBC also has registration rights in connection with its holdings

     We have a call option to purchase all the shares of the common stock acquired by SBC under the securities purchase agreement in the event of the termination of certain agreements with SBC. Williams, so long as it has a 50% interest in our common stock, has a right of first purchase with respect to any shares of our common stock that SBC should decide to offer. We also have a right of first purchase with respect to any shares of common stock not purchased by Williams.

WINSTAR

     WinStar Communications, Inc. uses wireless technology to provide high-capacity local exchange and Internet access services to companies located generally in buildings not served by fiber optic cable. On December 17, 1998, we entered into two agreements with WinStar under which:

     - we have a 25-year indefeasible right to use approximately 2% of WinStar's wireless local capacity, which is planned to cover the top 50 U.S. markets, in exchange for payments equal to $400 million over the next four years
     - WinStar has a 25-year indefeasible right to use four strands of our fiber over 15,000 route miles on the Williams Network, a transmission capacity agreement with an obligation to lease specified circuits from us for at least 20-year terms and an agreement for colocation and maintenance services in exchange for monthly payments equal to an aggregate of approximately $644 million over the next seven years

     WinStar has licenses from the FCC to operate in various frequencies in the top 50 metropolitan markets in the U.S. WinStar has constructed approximately 60 hubs, or antenna sites, which are currently available to us. WinStar intends to construct 270 hubs by the end of 2001 and we will have the ability to use all of these hubs. We will pay WinStar the $400 million over the next four years as WinStar completes construction of the hubs. As of March 31, 1999, we had paid WinStar approximately $84 million.

     We anticipate that the network fiber to be used by WinStar will be completed in 2000. We will also be WinStar's preferred provider of domestic communications requirements for 25 years. WinStar will pay us the $644 million in equal monthly installments over the next seven years. As of March 31, 1999, we

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

had received approximately $15.3 million. In addition, we and WinStar are prohibited from directly competing with each other for a period of three years.

U S WEST

     U S WEST, Inc. is one of the largest U.S. communications providers with operations currently in the western region of the U.S. We entered into an agreement with U S WEST, effective January 1998, which provides that our two companies will work together to provide data networking services to a variety of customers. We are marketing out-of-region data networking services developed by U S WEST on a carrier services basis. U S WEST has agreed to first seek to obtain services from us through 2002 and is required to purchase at least $36.6 million of services and equipment from us prior to June 30, 2003.

INTERMEDIA

     Intermedia Communications Inc. provides a wide range of local, long distance and Internet services. In April 1998, Intermedia purchased a 20-year indefeasible right to use our nationwide transmission capacity for approximately $450 million payable over 20 years. To date, we have received approximately $57 million from Intermedia. This amount represents the present value of the minimum amount Intermedia will pay over the life of the agreement. We will provide Intermedia with transmission capacity at rates up to 9.95 gigabits per second.

PROPERTIES

     The Williams Network and its component assets are the principal properties which we currently operate. We lease portions of the network and related equipment pursuant to our operating lease with a financial institution, which supplies funds to construct the Williams Network and purchase equipment. The lease term is for five years with possible renewal for two additional one-year terms. We have the rights to purchase, exchange and sell the leased property during the lease term as well as to purchase the property at the end of the lease term. The price at which we may purchase the property approximates its original cost. In the event we do not purchase the property at the end of the lease term, we are obligated to pay 89.9% of the original purchase cost of the property.

     Our installed fiber optic cable is laid under various rights-of-way. Other fixed assets are located at various owned or leased locations in geographic areas we serve.

EMPLOYEES

     As of February 28, 1999, excluding our unconsolidated strategic investments, we had a total of 8,563 employees, 1,125 of whom were served by collective bargaining agreements. The following shows the number of our employees broken down by segment:

                    Network                             854
                    Solutions                         6,192
                    Applications                        670
                    Strategic investments               143
                    Corporate                           704
                                                      -----
                    Total                             8,563
                                                      =====

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

LEGAL PROCEEDINGS

     We are not a party to any material litigation and are not aware of any pending or threatened litigation that would have a material adverse effect on us or our business taken as a whole. However, class actions have been filed against other communications carriers which challenge the carriers' rights to install and operate fiber optic systems along easements that are similar to the non-pipeline easements that we use. Some of the carriers which have granted us rights in fiber optic strands are subject to these suits. It is possible we could be involved in similar litigation in the future. See the section of this prospectus entitled "Risk Factors -- Risks relating to our Network business -- We need to obtain and maintain the necessary rights-of-way for the Williams Network" for more information.

REPORTS TO SECURITY HOLDERS

     We intend to furnish our security holders annual reports containing audited financial statements examined by our independent auditors and quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.

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

                                   REGULATION

GENERAL REGULATORY ENVIRONMENT

     We are subject to federal, state and local regulations that affect our product offerings, competition, demand, costs and other aspects of our operations. Federal laws and regulations generally apply to interstate telecommunications (including international telecommunications that originate or terminate in the United States), while state laws and regulations apply to telecommunications terminating within the state of origination. The regulation of the telecommunications industry is changing rapidly, and varies from state to state. Our operations are also subject to a variety of environmental, safety, health and other governmental regulations. We cannot guarantee that future regulatory, judicial or legislative activities will not have a material adverse effect on us, or that domestic or international regulators or third parties will not raise material issues with regard to our compliance or noncompliance with applicable regulations.

     The Telecommunications Act seeks to promote competition in local and long distance telecommunications services, including by allowing entities affiliated with power utilities entry into providing telecommunications services and by allowing GTE and, subject to certain limitations and conditions, the RBOCs' entry into providing long distance services. We believe that the RBOCs' and other companies' entry into providing long distance services will provide opportunities for us to sell fiber or lease high-volume long distance capacity.

     The Telecommunications Act allows an RBOC to provide long distance services originating outside its traditional exchange service area or from mobile services, and to own 10% or less of the equity of a long distance carrier operating in its traditional service area. In addition, Section 271 of the Telecommunications Act allows an RBOC to provide long distance services originating in a state in its traditional exchange service area if it satisfies several procedural and substantive requirements. These include obtaining FCC approval upon a showing that the RBOC has entered into interconnection agreements (or, under some circumstances, has offered to enter into these agreements) which satisfy a 14-point "checklist" of competitive requirements. On February 22, 1999, the United States Supreme Court issued an order confirming the FCC's authority to adopt requirements for compliance with the checklist. This order reversed an earlier decision by the U.S. Court of Appeals for the Eighth Circuit that required the FCC to defer to state determinations as to certain elements of the checklist. To date, the FCC has not granted any petitions by RBOCs for entry and has denied several of these petitions. We expect that additional petitions for entry will be filed, and that the RBOCs will obtain approval to provide long distance services in some states within the next two years.

     Common carrier services to end-users and enhanced services providers are subject to assessment for the FCC's Universal Service Fund, which assists in ensuring the universal availability of basic telecommunications services at affordable prices. The FCC has proposed assessments for the second quarter of 1999 of approximately 3.6% of gross interstate and 0.6% of gross intrastate end-user revenues, which are slightly lower than previous assessments. These assessments may be higher in subsequent years. Appeals of the FCC's universal service order are pending in the U.S. Court of Appeals for the Fifth Circuit. Reversal of the FCC's order or changes in the rules, especially changes that affect the revenues on which universal service assessments are based, could have an adverse impact on interstate carriers, including us. We may also be liable for assessments by state commissions for state universal service programs.

FEDERAL REGULATION

     Under the FCC's rules, we are a non-dominant carrier. Generally, the FCC has chosen not to closely regulate the charges or practices of non-dominant carriers. Although the FCC has the power to impose more stringent regulatory requirements on us, we believe that the FCC is unlikely to do so. We are subject to the regulatory requirements applicable to all common carriers, such as providing services without unreasonable discrimination and charging reasonable rates.

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

     Federal regulation affects the cost and thus the demand for long distance services through regulation of interstate access charges, which are the ILECs' charges for use of their exchange facilities in originating or terminating interstate transmissions. The FCC ordered a multi-year transition in the structure of interstate access charges, leading to lower per-minute charges. The FCC may adopt further changes in the structure of interstate access charges in the future. The FCC also regulates the levels of interstate access charges through price caps for larger ILECs and other rate regulation for smaller ILECs. The FCC may adopt rules allowing ILECs further flexibility in setting interstate access charges in the future, especially for high-speed data lines. Review of the FCC's current price cap rules is pending before the U.S. Court of Appeals for the District of Columbia Circuit.

     The FCC has adopted rules for pricing the ILECs' unbundled network elements and services to CLECs, which use these network elements and services to interconnect with long distance carriers. In January 1999, the United States Supreme Court upheld the FCC's authority to adopt pricing rules for unbundled network elements and resale by CLECs. However, the Supreme Court instructed the FCC to reconsider an earlier determination regarding the extent to which ILECs are required to unbundle elements of their networks and provide those unbundled networks to CLECs. In addition, certain ILECs have indicated in papers filed with the U.S. Court of Appeals for the Eighth Circuit that they will seek additional judicial review of the FCC's pricing rules on substantive grounds.

     The FCC has to date treated Internet service providers as enhanced service providers rather than common carriers. As such, Internet service providers have been exempt from various federal and state regulations, including the obligation to pay access charges and contribute to universal service funds. On February 25, 1999, the FCC adopted an order in which it determined that calls to Internet service providers are interstate in nature and proposed rules to govern compensation to carriers for transmitting these calls. Although the FCC does not intend to require Internet service providers to pay access charges or to contribute to universal service funds, the FCC's order could affect the costs incurred by Internet service providers and the demand for their offerings. Several appeals of the order have been filed in the U.S. Court of Appeals for the District of Columbia Circuit.

     The FCC has adopted rules for a multi-year transition to lower international settlements payments by U.S. common carriers. We believe that these rules are likely to lead to lower rates for certain international services and increased demand for these services, including capacity on the U.S. facilities which provide these services.

     Rules adopted by the FCC in 1996 and 1997, which are subject to pending appeals and a stay, could impose significant limits on the ability of carriers to maintain tariffs for interstate long distance services and to rely on tariffs to state the prices, terms and conditions under which they offer interstate services. Additional rules, adopted by the FCC on March 18, 1999, will require long distance carriers to make specified public disclosures of their rates, terms and conditions for domestic interstate services, with the effective date for these rules delayed until a court decision on the appeal of the FCC's 1996 detariffing order.

STATE REGULATION

     The Telecommunications Act prohibits state and local governments from enforcing any law, rule or legal requirement that prohibits or has the effect of prohibiting any person from providing any interstate or intrastate telecommunications service. However, states retain jurisdiction to adopt regulations necessary to preserve universal service, protect public safety and welfare, ensure the continued quality of communications services and safeguard the rights of consumers.

     Generally, we must obtain and maintain certificates of authority from regulatory bodies in states in which we offer intrastate services. In most states, we must also file and obtain prior regulatory approval of tariffs for our intrastate services. Certificates of authority can generally be conditioned, modified or revoked by state regulatory authorities for failure to comply with state law or regulations. Fines and other penalties also may be imposed for such violations. We are currently authorized to provide intrastate services in 37 states. We believe that most states do not regulate our provision of dark fiber. If a state
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

did regulate our provision of dark fiber, we could be required to provide dark fiber in that state pursuant to tariffs, and at regulated rates.

     State regulatory commissions generally regulate the rates ILECs charge for intrastate services, including intrastate access services. Intrastate access rates affect the costs of carriers providing intrastate long distance services and demand for their services. Under the Telecommunications Act, state commissions have jurisdiction to arbitrate and review negotiations between ILECs and CLECs regarding the prices ILECs charge for interconnection of network elements with, and resale of, services by CLECs; however, the U.S. Supreme Court has upheld the FCC's authority to adopt rules which the states must apply when setting these prices. A state may also impose telecommunications taxes, and fees related to the support for universal service, on providers of services within that state.

LOCAL REGULATION

     We are occasionally required to obtain street use and construction permits and licenses and/or franchises to install and expand our fiber optic network using municipal rights-of-way. Termination or failure to renew our existing franchise or license agreements could have a material adverse effect on us. In some municipalities where we have installed or anticipate constructing networks, we are required to pay license or franchise fees based on a percentage of gross revenue or on a per linear foot basis. We cannot guarantee that fees will remain at their current levels following the expiration of existing franchises. In addition, we could be at a competitive disadvantage if our competitors do not pay the same level of fees as we do. However, the Telecommunications Act requires municipalities to manage public rights-of-way in a competitively neutral and non-discriminatory manner.

OTHER

     Our operations are subject to a variety of federal, state, local and foreign environmental, safety and health laws and governmental regulations. These laws and regulations govern matters such as the generation, storage, handling, use and transportation of hazardous materials, the emission and discharge of hazardous materials into the atmosphere, the emission of electromagnetic radiation, the protection of wetlands, historic sites and endangered species and the health and safety of our employees.

     Although we monitor compliance with environmental, safety and health laws and regulations, we cannot assure you that we have been or will be in complete compliance with these laws and regulations. We may be subject to fines or other sanctions imposed by governmental authorities if we fail to obtain certain permits or violate the laws and regulations. We do not expect any capital or other expenditures for compliance with laws, regulations or permits relating to the environment, safety and health to be material in 1999 or 2000.

     In addition, we may be subject to environmental laws requiring the investigation and cleanup of contamination at sites we own or operate or at third party waste disposal sites. These laws often impose liability even if the owner or operator did not know of, or was not responsible for, the contamination. Although we own or operate numerous sites in connection with our operations, we are not aware of any liability relating to contamination at these sites or third party waste disposal sites that could have a material adverse effect on our company.

FOREIGN REGULATION

BRAZIL

     Communications service in Brazil has until recently been primarily provided by operating subsidiaries of Telecomunicacoes Brasileiras S.A.(Telebras), a state-owned holding company. In 1997, the General Telecommunications Act provided for the restructuring and privatization of the communications industry in Brazil. In 1998, Telebras was split into 12 different holding companies -- one long distance carrier, three local landline companies, and eight cellular companies. A governmental regulatory agency, Agencia

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

Nacional de Telecomunicacoes (Anatel), was created to regulate the newly privatized industry and to facilitate competition.

     One aspect of the restructuring and privatization process is the issuance of licenses, through a bid process, to competing privately-owned carriers. Licenses for "B-Band" cellular companies, including ATL and Tess, were issued in 1997 and 1998. Each cellular concession is a specific grant of authority to supply cellular services within a defined region. In the case of ATL, this region consists of the states of Rio de Janeiro and Espirito Santo. In the case of Tess, this region consists of the state of Sao Paulo outside the city of Sao Paulo.

     A cellular concession has been granted to each of ATL and Tess for an initial term of 15 years which may be renewed for equal periods at the discretion of Anatel. Currently within each area only one cellular company may operate in Band A and one in Band B; there are no personal communications service carriers.

     Long distance service is regulated pursuant to the General Telecommunications Act. In April 1998, the government issued a general granting plan for licenses, which split the country into four telecommunications areas. Areas I and II include most of the states of the country. Area III corresponds to the state of Sao Paulo. Area IV covers international calls and long distance calls throughout the whole country. The operators in Areas I and II are also able to provide long distance calls but only within the boundaries of the states inside each area.

     Licenses for other companies that will compete against the former Telebras subsidiaries are expected to be issued during 1999. The bid process is underway to grant licenses to the so-called "mirror companies," the new competitors of the former Telebras subsidiaries. Each mirror company will be able to provide service in one of the four areas. In 2000, the government may sell additional licenses in each wireless market for personal communications service.

     Each concession agreement establishes the service obligations for the operator, based on the applicable legislation determined by Anatel. Anatel defines maximum rates, but an operator can charge users lower rates. The rates can be readjusted periodically but not less often than every 12 months. ATL and Tess are subject to the rate parameters set out in their concession agreements, based upon the bids they submitted to obtain the concessions. Cellular service in Brazil is offered on a "calling party pays" basis, where the cellular subscriber pays usage charges only for outgoing calls. Roaming agreements between cellular carriers apply to services for subscribers outside of their home regions.

     Anatel also regulates cable television in Brazil. Each license is granted for 15 years and renewable for equal periods. The service must be rendered without discrimination, at reasonable prices and conditions and on a non-exclusive basis. There is no specific regulation of rates for cable services. There is a basic group of channels that must be provided to customers. Competition for cable comes from microwave multichannel systems (MMDS) and satellite television. Recently, bidding procedures took place for new licenses for both cable and MMDS systems.

AUSTRALIA

     On July 1, 1997, the Australian government opened all sectors of the Australian communications industry to competition. Central elements of the new regulatory regime include an unrestricted number of carrier licenses, increased reliance on certain elements of the Australian Trade Practices Act and industry self-regulation, restrictions on carrier land access rights and statutory immunities in relation to the construction of network facilities.

     The Australian Competition and Consumer Commission (ACCC) is charged with most competition-related regulatory functions and price control arrangements. The Australian Communications Authority (ACA) is responsible for regulating the non-competition aspects of the telecommunications industry, including carrier licensing, technical regulation, preselection, and enforcing industry standards, universal service, spectrum management and numbering. There also are self-regulatory authorities that recommend

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

telecommunications services for regulation to the ACCC and that develop industry consumer, technical and operational codes.

     A carrier license is required for the ownership of most transmission infrastructure used to provide telecommunications services to the public. PowerTel holds a carrier license and is subject to regulation by the ACCC and the ACA. Although PowerTel does not have any service coverage obligations, its carrier license is subject to ACA's annual approval of PowerTel's industry development plan. PowerTel's plan is due for renewal/replacement by July 1, 1999. PowerTel does not require any further regulatory approval for new services, except when new services require new spectrum or equipment licenses for operating radio communication facilities such as mobile services or microwave links. Each licensed carrier pays an annual fee to cover the costs of industry regulation based on a portion of the carrier's revenues.

     Under the regulations, access to particular regulated carriage services and other services which facilitate the supply of those regulated services must be provided between operators on non-discriminatory technical and operational terms and, in some circumstances, at cost-based prices. The ACCC determines which services are regulated. Other services may be supplied on commercially negotiated terms subject to the Australian Trade Practices Act. Any transmission capacity of 2 or more megabits per second is regulated on all routes except between Sydney, Canberra and Melbourne.

     The ACCC is currently considering regulating local call resale and local network unbundling. Regulation of switched interconnection at the local exchange level would allow PowerTel and other competitors to reduce their access costs by interconnecting with the Telstra Corporation Limited network closer to the customer. The ACCC has issued a draft report in favor of regulating noncompetitive access services with pricing based on total service long-run incremental cost.

     Prior to July 1, 1997, carriers had extensive rights to install facilities on land without the consent of the owner and with immunity from state and territory environmental and planning laws. Under the new regulatory regime, carriers, including PowerTel, must now generally comply with state and territory environmental planning and property laws.

     Telstra, the current national universal service provider, is required to ensure that the standard telephone services, pay phones and any other regulated services are reasonably accessible to all Australians on an equitable basis. All carriers are required to contribute to the costs of providing universal service. The ACA has required all carriers and carriage service providers to guarantee timely service to customers. The Australian government has proposed amendments to the communications legislation to strengthen competitive and consumer safeguards. The proposals include enabling the ACCC to make binding legal directions to parties to facilitate access negotiations, to publicly disclose or require the disclosure of cost information and to specify the terms on which carriers must disclose network planning information to each other. There can be no assurance that the proposed amendments will be enacted in their current form or at all.

     PowerTel currently has entered into a facilities access agreement with Telstra for access to Telstra's ducts, underground facilities and equipment buildings. PowerTel also obtains services from Telstra through wholesale/resale products, and is in the process of negotiating an agreement covering Telstra's wireline and mobile originating and terminating access services.

     PowerTel has entered into an asset use agreement with three electric utilities which are indirect stockholders of PowerTel. Each agreement provides PowerTel with access to each utility's facilities (ducts, poles, fiber optic cable, towers, etc.) for the installation of telecommunications equipment. PowerTel also has entered into a reseller agreement with each of these utilities under which each utility is appointed a non-exclusive reseller of PowerTel's telecommunications services to certain customers. The agreement provides for the utility to be able to resell the full range of PowerTel's services, including new services which become available from time to time, subject to any prohibitions on resale in third-party agreements.

     There are two marketing database agreements between each of the utilities and PowerTel. The first provides PowerTel with access to each utility's database of electricity customers to market telecommunica-
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

tions services. The second provides each utility access to PowerTel's customer database to market electricity.

CHILE

     The process of privatization and opening up of monopoly telecommunications markets in Chile began in 1982 with the General Telecommunications Law, which allowed companies to provide service and develop telecommunications infrastructure without geographic restriction or exclusive rights to serve.

     Chile currently has a competitive, multi-carrier system for long distance and local services. There is no regulatory limit on the number of concessions that could be granted to companies that would compete against MetroCom. Currently, there are five local service providers in Santiago. The largest providers of local telecommunications services in Santiago are Compania de Telecomunicaciones de Chile, Telefonica Manquehue and CMET.

     MetroCom holds an intermediate service concession for the installation, operation, and exploitation of a high-capacity fiber optic cable network in Santiago and the towns surrounding it. Intermediate services are provided via networks to satisfy the transmission or exchange service requirements of other telecommunications providers. The concession is for a renewable 30-year term. MetroCom's concession provides for network construction to end on December 23, 1998 and service to begin on January 23, 1999. The company requested an extension of these terms, which was granted by the telecommunications authority but is pending before the Republic Comptrollership's Office for formal amendment of the concession.

     The telecommunications law states that prices should be determined by market forces in competitive markets; in markets with one dominant firm, maximum rates are determined by the regulatory authorities. The regulatory authority has declared that the conditions prevailing in the local (including Santiago) and long distance markets, as well as in the market for intermediate services, require rates to be determined by the regulatory authority. The maximum rate structure is determined every five years.

     Local service providers with concessions are obligated to provide service to any customer who requests service within their service area, or to any customer outside the service area of all concessionaires who is willing to pay for an extension to get service. Local providers must also give long distance service providers equal access to their network connections.

                                   MANAGEMENT

OUR DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning our directors and executive officers as of March 31, 1999.

NAME                                     AGE   POSITION
----                                     ---   --------
Keith E. Bailey........................  56    Director
John C. Bumgarner, Jr. ................  56    Director
James R. Herbster......................  57    Director
Howard E. Janzen.......................  45    President, Chief Executive Officer and Director
Steven J. Malcolm......................  50    Director
Jack D. McCarthy.......................  56    Director
Brian E. O'Neill.......................  63    Director
Lawrence C. Littlefield, Jr. ..........  61    Senior Vice President and Chief Financial Officer
Frank M. Semple........................  47    Senior Vice President, Network
Delwin L. Bothof.......................  54    Senior Vice President, Applications
Garry K. McGuire.......................  52    Senior Vice President, Solutions
Patti L. Schmigle......................  40    Senior Vice President and Chief Operations Officer,
                                                 Solutions
S. Miller Williams.....................  47    Senior Vice President, Corporate Development
Kenneth R. Epps........................  42    Senior Vice President, Strategic Marketing
William G. von Glahn...................  55    Senior Vice President, Law
David P. Batow.........................  46    General Counsel
Mark A. Bender.........................  34    Vice President and Chief Information Officer
Gerald L. Carson.......................  59    Vice President, Human Resources
Matthew W. Bross.......................  38    Vice President and Chief Technology Officer

OUR DIRECTORS

     Our restated certificate of incorporation provides that the number of directors may be altered from time to time by a resolution adopted by our board of directors. However, the number of directors may not be less than three nor more than fifteen.

     Our restated certificate of incorporation provides for a classified board of directors, consisting of three classes as nearly equal in size as practicable. Each class holds office until the third annual stockholders' meeting for election of directors following the most recent election of that class, except that the initial terms of the three classes expire in 2000, 2001 and 2002.

     The following individuals are our directors. Each director holds office until his successor is duly elected and qualified or until his resignation or removal, if earlier.

     Keith E. Bailey is the Chairman of the Board, President and Chief Executive Officer of Williams. Mr. Bailey has held various officer level positions with Williams and its subsidiaries since 1975 and has served as a director of Williams since 1988. Mr. Bailey has been a director of our company since 1994. Mr. Bailey's term as a director expires at the annual stockholders' meeting in 200_.

     John C. Bumgarner, Jr. is the Senior Vice President of Corporate Development and Planning of Williams and President of Williams International Company, a subsidiary of Williams. Mr. Bumgarner has held various officer level positions with Williams since 1977. Mr. Bumgarner has been a director of our company since 1997. Mr. Bumgarner's term as a director expires at the annual stockholders' meeting in 200_.

     James R. Herbster is the Senior Vice President of Administration of Williams. Mr. Herbster has held various officer level positions with Williams since 1981. Mr. Herbster has been a director of our company since 1997. Mr. Herbster's term as a director expires at the annual stockholders' meeting in 200_.

     Howard E. Janzen has been a director and the President and Chief Executive Officer of our company since 1994. From April 1993 to December 1994, Mr. Janzen served as Senior Vice President and General Manager of Williams Gas Pipelines Central, Inc., an affiliate of Williams. Mr. Janzen has also held various other management and officer level positions with Williams since 1979. Mr. Janzen also serves on the board of directors of BOK Financial Corporation. Mr. Janzen has been a director of our company since 1994. Mr. Janzen's term as a director expires at the annual stockholders' meeting in 200_.

     Steven J. Malcolm is the President and Chief Executive Officer of Williams Energy Services, a subsidiary of Williams. Mr. Malcolm has held various management and officer level positions with subsidiaries of Williams since 1984. Mr. Malcolm has been a director of our company since 1998. Mr. Malcolm's term as a director expires at the annual stockholders' meeting in 200_.

     Jack D. McCarthy is the Senior Vice President and Chief Financial Officer of Williams. Mr. McCarthy has held various officer level positions with Williams since 1986. Mr. McCarthy has been a director of our company since 1997. Mr. McCarthy's term as a director expires at the annual stockholders' meeting in 200_.

     Brian E. O'Neill is the President and Chief Executive Officer of each of the interstate natural gas pipeline companies owned by Williams. Mr. O'Neill has held various officer level positions with subsidiaries of Williams since 1988. Mr. O'Neill also serves on the board of directors of Daniel Industries, Inc. Mr. O'Neill has been a director of our company since 1997. Mr. O'Neill's term as a director expires at the annual stockholders' meeting in 200_.

     Prior to completion of the offerings, we intend to add two independent directors to our board of directors. SBC will be entitled to designate a director for our board after the closing of the SBC investment so long as SBC retains more than a 5% equity interest in our common stock and has obtained and continues to have Section 271 relief in any state.

BOARD COMPENSATION AND BENEFITS

     Directors who are our employees or employees of Williams will not receive additional compensation for serving on our board of directors or committees of the board. Non-employee directors will receive an annual retainer of $12,000 in cash and ____ shares of our common stock, a committee retainer of $4,000 for each committee assignment held and an additional fee for attending board and committee meetings of $1,000 and $500, respectively. Chairpersons of the audit/affiliated transactions and compensation committees will be paid an additional annual fee of $2,500.

     We expect that directors may elect to receive all or part of their cash fees in the form of common stock or deferred stock. Individuals may defer stock to any subsequent year or until that individual ceases to be a director. We will pay dividend equivalents on deferred shares to the extent that dividends are declared and paid on our common stock and directors may elect to receive the dividend equivalents in cash or in additional deferred shares.

     Upon election, independent directors will receive a one-time grant of options to purchase 10,000 shares of our common stock. In addition, they will receive an annual grant of options to purchase ______ shares of our common stock for so long as they are directors of our company. These options will have ten-year terms and will be fully exercisable on and after the date of grant. The exercise price per share for these options will be set at the market price of our common stock on the date of grant, which in the case of the independent directors elected at the time of completion of the offerings will be deemed to be the initial public offering price of our common stock offered in the equity offering.

     We will reimburse all directors for reasonable out-of-pocket expenses incurred in attending meetings of the board or any committee or otherwise because of service as a director.

COMMITTEES OF THE BOARD

     Our board will establish an audit/affiliated transactions committee and a compensation committee. The members to serve on these committees have not been designated but each committee will include at least two independent directors.

AUDIT/AFFILIATED TRANSACTIONS COMMITTEE RESPONSIBILITIES

     Our audit/affiliated transactions committee will:

- recommend to the board the selection, retention or termination of our independent auditors
- approve the level of non-audit services provided by the independent auditors
- review the scope and results of the work of our internal auditors
- review the scope and approve the estimated cost of the annual audit
- review the annual financial statements and the results of the audit with management and the independent auditors
- review with management and the independent auditors the adequacy of our internal accounting controls
- review with management and the independent auditors the significant recommendations made by the auditors with respect to changes in accounting procedures and internal accounting controls
- review and approve any transaction between us and Williams, or any entity in which Williams has a 20% or greater ownership interest, where the transaction is other than in the ordinary course of business and has a value of more than $10 million
- report to the board on its review and make such recommendations as it deems appropriate

COMPENSATION COMMITTEE RESPONSIBILITIES

     Our compensation committee will:

- administer our stock plans and related programs
- approve, or refer to the board of directors for approval, changes in these plans and the compensation programs to which they relate
- review and approve the compensation and development of our senior executives

OUR EXECUTIVE OFFICERS

     In addition to Mr. Janzen, the following persons are our executive officers:

     Lawrence C. Littlefield, Jr. has been Senior Vice President and Chief Financial Officer of our company since 1997. Prior to that, Mr. Littlefield served as Senior Vice President, Marketing, Strategic Sales and Operations and as Vice President, Finance and Administration for a predecessor of Solutions. From 1990 to 1995, he served as Vice President, Finance and Administration and Chief Financial Officer of Williams Telecommunications Group, Inc., which was then an affiliate of Williams.

     Frank M. Semple has been Senior Vice President, Network of our company since 1997. From 1995 to 1997, Mr. Semple served as Senior Vice President and General Manager of Williams Gas Pipelines Central, Inc., an affiliate of Williams. From 1994 to 1995, Mr. Semple served as Vice President of Operations and Marketing for Northwest Pipeline Corporation, also an affiliate of Williams. Mr. Semple has held various management and officer level positions with Williams since 1979.

     Delwin L. Bothof has been Senior Vice President, Applications of our company since 1997. Mr. Bothof served as President of Vyvx, Inc., now known as Williams Communications, Inc., from 1989 to 1997.

     Garry K. McGuire has been Senior Vice President, Solutions of our company since May 1997. Prior to joining our company, Mr. McGuire worked at Nortel for 14 years where he held various officer level positions.

     Patti L. Schmigle has been Senior Vice President of our company since 1997 and has been Chief Operations Officer, Solutions since March 1999. Ms. Schmigle has held various management and officer level positions with Williams since 1980, including Vice President of Performance Management of Williams from June 1996 to November 1997, Vice President of Operations and Engineering of Williams Gas Pipeline Central, Inc., an affiliate of Williams, from 1995 to June 1996, and Director of Engineering of Williams Pipe Line Company, also an affiliate of Williams, from 1994 to 1995.

     S. Miller Williams has been Senior Vice President, Corporate Development of our company since 1996. From 1992 through 1996, Mr. Williams held various officer level positions with predecessors of our company and WilTel, Inc.

     Kenneth R. Epps has been Senior Vice President, Strategic Marketing of our company since February 1999. Before joining Williams in February 1999, Mr. Epps served as a vice president of Emerald Solutions, Inc., a start-up information technology firm, from 1998 to 1999. Prior to that he was with AT&T for 13 years.

     William G. von Glahn has been Senior Vice President, Law of our company since March 1999. Mr. von Glahn is the general counsel of Williams and has been since 1996. Mr. von Glahn joined Williams in 1984 as associate general counsel.

     David P. Batow has been the general counsel of our company since 1996. Prior to that time, he served as general counsel to Williams Gas Pipelines Central, Inc., an affiliate of Williams from 1993 to 1996. Mr. Batow joined Williams in 1987.

     Mark A. Bender has been Vice President and Chief Information Officer of our company since March 1999. He has held various positions with different affiliates of Williams since November 1993.

     Gerald L. Carson has been Vice President, Human Resources of our company since 1997. Prior to that time, Mr. Carson held various management and human resources positions with Williams since 1985.

     Matthew W. Bross has been Vice President and Chief Technology Officer of our company since 1998. He joined our company in 1997 when our company acquired Critical Technologies, Inc., a company he founded in 1991 that focused on large-scale, global telecommunications infrastructures with an emphasis on the Internet. Mr. Bross served as Chief Executive Officer of Critical Technologies from 1991 until its acquisition by our company and has more than 20 years of experience in the telecommunications industry.

STOCK OWNERSHIP OF OUR DIRECTORS AND EXECUTIVE OFFICERS

     All of our capital stock is currently owned by Williams and therefore none of our executive officers or directors own any of our capital stock. All of our executive officers and directors will be granted options to purchase shares of our common stock at the time of completion of the equity offering. In addition, those individuals who were granted options under the Williams Communications Stock Plan will have the right to receive deferred shares or options to purchase our common stock in cancellation of deferred Williams shares or options to purchase Williams common stock held by them and Mr. Janzen will have the right to receive restricted shares of our common stock in exchange for shares of Williams common stock held by him. In addition, some or all of our executive officers and directors may purchase shares of our common stock in the equity offering from the shares reserved for employees and directors of our company and Williams. For more information, see "New stock-based and incentive plans of our company" below. At the time of completion of the equity offering, no director or executive officer will own in excess of 1% of our common stock.

EXECUTIVE COMPENSATION

     Prior to the equity offering, all compensation paid to our executive officers named in the tables below was paid by Williams and was attributable to services provided to Williams' communications business.

     The following table sets forth the compensation paid by Williams to our chief executive officer and four other most highly compensated executive officers during our fiscal year ending December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM COMPENSATION
                                                               --------------------------
                                       ANNUAL COMPENSATION      RESTRICTED     SECURITIES
                                       --------------------       STOCK        UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION             SALARY      BONUS      AWARDS(1)(2)     OPTIONS      COMPENSATION(3)
---------------------------            --------    --------    ------------    ----------    ---------------
Howard E. Janzen.....................  $400,000    $126,000     $2,574,000(4)    30,000          $12,050
President, Chief Executive
Officer and Director
Delwin L. Bothof.....................  $210,000    $ 46,857     $  650,082       15,000          $12,800
Senior Vice President, Applications
Lawrence C. Littlefield, Jr..........  $190,000    $ 42,394     $  207,169       15,000          $12,800
Senior Vice President and Chief
Financial Officer
Garry K. McGuire.....................  $290,000    $ 30,441     $  643,046       15,000          $ 9,600
Senior Vice President, Solutions
Frank M. Semple......................  $240,000    $ 91,350     $  669,150       15,000          $12,800
Senior Vice President, Network

-------------------------

(1) Amounts reported in this column include the dollar value as of the date of grant of Williams deferred stock awards under the terms of The Williams Companies, Inc. 1996 Stock Plan and The Williams Companies, Inc. Stock Plan for Nonofficer Employees. Amounts represent the value of awards granted in fiscal year 1998 pursuant to the executive incentive compensation program. Valuation of the awards is based on the 52-week average stock price for the award year as follows: Mr. Janzen, 1,769 shares valued at $54,000; Mr. Bothof, 658 shares valued at $20,081; Mr. Littlefield, 596 shares valued at $18,169; Mr. McGuire, 428 shares valued at $13,046; and Mr. Semple, 1,283 shares valued at $39,150. Receipt of deferred stock under the executive incentive compensation program is approximately three years after the date of grant. Dividend equivalents are paid on deferred stock at the same time and at the same rate as dividends paid to stockholders generally.

(2) Amounts reported in this column include the dollar value as of the date of grant of Williams deferred stock under the terms of the Williams Communications Stock Plan. Amounts represent the value of stock awards granted on May 21, 1998 as follows: Mr. Bothof, 20,000 shares valued at $630,000, Mr. Littlefield, 6,000 shares valued at $189,000, Mr. McGuire, 20,000 shares valued at $630,000, and Mr. Semple, 20,000 shares valued at $630,000. Receipt of deferred stock under the Williams Communications Stock Plan is approximately five years after the date of grant. Dividend equivalents are paid on deferred stock at the same time and at the same rate as dividends paid to stockholders generally.

(3) Amounts reported in this column represent the value of contributions made by Williams to the Williams Investment Plan, a defined contribution plan, on behalf of each of our executive officers named in the table.

(4) This amount includes a Williams deferred stock award of 80,000 shares granted for retention purposes on May 21, 1998 under The Williams Companies, Inc. 1996 Stock Plan. One-half of the shares vest five years after the date of grant and one-half of the shares vest ten years after the date of grant. The value of the award at the time of grant was $2,520,000. Dividend equivalents are paid on deferred stock at the same time and at the same rate as dividends paid to stockholders generally. Mr. Janzen will have the right to receive restricted shares of our common stock in exchange for restricted shares of Williams common stock as described in "-- New stock-based and incentive plans of our company -- Treatment of specified Williams stock awards" below.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information regarding grants of stock options made to the named executive officers during the 1998 fiscal year. All grants relate to Williams common stock.

                   WILLIAMS OPTION GRANTS IN LAST FISCAL YEAR

                                                             INDIVIDUAL GRANTS(1)
                              ----------------------------------------------------------------------------------
                                 NUMBER OF        % OF TOTAL
                                SECURITIES      OPTIONS GRANTED
                                UNDERLYING       TO EMPLOYEES     EXERCISE PRICE   EXPIRATION      GRANT DATE
NAME                          OPTIONS GRANTED   IN FISCAL YEAR     (PER SHARE)        DATE      PRESENT VALUE(2)
----                          ---------------   ---------------   --------------   ----------   ----------------
Howard E. Janzen............      10,000             0.20%           $31.5625       03/30/08        $107,600
                                  10,000             0.20            $34.3750       07/25/08         117,300
                                  10,000             0.20            $30.0000       11/19/08         103,900
                                  ------             ----                                           --------
                                  30,000             0.60%                                          $328,800
Delwin L. Bothof............       5,000             0.10%           $31.5625       03/30/08        $ 53,800
                                   5,000             0.10            $34.3750       07/25/08          58,650
                                   5,000             0.10            $30.0000       11/19/08          51,950
                                  ------             ----                                           --------
                                  15,000             0.30%                                          $164,400
Lawrence C. Littlefield,
  Jr........................       5,000             0.10%           $31.5625       03/30/08        $ 53,800
                                   5,000             0.10            $34.3750       07/25/08          58,650
                                   5,000             0.10            $30.0000       11/19/08          51,950
                                  ------             ----                                           --------
                                  15,000             0.30%                                          $164,400
Garry K. McGuire............       5,000             0.10%           $31.5625       03/30/08        $ 53,800
                                   5,000             0.10            $34.3750       07/25/08          58,650
                                   5,000             0.10            $30.0000       11/19/08          51,950
                                  ------             ----                                           --------
                                  15,000             0.30%                                          $164,400
Frank M. Semple.............       5,000             0.10%           $31.5625       03/30/08        $ 53,800
                                   5,000             0.10            $34.3750       07/25/08          58,650
                                   5,000             0.10            $30.0000       11/19/08          51,950
                                  ------             ----                                           --------
                                  15,000             0.30%                                          $164,400

-------------------------

(1) Options granted in March 1998 will vest on January 20, 2003; subject to an accelerated vesting provision that accelerates vesting if the average price of Williams common stock reaches and maintains a specified target price for five out of ten consecutive business days. Options granted in July and November 1998 vested in March 1999 pursuant to the accelerated vesting provision. Williams granted these options under The Williams Companies, Inc. 1996 Stock Plan and The Williams Companies, Inc. Stock Plan for Nonofficer Employees.

(2) The grant date present value is determined using the Black-Scholes option pricing model and is based on assumptions about future stock price volatility and dividend yield. The model does not take into account that the stock options are subject to vesting restrictions and that executives cannot sell their options. The calculations assume an expected volatility of 25% "weighted-average," a risk-free rate of return of 5.3% "weighted-average," a dividend yield of 2% and an exercise date at the end of the contractual term in 2008. The actual value, if any, that may be realized by an executive will depend on the market price of Williams' common stock on the date of exercise. The dollar amounts shown are not intended to forecast possible future appreciation in Williams' stock price.

WILLIAMS OPTION EXERCISES IN 1998

     The following table provides certain information on stock option exercises with respect to Williams common stock by our executive officers named in the table above during our fiscal year ended December 31, 1998.

            AGGREGATED WILLIAMS OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                        NUMBER OF SECURITIES
                                                                       UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                            SHARES                     OPTIONS AT FISCAL YEAR-       IN-THE-MONEY OPTIONS AT
                                           ACQUIRED                              END                   FISCAL YEAR-END(1)
                                              ON          VALUE      ---------------------------   ---------------------------
NAME                                       EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                      -----------   ----------   -----------   -------------   -----------   -------------
Howard E. Janzen........................    52,194      $1,160,176     214,812        30,000       $3,214,637       $11,875
Delwin L. Bothof........................    76,000      $  789,563      30,000        15,000       $  205,000       $ 5,938
Lawrence C. Littlefield, Jr.............    25,000      $  415,625      86,000        15,000       $1,019,500       $ 5,938
Garry K. McGuire........................        --      $       --      50,000        15,000       $  390,625       $ 5,938
Frank M. Semple.........................    92,810      $1,278,281     140,000        15,000       $1,904,375       $ 5,938

-------------------------

(1) Based on the closing price of $31.1875 per share of Williams common stock at December 31, 1998, less the exercise price. The values shown reflect the value of options accumulated over periods of up to ten years. The values reflected in the table had not been realized at that date and may not be realized. In the event the options are exercised, their value will depend upon the value of Williams common stock on the date of exercise.

     Williams has extended to each of our directors and to some of our executive officers loans in order to enable them to exercise stock options to purchase Williams common stock. As of March 26, 1999, loans aggregating approximately $29.9 million were outstanding to these directors and executive officers.

PENSION PLANS

     At the time of the offerings, we will make available the same pension plans in which eligible employees were participating immediately prior to the offerings. Mr. Janzen, Mr. Bothof, Mr. Littlefield and Mr. Semple will continue to participate in the Williams pension plan. Mr. McGuire will continue to participate in the Solutions LLC pension plan.

WILLIAMS PENSION PLAN

     The Williams pension plan is a non-contributory, tax-qualified cash balance pension plan subject to the Employee Retirement Income Security Act of 1974 (ERISA). The plan generally includes all of our salaried employees who are employed outside of Solutions LLC and who have completed one year of service. Except as noted below, our executive officers participate in the plan on the same terms as other full-time employees.

     Effective April 1, 1998, Williams converted the plan from a final average pay plan to a cash balance pension plan. Each participant's accrued benefit as of that date was converted to a beginning account balance. Account balances are credited with an annual employer contribution and quarterly interest allocations. Each year an employer contribution equal to a percentage of eligible compensation is allocated to each employee's pension account. This percentage is based upon each employee's age according to the following table:

                           PERCENTAGE OF ELIGIBLE PAY
       PERCENTAGE OF ALL    GREATER THAN THE SOCIAL
AGE      ELIGIBLE PAY          SECURITY WAGE BASE
---    -----------------   --------------------------
30           4.5%                      1%
30-39          6%                      2%
40-49          8%                      3%
50+           10%                      5%

     For employees, including the executive officers who participate in the plan, who were active employees and plan participants on March 31, 1998 and April 1, 1998, the percentage of all eligible pay is increased by an amount equal to the product of 0.3% multiplied by the participant's total years of service prior to March 31, 1998. Interest is credited to account balances quarterly at a rate determined annually in accordance with the terms of the plan. The normal retirement benefit is a monthly annuity based on an individual's account balance as of benefit commencement. The plan defines eligible compensation to include salary and bonuses. Normal retirement age is
65. Early retirement may begin as early as age 55. At retirement, employees are entitled to receive a single-life annuity or one of several optional forms of payment having an equivalent actuarial value to the single-life annuity.

     Participants who were age 50 or older as of March 31, 1998, were grandfathered under a transitional provision that gives them the greater of the benefit payable under the cash balance formula or the final average pay formula based on all years of service and compensation. Mr. Bothof and Mr. Littlefield are covered under this grandfather provision.

     The Internal Revenue Code of 1986, as amended (the Code), currently limits the pension benefits that can be paid from a tax-qualified pension plan to highly compensated individuals. These limits prevent such individuals from receiving the full pension benefit based on the same formula as is applicable to other employees. As a result, Williams has adopted an unfunded supplemental retirement plan to provide a supplemental retirement benefit equal to the amount of such reduction to every employee whose benefit payable under the plan is reduced by Code limitations, including the executive officers who participate in this plan.

     Total estimated annual benefits payable at normal retirement age under the cash balance formula from both the tax qualified and the supplemental retirement plans are as follows:

Howard E. Janzen............................................  $504,840
Delwin L. Bothof............................................    92,319
Lawrence C. Littlefield, Jr.................................    44,394
Frank M. Semple.............................................   259,410

     The following table illustrates projected annual retirement benefits for employees grandfathered under the final average pay formula, payable as a single life annuity amount from both the tax-qualified and the supplemental retirement plans based on various levels of final average annual compensation and years of service. The benefits are not subject to deduction for any offset amounts.

                          WILLIAMS PENSION PLAN TABLE

                                      YEARS OF SERVICE
               ---------------------------------------------------------------
REMUNERATION      10         15         20         25         30         35
------------   --------   --------   --------   --------   --------   --------
 $  125,000    $ 20,966   $ 31,448   $ 41,931   $ 52,414   $ 62,897   $ 73,379
 $  175,000    $ 30,216   $ 45,323   $ 60,431   $ 75,539   $ 90,647   $105,754
 $  200,000    $ 34,840   $ 52,260   $ 69,680   $ 87,100   $104,520   $121,940
 $  250,000    $ 44,090   $ 66,135   $ 88,180   $110,225   $132,270   $154,315
 $  300,000    $ 53,340   $ 80,010   $106,681   $133,351   $160,022   $186,692
 $  400,000    $ 72,681   $109,022   $145,363   $181,703   $218,044   $254,385
 $  450,000    $ 81,090   $121,636   $162,181   $202,726   $243,272   $289,244
 $  500,000    $ 90,340   $135,510   $180,680   $225,850   $271,020   $316,190

     The estimated annual benefits payable from both the tax-qualified and the supplemental retirement plans as of December 31, 1998 would be based on average compensation of $267,705 for Mr. Bothof with 8 years of credited service and $218,657 for Mr. Littlefield with 9 years of credited service.

SOLUTIONS LLC PENSION PLAN

     The Solutions LLC pension plan is a non-contributory, tax-qualified defined benefit plan subject to ERISA. The plan generally includes all of our salaried employees who work for Solutions LLC and who have completed one year of service. Except as noted below, executive officers participate in the plan on the same terms as other full-time employees.

     The normal retirement benefit is a monthly annuity determined by averaging compensation during the four calendar years of employment with the highest compensation within the ten calendar years preceding retirement. Compensation includes salary and bonuses. Normal retirement age is 65. Early retirement may be taken with reduced benefits beginning as early as age 55. At retirement, employees are entitled to receive a single-life annuity or one of several optional forms of settlement having an equivalent actuarial value to the single-life annuity.

     The Code currently limits the pension benefits that can be paid from a tax-qualified defined benefit plan to highly compensated individuals. These limits prevent such individuals from receiving the full pension benefit based on the same formula as is applicable to other employees. As a result, we have adopted an unfunded supplemental retirement plan to provide a supplemental retirement benefit equal to the amount of such reduction to every employee whose benefit payable under the plan is reduced by Code limitations, including the executive officers who participate in the plan.

     The following table illustrates projected annual retirement benefits payable as a single life annuity amount under both the tax-qualified and the supplemental retirement plans based on various levels of final average annual compensation and years of service. The benefits are not subject to deduction for any offset amounts.

                        SOLUTIONS LLC PENSION PLAN TABLE

                               YEARS OF SERVICE
              --------------------------------------------------
REMUNERATION    15        20         25         30         35
------------  -------   -------   --------   --------   --------
$ 125,000     $17,340   $23,120   $ 28,900   $ 34,680   $ 40,460
$ 175,000     $25,012   $33,350   $ 41,687   $ 50,025   $ 58,362
$ 200,000     $28,849   $38,465   $ 48,081   $ 57,697   $ 67,313
$ 250,000     $36,521   $48,695   $ 60,869   $ 73,042   $ 85,216
$ 300,000     $44,194   $58,925   $ 73,042   $ 88,387   $103,118
$ 400,000     $59,539   $79,385   $ 99,231   $119,077   $138,923
$ 450,000     $67,211   $89,615   $112,019   $134,422   $156,826
$ 500,000     $74,884   $99,845   $124,806   $149,767   $174,728

     The estimated annual benefits payable from both the tax-qualified and the supplemental retirement plans as of December 31, 1998 would be based on average compensation of $267,239 for Mr. McGuire with 16 years of credited service.

WILLIAMS' PLANS

     Prior to the offerings, stock options and deferred stock awards relating to Williams common stock were made to our employees under The Williams Companies, Inc. 1996 Stock Plan, The Williams Companies, Inc. Stock Plan for Nonofficer Employees and the Williams Communications Stock Plan. These plans permit the compensation committee of Williams' board of directors to grant different types of stock-based awards, including deferred stock awards. They also provide for stock option awards giving employees the right to purchase common stock over a ten-year period at the market value per share of Williams common stock, as defined by the plan, as of the date the option is granted. Stock options granted in March 1998 under The Williams Companies, Inc. 1996 Stock Plan and The Williams Companies, Inc. Stock Plan for Nonofficer Employees are subject to five-year vesting. Options granted under these plans after May 1998 are subject to three-year vesting from January 20 of the year the options are granted. Both plans provide for accelerated vesting if the average price of Williams' common stock reaches and maintains a specified target price for five out of ten consecutive business days. Options granted under the Williams Communications Stock Plan are generally subject to five-year vesting, but provide for accelerated vesting based on the attainment of various performance targets.

     The compensation committee's objective with respect to stock option awards is to provide a long-term component to overall compensation which aligns the interests of executives with the interests of stockholders through stock ownership. Compensation opportunities in the form of stock options serve this purpose. The compensation committee has established stock option award targets for each level of management participating in the stock option program. The target levels for annual stock option grants have been established based on competitive market practices and range from 50,000 shares for the chairman, president and chief executive officer of Williams to 1,500 shares for manager-level employees. In making decisions on stock option awards, the compensation committee has available to it information on previous stock option awards granted under the plans. Stock option awards are not tied to preestablished performance targets.

     The Williams stock plans also provide for awards of deferred stock which the employee cannot otherwise dispose of prior to vesting. Deferred stock is normally forfeited if the employee terminates employment for any reason other than retirement, disability or death prior to vesting. The compensation committee uses deferred stock awards primarily to provide, on a selective basis, a vehicle for tying an element of compensation to the employee's willingness to remain with Williams in a way that aligns the employee's interests with those of the other stockholders.

NEW CHANGE IN CONTROL SEVERANCE PLAN OF OUR COMPANY

     We have established a change in control severance plan which covers some of our employees, including the executive officers named in the Summary Compensation Table. The plan provides severance benefits if, within two years following a change in control of Williams or our company, a participant's employment is terminated either involuntarily, other than for cause, death, disability or the sale of a business, or voluntarily for good reason. The severance benefit is a lump sum payment equal to 100% of the participant's annual base salary, plus 100% of the participant's monthly base salary for each completed year of service, subject to a maximum severance benefit equal to 200% of the participant's annual base salary.

     If necessary, a participant is entitled to receive a corresponding gross-up payment sufficient to compensate for the amount of any excise tax imposed by
Section 4999 of the Code and for any taxes imposed on the additional payment. Amounts payable under the plan are in lieu of any payments which may otherwise be payable under any other severance plan or program.

NEW STOCK-BASED AND INCENTIVE PLANS OF OUR COMPANY

     Prior to the completion of the equity offering, we expect to adopt one or more stock plans which will authorize the grant of different types of stock-based awards to our employees. The total number of shares of our common stock to be authorized for issuance under these plans is expected to be approximately ________. Other than for the "founders grant" described below, the number of shares of our common stock issuable under the awards described below will be established at the time of completion of the offerings based on the relationship between the trading price of Williams common stock at that time and the initial public offering price of our common stock offered in the equity offering. The numbers of shares indicated below have been determined based on the mid-point of the range stated on the cover page of the prospectus for the equity offering and trading prices of Williams common stock on the last trading day prior to the date of the prospectus for the equity offering.

     The terms of the plans will be substantially similar to those of the Williams stock plans described above, except that stock option grants will generally be subject to a three-year "graded" (one-third per year) vesting requirement and will not provide for performance-based accelerated vesting. The plans will be administered by our compensation committee. Award agreements with respect to awards granted under the plans are expected to provide that in the event of certain terminations of a participant's employment following a change in control of Williams, or of our company, awards will become fully vested and exercisable and generally remain exercisable for a period of 18 months.

STOCK OPTION GRANTS

     As of the completion of the equity offering, we intend to make stock option grants under our new stock plans to management employees participating in our stock programs on that date. These grants will be the initial awards under the stock programs and will range from approximately ________ shares for manager-level employees to ________ for the president and chief executive officer of our company. Subsequent annual awards under the plans are expected to range from approximately ________ to ________ shares. The initial options will have an exercise price equal to the initial public offering price of our common stock offered in the equity offering, the other options will have an exercise price equal to the market price of the common stock on the date of grant and all of these options will be subject to three-year "graded" vesting. The total number of shares covered by the initial awards is expected to be approximately ________ and the total number of shares to be available for future annual awards is expected to be approximately ________.

     We intend to make one-time stock option grants to our executive officers and other key employees as of the completion of the equity offering. The number of shares awarded in these grants is expected to range from ________ for manager-level employees to ________ for the president and chief executive officer of our company. These options will have an exercise price equal to the initial public offering price and be subject to five-year "cliff" vesting. The total number of shares covered by these one-time grants is expected to be approximately ________.

     We also intend to make one-time stock option grants to Williams' independent directors, Williams' executive officers and certain other Williams employees as of the completion of the equity offering. These options will have an exercise price equal to the initial public offering price of our common stock offered in the equity offering and be subject to five-year "cliff" vesting. The total number of shares covered by these grants is expected to be approximately
________.

FOUNDERS GRANT

     We intend to make a one-time option grant to purchase shares of our common stock to each of our regular employees who are not eligible to receive annual grants under our stock plans. These options will have an exercise price equal to the initial public offering price of our common stock offered in the equity offering and be subject to three-year "cliff" vesting.

TREATMENT OF SPECIFIED WILLIAMS STOCK AWARDS

     Individuals who are actively employed by us or Williams as of the closing of the equity offering and who hold deferred shares of Williams common stock or options to purchase shares of Williams common stock granted under the Williams Communications Stock Plan will have the right, effective as of the date on which the equity offering is completed, to surrender for cancellation each deferred Williams share or Williams option, whether or not vested or exercisable, and, upon cancellation, we will issue or grant to these individuals a deferred share or stock option in our company. Mr. Janzen will also have the right to receive restricted shares of our common stock in exchange for Williams restricted common stock held by him under The Williams Companies, Inc. 1996 Stock Plan. All of these deferred or restricted shares or options will have the same deferral, vesting and exercisability features as the deferred or restricted Williams share or Williams option cancelled. The number of deferred or restricted shares that we issue or the number of shares subject to each of the stock options that we grant and the exercise price per share of our stock options will be determined in a manner that will reflect the relative value between the Williams common stock and our common stock, giving the participant approximately equal value before and after the exchange.

     As of the date of this prospectus, there are outstanding under the Williams Communications Stock Plan approximately ______ deferred Williams shares and approximately ______ Williams shares issuable under existing options and Mr. Janzen holds 80,000 restricted shares under The Williams Companies, Inc. 1996 Stock Plan. If all of the eligible employees were to exercise this right, we would issue approximately ______ deferred shares and ______ restricted shares and we would grant options to purchase approximately
______ shares of our common stock.

DIRECTED STOCK PROGRAM

     We intend to provide all regular Williams employees and all of our regular employees and the independent directors of both companies with the opportunity to purchase shares of our common stock in the equity offering. Employees who participate in certain 401(k) plans will have the option to execute this purchase through the 401(k) plan. No more than 5% of the common stock constituting the equity offering will be available for purchase under this program.

                             PRINCIPAL STOCKHOLDERS

OWNERSHIP OF OUR COMMON STOCK AND CLASS B COMMON STOCK

     Prior to the equity offering, Williams owned 100% of our capital stock. In the equity offering, we will be selling ____ shares, or ____%, of common stock. Under the SBC investment, we will sell ____ shares, or ____%, of common stock to SBC Communications Inc., whose address is 175 E. Houston Street, San Antonio, Texas 78205. Following the equity offering and the SBC investment, Williams will own 100% of our outstanding Class B common stock.

     In connection with the offerings we will grant to directors and executive officers options to purchase common stock and directors and executive officers who are participants in the Williams Communications Stock Plan will have the right to receive deferred shares of common stock for deferred shares of Williams common stock that they own. See the section of this prospectus entitled "Management" for more information.

OWNERSHIP OF WILLIAMS COMMON STOCK

     The following table sets forth, as of the date of this prospectus, the beneficial ownership of Williams common stock, par value $0.01 per share, by each of our executive officers named in the Summary Compensation Table, each of our directors and all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules and regulations of the Commission. Shares of Williams common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 1999 are deemed to be outstanding and beneficially owned by the person holding the options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the text below this table, and subject to applicable community property laws, these persons have sole voting and investment power with respect to all shares of the Williams common stock shown as beneficially owned by them. The address for the following stockholders is c/o Williams Communications Group, Inc., One Williams Center, Tulsa, Oklahoma 74172.

     Directors and executive officers as a group own less than 2% of outstanding Williams common stock.

   OWNERSHIP OF WILLIAMS COMMON STOCK BY OUR EXECUTIVE OFFICERS AND DIRECTORS

                                                                      SHARES
                                                      SHARES OF     UNDERLYING
                                                       COMMON         OPTIONS
                                                     STOCK OWNED    EXERCISABLE
                                                     DIRECTLY OR     WITHIN 60                PERCENT
                       NAME                         INDIRECTLY(1)     DAYS(3)       TOTAL     OF CLASS
                       ----                         -------------   -----------   ---------   --------
Keith E. Bailey...................................    1,879,906        250,002    2,129,908       *
John C. Bumgarner, Jr. ...........................      974,645         40,000    1,014,645       *
James R. Herbster.................................      164,288(2)     187,238      351,526       *
Howard E. Janzen..................................      225,677        180,004      405,681       *
Steven J. Malcolm.................................       54,333        123,938      178,271       *
Jack D. McCarthy..................................      210,217         40,000      250,217       *
Brian E. O'Neill..................................      123,293        294,405      417,698       *
Lawrence C. Littlefield, Jr. .....................      118,637         96,000      214,637       *
Frank M. Semple...................................       92,810        150,000      242,810       *
Delwin L. Bothof..................................      132,929         40,000      172,929       *
Garry K. McGuire..................................       35,045         60,000       95,045       *
Patti L. Schmigle.................................       28,279        100,742      129,021       *
S. Miller Williams................................       19,040         22,500       41,540       *
Kenneth R. Epps...................................       10,000         12,500       22,500       *
William G. von Glahn..............................      177,527         93,838      271,365       *
David P. Batow....................................       39,406        114,802      154,208       *
Mark A. Bender....................................        3,614         12,018       15,632       *
Gerald L. Carson..................................       72,889         94,872      167,761       *
Matthew W. Bross..................................       67,236          9,835       77,071       *
All directors and executive officers as a group
  (19 persons)....................................    4,429,771      1,922,694    6,352,465     1.5

---------------

 *  Less than 1%.

(1) Includes shares held under the terms of incentive and investment plans as follows: Mr. Bailey, 597,084, including 174,534 over which he has sole voting and investment power; Mr. Bumgarner, 390,770, including 220,674 over which he has sole voting and investment power; Mr. Herbster, 88,019, including 43,609 over which he has sole voting and investment power; Mr. Janzen, 142,539, including 57,800 over which he has sole voting and investment power; Mr. Malcolm, 35,357, including 31,843 over which he has sole voting and investment power; Mr. McCarthy, 94,148, including 42,148 over which he has sole voting and investment power; Mr. O'Neill, 62,480, including 12,630 over which he has sole voting and investment power; Mr. Littlefield, 81,385, including 6,934 over which he has sole voting and investment power; Mr. Semple, 116,159, including 84,459 over which he has sole voting and investment power; Mr. Bothof, 33,320, including 10,063 over which he has sole voting and investment power; Mr. McGuire, 35,045, including 647 over which he has sole voting and investment power; Ms. Schmigle, 27,951, including 13,910 over which she has sole voting and investment power; Mr. Williams, 19,032, including 6,358 over which he has sole voting and investment power; Mr. Epps, 10,000; Mr. von Glahn, 62,589, including 14,681 over which he has sole voting and investment power; Mr. Batow, 23,335, including 10,661 over which he has sole voting and investment power; Mr. Bender, 3,614, over all of which he has sole voting and investment power; Mr. Carson, 47,191, including 36,151 over which he has sole voting and investment power; and Mr. Bross, 852, including 723 over which he has sole voting and investment power.

(2) Includes 29,996 shares held in trust, over which Mr. Herbster has voting and investment power.

(3) The Securities and Exchange Commission deems a person to have beneficial ownership of all shares that the person has the right to acquire within 60 days. The shares indicated represent stock options granted under the stock plans of The Williams Companies, Inc. Shares subject to option cannot be voted.

                  RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Garry McGuire, our Senior Vice President, Solutions, has an interest-free loan outstanding from Solutions LLC in the amount of $350,000. This loan was made to enable Mr. McGuire to purchase a new principal residence upon his relocation to Houston.

                 RELATIONSHIP BETWEEN OUR COMPANY AND WILLIAMS

     Williams is currently the beneficial owner of all of our capital stock. Following the completion of the equity offering and the SBC investment, Williams will continue to be our controlling stockholder and will beneficially own 100% of the outstanding Class B common stock, which will represent approximately ____% of the combined voting power of all of our outstanding capital stock and approximately ____% of the economic interest in our company (or ____% and ____% if the underwriters in the equity offering exercise their over-allotment option in full).

     For so long as Williams continues to beneficially own shares of capital stock representing more than 50% of the combined voting power of our outstanding capital stock, it will be able to approve any matter submitted to a vote of our stockholders, including, among other things, the election of all members of the board of directors (Williams has, however, agreed to elect a director designated by SBC so long as SBC retains more than a 5% equity interest in our capital stock and has obtained and continues to have Section 271 relief in any state) or the amendment of our restated certificate of incorporation and by-laws, without the consent of our other stockholders. In addition, through its controlling beneficial ownership of us, as well as certain provisions of intercompany agreements discussed below, Williams will be able to exercise a controlling influence over our company, including determinations with respect to mergers or other business combinations involving us, the acquisition or disposition of assets by us, our access to the capital markets, the payment of dividends and any change of control of our company. In these and other situations, various conflicts of interest between us and Williams could arise. Furthermore, ownership interests of our directors and officers in Williams' common stock or service as a director or officer of both us and Williams could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for us and Williams. We cannot assure you that conflicts of interest will not arise or will be resolved in a manner favorable to us.

     Williams has advised us that its current intent is to continue to hold all the Class B common stock beneficially owned by it following the equity offering. However, Williams has no contractual obligation to retain its shares of Class B common stock. Williams has agreed, subject to specified exceptions, not to sell or otherwise dispose of any shares of our Class B common stock for a period of 180 days after the date of this prospectus without the prior written consent of Salomon Smith Barney Inc. and Lehman Brothers Inc. on behalf of the underwriters in the equity offering. As a result, there can be no assurance concerning the period of time during which Williams will maintain its beneficial ownership of our Class B common stock owned by it following the equity offering. In addition, we have agreed that we will, upon the request of Williams, use our reasonable best efforts to effect the registration under applicable federal and state securities laws of any shares of common stock or Class B common stock held by Williams or any of its affiliates.

     The following are summaries of material provisions of the agreements to be entered into by our company with Williams by the completion of the offerings. The summaries are qualified in their entirety to the full agreements, forms of which we have filed as exhibits to the registration statement.

SEPARATION AGREEMENT

     We have entered into a separation agreement with Williams relating to various aspects of our companies' operations that will govern our relationship with each other after the equity offering. Under the separation agreement, we have agreed not to compete with Williams for five years in any area of the energy industry in which Williams currently has operations and Williams has agreed not to compete with us for five years in any area of the telecommunications industry in which we currently have operations, subject to specified exceptions. Under the separation agreement, if a party decides not to pursue a business opportunity that it has the right to pursue to the exclusion of the other party, it must promptly inform the other party of this decision. The other party would then be free to pursue the opportunity.

     Our restated certificate of incorporation provides that we may not bring any claim against Williams or any of its officers, directors or other affiliates, for breach of any duty, including, but not limited to, the duty of loyalty or fair dealing on account of a diversion of a corporate business opportunity to Williams, unless that opportunity relates solely to a business that we have the right to elect to pursue to the exclusion of Williams pursuant to the separation agreement. Notwithstanding the above, no claim may be made in any event if our directors who are not employees of Williams disclaim the opportunity by a unanimous vote.

     Other components of the separation agreement provide for the following:

     - exchange of participation, service and compensation records of employees who transfer between Williams and us
     - filing of annual reports and compliance with other legal requirements applicable to the parties' employee benefit plans
     - transfer of pension assets and liabilities from Williams to us and vice versa for employees who transfer between the two
     - allocation of assets and liabilities under various nonqualified pension and deferred compensation plans maintained by Williams for the benefit of employees and non-employee directors
     - disposition of outstanding stock options, stock appreciation rights and long-term incentive awards
     - allocation of assets and liabilities pertaining to post-retirement life insurance and health care benefits
     - allocation of liabilities for accrued vacation, paid leave and certain other benefits
     - maintenance of insurance coverage consistent with past practices
     - establishment of a separation committee to resolve disputes between us and Williams and arbitration provisions

     Our employees are jointly employed by other subsidiaries of Williams which provide administrative services related to their employment. We have entered into personnel services agreements providing for reimbursement by us of the actual costs incurred by the services companies related to our employees. Williams also pays the services companies a fee for administration. Under the separation agreement, we have agreed to reimburse Williams for our portion of the fee. A Williams subsidiary also performs risk management services for us and other Williams subsidiaries. Williams compensates the risk management subsidiary for its actual costs incurred, a portion of which is related to our business. Under the separation agreement, we have agreed to reimburse the risk management subsidiary for our portion of the costs.

     The separation agreement also includes the option under which we may acquire Williams' equity and debt interests in Lightel. For more information, see the section of this prospectus entitled "Business -- Strategic investments -- Investments which extend our reach -- Lightel."

WILLIAMS NOTE

     To fund our operations, we historically have received capital contributions from Williams and interest-bearing advances from Williams and an affiliate of Williams at floating rates of interest established at specified margins above benchmark rates. As of December 31, 1998, Williams' total capital contributions to us were approximately $1.3 billion and our borrowings provided by Williams were $614.3 million at an annual interest rate of LIBOR plus 75 basis points, the rate paid on our current credit facility. At the time of completion of the offerings, we estimate that we will have approximately $ __ million in borrowings from Williams. At that time, these borrowings will be converted into a ______- year note of a subsidiary that will bear the same floating interest rate paid by us on our new permanent credit facility, will rank equally with our bank debt and senior to the notes and will be made on terms and conditions which are substantially similar to those of our new permanent credit facility. We will refer to this note as the Williams Note.

TAX SHARING AGREEMENT

     In the past, we have been included in Williams' federal consolidated income tax group. After the offerings and the closing of the SBC investment, it is expected that we will continue to be included in the Williams federal consolidated income tax group. In this case, our federal income tax liability would be included in the consolidated federal income tax liability of Williams and its subsidiaries. We also expect to be included with Williams and/or certain of its subsidiaries in combined, consolidated or unitary income tax groups for state income tax purposes. We have entered into a tax sharing agreement with Williams under which we and Williams will make payments such that, for any period, the amount of federal and state income taxes we will pay will, subject to certain adjustments, generally be determined as though we were filing separate federal and state income tax returns (including amounts determined to be due under such agreement as a result of an audit or otherwise). Under the tax sharing agreement, our losses or other similar tax attributes realized for periods prior to the equity offering will be utilized or retained by the Williams group and thus will not be available to us in order to reduce our hypothetical separate tax liability. We will be responsible for any increases in federal and state income tax liabilities resulting to Williams and its subsidiaries if our losses or attributes are reduced by audit or otherwise. If, for any period after consummation of the equity offering, we have a current realized operating loss determined on such a hypothetical separate tax return basis, we will not owe any payments under the tax sharing agreement for that tax year, and, in general, we will be allowed to carry over the loss to other tax years in which we are a member of the Williams federal or state consolidated income tax group in order to offset our income determined on this hypothetical separate tax return basis for other tax years. However, if we are unable to utilize any loss on a hypothetical separate tax return basis, Williams will be entitled to utilize such loss without paying us for it. If we cease to be included in the Williams federal or state consolidated income tax group, we will not be entitled to receive the benefit of any carryforward of any loss to offset our income for any tax years thereafter where such loss has been utilized by the Williams group. We will also be required to pay Williams for any tax attribute that we are entitled to use after leaving the Williams federal or state consolidated income tax group if we have already received the benefit of this tax attribute under the tax sharing agreement. Therefore, we generally will receive the benefit of a loss only if we are able to offset the loss against our income while we are a member of the Williams federal or state consolidated income tax group. We cannot guarantee that we will earn any income against which we can offset any loss while we are a member of the Williams federal or state consolidated income tax group and, thus, that we will obtain any benefit from losses generated while we are a member of the Williams group. The tax sharing agreement will remain in effect so long as and to the extent that we are included with Williams and/or any of its subsidiaries in any combined, consolidated or unitary income tax group in any taxing jurisdiction and the statute of limitations for these returns remains open.

     Since we expect to continue to be included in the Williams federal consolidated income tax group, Williams will continue to have all the rights of a parent of a consolidated group. To the extent permitted by applicable state laws with respect to a parent of a combined, consolidated or unitary group, Williams will have similar rights. Williams will have sole and absolute responsibility for, and sole and absolute discretion with respect to, the following:

     - preparing any of our income and other tax returns, including, without limitation, amended returns or claims for refunds
     - representing us with respect to any tax audit or tax contest, including, without limitation, settling or compromising any tax controversy
     - engaging outside counsel and accountants with respect to tax matters regarding us
     - performing other acts and duties with respect to our tax returns as Williams determines to be appropriate
     - interpreting and applying the tax sharing agreement and determining any disputes that arise under it

     The general principles of the tax sharing agreement may also apply to foreign, local, other state and other federal taxes, with respect to which we are included with Williams and/or certain of its subsidiaries in consolidated, combined or unitary groups, as determined in Williams' sole and absolute discretion. Thus, we will be responsible for any foreign tax liability arising from our business activities.

     Under the administrative services agreement, the amounts that we will pay Williams will encompass reimbursement to Williams for all direct and indirect costs and expenses incurred with respect to our share of the overall costs and expenses incurred by Williams with respect to tax-related services.

     In general, we will be included in Williams' consolidated group for federal income tax purposes for so long as Williams beneficially owns at least 80% of the total voting power and value of our outstanding common stock. Each member of a consolidated group is jointly and severally liable for the federal income tax liability of the consolidated group for the period during which it was a member of this consolidated group. Accordingly, although the tax sharing agreement allocates tax liabilities between us and Williams during the period in which we are included in Williams' consolidated group and provides that Williams will indemnify us for any tax liabilities not allocated to us, we could be liable for any federal income tax liabilities incurred, but not discharged, by any other member of Williams' consolidated group.

INDEMNIFICATION AGREEMENT

     We and Williams have entered into an indemnification agreement which provides that each party to the agreement (the "indemnifying party") will indemnify the other party and its directors, officers, employees, agents and representatives (the "indemnified party") for liabilities under federal or state securities laws as a result of the offerings, including liabilities arising out of or based upon alleged misrepresentations in or omissions from the registration statements, and for liabilities, which also include taxes, that may be incurred by the indemnified party relating to, resulting from or arising out of the business and operations conducted or formerly conducted, or assets formerly owned, by the indemnifying party and its subsidiaries (except in the case where Williams is the indemnifying party, our business and operations and assets) or the failure by the indemnifying party to comply with other agreements executed in connection with the offerings, except to the extent caused by the indemnified party.

     The indemnification agreement also provides that we indemnify Williams for any liabilities incurred by Williams under the guarantees of Williams' obligations with respect to us or any other of our liabilities that are imposed on Williams and that we will pay Williams for the direct cost, if any, of maintaining these guarantees or for the costs of defending a claim asserting any potentially covered liability.

REGISTRATION RIGHTS AGREEMENT

     We and Williams have entered into a registration rights agreement which provides that, upon the request of Williams, we will use our reasonable efforts to effect the registration under the applicable federal and state securities laws of any shares of common stock (and any other securities issued in connection in respect of or exchange for the common stock) held by Williams and will take any other action necessary to permit the sale of these securities in other jurisdictions, subject to certain specified limitations. However, Williams has advised us that it has no current plan or intention to dispose of its shares of our Class B common stock. For the foreseeable future, Williams will also have the right, which it may exercise at any time and from time to time, to include shares of common stock held by it in certain other registrations of our common equity securities we initiate on our own behalf or on behalf of other stockholders. Williams will pay the out-of-pocket costs and expenses of registration for registrations which it initiates. We have agreed to pay all out-of-pocket costs and expenses (other than underwriting discounts and commissions) in connection with the registrations we initiate in which Williams participates. Our restated certificate of incorporation provides that any shares of Class B common stock sold or otherwise transferred to any person other than a Williams affiliate are automatically converted into common stock.

ADMINISTRATIVE SERVICES AGREEMENT

     The administrative services agreement provides for Williams to continue to provide similar financial management services, information services, legal and contract services, risk management, human resources services, corporate planning and other management support services to us as it has in the past. Under the terms of the administrative services agreement, all of the services will be rendered by Williams or subsidiaries of Williams subject to our oversight, supervision and approval through our board of directors.

     The administrative costs we will pay to Williams and its subsidiaries pursuant to the administrative services agreement are allocated pursuant to an established formula based on actual costs and is believed to be equal to or less than the fees that would be paid if these services were to be provided by an independent third party.

     The administrative services agreement will become effective upon the completion of the equity offering and shall terminate on December 31, 2005 unless earlier terminated by Williams or us. The administrative services agreement would be automatically renewed for additional terms of two years unless either party gives at least six months' written notice prior to a scheduled termination date. The administrative services agreement can be terminated upon a material breach by either party and will be terminated upon a change of control of our company. A change of control shall be deemed to have occurred if (a) Williams or the companies controlled by Williams should own shares representing less than the majority of the voting power of our then-outstanding common stock; (b) the majority of the seats of our board of directors shall be occupied by persons who are neither nominated by Williams or by our board of directors, nor appointed by our directors so nominated; or (c) any person or group other than Williams and the companies controlled by Williams shall directly or indirectly have the power to exercise a controlling influence over us. Upon a change of control, we will enter into good faith negotiations with Williams concerning an acceptable form of transition agreement providing for Williams to make available, at cost, necessary services to us until a time when we can provide these services for ourselves or obtain them from some other source.

     Williams and its affiliates incur certain costs on our behalf, primarily insurance coverage and related risk management services provided by non-affiliates, benefits provided to our employees under Williams' benefit plans, payroll administration, bank fees, certain utility costs, employee relocation and other costs. Williams and its affiliates either directly charge these costs to us or, for a shared service or cost, allocate a portion of these costs to us based for insurance coverage on various risk exposure factors and otherwise primarily on actual usage.

     The amount paid by us during the year ended December 31, 1998 for all of the services provided during that year that in the future will be provided under the administrative services agreement was approximately $25 million.

SERVICE AGREEMENT

     We have entered into a service agreement with Williams Information Services Corporation (WISC), a wholly-owned subsidiary of Williams. Under this agreement, WISC will provide data processing computer-related services to us. These services include mainframe operations, help desk support, network services, mid-range operations, general data center operations, disaster recovery, technical support, development services and hardware and software procurement assistance. Services are generally charged at cost on a usage basis plus a 15% management fee. Any procured items are transferred at actual cost. The amount paid by us during the year ended December 31, 1998 for all of the services provided during that year that in the future will be provided under the service agreement was $4,786,000.

LEASE AGREEMENT

     We have leases with various Williams affiliates providing for the leasing of office and other space. The total charges for leased space during the year ended December 31, 1998 for leases provided during that year that in the future will be provided under lease agreements was $3,971,000. The lease charges (which are based on occupied square footage) and terms approximate market. In addition, we reimburse Williams affiliates for the cost of leased space utilized by our employees at these affiliates' locations.

CROSS-LICENSE AGREEMENT

     The cross-license agreement addresses Williams' and our respective rights and obligations after the equity offering with respect to intellectual property, inventions and trademarks and trade names as well as the use of proprietary information by employees of Williams and us. Williams and WISC license at no cost to us certain intellectual property to us, effective as of the equity offering. Similarly we will cross license at no cost to Williams certain intellectual property to Williams on the same terms as their license to us. Among other things, for so long as Williams shall beneficially own at least 50% of the voting power of our outstanding common stock, we are permitted to continue our use of the Williams trademark and brand names.

TECHNICAL, MANAGEMENT AND ADMINISTRATIVE SERVICES AGREEMENT

     The technical, management and administrative services agreement provides for Williams to continue to provide to us the same management services relating to our international operations and investments after the offerings as it has in the past. Under the terms of the management agreement, all of the services will be rendered by Williams or subsidiaries of Williams subject to our oversight, supervision and approval through our board of directors.

     The management costs we will pay to Williams and its subsidiaries pursuant to the management agreement are allocated pursuant to an established formula based on actual costs and is believed to be equal to or less than the fees that would be paid if these services were to be provided by an independent third party.

CONFLICTS OF INTEREST

     Conflicts of interest may arise between us and Williams in a number of areas relating to our past and ongoing relationships with Williams, including potential acquisitions of businesses or properties or other corporate opportunities, potential competitive business activities, the election of new or additional directors, payment of dividends, incurrence or repayment of debt, tax matters, financial commitments, marketing functions, indemnity arrangements, registration rights, administration of benefits plans, service arrangements, issuances of our capital stock, sales or distributions by Williams of its shares of our Class B common stock, the exercise of the right to purchase Williams' investment in Lightel and the exercise by Williams of its ability to control our management and affairs. Although the separation agreement contains certain non-compete provisions, in many circumstances we and Williams are free to compete with one another.

     We and Williams may enter into material transactions and agreements in the future in addition to those described above. Our board of directors will utilize procedures in evaluating the terms and provisions of any material transactions between us and Williams or its affiliates as our board of directors may deem appropriate in light of its fiduciary duties under state law. In any evaluation, our board of directors may rely on management's statements and opinions and may or may not utilize outside experts or consultants or obtain independent appraisals or opinions. One of our directors is both a senior officer and director, and six of our directors are also senior officers, of Williams. These directors and officers may have conflicts of interest with respect to matters potentially or actually involving or affecting us or Williams, such as acquisitions, financing and other corporate opportunities that may be suitable both for us and for Williams. To the extent that opportunities arise, these directors may consult with their legal advisors and make a determination after considering a number of factors, including whether such an opportunity is within our line of business or consistent with our strategic objectives and whether we will be able to undertake or benefit from a particular opportunity. In addition, determinations may be made by our board of directors, and when appropriate, by the vote of the disinterested directors only. Despite the foregoing, there can be no assurance that conflicts will be resolved in our favor.

     For so long as Williams controls at least 50% of the voting power of our outstanding capital stock, our directors and officers will, subject to certain limitations, be indemnified by Williams and insured under insurance policies maintained by Williams against liability for actions taken, or omitted to be taken, in their capacities as our directors and officers, including actions or omissions that may be alleged to constitute breaches of the fiduciary duties owed by our directors and officers to us and our stockholders. This insurance may not be applicable to certain of the claims which Williams may have against us under the indemnification agreement or otherwise.

                            DESCRIPTION OF THE NOTES

GENERAL

     The notes will be issued under an indenture between WCG and ____, as trustee. We have filed a copy of the indenture as an exhibit to the registration statement which includes this prospectus. In this description, the term "WCG" refers to Williams Communications Group, Inc. and does not include its subsidiaries, except for purposes of financial data determined on a consolidated basis. You can find the definitions of certain capitalized terms used in this section in the section below entitled "-- Certain definitions."

     The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

     The notes will be senior unsecured obligations of WCG, ranking equally in right of payment with all existing and future senior unsecured indebtedness of WCG, and will be senior in right of payment to all existing and future indebtedness of WCG expressly subordinated in right of payment to the notes. As of December 31, 1998, after giving pro forma effect to the offerings, the SBC investment, the financings described in this prospectus and the application of the net proceeds from the offerings and the SBC investment, WCG would have had no indebtedness outstanding ranking equally with or senior to the notes.

RANKING

     Substantially all the operations of WCG are conducted through its subsidiaries and, therefore, WCG is dependent upon cash flow from those entities to meet its obligations. The payment of dividends and the making of loans and advances to WCG by its subsidiaries are subject to various restrictions. Future debt of certain of the subsidiaries may prohibit the payment of dividends or the making of loans or advances to WCG. In addition, the ability of subsidiaries of WCG to make such payments, loans or advances to WCG is limited by the laws of the relevant jurisdictions in which such subsidiaries are organized or located. In some cases, the prior or subsequent approval of such payments, loans or advances by such subsidiaries to WCG may be required from applicable regulatory bodies or other governmental entities.

     WCG's subsidiaries will have no direct obligation to pay amounts due on the notes unless they become Guarantors. The notes effectively will be subordinated to all existing and future indebtedness and other liabilities (including trade payables) of WCG's subsidiaries that are not Guarantors. As of the Issue Date, none of WCG's subsidiaries will be Guarantors. As of December 31, 1998, after giving pro forma effect to the offerings, the SBC investment, the financings described in this prospectus and the application of the net proceeds from the offerings and the SBC investment, WCG's subsidiaries would have had $____ million of indebtedness outstanding, including $____ million under the Williams Note and $____ under the permanent credit facility. The indenture permits WCG and its subsidiaries to incur substantial amounts of additional indebtedness and other liabilities. Any rights of WCG and its creditors, including the holders of notes, to participate in the assets of any of WCG's subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors (including trade creditors). See the section of this prospectus entitled "Risk Factors -- Risks relating to our notes -- The notes will be subordinated to other debt" for more information.

PRINCIPAL, MATURITY AND INTEREST

     WCG will issue notes in this offering with a maximum aggregate principal amount of $____ million. The notes will mature on ____, 2009. The notes will bear interest at the rate of ____% per annum from ____ or from the most recent date to which interest has been paid. Interest will be payable in cash semiannually in arrears on ____ and ____, commencing ____. WCG will make each interest payment to the persons who are registered holders of the notes at the close of business on the preceding ____ or ____. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of WCG, which, unless otherwise provided by WCG, will be the offices of the trustee. At the option of WCG, interest may be paid by check mailed to the registered holders at their registered addresses. The notes will be issued without coupons and in fully registered form only, in minimum denominations of $1,000 and integral multiples thereof. The notes will be issued only against payment in immediately available funds. No service charge will be made for any registration of transfer or exchange of the notes, but WCG may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

BOOK-ENTRY SYSTEM

     The notes will initially be issued in the form of global securities held in book-entry form. The notes will be deposited with the trustee as custodian for The Depository Trust Company (the "Depository"), and the Depository or its nominee will initially be the sole registered holder of the notes for all purposes under the indenture. Except as set forth below, a global security may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository.

     Upon the issuance of a global security, the Depository or its nominee will credit, on its internal system, the accounts of persons holding through it with the respective principal amounts of the individual beneficial interest represented by such global security purchased by such persons in this offering. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the Depository ("participants") or persons that may hold interests through participants. Ownership of beneficial interests by participants in a global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depository or its nominee for such global security. Ownership of beneficial interests in such global security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

     Payment of principal, premium, if any, and interest on notes represented by any such global security will be made to the Depository or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented thereby for all purposes under the indenture. None of WCG, the trustee or any agent of WCG will have any responsibility or liability for any aspect of the Depository's reports relating to or payments made on account of beneficial ownership interests in a global security representing any notes or for maintaining, supervising or reviewing any of the Depository's records relating to such beneficial ownership interests.

     WCG has been advised by the Depository that, upon receipt of any payment of principal of, premium, if any, or interest on any global security, the Depository will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such global security, as shown on the records of the Depository. WCG expects that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

     So long as the Depository or its nominee is the registered owner or holder of such global security, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global security for the purposes of receiving payment on the notes, receiving notices and for all other purposes under the indenture and the notes. Beneficial interests in the notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Except as provided above, owners of beneficial interests in a global security will not be entitled to receive physical delivery of certificated notes in definitive form and will not be considered the holders of such global security for any purposes under the indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. WCG understands that under existing industry practices, in the event that WCG requests any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action that a holder is entitled to give or take under the indenture, the Depository would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     The Depository has advised WCG that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account with the Depository interests in the global security are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

     Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in global securities among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of WCG, the trustee or any agent of WCG will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     The Depository has advised WCG that the Depository is a limited-purpose trust company organized under the Banking Law of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. The Depository was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

CERTIFICATED NOTES

     Notes represented by a global security are exchangeable for certificated notes only if:

          (i) the Depository notifies WCG that it is unwilling or unable to continue as a depository for such global security or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, and a successor depository is not appointed by WCG within 90 days; or

          (ii) there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to the notes represented by such global security.

     Any global security that is exchangeable for certificated notes pursuant to the preceding sentence will be transferred to, and registered and exchanged for, certificated notes in authorized denominations and registered in such names as the Depository or its nominee holding such global security may direct. Subject to the foregoing, a global security is not exchangeable, except for a global security of like denomination to be registered in the name of the Depository or its nominee. In the event that a global security becomes exchangeable for certificated notes, (i) certificated notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (ii) payment of principal, premium, if any, and interest on the certificated notes will be payable, and the transfer of the certificated notes will be registrable, at the office or agency of WCG maintained for such purposes and (iii) no service charge will be made for any issuance of the certificated notes, although WCG may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

OPTIONAL REDEMPTION

     After ____, 2004, WCG may redeem all or part of the notes upon not less than 30 nor more than 60 days' prior notice, at the redemption prices set forth below, plus accrued and unpaid interest thereon (if any) to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve months beginning ____, of the years indicated below:

           YEAR                                REDEMPTION PRICE
           ----                                ----------------
           2004..............................         __%
           2005..............................         __%
           2006..............................         __%
           2007 and thereafter...............        100%

     In addition, at any time or from time to time prior to ____, 2002, WCG may redeem up to 35% of the original aggregate principal amount of the notes at a redemption price equal to ____% of the principal amount of the notes so redeemed, plus accrued and unpaid interest thereon (if any) to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds of one or more private placements to Persons other than Affiliates of WCG or public offerings of common stock of WCG, in each case resulting in gross proceeds to WCG of at least $____ million in the aggregate; provided that

          (1) at least 65% of the original aggregate principal amount of the notes would remain outstanding immediately after giving effect to such redemption;

          (2) any such redemption shall be made within 90 days of such private placement or public offering upon not less than 30 nor more than 60 days' prior notice; and

          (3) any such redemption may not occur in connection with or after the occurrence of a Change of Control.

MANDATORY REDEMPTION

     Except as set forth below under the sections entitled "-- Certain covenants -- Change of control triggering event" and "-- Limitation on asset dispositions," WCG is not required to make mandatory redemption payments or sinking fund payments with respect to the notes.

CERTAIN COVENANTS

     Set forth below are the material covenants contained in the indenture.

     Limitation on consolidated debt. (a) WCG may not, and may not permit any Restricted Subsidiary to, directly or indirectly, Incur any Debt, unless, after giving pro forma effect to such Incurrence and the receipt and application of the net proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and either:

          (i) the ratio of (A) the aggregate consolidated principal amount (or, in the case of Debt issued at a discount, the then Accreted Value) of Debt of WCG outstanding as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to (x) the Incurrence of such Debt and any other Debt Incurred and that remains outstanding on the date as of which the Debt to be Incurred is to be Incurred (the "Incurrence Date") since such balance sheet date and the receipt and application of the net proceeds thereof, in each case as if such Incurrence, receipt and application had occurred on such balance sheet date, and (y) the repayment, repurchase, retirement or extinguishment of any Debt since such balance sheet date, as if such repayment, repurchase, retirement or extinguishment had occurred on such balance sheet date, to (B) Consolidated Cash Flow Available for Fixed Charges for the four full fiscal quarters next preceding the Incurrence of such Debt for which consolidated financial statements are available, determined on a pro forma basis as if any such Debt had been Incurred and the proceeds thereof had been applied, and any material Investment in, or acquisition or disposition of, any material asset outside the ordinary course of business consummated during, or since the end of, such period of four fiscal quarters had occurred at the beginning of such four fiscal quarters, would be less than ____ to 1.0; or

          (ii) WCG's Consolidated Capital Ratio as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to (w) the Incurrence of such Debt and any other Debt Incurred and that remains outstanding on the Incurrence Date since such balance sheet date as if such Incurrence had occurred on such balance sheet date, (x) the repayment, repurchase, retirement or extinguishment of any Debt since such balance sheet date, as if such repayment, repurchase or extinguishment had occurred on such balance sheet date, (y) the issuance of any Capital Stock (other than Disqualified Stock) of WCG since such balance sheet date, including the issuance of any Capital Stock to be issued concurrently with the Incurrence of such Debt, as of such Incurrence had occurred on such balance sheet date, and (z) the receipt and application of the net proceeds of such Debt or Capital Stock, as the case may be, as if such receipt and application of the proceeds therefrom had occurred on the balance sheet date is less than ____ to 1.0.

     (b) Notwithstanding the foregoing limitation, WCG or any Restricted Subsidiary may Incur any and all of the following (each of which shall be given independent effect):

          (i) Debt under the notes, the indenture or any Domestic Restricted Subsidiary Guarantee;

          (ii) Debt under Credit Facilities in an aggregate principal amount outstanding or available (together with all refinancing Debt outstanding or available pursuant to clause (viii) below in respect of Debt previously Incurred pursuant to this clause (ii)) at any one time not to exceed the greater of (x) $____ million, less (A) the amount of all mandatory principal payments actually made by WCG or any Restricted Subsidiary in respect of term loans thereunder (excluding any such payments to the extent refinanced at the time of payment under a new Credit Facility) and (B) in the case of a revolving facility, reduced by any required permanent repayments actually made (which are accompanied by a corresponding permanent commitment reduction) thereunder (excluding any such repayments and commitment reductions to the extent refinanced and replaced at the time under a new Credit Facility), and (y) ____% of the Eligible Receivables;

          (iii) Purchase Money Debt; provided that the amount of such Purchase Money Debt does not exceed 100% of the cost of the construction, installation, acquisition, lease, development or improvement of the applicable Telecommunications Assets;

          (iv) Subordinated Debt of WCG; provided, however, that the aggregate principal amount of such Debt, together with any other outstanding Debt Incurred pursuant to this clause (iv), shall not exceed $____ million at any one time (which amount shall be permanently reduced by the amount of Net Available Proceeds used to repay Subordinated Debt of WCG, and not reinvested in Telecommunications Assets or used to purchase notes or repay other Debt, pursuant to the covenant described in the section below entitled "-- Limitation on asset dispositions"), except to the extent such Debt in excess of $____ million (A) is subordinated to all other Debt of WCG other than Debt Incurred pursuant to this clause (iv) in excess of such $____ million limitation, (B) does not provide for the payment of cash interest on such Debt prior to the Stated Maturity of the notes and (C) (1) does not provide for payments of principal of such Debt at stated maturity or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by WCG (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of the acceleration of any payment with respect to such Debt upon any event of default thereunder), in each case on or prior to the Stated Maturity of the notes, and (2) does not permit redemption or other retirement (including pursuant to an offer to purchase made by WCG) of such Debt at the option of the holder thereof on or prior to the Stated Maturity of the notes, other than, in the case of each of (1) and (2) a redemption or retirement at the option of the holder of such Debt (including pursuant to an offer to purchase made by WCG) which is conditioned upon a change of control or asset disposition pursuant to provisions substantially similar to those described in the sections below entitled "-- Change of control triggering event" and "-- Limitation on asset dispositions;"

          (v) Debt outstanding on the Issue Date;

          (vi) Debt owed by WCG to any Restricted Subsidiary of WCG or Debt owed by a Restricted Subsidiary of WCG to WCG or a Restricted Subsidiary of WCG; provided, however, that (x) upon any subsequent transfer, conveyance or other disposition by any such Restricted Subsidiary or WCG of any Debt so permitted to a Person other than WCG or another Restricted Subsidiary of WCG or (y) if for any reason such Restricted Subsidiary ceases to be a Restricted Subsidiary, the provisions of this clause (vi) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred by the issuer thereof at the time of such transfer, conveyance or other disposition or when such Restricted Subsidiary ceases to be a Restricted Subsidiary;

          (vii) Debt Incurred by a Person prior to the time (A) such Person became a Restricted Subsidiary, (B) such Person merges into or consolidates with a Restricted Subsidiary or (C) another Restricted Subsidiary merges into or consolidates with such Person (in a transaction in which such Person becomes a Restricted Subsidiary), which Debt was not Incurred in connection with, or in anticipation of, such transaction or such Person becoming a Restricted Subsidiary.

          (viii) Debt Incurred to renew, extend, refinance, defease, repay, replace, prepay, repurchase, redeem, retire, exchange or refund (each, a "refinancing") Debt Incurred pursuant to clause (i), (ii), (iii), (v),
     (vii), (xii) or (xiii) of this paragraph (b) or this clause (viii), in an aggregate principal amount (or if issued at a discount, the then Accreted Value) not to exceed the aggregate principal amount (or if issued at a discount, the then Accreted Value) of and accrued interest on the Debt so refinanced plus the amount of any premium, accrued interest, prepayment penalties, fees and expenses required to be paid in connection with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium or accrued interest reasonably determined by the Board of Directors of WCG as necessary to accomplish such refinancing by means of a redemption, tender offer or privately negotiated repurchase plus the amount of fees and expenses incurred in connection therewith; provided, however, that (A) the refinancing Debt shall not be senior in right of payment to the Debt that is being refinanced and (B) in the case of any refinancing of Debt Incurred pursuant to clause (i), (v), (vii) or (xii) or, if such Debt previously refinanced Debt Incurred pursuant to any such clause, this clause (viii), the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued, (x) does not provide for payments of principal of such Debt at stated maturity or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by WCG (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of the acceleration of any payment with respect to such Debt upon any event of default thereunder), in each case prior to the time the same are required by the terms of the Debt being refinanced and (y) does not permit redemption or other retirement (including pursuant to an offer to purchase made by WCG) of such Debt at the option of the holder thereof prior to the time the same are required by the terms of the Debt being refinanced, other than, in the case of clause (x) or (y), any such payment, redemption or other retirement (including pursuant to an offer to purchase made by WCG) which is conditioned upon a change of control or asset sale pursuant to provisions substantially similar to those described in the sections below entitled "-- Change of control triggering event" and "-- Limitation on asset dispositions;" provided further that the foregoing clauses (x) and
     (y) and the limitation on the aggregate principal amount referred to above in this clause (viii) shall not apply to any refinancing of all of the notes then outstanding;

          (ix) Debt (A) in respect of performance, surety or appeal bonds, Guarantees, letters of credit or reimbursement obligations Incurred or provided in the ordinary course of business securing the performance of contractual, franchise, lease, self-insurance or license obligations and not in connection with the Incurrence of Debt or (B) in respect of customary agreements providing for indemnification, adjustment of purchase price after closing, or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any such obligations of WCG or any of its Restricted Subsidiaries pursuant to such agreements, Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of WCG (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of WCG for the purpose of financing such acquisition) and in an aggregate principal amount not to exceed the gross proceeds actually received by WCG or any Restricted Subsidiary in connection with such disposition;

          (x) Debt consisting of Permitted Interest Rate or Currency Protection Agreements;

          (xi) Debt secured by Receivables originated by WCG or any Restricted Subsidiary and related assets; provided that such Debt is nonrecourse to WCG and any of its other Restricted Subsidiaries; provided further, that Receivables shall not be available at any time to secure Debt under this clause (xi) to the extent that they are used as the basis for the Incurrence of Debt pursuant to clause (ii)(y) of this paragraph (b);

          (xii) Debt Incurred after the Issue Date pursuant to the Williams Note, including Debt Incurred in lieu of payments under the Williams Intercompany Arrangements and any accrual of interest that is capitalized under, or added to the principal amount of, the Williams Note; provided that the aggregate amount of such Debt Incurred in lieu of payments under the Williams Intercompany Arrangements (other than in respect of any such accrual of interest) in reliance on this clause (xii) does not exceed $____ in any 12-month period;

          (xiii) Debt Incurred pursuant to the Amended and Restated Lease, dated as of September 2, 1998, between 1998 WCI Trust, as Lessor, and Williams Communications, Inc., as Lessee, in an aggregate principal amount not to exceed $750 million at any one time outstanding; and

          (xiv) Debt not otherwise permitted to be Incurred pursuant to clauses
     (i) through (xiii) above, which, together with any other outstanding Debt Incurred pursuant to this clause (xiv), has an aggregate principal amount not in excess of $____ million at any time outstanding.

     Notwithstanding any other provision of this "-- Limitation on consolidated debt" covenant, the maximum amount of Debt that WCG or a Restricted Subsidiary may Incur pursuant to this "-- Limitation on consolidated debt" covenant shall not be deemed to be exceeded due solely to the result of fluctuations in the exchange rates of currencies.

     For purposes of determining any particular amount of Debt under this "-- Limitation on consolidated debt" covenant, (1) Guarantees, Liens or obligations with respect to letters of credit supporting Debt otherwise included in the determination of such particular amount shall not be included and (2) any Liens granted for the benefit of the notes pursuant to the equal and ratable provisions referred to in the covenant described in the section below entitled "-- Limitation on liens" shall not be treated as Debt. For purposes of determining compliance with this "-- Limitation on consolidated debt" covenant, in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, WCG, in its sole discretion, may classify such item of Debt and only be required to include the amount and type of such Debt in one of such clauses, but also may classify a portion of such item of Debt in more than one of such clauses and in any order WCG so chooses.

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

     Limitation on Debt of Restricted Subsidiaries. WCG may not permit any Restricted Subsidiary that is not a Guarantor to Incur any Debt except any and all of the following (each of which shall be given independent effect):

          (i) Domestic Restricted Subsidiary Guarantees;

          (ii) Debt outstanding on the Issue Date;

          (iii) Debt of Restricted Subsidiaries under Credit Facilities permitted to be Incurred pursuant to clause (ii) of paragraph (b) of the section above entitled "-- Limitation on consolidated debt;"

          (iv) Purchase Money Debt of Restricted Subsidiaries permitted to be Incurred pursuant to clause (iii) of paragraph (b) of the section above entitled "-- Limitation on consolidated debt;"

          (v) Debt owed by a Restricted Subsidiary to WCG or a Restricted Subsidiary of WCG permitted to be Incurred pursuant to clause (vi) of paragraph (b) of the section above entitled "-- Limitation on consolidated debt;"

          (vi) Debt of Restricted Subsidiaries consisting of Permitted Interest Rate or Currency Protection Agreements permitted to be Incurred pursuant to clause (x) of paragraph (b) of the section above entitled "-- Limitation on consolidated debt;"

          (vii) Debt of Restricted Subsidiaries permitted to be Incurred under clause (vii) of paragraph (b) of the section above entitled "-- Limitation on consolidated debt;"

          (viii) Debt of Restricted Subsidiaries permitted to be Incurred under clause (ix) or (xiv) of paragraph (b) of the section above entitled
     "-- Limitation on consolidated debt;"

          (ix) Debt of Restricted Subsidiaries secured by Receivables originated by WCG or any Restricted Subsidiary and related assets permitted to be Incurred under clause (xi) of paragraph (b) of the section above entitled "-- Limitation on consolidated debt;"

          (x) Debt permitted to be Incurred pursuant to clause (xii) of paragraph (b) of the section above entitled "-- Limitation on consolidated debt;"

          (xi) Debt Incurred pursuant to the Amended and Restated Lease, dated as of September 2, 1998, between 1998 WCI Trust, as Lessor, and Williams Communications, Inc., as Lessee, in an aggregate principal amount not to exceed $750 million at any one time outstanding; and

          (xii) Debt which is Incurred to refinance any Debt of a Restricted Subsidiary permitted to be Incurred pursuant to clauses (i), (ii), (iii),
     (iv), (vii), (x) or (xi) of this paragraph or this clause (xii), in an aggregate principal amount (or if issued at a discount, the then Accreted Value) not to exceed the aggregate principal amount (or if issued at a discount, the then Accreted Value) of the Debt so refinanced, plus the amount of any premium, prepayment penalties, accrued interest, fees and expenses required to be paid in connection with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium or accrued interest reasonably determined by the Board of Directors of WCG as necessary to accomplish such refinancing by means of a redemption, tender offer or privately negotiated repurchase, plus the amount of fees and expenses of WCG and the applicable Restricted Subsidiary Incurred in connection therewith; provided, however, that, in the case of any refinancing of Debt Incurred pursuant to clause (i), (ii) or (vii) or, if such Debt previously refinanced Debt Incurred pursuant to any such clause, this clause (xii), the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is Incurred, (x) does not provide for payments of principal at the stated maturity of such Debt or by way of a sinking fund applicable to such Debt or by way of any mandatory redemption, defeasance, retirement or repurchase of such Debt by WCG or any Restricted Subsidiary (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the time the same are required by the terms of the Debt being refinanced and (y) does not permit redemption or other retirement (including pursuant to an offer to purchase made by WCG or a Restricted Subsidiary) of such Debt at the option of the holder thereof prior to the stated maturity of the Debt being refinanced, other than, in the case of clause (x) or (y), any such payment, redemption or other retirement (including pursuant to an offer to purchase made by WCG or a Restricted Subsidiary) which is conditioned upon the change of control or asset sale of WCG pursuant to provisions substantially similar to those contained in the indenture which are described in the sections below entitled "-- Change of control triggering event" and "-- Limitation on asset dispositions;" provided further that the foregoing clauses (x) and
     (y) and the limitation on the aggregate principal amount referred to above in this clause (viii) shall not apply to any refinancing of all of the notes then outstanding.

     Notwithstanding any other provision of this "-- Limitation on debt of restricted subsidiaries" covenant, the maximum amount of Debt that a Restricted Subsidiary may Incur pursuant to this "-- Limitation on debt of restricted subsidiaries" covenant shall not be deemed to be exceeded due solely as the result of fluctuations in the exchange rates of currencies.

     For purposes of determining any particular amount of Debt under this "-- Limitation on debt of restricted subsidiaries" covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Debt otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this "-- Limitation on debt of restricted subsidiaries" covenant, in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, WCG, in its sole discretion, may classify such item of Debt and only be required to include the amount and type of such Debt in one of such clauses, but also may classify a portion of such item of Debt in more than one of such clauses and in any order WCG so chooses.

     Limitation on issuances of guarantees by, and debt securities of, domestic restricted subsidiaries. WCG will not permit any of its Domestic Restricted Subsidiaries, directly or indirectly, to issue or Guarantee any Debt Securities, unless such Domestic Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for the Guarantee of the payment of the notes by such Domestic Restricted Subsidiary, which Guarantee shall be senior to or rank equally with such Debt Securities.

     Notwithstanding the foregoing, any such Guarantee by a Domestic Restricted Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon a sale or other disposition, by way of merger or otherwise, to any Person not an Affiliate of WCG, of WCG's equity interest in, or the assets of, such Domestic Restricted Subsidiary, which sale or other disposition results in such Domestic Restricted Subsidiary ceasing to be a Domestic Restricted Subsidiary and such sale or other disposition is made in compliance with, and the Net Available Proceeds therefrom are applied in accordance with, the applicable provisions of the indenture.

     The form of such supplemental indenture is attached as an exhibit to the indenture. The foregoing provisions will not be applicable to (i) Guarantees of Debt Securities of a Person by its subsidiaries in effect prior to the time such Person is merged with or into or became a Domestic Restricted Subsidiary; provided that such Guarantees do not extend to any other Debt Securities of such Person or any other Person, and (ii) any one or more Guarantees of up to $____ million in aggregate principal amount of Debt Securities of WCG or any Domestic Restricted Subsidiary at any time outstanding.

     Limitation on restricted payments. (a) WCG:

          (i) may not, and may not permit any Restricted Subsidiary to, directly or indirectly, declare or pay any dividend, or make any distribution, in respect of its Capital Stock or to the holders thereof, excluding any dividends or distributions which are made solely to WCG or a Restricted Subsidiary (and, if such Restricted Subsidiary declaring, paying or making any such dividend or distribution is not a Wholly Owned Subsidiary, to the other stockholders or equity owners of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by WCG or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividends or distributions payable solely in shares of Capital Stock of WCG (other than
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

     Disqualified Stock) or in options, warrants or other rights to acquire Capital Stock of WCG (other than Disqualified Stock);

          (ii) may not, and may not permit any Restricted Subsidiary to, purchase, redeem, or otherwise retire or acquire for value (x) any Capital Stock of WCG or any Restricted Subsidiary of WCG or (y) any options, warrants or rights to purchase or acquire shares of Capital Stock of WCG or any Restricted Subsidiary or any securities convertible or exchangeable into shares of Capital Stock of WCG or any Restricted Subsidiary, except, in any such case, any such purchase, redemption or retirement or acquisition for value (A) paid to WCG or a Restricted Subsidiary (or, in the case of any such purchase, redemption or other retirement or acquisition for value with respect to a Restricted Subsidiary that is not a Wholly Owned Subsidiary, to the other stockholders or equity owners of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by WCG or a Restricted Subsidiary of payments of greater value than it would receive on a pro rata basis) or (B) paid solely in shares of Capital Stock (other than Disqualified Stock) of WCG;

          (iii) may not make, or permit any Restricted Subsidiary to make, any Investment (other than an Investment in WCG or a Restricted Subsidiary or a Permitted Investment) in any other Person, including the Designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or the Revocation of any such Designation, according to the covenant described in the section below entitled "-- Limitation on designations of unrestricted subsidiaries;"

          (iv) may not, and may not permit any Restricted Subsidiary to, redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Debt of WCG which is subordinate in right of payment to the notes (other than any redemption, defeasance, repurchase, retirement or other acquisition or retirement for value made in anticipation of satisfying a scheduled maturity, repayment or sinking fund obligation due within one year thereof); and

          (v) may not, and may not permit any Restricted Subsidiary to, issue, transfer, convey, sell or otherwise dispose of Capital Stock of any Restricted Subsidiary to a Person other than WCG or another Restricted Subsidiary if the result thereof is that such Restricted Subsidiary shall cease to be a Restricted Subsidiary, in which event the amount of such "Restricted Payment" shall be the Fair Market Value of the remaining interest, if any, in such former Restricted Subsidiary held by WCG and the other Restricted Subsidiaries;

          each of clauses (i) through (v) being a "Restricted Payment," if:

             (1) an Event of Default, or an event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing; or

             (2) upon giving effect to such Restricted Payment, WCG could not Incur at least $1.00 of additional Debt pursuant to the terms of the indenture described in paragraph (a) of the section above entitled "-- Limitation on consolidated debt;" or

             (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments made on or after the Issue Date, plus Permitted Investments made on or after the Issue Date pursuant to clause (i) or
        (n) of the definition thereof, other than any such Permitted Investments that are Permitted Investments in WCG or any Restricted Subsidiary (the amount of any such Restricted Payment or Permitted Investment, if made other than in cash, to be based upon Fair Market Value), exceeds the sum of:

                (a) 50% of cumulative Consolidated Net Income (or, in the case that Consolidated Net Income shall be negative, 100% of such negative amount) since June 30, 1999 through the last day of the last full fiscal quarter for which consolidated financial statements are available;

                (b) in the case of any Revocation made after the Issue Date, an amount equal to the lesser of the portion (proportionate to WCG's direct or indirect equity interest in the Subsidiary to which such Revocation relates) of the Fair Market Value of the net assets of such Subsidiary at the time of Revocation and the amount of Investments previously made (and treated as a Restricted Payment) by WCG or any Restricted Subsidiary in such Subsidiary; and

                (c) the aggregate amount of Returned Investments since the Issue Date and on or prior to the date of such Restricted Payment;

             provided, however, that WCG or a Restricted Subsidiary of WCG may, without regard to the limitations in clause (3) but subject to clauses
        (1) and (2), make Restricted Payments in an aggregate amount not to exceed the sum of $____ million and the aggregate net cash proceeds received after the Issue Date (i) as capital contributions to WCG, or proceeds from the issuance (other than to a Subsidiary) of Capital Stock (other than Disqualified Stock) of WCG and options, warrants or rights to purchase or acquire shares of Capital Stock (other than Disqualified Stock) of WCG, and (ii) from the issuance or sale of Debt of WCG or any Restricted Subsidiary (other than to a Subsidiary, WCG or a Plan) that after the Issue Date has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of WCG; provided, further, that in the case of the issuance of Capital Stock of WCG to any Plan, if such Plan Incurs any Debt for the purpose of purchasing such Capital Stock, the aggregate net cash proceeds from such issuance shall be included for purposes of the foregoing proviso only to the extent of any increase in the Consolidated Net Worth of WCG resulting from principal repayments made with respect to the Debt Incurred to finance the purchase of such Capital Stock. The aggregate net cash proceeds referred to in the immediately preceding clauses (i) and (ii) shall not be utilized to make Restricted Payments pursuant to such clauses to the extent such proceeds have been utilized to make Permitted Investments under clause (i) of the definition of "Permitted Investments."

     (b) Notwithstanding the foregoing limitation:

          (i) WCG or any Restricted Subsidiary may pay any dividend on Capital Stock of any class of WCG within 60 days after the declaration thereof if, on the date when the dividend was declared, WCG or such Restricted Subsidiary, as the case may be, could have paid such dividend in accordance with the foregoing provisions; provided, however, that at the time of such payment of such dividend, no other Event of Default shall have occurred and be continuing (or result therefrom);

          (ii) WCG or any Restricted Subsidiary may repurchase, redeem, acquire, cancel or otherwise retire for value any shares of its Common Stock or options to acquire its Common Stock from Persons who are currently or were formerly directors, officers or employees of WCG or any of its Subsidiaries or other Affiliates (or their estates or beneficiaries under their estates) or from any Plan, upon death, disability, retirement or termination of employment in an amount not to exceed $____ million in any 12-month period;

          (iii) WCG and any Restricted Subsidiary may refinance any Debt otherwise permitted by clause (viii) of paragraph (b) in the section above entitled "-- Limitation on consolidated debt" or clause (xii) in the section above entitled "-- Limitation on debt of restricted subsidiaries;"

          (iv) WCG and any Restricted Subsidiary may retire or repurchase any Capital Stock of WCG or of any Restricted Subsidiary or any Subordinated Debt of WCG in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of WCG or any Plan) of, Capital Stock (other than Disqualified Stock) of WCG; provided that the proceeds from any such exchange or sale of Capital Stock shall be excluded from any calculation pursuant to clause (b) of the definition of "Invested Capital;"

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

          (v) WCG may pay cash dividends in an amount not to exceed $____ million in any 12-month period in respect of Preferred Stock of WCG (other than Disqualified Stock);

          (vi) WCG or any Restricted Subsidiary may purchase shares of Capital Stock of WCG or any Restricted Subsidiary of WCG for the purpose of contributing such shares to any Plan; provided that all such purchases referred to in this clause (vi) may not exceed $____ million in any 12-month period;

          (vii) WCG or any Restricted Subsidiary may purchase all (but not less than all), excluding directors' qualifying shares, of the Capital Stock or other ownership interests in a Subsidiary of WCG which Capital Stock or other ownership interests were not theretofore owned by WCG or a Subsidiary of WCG such that after giving effect to such purchase such Subsidiary becomes a Wholly Owned Subsidiary of WCG;

          (viii) WCG or any Restricted Subsidiary may redeem, defease, repurchase, retire or acquire for value any Subordinated Debt upon a Change of Control or Asset Disposition to the extent required by the indenture or other agreement pursuant to which such Subordinated Debt was issued, but only if WCG has first complied with its obligations under the sections below entitled "-- Change of control triggering event" and "-- Limitation on asset dispositions;"

          (ix) WCG or any Restricted Subsidiary may make loans to any officer, director or employee of WCG or any Restricted Subsidiary to be used to exercise options granted to such officer, director or employee under any Plan, in an amount not to exceed $____ million at any one time outstanding; and

          (x) WCG or any Restricted Subsidiary may make distributions to the stockholders or equity owners of Restricted Subsidiaries that are partnerships, limited liability companies that are treated as partnerships for U.S. tax purposes or other similar pass-thru entities in order to reimburse or compensate such other stockholders or equity owners for income taxes attributable to the operations of such Restricted Subsidiaries as required by the formation agreement, operating agreement or partnership agreement or similar governing document of the Restricted Subsidiary.

     The Restricted Payments described in the foregoing clauses (i), (ii), (v),
(vi), (vii), (viii) and (ix) shall be included in the calculation of Restricted Payments; the Restricted Payments described in clauses (iii), (iv) and (x) shall be excluded in the calculation of Restricted Payments.

     Limitation on dividend and other payment restrictions affecting restricted subsidiaries. (a) WCG may not, and may not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction (other than pursuant to law or regulation) on the ability of any Restricted Subsidiary:

          (i) to pay dividends (in cash or otherwise) or make any other distributions in respect of its Capital Stock owned by WCG or any other Restricted Subsidiary or pay any Debt or other obligation owed to WCG or any other Restricted Subsidiary;

          (ii) to make loans or advances to WCG or any other Restricted Subsidiary; or

          (iii) to transfer any of its Property to WCG or any other Restricted Subsidiary.

     (b) Notwithstanding the foregoing limitation, WCG may, and may permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist:

          (i) any encumbrance or restriction pursuant to any agreement in effect on the Issue Date;

          (ii) any customary (as conclusively determined in good faith by the Chief Financial Officer of WCG) encumbrance or restriction applicable to a Restricted Subsidiary that is contained in an agreement or instrument governing or relating to Debt contained in any Credit Facilities or Purchase Money Debt; provided that such encumbrances and restrictions do not prohibit the distribution of funds to WCG in an amount sufficient for WCG to make the timely payment of interest, premium (if any) and principal (whether at stated maturity, by way of a sinking fund applicable thereto, by way of

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

     any mandatory redemption, defeasance, retirement or repurchase thereof, including upon the occurrence of designated events or circumstances or by virtue of acceleration upon an event of default, or by way of redemption or retirement at the option of the holder of the Debt, including pursuant to offers to purchase) according to the terms of the indenture and the notes and other Debt that is solely an obligation of WCG, but provided further that such agreement may nevertheless contain customary (as so determined) net worth, restricted payment, leverage, interest coverage invested capital and other financial covenants, customary (as so determined) covenants regarding the merger of or sale of all or any substantial part of the assets of WCG or any Restricted Subsidiary, customary (as so determined) restrictions on transactions with affiliates and customary (as so determined) subordination provisions governing Debt owed to WCG or any Restricted Subsidiary;

          (iii) any encumbrance or restriction pursuant to an agreement relating to any Acquired Debt, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired;

          (iv) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Debt Incurred pursuant to an agreement referred to in clause (i), (ii) or (iii) of this paragraph (b); provided, however, that the provisions contained in such agreement relating to such encumbrance or restriction are no more restrictive (as so determined) in any material respect than the provisions contained in the agreement the subject thereof;

          (v) in the case of clause (iii) of paragraph (a) above, any encumbrance or restriction contained in any security agreement (including a Capital Lease Obligation) securing Debt of WCG or a Restricted Subsidiary otherwise permitted under the indenture, but only to the extent such restrictions restrict the transfer of the Property subject to such security agreement;

          (vi) in the case of clause (iii) of paragraph (a) above, customary provisions (A) that restrict the subletting, assignment or transfer of any Property that is a lease, license, conveyance or similar contract, (B) contained in asset sale or other asset disposition agreements limiting the transfer of the Property being sold or disposed of pending the closing of such sale or disposition or (C) arising or agreed to in the ordinary course of business, not relating to any Debt, and that do not, individually or in the aggregate, detract from the value of Property of WCG or any Restricted Subsidiary in any manner material to WCG or any Restricted Subsidiary;

          (vii) any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or Property of such Restricted Subsidiary; provided that the consummation of such transaction would not result in a Default or an Event of Default, that such restriction terminates if such transaction is abandoned and that the consummation or abandonment of such transaction occurs within one year of the date such agreement was entered into;

          (viii) any encumbrance or restriction pursuant to the indenture and the notes (or encumbrances or restrictions that are substantially similar taken as a whole) and any encumbrance or restriction pursuant to any Credit Facility in effect on the Issue Date (or encumbrances or restrictions that are substantially similar taken as a whole); and

          (ix) Permitted Liens.

     Limitation on liens. WCG may not, and may not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist any Lien on or with respect to any Property now owned or acquired after the Issue Date to secure any Debt without making, or causing such Restricted Subsidiary to make, effective provision for securing the notes (x) equally and ratably with such Debt as to such Property for so long as such Debt will be so secured or (y) in the event such Debt is Debt of WCG or a Guarantor which is subordinate in right of payment to the notes or the applicable Domestic Restricted Subsidiary Guarantee, prior to such Debt as to such Property for so long as such Debt will be so secured.

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

     The foregoing restrictions shall not apply to:

          (i) Liens existing on the Issue Date;

          (ii) Liens Incurred on or after the Issue Date pursuant to any Credit Facility to secure Debt permitted to be Incurred pursuant to clause (ii) of paragraph (b) of the section above entitled "-- Limitation on consolidated debt;"

          (iii) Liens securing Debt in an amount which, together with the aggregate amount of Debt then outstanding or available under all Credit Facilities (together with all refinancing Debt then outstanding or available pursuant to clause (viii) of paragraph (b) of the section above entitled "-- Limitation on consolidated debt" in respect of Debt previously Incurred under Credit Facilities), does not exceed ____ times WCG's Consolidated Cash Flow Available for Fixed Charges for the four full fiscal quarters preceding the Incurrence of such Lien for which WCG's consolidated financial statements are available, determined on a pro forma basis as if such Debt had been Incurred and the proceeds thereof had been applied at the beginning of such four fiscal quarters;

          (iv) Liens in favor of WCG or any Restricted Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of the Debt secured by any such Lien (except to WCG or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Lien by the issuer thereof;

          (v) Liens to secure Purchase Money Debt permitted to be Incurred pursuant to clause (iii) of paragraph (b) of the section above entitled
     "-- Limitation on consolidated debt;" provided that any such Lien may not extend to any Property other than the Telecommunications Assets installed, constructed, acquired, leased, developed or improved with the proceeds of such Purchase Money Debt and any improvements or accessions thereto (it being understood that all Debt to any single lender or group of related lenders or outstanding under any single credit facility, and in any case relating to the same group or collection of Telecommunications Assets financed thereby, shall be considered a single Purchase Money Debt, whether drawn at one time or from time to time);

          (vi) Liens to secure Acquired Debt; provided that (a) such Lien attaches to the acquired Property prior to the time of the acquisition of such Property and (b) such Lien does not extend to or cover any other Property;

          (vii) Liens to secure Debt permitted to be Incurred pursuant to clause
     (xiii) of paragraph (b) of the section above entitled "-- Limitation on consolidated debt;"

          (viii) Liens to secure Debt Incurred to refinance, in whole or in part, Debt secured by any Lien referred to in the foregoing clauses (i),
     (ii), (v), (vi) and (vii) or this clause (viii) so long as such Lien does not extend to any other Property (other than improvements and accessions to the original Property) and the principal amount of Debt so secured is not increased except as otherwise permitted under clause (viii) of paragraph
     (b) of the section above entitled "-- Limitation on consolidated debt" or clause (xii) of the section above entitled "-- Limitation on debt of restricted subsidiaries;"

          (ix) Liens to secure Debt consisting of Permitted Interest Rate and Currency Protection Agreements permitted to be Incurred pursuant to clause
     (x) of paragraph (b) of the section above entitled "-- Limitation on consolidated debt;"

          (x) Liens to secure Debt secured by Receivables permitted to be Incurred pursuant to clause (xi) of paragraph (b) of the section above entitled "-- Limitation on consolidated debt;"

          (xi) Liens granted after the Issue Date to secure the notes;

          (xii) Permitted Liens; and

          (xiii) Liens not otherwise permitted by the foregoing clauses (i) through (xii) that, at the time of Incurrence thereof, taken together with all other Liens Incurred after the Issue Date in reliance on this clause (xiii) and which remain in existence, secure Debt in an aggregate principal amount not to exceed 5% of WCG's Consolidated Tangible Assets as of the most recent balance sheet date as of which WCG's consolidated balance sheet is available;

     Limitation on sale and leaseback transactions. WCG may not, and may not permit any Restricted Subsidiary to, directly or indirectly, enter into, assume, Guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction, unless:

          (i) WCG or such Restricted Subsidiary would be entitled to Incur (a) Debt in an amount equal to the Attributable Value of the Sale and Leaseback Transaction pursuant to the covenant described in the section above entitled "-- Limitation on consolidated debt" and (b) a Lien pursuant to the covenant described in the section above entitled "-- Limitation on liens," equal in amount to the Attributable Value of the Sale and Leaseback Transaction, without also securing the notes; and

          (ii) the Sale and Leaseback Transaction is treated as an Asset Disposition and all of the conditions of the indenture described in the section below entitled "-- Limitation on asset dispositions" (including the provisions concerning the application of Net Available Proceeds) are satisfied with respect to such Sale and Leaseback Transaction, treating all of the consideration received in such Sale and Leaseback Transaction as Net Available Proceeds for purposes of such covenant.

     Limitation on asset dispositions. WCG may not, and may not permit any Restricted Subsidiary to, make any Asset Disposition unless:

          (i) WCG or the Restricted Subsidiary, as the case may be, receives consideration for such disposition at least equal to the Fair Market Value for the Property sold or disposed of; and

          (ii) at least 75% of the consideration for such disposition consists of cash or Cash Equivalents or the assumption of Debt of WCG or any Restricted Subsidiary (other than Debt that is subordinated to the notes or any Domestic Restricted Subsidiary Guarantee) and release of WCG and all Restricted Subsidiaries from all liability on the Debt assumed (or if less than 75%, the remainder of such consideration consists of Telecommunications Assets).

     The Net Available Proceeds (or any portion thereof) from Asset Dispositions may be applied by WCG or a Restricted Subsidiary, to the extent WCG or such Restricted Subsidiary elects (or is required by the terms of any Debt): (1) to the permanent repayment or reduction of Debt then outstanding under any Credit Facility, to the extent such Credit Facility would require such application or prohibit payments pursuant to the Offer to Purchase described in the following paragraph (other than Debt owed to WCG or any Affiliate of WCG); or (2) to reinvest in Telecommunications Assets (including by means of an Investment in Telecommunications Assets by a Restricted Subsidiary with Net Available Proceeds received by WCG or another Restricted Subsidiary).

     Any Net Available Proceeds from an Asset Disposition not applied in accordance with the preceding paragraph within 360 days from the date of the receipt of such Net Available Proceeds shall constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $____ million, WCG will be required to make an Offer to Purchase with such Excess Proceeds on a pro rata basis according to principal amount (or, in the case of Debt issued at a discount, the then Accreted Value) for (x) outstanding notes at a price in cash equal to 100% of the principal amount of the notes on the purchase date plus accrued and unpaid interest (if any) thereon (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) and (y) any other Debt of WCG or any Guarantor that ranks equally with the notes, or any Debt of a Restricted Subsidiary that is not a Guarantor, at a price no greater than 100% of the principal amount thereof plus accrued and unpaid interest (if any) to the purchase date (or 100% of the then Accreted Value plus accrued and unpaid interest (if any) to the purchase date in the case of original issue discount Debt), to the extent, in the case of this clause (y), required under the terms thereof (other than Debt owed to WCG or any Affiliate of WCG). To the extent there are any remaining Excess Proceeds following the
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

completion of the Offer to Purchase, WCG shall apply such Excess Proceeds to the repayment of other Debt of WCG or any Restricted Subsidiary, to the extent permitted or required under the terms thereof. Any other remaining Excess Proceeds may be applied to any use as determined by WCG which is not otherwise prohibited by the indenture, and the amount of Excess Proceeds shall be reset to zero.

     Limitation on issuance and sales of capital stock of restricted subsidiaries. WCG may not, and may not permit any Restricted Subsidiary to, issue, transfer, convey, sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, Capital Stock of a Restricted Subsidiary to any Person other than WCG or a Restricted Subsidiary except:

          (i) a sale of all of the Capital Stock of such Restricted Subsidiary owned by WCG and any Restricted Subsidiary that complies with the provisions described in the section above entitled "-- Limitation on asset dispositions" to the extent such provisions apply;

          (ii) in a transaction that results in such Restricted Subsidiary becoming a Joint Venture; provided (x) such transaction complies with the provisions described in the section above entitled "-- Limitation on asset dispositions" to the extent such provisions apply and (y) the remaining interest of WCG or any other Restricted Subsidiary in such Joint Venture would have been permitted as a new Restricted Payment or Permitted Investment under the provisions of the section above entitled
     "-- Limitation on restricted payments;"

          (iii) the issuance, transfer, conveyance, sale or other disposition of shares of such Restricted Subsidiary so long as after giving effect to such transaction such Restricted Subsidiary remains a Restricted Subsidiary and such transaction complies with the provisions described in the section above entitled "-- Limitation on asset dispositions" to the extent such provisions apply;

          (iv) the transfer, conveyance, sale or other disposition of shares required by applicable law or regulation;

          (v) if required, the issuance, transfer, conveyance, sale or other disposition of directors' qualifying shares;

          (vi) Disqualified Stock issued in exchange for, or upon conversion of, or the proceeds of the issuance of which are used to redeem, replace, refund or refinance, shares of Disqualified Stock of such Restricted Subsidiary; provided that the amounts of the redemption obligations of such Disqualified Stock shall not exceed the amounts of the redemption obligations of, and such Disqualified Stock shall have redemption obligations no earlier than those required by, the Disqualified Stock being exchanged, converted, redeemed, replaced, refunded or refinanced;

          (vii) in a transaction where WCG or a Restricted Subsidiary acquires at the same time not less than its Proportionate Interest in such issuance of Capital Stock;

          (viii) Capital Stock issued and outstanding on the Issue Date;

          (ix) Capital Stock of a Restricted Subsidiary issued and outstanding prior to the time that such Person becomes a Restricted Subsidiary so long as such Capital Stock was not issued in contemplation of such Person's becoming a Restricted Subsidiary or otherwise being acquired by WCG; and

          (x) an issuance of Preferred Stock of a Restricted Subsidiary (other than Preferred Stock convertible or exchangeable into Common Stock of any Restricted Subsidiary) otherwise permitted by the indenture.

     Transactions with affiliates. WCG will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, sell, lease, transfer, or otherwise dispose of any of its Property to, or purchase any Property from, or enter into any contract, agreement, understanding, loan, advance, Guarantee or

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

transaction (including the rendering of services) with or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

          (a) such Affiliate Transaction or series of Affiliate Transactions is in the best interest of WCG or such Restricted Subsidiary and on terms that are fair and reasonable to, and in the best interests of, WCG or the Restricted Subsidiary, as the case may be, as determined in good faith by WCG's Board of Directors; and

          (b) WCG delivers to the trustee (i) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments in excess of $____ million but less than $____ million, a certificate of the chief executive, operating or financial officer of WCG evidencing such officer's determination that such Affiliate Transaction or series of Affiliate Transactions complies with clause (a) above and (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments equal to or in excess of $____ million, a board resolution certifying that such Affiliate Transaction or series of Affiliate Transactions complies with clause (a) above and that such Affiliate Transaction or series of Affiliate Transactions has been approved by the Board of Directors of WCG, including a majority of the disinterested members of the Board of Directors of WCG, provided that, in the event that there shall not be at least two disinterested members of the Board of Directors of WCG with respect to the Affiliate Transaction, WCG shall, in addition to such board resolution, file with the trustee a written opinion from an investment banking firm of national standing in the United States which, in the good faith judgment of the Board of Directors of WCG, is independent with respect to WCG and its Affiliates and qualified to perform such task, which opinion shall be to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to WCG or such Restricted Subsidiary.

     Notwithstanding the foregoing, the following shall not be deemed Affiliate
Transactions:

          (i) any employment agreement entered into by WCG or any of its Restricted Subsidiaries in the ordinary course of business and consistent with industry practice;

          (ii) any agreement or arrangement with respect to the compensation of a director or officer of WCG or any Restricted Subsidiary approved by a majority of the Board of Directors of WCG and consistent with industry practice;

          (iii) transactions between or among WCG and its Restricted Subsidiaries; provided that no more than ____% of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of WCG (other than a Restricted Subsidiary);

          (iv) Restricted Payments and Permitted Investments permitted by the covenant described in the section above entitled "-- Limitation on restricted payments" (other than Investments in Affiliates that are not WCG or Restricted Subsidiaries);

          (v) transactions pursuant to the terms of or performance of any agreement or arrangement as in effect on the Issue Date;

          (vi) transactions pursuant to and any payments under, compliance with, or performance of obligations under, the Williams Intercompany Arrangements;

          (vii) transactions with respect to wireline or wireless transmission capacity, the lease or sharing or other use of cable or fiber optic lines, equipment, rights-of-way or other access rights, between WCG (or any Restricted Subsidiary) and any other Person; provided that, in the case of this clause (vii), such transaction complies with clause (a) in the immediately preceding paragraph;

          (viii) loans or advances to employees, officers and directors of WCG or any Restricted Subsidiary in the ordinary course of business and consistent with past practice not to exceed $____ million at any one time outstanding;

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

          (ix) the granting or performance of registration rights under any written registration rights agreement approved by the Board of Directors of WCG;

          (x) transactions with Persons solely in their capacity as holders of Debt or Capital Stock of WCG or any of its Subsidiaries, where such Persons are treated no more favorably than holders of Debt or Capital Stock of WCG generally;

          (xi) loans to any officer, director or employee of WCG or any Restricted Subsidiary to be used to exercise options granted to the officer, director or employee under any Plan, in an amount not exceed $____ million at any one time outstanding;

          (xii) sales or issuances of Capital Stock (other than Disqualified Stock) in exchange for cash, securities or Property; provided that such transactions comply with clause (a) in the immediately preceding paragraph; and

          (xiii) any agreement to do any of the foregoing.

     Change of control triggering event. Within 30 days of the occurrence of both a Change of Control and a Rating Decline with respect to the notes (a "Change of Control Triggering Event"), WCG will be required to make an Offer to Purchase all outstanding notes at a price in cash equal to 101% of the principal amount of the notes on the purchase date plus any accrued and unpaid interest (if any) to such purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

     A "Change of Control" means the occurrence of any of the following events:

          (A) if any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the total voting power of the Voting Stock of WCG at a time when the Permitted Holders are the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in the aggregate of a lesser percentage of the total voting power of the Voting Stock of WCG than such other person or group (for purposes of this clause (A), such person or group shall be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation); or

          (B) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of WCG and the Restricted Subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to one or more Permitted Holders) shall have occurred; or

          (C) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of WCG (together with any new directors whose election or appointment by such board or whose nomination for election by the shareholders of WCG was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of WCG then in office; or

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

          (D) the shareholders of WCG shall have approved any plan of liquidation or dissolution of WCG.

     In the event that WCG makes an Offer to Purchase the notes, WCG intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act. To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions relating to the Offer to Purchase, WCG will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

     The existence of the holders' right to require, subject to certain conditions, WCG to repurchase notes upon a Change of Control Triggering Event may deter a third party from acquiring WCG in a transaction that constitutes a Change of Control. If an Offer to Purchase is made, there can be no assurance that WCG will have sufficient funds to pay the purchase price for all notes tendered by holders seeking to accept the Offer to Purchase. In addition, instruments governing other Debt of WCG may prohibit WCG from purchasing any notes prior to their Stated Maturity, including pursuant to an Offer to Purchase, or require that such Debt be repurchased upon a Change of Control.

     In the event that an Offer to Purchase occurs at a time when WCG does not have sufficient available funds to pay the purchase price for all notes tendered pursuant to such Offer to Purchase or a time when WCG is prohibited from purchasing the notes (and WCG is unable either to obtain the consent of the holders of the relevant Debt or to repay such Debt), an Event of Default would occur under the indenture. In addition, one of the events that constitutes a Change of Control under the indenture is a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all of the assets of WCG. The indenture will be governed by New York law, and there is no established definition under New York law of "substantially all" of the assets of a corporation. Accordingly, if WCG were to engage in a transaction in which it disposed of less than all of its assets, a question of interpretation could arise as to whether such disposition was of "substantially all" of its assets and whether WCG was required to make an Offer to Purchase.

     Except as described herein with respect to a Change of Control, the indenture does not contain any other provisions that permit holders of notes to require that WCG repurchase or redeem notes in the event of a takeover, recapitalization or similar restructuring.

     Reports. Whether or not WCG is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, WCG shall file with the Commission (unless the Commission will not accept such filing) the annual reports, quarterly reports and other documents which WCG would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if WCG were subject thereto, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which WCG would have been required to file them.

     WCG shall also in any event (a) within 15 days of each Required Filing Date
(i) transmit by mail to all holders, as their names and addresses appear in the Security Register, without cost to such holders, and (ii) file with the trustee copies of the annual reports, quarterly reports and other documents (without exhibits) which WCG would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act or any successor provisions thereto if WCG were subject thereto and (b) if filing such documents by WCG with the Commission is not permitted under the Exchange Act, promptly upon written request, supply copies of such documents (without exhibits) to any prospective holder.

     Limitation on designations of unrestricted subsidiaries. The indenture will provide that WCG will not designate any Subsidiary of WCG (other than a newly created Subsidiary in which no Investment has previously been made) as an "Unrestricted Subsidiary" under the indenture (a "Designation") unless:

          (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

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

          (b) immediately after giving effect to such Designation, WCG would be able to Incur $1.00 of Debt under paragraph (a) of the section above entitled "-- Limitation on consolidated debt;" and

          (c) WCG would not be prohibited under the indenture from making an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the portion (proportionate to WCG's equity interest in such Restricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary on such date.

     In the event of any such Designation, WCG shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant
"-- Limitation on restricted payments" for all purposes of the indenture in the Designation Amount; provided, however, that, upon a Revocation of any such Designation of a Subsidiary, WCG shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary of an amount (if positive) equal to
(i) WCG's "Investment" in such Subsidiary at the time of such Revocation less
(ii) the portion (proportionate to WCG's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such Revocation less (iii) any Returned Investment. At the time of any Designation of any Subsidiary as an Unrestricted Subsidiary, such Subsidiary shall not own any Capital Stock of WCG or any Restricted Subsidiary.

     The indenture will further provide that neither WCG nor any Restricted Subsidiary shall at any time (x) provide credit support for, or a Guarantee of, any Debt of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Debt); provided that WCG or a Restricted Subsidiary may pledge Capital Stock or Debt of any Unrestricted Subsidiary on a nonrecourse basis such that the pledgee has no claim whatsoever against WCG other than to obtain such pledged Capital Stock or Debt, (y) be directly or indirectly liable for any Debt of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Debt which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except in the case of clause (x) or (y) to the extent permitted under the sections above entitled "-- Limitation on restricted payments" and "-- Transactions with affiliates."

     Unless Designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of WCG will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated as a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (a) and (b) of the immediately following paragraph will not be satisfied immediately following such classification. Except as provided in the first sentence of this "-- Limitation on designations of unrestricted subsidiaries," no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

     The indenture will further provide that a Designation may be revoked (a "Revocation") by a resolution of the Board of Directors of WCG; provided that WCG will not make any Revocation unless:

          (a) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

          (b) all Liens and Debt of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred at such time for all purposes of the indenture.

     All Designations and Revocations must be evidenced by resolutions of the Board of Directors of WCG delivered to the trustee (i) certifying compliance with the foregoing provisions and (ii) giving the effective date of such Designation or Revocation, such delivery to the trustee to occur within 45 days after the end of the fiscal quarter of WCG in which such Designation or Revocation is made (or, in the case of a Designation or Revocation made during the last fiscal quarter of WCG's fiscal year, within 90 days after the end of such fiscal year).
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

MERGERS, CONSOLIDATIONS AND CERTAIN SALES OF ASSETS

     WCG may not, in a single transaction or a series of related transactions,
(i) consolidate with or merge into any other Person or Persons or permit any other Person to consolidate with or merge into WCG or (ii) directly or indirectly, transfer, sell, lease, convey or otherwise dispose of all or substantially all its assets to any other Person or Persons unless:

          (a) in a transaction in which WCG is not the resulting, surviving or transferee Person or in which WCG transfers, sells, leases, conveys or otherwise disposes of all or substantially all of its assets to any other Person, the resulting, surviving or transferee Person (the "successor entity") is organized under the laws of the United States of America or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture executed and delivered to the trustee in form satisfactory to the trustee, all of WCG's obligations under the indenture;

          (b) immediately before and after giving effect to such transaction and treating any Debt which becomes an obligation of WCG or a Restricted Subsidiary as a result of such transaction as having been Incurred by WCG or such Restricted Subsidiary at the time of the transaction, no Default or Event of Default shall have occurred and be continuing;

          (c) immediately after giving effect to such transaction and treating any Debt which becomes an obligation of WCG or a Restricted Subsidiary as a result of such transaction as having been Incurred by WCG (or the successor entity to WCG) or such Restricted Subsidiary at the time of the transaction, WCG (or the successor entity to WCG) could Incur at least $1.00 of additional Debt pursuant to the provisions of the indenture described in paragraph (a) of the section above entitled "Certain covenants -- Limitation on consolidated debt;"

          (d) if, as a result of any such transaction, Property of WCG or any Restricted Subsidiary would become subject to a Lien prohibited by the provisions of the indenture described in the section above entitled "Certain covenants -- Limitation on liens," WCG or the successor entity to WCG shall have secured the notes as required by said covenant; and

          (e) in the case of a transfer, sale, lease, conveyance or other disposition of all or substantially all of the assets of WCG, such assets shall have been transferred as an entirety or virtually as an entirety to one Person and such Person shall have complied with all the provisions of this paragraph.

     The successor entity shall succeed to, and be substituted for, and may exercise every right and power of WCG under the indenture, and the predecessor company, except in the case of a lease, shall be released from all its obligations under the indenture.

     Notwithstanding the foregoing, (i) a consolidation or merger by WCG with or into or (ii) the sale, assignment, transfer, lease, conveyance or other disposition by WCG or all or substantially all of its property or assets to, one or more of its Subsidiaries shall not relieve WCG from its obligations under the indenture or the notes.

     Notwithstanding the foregoing, but subject to clause (a) and (b) above, WCG may merge or consolidate with or into any Restricted Subsidiary.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "Accreted Value" of any Debt issued at a price less than the principal amount at stated maturity, means, as of any date of determination, an amount equal to the sum of (a) the issue price of such Debt as determined in accordance with Section 1273 of the Code or any successor provisions plus (b) the aggregate of the portions of the original issue discount (the excess of the amounts considered as part of the "stated redemption price at maturity" of such Debt within the meaning of Section 1273(a)(2) of the
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

Code or any successor provisions, whether denominated as principal or interest, over the issue price of such Debt) that shall theretofore have accrued pursuant to Section 1272 of the Code (without regard to Section 1272(a)(7) of the Code) from the date of issue of such Debt to the date of determination, minus all amounts theretofore paid in respect of such Debt, which amounts are considered as part of the "stated redemption price at maturity" of such Debt within the meaning of Section 1273(a)(2) of the Code or any successor provisions (whether such amounts paid were denominated principal or interest).

     "Acquired Debt" means, with respect to any specified Person, (i) Debt of any other Person existing at the time such Person merges with or into or consolidates with or becomes a Subsidiary of such specified Person and (ii) Debt secured by a Lien encumbering any Property acquired by such specified Person, which Debt was not incurred in connection with, or in anticipation of, such merger, consolidation or acquisition or such Person becoming a Subsidiary of such specified Person.

     "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described in the sections above entitled "-- Certain covenants -- Transactions with affiliates" and "-- Limitation on asset dispositions" and the definition of "Telecommunications Assets" only, "Affiliate" shall also mean any beneficial owner of shares representing more than 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of WCG or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Asset Disposition" means any transfer, conveyance, sale, lease, issuance or other disposition by WCG or any Restricted Subsidiary in one or more related transactions (including a consolidation or merger or other sale of any such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary of WCG, but excluding a disposition by a Restricted Subsidiary to WCG or a Restricted Subsidiary or by WCG to a Restricted Subsidiary) of:

          (i) shares of Capital Stock or other ownership interests of a Restricted Subsidiary (other than as permitted by clause (v), (vi), (vii) or (ix) of the covenant described in the section above entitled "-- Certain covenants -- Limitation on issuance and sales of capital stock of restricted subsidiaries" and other than any transaction in which WCG or such Restricted Subsidiary receives therefor one or more properties with a Fair Market Value equal to the Fair Market Value of the Capital Stock issued, sold or disposed of by WCG or the Restricted Subsidiary);

          (ii) real property;

          (iii) all or substantially all of the assets of WCG or any Restricted Subsidiary representing a division or line of business; or

          (iv) other Property of WCG or any Restricted Subsidiary outside of the ordinary course of business (excluding (A) any transfer, conveyance, sale, lease or the disposition of Property by WCG or any Restricted Subsidiary for which WCG or any Restricted Subsidiary receives capacity and (B) any transfer, conveyance, sale, lease or other disposition of equipment that is obsolete, damaged, worn out or no longer used by or useful to WCG; provided that, in the case of clause (B), WCG has delivered to the trustee an Officers' Certificate stating that such criteria are satisfied);

          provided, in each case, that the aggregate consideration for such transfer, conveyance, sale, lease or other disposition is equal to $____ million or more in any 12-month period.

     The following shall not be Asset Dispositions:

          (i) Permitted Telecommunications Asset Dispositions that comply with clause (i) of the first paragraph in the section above entitled "-- Certain covenants -- Limitation on asset dispositions;"

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

          (ii) when used with respect to WCG, any Asset Disposition permitted pursuant to "-- Mergers, consolidations and certain sales of assets" which constitutes a disposition of all or substantially all of the assets of WCG and the Restricted Subsidiaries taken as a whole;

          (iii) Receivables sales constituting Debt under Qualified Receivable Facilities permitted to be Incurred pursuant to the section above entitled "-- Certain covenants -- Limitation on consolidated debt;"

          (iv) sales, leases, conveyances, transfers or other dispositions to WCG or to a Restricted Subsidiary or to any other person if, after giving effect to such sale, lease, conveyance, transfer or other disposition, such other Person becomes a Restricted Subsidiary; and

          (v) any disposition that results in a Permitted Investment (other than pursuant to clause (f) or (i) of the definition of "Permitted Investment") or a Restricted Payment permitted by the covenant described in the section above entitled "-- Certain covenants -- Limitation on restricted payments."

     "Attributable Value" means, as to any particular lease under which any Person is at the time liable other than a Capital Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof (including any period for which such lease has been extended) as determined in accordance with generally accepted accounting principles, discounted from the last date of such remaining term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capital Lease Obligation with like term in accordance with generally accepted accounting principles. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the lesser of the amount of such penalty (in which case no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the rent which would otherwise be required to be paid if such lease is not so terminated. "Attributable Value" means, as to a Capital Lease Obligation, the principal amount thereof.

     "Board of Directors" means, with respect to any Person, the Board of Directors (or similar governing body) of such person or any committee of the Board of Directors (or similar governing body) of such Person authorized, with respect to any particular matter, to exercise the power of the Board of Directors (or similar governing body) of such Person.

     "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) Property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles (a "Capital Lease"). The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

     "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

     "Cash Equivalents" means:

          (i) Government Securities maturing, or subject to tender at the option of the holder thereof, within two years after the date of acquisition thereof;

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

          (ii) time deposits and certificates of deposit of any commercial bank organized in the United States having capital and surplus in excess of $500 million or a commercial bank organized under the law of any other country that is a member of the OECD having total assets in excess of $500 million (or its foreign currency equivalent at the time) with a maturity date not more than one year from the date of acquisition;

          (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with (x) any bank meeting the qualifications specified in clause (ii) above or (y) any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

          (iv) direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing, or subject to tender at the option of the holder thereof, within one year after the date of acquisition thereof; provided that, at the time of acquisition, the long-term debt of such state, political subdivision or public instrumentality has a rating of A (or higher) from S&P or A-2 (or higher) from Moody's (or, if at any time neither S&P nor Moody's shall be rating such obligations, then an equivalent rating from such other nationally recognized rating service acceptable to the trustee);

          (v) commercial paper issued by the parent corporation of any commercial bank organized in the United States having capital and surplus in excess of $500 million or a commercial bank organized under the laws of any other country that is a member of the OECD having total assets in excess of $500 million (or its foreign currency equivalent at the time), and money market instruments and commercial paper issued by others having one of the three highest ratings obtainable from either S&P or Moody's (or, if at any time neither S&P nor Moody's shall be rating such obligations, then from such other nationally recognized rating service acceptable to the trustee) and in each case maturing within one year after the date of acquisition;

          (vi) overnight bank deposits and bankers' acceptances at any commercial bank organized in the United States having capital and surplus in excess of $500 million or a commercial bank organized under the laws of any other country that is a member of the OECD having total assets in excess of $500 million (or its foreign currency equivalent at the time);

          (vii) deposits available for withdrawal on demand with a commercial bank organized in the United States having capital and surplus in excess of $500 million or a commercial bank organized under the laws of any other country that is a member of the OECD having total assets in excess of $500 million (or its foreign currency equivalent at the time); and

          (viii) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) through
     (vii).

     "Change of Control" has the meaning set forth in the section above entitled "-- Certain covenants -- Change of control triggering event."

     "Change of Control Triggering Event" has the meaning set forth in the section above entitled "-- Certain covenants -- Change of control triggering event."

     "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

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

     "Consolidated Capital Ratio" means as of the date of determination the ratio of (i) the aggregate amount of Debt of WCG and its Restricted Subsidiaries on a consolidated basis as at the date of determination to (ii) the sum of:

          (a) $________;

          (b) the aggregate Net Proceeds to WCG from the issuance or sale of any Capital Stock (including Preferred Stock) of WCG other than Disqualified Stock subsequent to the Issue Date; and

          (c) the aggregate Net Proceeds from the issuance or sale of Debt of WCG or any Restricted Subsidiary subsequent to the Issue Date convertible or exchangeable into Capital Stock of WCG other than Disqualified Stock, in each case upon conversion or exchange thereof into Capital Stock of WCG subsequent to the Issue Date;

          provided, however, that, for purposes of calculation of the Consolidated Capital Ratio, the Net Proceeds from the issuance or sale of Capital Stock or Debt described in clause (b) or (c) above shall not be included to the extent (x) such proceeds have been utilized to make a Permitted Investment under clause (i) of the definition thereof or a Restricted Payment or (y) such Capital Stock or Debt shall have been issued or sold to WCG, a Subsidiary of WCG or a Plan.

     "Consolidated Cash Flow Available for Fixed Charges" for any period means the Consolidated Net Income of WCG and its Restricted Subsidiaries for such period increased by the sum of, to the extent reducing Consolidated Net Income for such period;

          (i) Consolidated Interest Expense of WCG and its Restricted Subsidiaries for such period; plus

          (ii) Consolidated Income Tax Expense of WCG and its Restricted Subsidiaries for such period; plus

          (iii) consolidated depreciation and amortization expense and any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period); plus

          (iv) any penalty paid in connection with redeeming or retiring any Debt prior to its stated maturity;

          provided, however, that there shall be excluded therefrom the Consolidated Cash Flow Available for Fixed Charges (if positive) of any Restricted Subsidiary (calculated separately for such Restricted Subsidiary in the same manner as provided above for WCG) that is subject to a restriction which prevents the payment of dividends or the making of distributions to WCG or another Restricted Subsidiary to the extent of such restrictions.

     "Consolidated Income Tax Expense" for any period means the aggregate amounts of the provisions for income taxes of WCG and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with generally accepted accounting principles.

     "Consolidated Interest Expense" for any period means the interest expense included in a consolidated income statement (excluding interest income) of WCG and its Restricted Subsidiaries for such period in accordance with generally accepted accounting principles, including without limitation or duplication (or, to the extent not so included, with the addition of (but in no event adding any amount that would be eliminated in consolidation in accordance with generally accepted accounting principles)):

          (i) the amortization of Debt discounts and issuance costs, including commitment fees;

          (ii) any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities;

          (iii) net costs with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements (including fees);

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

          (iv) Preferred Stock Dividends (other than dividends paid in shares of Preferred Stock that is not Disqualified Stock) declared and paid or payable;

          (v) accrued Disqualified Stock Dividends, whether or not declared or paid;

          (vi) interest on Debt guaranteed by WCG and its Restricted
     Subsidiaries;

          (vii) the portion of any Capital Lease Obligation or Sale and Leaseback Transaction paid during such period that is allocable to interest expense in accordance with generally accepted accounting principles;

          (viii) interest Incurred in connection with investments in discontinued operations; and

          (ix) the cash contributions to any Plan to the extent such contributions are used by such Plan to pay interest or fees to any Person (other than WCG or a Restricted Subsidiary) in connection with Debt Incurred by such Plan.

     "Consolidated Net Income" for any period means the net income (or loss) of WCG and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles; provided that there shall be excluded therefrom:

          (a) for purposes of the covenant described in the section above entitled "-- Certain covenants -- Limitation on restricted payments" only, the net income (or loss) of any Person acquired by WCG or a Restricted Subsidiary in a pooling-of-interests transaction for any period prior to the date of such transaction;

          (b) the net income (or loss) of any Person that is not a Restricted Subsidiary except to the extent of the amount of dividends or other distributions actually paid to WCG or a Restricted Subsidiary by such Person during such period (except, for purposes of the covenant described under "-- Certain covenants -- Limitation on restricted payments" only, to the extent such dividends or distributions have been subtracted from the calculation of the amount of Investments to support the actual making of Investments);

          (c) gains or losses realized upon the sale or other disposition of any Property of WCG or its Restricted Subsidiaries that is not sold or disposed of in the ordinary course of business (it being understood that Permitted Telecommunications Capital Asset Dispositions shall be considered to be in the ordinary course of business);

          (d) all extraordinary gains and extraordinary losses, determined in accordance with generally accepted accounting principles;

          (e) the cumulative effect of changes in accounting principles;

          (f) non-cash gains or losses resulting from fluctuations in currency exchange rates;

          (g) any non-cash expense related to the issuance to employees or directors of WCG or any Restricted Subsidiary of (1) options to purchase Capital Stock of WCG or such Restricted Subsidiary or (2) other compensatory rights; and

          (h) with respect to a Restricted Subsidiary that is not a Wholly Owned Subsidiary any aggregate net income (or loss) in excess of WCG's or any Restricted Subsidiary's pro rata share of the net income (or loss) of such Restricted Subsidiary that is not a Wholly Owned Subsidiary, but such excess shall be excluded only to the extent that such minority interest in net income (or loss) is not otherwise excluded in determining consolidated net income in accordance with generally accepted accounting principles; provided further that there shall further be excluded therefrom the net income (but not net loss) of any Restricted Subsidiary that is subject to a restriction which prevents the payment of dividends or the making of distributions to WCG or another Restricted Subsidiary to the extent of such restriction; provided further, that at the time any restriction referred to in the immediately preceding proviso ceases to be effective, all of such net income previously excluded from

     Consolidated Net Income by reason of such proviso shall be included cumulatively in Consolidated Net Income in the accounting period during which such restriction ceases to be effective.

     "Consolidated Net Worth" of any Person means the stockholders' equity of such Person, determined on a consolidated basis in accordance with generally accepted accounting principles, less (to the extent not otherwise accounted for as a liability) amounts attributable to Disqualified Stock of such Person.

     "Consolidated Tangible Assets" of any Person means the total amount of assets (less applicable reserves and other properly deductible items) which under generally accepted accounting principles would be included on a consolidated balance sheet of such Person and its Subsidiaries after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under generally accepted accounting principles would be included on such consolidated balance sheet.

     "Credit Facilities" means one or more credit agreements, loan agreements, fiscal agency agreements (other than fiscal agency agreements relating to Debt Securities) or similar facilities, secured or unsecured, providing for working capital advances, revolving credit loans, term loans and/or letters of credit, including any Qualified Receivable Facility, entered into from time to time by WCG and its Restricted Subsidiaries, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified, restated or replaced from time to time.

     "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

          (i) every obligation of such Person for money borrowed;

          (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of Property;

          (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person or for which such Person is otherwise obligated to make payment;

          (iv) every obligation of such Person issued or assumed as the deferred purchase price of Property or services (including securities repurchase agreements);

          (v) every Capital Lease Obligation of such Person;

          (vi) all obligations to redeem or repurchase Disqualified Stock issued by such Person and all Attributable Value in respect of Sale and Leaseback Transactions entered into by such Person;

          (vii) the liquidation preference of any Preferred Stock (other than Disqualified Stock, which is covered by the preceding clause (vi)) issued by any Restricted Subsidiary of such Person;

          (viii) every obligation under Interest Rate or Currency Protection Agreements of such Person; and

          (ix) every obligation of the type referred to in clauses (i) through
     (viii) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed.

     The "amount" or "principal amount" of Debt at any time of determination as used herein represented by (a) any Debt issued at a price that is less than the principal amount at maturity thereof, shall be, except as otherwise set forth herein, the Accreted Value of such Debt at such time or (b) in the case of any Receivables sale constituting Debt, the amount of the unrecovered purchase price paid (that is, the amount paid for Receivables that has not been actually recovered from the collection of such Receivables) by the purchaser (other than WCG or a Wholly Owned Restricted Subsidiary of WCG) thereof. The amount of Debt represented by an obligation under an Interest Rate or Currency Protection Agreement shall be equal to (x) zero if such obligation has been Incurred pursuant to clause (x) of paragraph (b) of the covenant described in the section above entitled "-- Certain covenants -- Limitation on consolidated debt" or (y) the notional amount of such obligation if not Incurred pursuant to such clause. Notwithstanding the foregoing, "Debt" does not include trade accounts payable or accrued liabilities arising in the ordinary course of business.

     "Debt Securities" means any debt securities (including any Guarantee of such securities) issued by WCG or any Domestic Restricted Subsidiary in connection with an underwritten public offering or an underwritten private placement for resale in accordance with Rule 144A and/or Regulation S, in each case, not rated or rated below Baa3 by Moody's or BBB- by S&P, or an equivalent below investment grade rating by any successor Rating Agency.

     "Default" means any event, act or condition the occurrence of which is, or after notice or the passage of time or both would be, an Event of Default.

     "Disqualified Stock" of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final Stated Maturity of the notes; provided, however, that any Preferred Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require WCG to repurchase or redeem such Preferred Stock upon the occurrence of a change of control or asset disposition occurring prior to the final Stated Maturity of the notes shall not constitute Disqualified Stock if the change of control or asset disposition provisions applicable to such Preferred Stock are no more favorable to the holders of such Preferred Stock than the provisions applicable to the notes contained in the covenant described in the sections above entitled "-- Certain covenants -- Change of control triggering event" and "-- Limitations on asset dispositions" and such Preferred Stock specifically provides that WCG will not repurchase or redeem any such stock pursuant to such provisions prior to WCG's repurchase of such notes as are required to be repurchased pursuant to the covenant described in the sections above entitled "-- Certain covenants -- Change of control triggering event" and "-- Limitations on asset dispositions;" provided further, that such Preferred Stock will not be deemed Disqualified Stock if it is redeemable by exchange for or through the issuance of Capital Stock (other than Disqualified Stock).

     "Disqualified Stock Dividends" means all dividends with respect to Disqualified Stock of WCG held by Persons other than a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) applicable to WCG for the period during which such dividends were paid.

     "Domestic Restricted Subsidiary" means any Restricted Subsidiary of WCG (x) that was formed under the laws of the United States of America or any state, district or territory thereof or the District of Columbia or (y) 50% or more of the assets of which are located in the United States or any territory thereof.

     "Domestic Restricted Subsidiary Guarantee" means a supplemental indenture to the indenture in form satisfactory to the trustee, providing for an unconditional Guarantee by a Domestic Restricted Subsidiary of payment in full of the principal of, premium, if any, and interest on the notes. Any such Domestic Restricted Subsidiary Guarantee shall not be subordinate to any Debt of the Domestic Restricted Subsidiary providing the Domestic Restricted Subsidiary Guarantee.

     "Eligible Receivables" means, at any time, Receivables of WCG and its Restricted Subsidiaries, as evidenced on the most recent quarterly consolidated balance sheet of WCG as at a date at least 45 days prior to such time, arising in the ordinary course of business of WCG or any Restricted Subsidiary.

     "Event of Default" has the meaning set forth in the section below entitled "-- Events of default."

     "Exchange Act" means the Securities Exchange Act of 1934, as amended (or any successor act), and the rules and regulations thereunder (or respective successors thereto).

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

     "Existing International Joint Ventures" means [to come.]

     "Fair Market Value" means, with respect to any Property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified in the indenture, and except in the case of Permitted Telecommunications Capital Asset Dispositions in the ordinary course of business and individual transactions involving a price of less than $____, Fair Market Value shall be determined by the Board of Directors of WCG acting in good faith and shall be evidenced by a resolution of the Board of Directors of WCG.

     "Government Securities" means direct obligations of, or obligations fully and unconditionally guaranteed or insured by, the United States of America or any agency or instrumentality thereof for the payment of which obligations or guarantee the full faith and credit of the United States is pledged and which are not callable or redeemable at the issuer's option (unless, for purposes of the definition of "Cash Equivalents" only, the obligations are redeemable or callable at a price less than the purchase price paid by WCG or the applicable Restricted Subsidiary, together with all accrued and unpaid interest (if any) on such Government Securities).

     "Guarantee" by any Person means any obligation, direct or indirect, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly.

     "Guarantor" means a Domestic Restricted Subsidiary of WCG that has executed a Domestic Restricted Subsidiary Guarantee.

     "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation including the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that (a) a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt and (b) neither the accrual of interest nor the amortization or accretion of original issue discount shall be deemed an Incurrence of Debt. Debt otherwise incurred by a Person before it becomes a Subsidiary of WCG shall be deemed to have been Incurred at the time at which it becomes a Restricted Subsidiary.

     "Interest Rate or Currency Protection Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices.

     "Invested Capital" means the sum of:

          (a) $____ million;

          (b) the aggregate Net Proceeds received by WCG from the issuance or sale of any Capital Stock, including Preferred Stock, of WCG but excluding Disqualified Stock, subsequent to the Issue Date and from the Over-allotment Option; and

          (c) the aggregate Net Proceeds from the issuance or sale of Debt of WCG or any Restricted Subsidiary subsequent to the Issue Date convertible or exchangeable into Capital Stock of WCG other than Disqualified Stock, in each case upon conversion or exchange thereof into Capital Stock of WCG subsequent to the Issue Date;

          provided, however, that the Net Proceeds from the issuance or sale of Capital Stock or Debt described in clause (b) or (c) shall be excluded from any computation of Invested Capital to the extent (i) utilized to make a Restricted Payment or (ii) such Capital Stock or Debt shall have been issued or sold to WCG, a Subsidiary of WCG or a Plan.

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

     "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, purchase, redemption, retirement or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, or Incurrence of, or payment on, a Guarantee of any obligation of, any other Person; provided that Investments shall exclude (v) commercially reasonable extensions of trade credit, (w) trade receivables arising in the ordinary course of business; provided, that such receivables would be recorded as assets of such Person in accordance with generally accepted accounting principals, (x) Investments received in connection with the bankruptcy or reorganization of suppliers and customers or in good faith bona fide settlement of delinquent ordinary course of business trade receivables of customers, (y) endorsements for collection or deposit in the ordinary course of business by such Person of bank drafts and similar negotiable instruments of such other Person received as payment for ordinary course of business trade receivables; and (z) any Investment that is less than $100,000. The amount, as of any date of determination, of any Investment shall be the original cost of such Investment, plus the cost of all additions, as of such date, thereto and minus the amount, as of such date, of any portion of such Investment repaid to such Person in cash as a repayment of principal or a return of capital, as the case may be (except to the extent such repaid amount has been included in Consolidated Net Income to support the actual making of Restricted Payments), but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such transfer.

     "Issue Date" means the date on which the notes are initially issued.

     "Issue Date Rating" means the respective ratings assigned to the notes by the Rating Agencies on the Issue Date.

     "Joint Venture" means a Person in which WCG or a Restricted Subsidiary holds, directly or indirectly, not more than 50% of the shares of Voting Stock.

     "Lien" means, with respect to any Property, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing and any Sale and Leaseback Transaction). For purposes of this definition the sale, lease, conveyance or other transfer by WCG or any of its Subsidiaries of, including the grant of indefeasible rights of use or equivalent arrangements with respect to, dark or lit communications fiber capacity or communications conduit shall not constitute a Lien.

     "Moody's" means Moody's Investors Service, Inc. or, if Moody's Investors Service, Inc. shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if Moody's Investors Service, Inc. ceases rating debt securities having a maturity at original issuance of at least one year and its ratings business with respect thereto shall not have been transferred to any successor Person, then "Moody's" shall mean any other national recognized rating agency (other than S&P) that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by the trustee with the consent of WCG.

     "Net Available Proceeds" from any Asset Disposition by any Person means cash or cash equivalents received (including amounts received by way of sale or discounting of any note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiror of Debt or other obligations relating to such Property) therefrom by such Person, net of:

          (i) all legal, title and recording taxes, expenses and commissions and other fees and expenses (including appraisals, brokerage commissions and investment banking fees) Incurred and all federal,

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

     state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition;

          (ii) all payments made by such Person or its Subsidiaries on any Debt which is secured by such Property in accordance with the terms of any Lien upon or with respect to such Property or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition;

          (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or Joint Ventures of such Person as a result of such Asset Disposition; and

          (iv) appropriate amounts to be provided by such Person or any Subsidiary thereof, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with such Property and retained by such Person or any Subsidiary thereof, as the case may be, after such Asset Disposition, including liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case as determined by the Board of Directors of such Person, in its reasonable good faith judgment evidenced by a resolution of the Board of Directors filed with the trustee; provided, however, that any reduction in such reserve within twelve months following the consummation of such Asset Disposition will be, for all purposes of the indenture and the notes, treated as a new Asset Disposition at the time of such reduction with Net Available Proceeds equal to the amount of such reduction; provided further, however, that, in the event that any consideration for a transaction (which would otherwise constitute Net Available Proceeds) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, at such time as such portion of the consideration is released to such Person or its Restricted Subsidiary from escrow, such portion shall be treated for all purposes of the indenture and the notes as a new Asset Disposition at the time of, but not before, such release from escrow with Net Available Proceeds equal to the amount of such portion of consideration released from escrow.

     "Net Proceeds" means the aggregate net proceeds (including the Fair Market Value of non-cash proceeds constituting Capital Stock in or of a person engaged in a Telecommunications Business or assets of a type generally used in a Telecommunications Business) received by a Person from the sale of Capital Stock or Debt after payment of out-of-pocket expenses, commissions and discounts incurred and net of taxes paid or payable in connection therewith.

     "Offer to Purchase" means a written offer sent by WCG by first-class mail, postage prepaid, to each holder of notes at its address appearing in the note register on the date of the offer offering to purchase up to the principal amount of notes specified in such offer at the purchase price specified in such offer (as determined pursuant to the indenture). Unless otherwise required by applicable law, the offer shall specify an expiration date of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such offer and a settlement date (the "Purchase Date") for purchase of notes within five business days after the expiration date. WCG shall notify the trustee at least 15 business days (or such shorter period as is acceptable to the trustee) prior to the mailing of the offer of WCG's obligation to make an Offer to Purchase, and the offer shall be mailed by WCG or, at WCG's request, by the trustee in the name and at the expense of WCG. The offer shall contain information concerning the business of WCG and its Subsidiaries which WCG in good faith believes will enable such holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include) any information required by applicable law to be included therein).

     The offer shall contain all instructions and materials necessary to enable such holders to tender notes pursuant to the Offer to Purchase. The offer shall also state (to the extent not inconsistent with then applicable laws, rules or regulations):

          a. the section of the indenture pursuant to which the Offer to Purchase is being made;

          b. the expiration date and the Purchase Date;
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

          c. the aggregate principal amount of the outstanding notes offered to be purchased by WCG pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such has been determined pursuant to the section of the indenture requiring the Offer to Purchase) (the "Purchase Amount");

          d. the purchase price to be paid by WCG for $1,000 aggregate principal amount of notes accepted for payment (as specified pursuant to the indenture) (the "Purchase Price");

          e. that the holder may tender all or any portion of the notes registered in the name of such holder and that any portion of a note tendered must be tendered in an integral multiple of $1,000 principal amount;

          f. the place or places where notes are to be surrendered for tender pursuant to the Offer to Purchase;

          g. that any notes not tendered or tendered but not purchased by WCG will continue to accrue interest;

          h. that on the Purchase Date the Purchase Price will become due and payable upon each note being accepted for payment pursuant to the Offer to Purchase and that interest thereon, if any, shall cease to accrue on and after the Purchase Date;

          i. that each holder electing to tender a note pursuant to the Offer to Purchase will be required to surrender such note at the place or places specified in the offer prior to the close of business on the expiration date (such note being, if WCG or the trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to WCG and the trustee duly executed by, the holder thereof or his attorney duly authorized in writing);

          j. that holders will be entitled to withdraw all or any portion of notes tendered if WCG (or the paying agent) receives, not later than the close of business on the expiration date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the note the holder tendered, the certificate number of the note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

          k. that (i) if notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, WCG shall purchase all such notes and (ii) if notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, WCG shall purchase notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

          l. that in the case of any holder whose note is purchased only in part, WCG shall execute, and the trustee shall authenticate and deliver to the holder of such note without service charge, a new note or notes, of any authorized denomination as requested by such holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the note so tendered.

     Any Offer to Purchase shall be governed by and effected in accordance with the offer for such Offer to Purchase.

     "Officers' Certificate" means a certificate signed by the Chairman of the Board of Directors of WCG, a Vice Chairman of the Board of Directors of WCG, the President or a Vice President, and by the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, an Assistant Treasurer, the Controller, the Secretary or an Assistant Secretary of WCG and delivered to the trustee, which shall comply with the indenture.

     "Opinion of Counsel" means an opinion of counsel acceptable to the trustee (who may be counsel to WCG, including an employee of WCG).

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

     "Over-allotment Option" means the over-allotment option granted to the underwriters of the equity offering by WCG consummated on the Issue Date.

     "Permitted Holders" means (i) The Williams Companies, Inc. and any of its Subsidiaries, (ii) any corporation the outstanding voting power of the Capital Stock of which is beneficially owned, directly or indirectly, by the stockholders of WCG in substantially the same proportions as their ownership of the voting power of the Capital Stock of WCG, (iii) any underwriter during the period engaged in a firm commitment underwriting on behalf of WCG with respect to the shares of Capital Stock being underwritten or (iv) WCG or any Subsidiary of WCG.

     "Permitted Interest Rate or Currency Protection Agreement" of any Person means any Interest Rate or Currency Protection Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred and not for purposes of speculation and which, in the case of an interest rate agreement, shall have a notional amount no greater than the principal amount at maturity due with respect to the Debt being hedged thereby.

     "Permitted Investments" means:

          (a) Cash Equivalents;

          (b) investments in prepaid expenses;

          (c) negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits;

          (d) loans, advances or extensions of credit to employees and directors of WCG and its Subsidiaries made in the ordinary course of business and consistent with past practice;

          (e) obligations under Permitted Interest Rate or Currency Protection Agreements;

          (f) Investments received as consideration for, or customary indemnities given in connection with, Asset Dispositions pursuant to and in compliance with the covenant described above under "-- Certain covenants -- Limitation on asset dispositions," and for Permitted Telecommunication Asset Dispositions;

          (g) Investments in WCG or any Restricted Subsidiary, or in any Person as a result of which such Person becomes a Restricted Subsidiary;

          (h) Investments made prior to the Issue Date;

          (i) Investments made after the Issue Date in Persons engaged in the Telecommunications Business in an aggregate amount as of the date of determination not to exceed Invested Capital as of the date of determination;

          (j) Investments deemed to have been made as a result of the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person;

          (k) Investments received in connection with the bankruptcy or reorganization of suppliers and customers or in good faith bona fide settlement of delinquent ordinary course of business trade receivables of customers;

          (l) Investments where all or a portion of the consideration provided is Capital Stock of WCG (other than Disqualified Stock), but the same shall constitute a Permitted Investment only to the extent of such consideration provided in the form of such Capital Stock;

          (m) Investments in Existing International Joint Ventures; provided that the aggregate amount of such Investments made after the Issue Date does not exceed $____ million as of the date of determination; and

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

          (n) additional Investments in an aggregate amount not to exceed $____ million.

     "Permitted Liens" means:

          (a) Liens for taxes, assessments, governmental charges, levies or claims which are not yet delinquent or which are being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made therefor;

          (b) other Liens incidental to the conduct of WCG's and its Restricted Subsidiaries' businesses or the ownership of its Property not securing any Debt, and which do not in the aggregate materially detract from the value of WCG's and its Restricted Subsidiaries' Property when taken as a whole, or materially impair the use thereof in the operation of its business;

          (c) Liens, pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of statutory obligations;

          (d) Liens, pledges or deposits made to secure the performance of tenders, bids, leases, public or statutory obligations, sureties, stays, appeals, indemnities, performance or other similar bonds and other obligations of like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate materially impair the use of Property in the operation of the business of WCG and the Restricted Subsidiaries taken as a whole);

          (e) zoning restrictions, servitudes, easements, rights-of-way, restrictions and other similar charges or encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of WCG or its Restricted Subsidiaries;

          (f) any interest or title of a lessor in the Property subject to any lease other than a Capital Lease;

          (g) Liens with respect to assets of a Restricted Subsidiary granted by such Restricted Subsidiary to WCG to secure Debt owing to WCG;

          (h) Liens arising out of judgments or awards against WCG or any Restricted Subsidiary of WCG with respect to which WCG or such Restricted Subsidiary is prosecuting an appeal or proceeding for review and WCG or such Restricted Subsidiary is maintaining adequate reserves in accordance with generally accepted accounting principles;

          (i) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto;

          (j) Liens securing Permitted Interest Rate or Currency Protection Agreement; and

          (k) Liens in favor of the trustee arising under the indenture.

     "Permitted Telecommunications Asset Disposition" means the transfer, conveyance, sale, lease or other disposition of an interest in or capacity on optical fiber and/or conduit and any related equipment used in a Segment of WCG's communications network, whether or not in the ordinary course of business; provided that after giving effect to such disposition, WCG would retain at least either (A) ____ optical fibers per route mile on such Segment as deployed at the time of such disposition or (B) ____ optical fibers and one empty conduit per route mile on such Segment as deployed at such time.

     "Person" means any individual, corporation, company, partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

     "Plan" means any employee benefit plan, retirement plan, deferred compensation plan, restricted stock plan, health, life, disability or other insurance plan or program, employee stock purchase plan, employee stock ownership plan, pension plan, stock option plan or similar plan or arrangement of WCG or any Restricted Subsidiary of WCG, or any successor plan thereof, and "Plans" shall have a correlative meaning.

     "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.

     "Preferred Stock Dividends" means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than WCG or a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0 and determined in accordance with generally accepted accounting principles) applicable to the issuer of such Preferred Stock for the period during which such dividends were paid.

     "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the indenture, the value of any Property shall be its Fair Market Value.

     "Proportionate Interest" in any issuance of Capital Stock of a Restricted Subsidiary means a ratio (i) the numerator of which is the aggregate amount of Capital Stock of such Restricted Subsidiary beneficially owned by WCG and the Restricted Subsidiaries and (ii) the denominator of which is the aggregate amount of Capital Stock of such Restricted Subsidiary beneficially owned by all Persons (excluding, in the case of this clause (ii), any Investment made in connection with such issuance).

     "Purchase Money Debt" means Debt (including Acquired Debt and Capital Lease Obligations, mortgage financings and purchase money obligations) incurred for the purpose of financing all or any part of the cost of construction, installation, acquisition, lease, development or improvement by WCG or any Restricted Subsidiary of any Telecommunications Assets of WCG or any Restricted Subsidiary and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

     "Qualified Receivable Facility" means Debt of WCG or any Subsidiary Incurred from time to time pursuant to either (x) credit facilities secured by Receivables or (y) Receivables purchase facilities, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

     "Rating Agencies" mean Moody's and S&P.

     "Rating Date" means the earlier of the date of public notice of the occurrence of a Change of Control or of the intention of WCG to effect a Change of Control.

     "Rating Decline" shall be deemed to have occurred if, no later than 90 days after the Rating Date (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies), either of the Rating Agencies assigns or reaffirms a rating to the notes that is lower than the applicable Issue Date Rating (or the equivalent thereof). If, prior to the Rating Date, either of the ratings assigned to the notes by the Rating Agencies is lower than the applicable Issue Date Rating, then a Rating Decline will be deemed to have occurred if such rating is not changed by the 90th day following the Rating Date. A downgrade within rating categories, as well as between rating categories, will be considered a Rating Decline.

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

     "Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money and proceeds and products thereof in each case generated in the ordinary course of business.

     "Restricted Subsidiary" means (a) a Subsidiary of WCG or of a Restricted Subsidiary that has not been designated or classified as an Unrestricted Subsidiary pursuant to and in compliance with the section above entitled
"-- Certain covenants -- Limitation on designations of unrestricted subsidiaries" and (b) an Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary pursuant to such covenant.

     "Returned Investments" mean, with respect to all Investments made in Unrestricted Subsidiaries, the aggregate amount of all payments made in respect of such Investments, other than interest, dividends or other distributions not in the nature of a return or repurchase of capital or a repayment of principal, that have been paid or returned, without restriction, to WCG or any Restricted Subsidiary.

     "S&P" means Standard & Poor's Ratings Service or, if Standard & Poor's Ratings Service shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however,that if Standard & Poor's Rating Service ceases rating debt securities having a maturity at original issuance of at least one year and its ratings business with respect thereto shall not have been transferred to any successor Person, then "S&P" shall mean any other national recognized rating agency (other than Moody's) that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by the trustee with the consent of WCG.

     "Sale and Leaseback Transaction" of any Person means any direct or indirect arrangement pursuant to which any Property is sold or transferred by such Person or a Restricted Subsidiary of such person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

     "Segment" means (x) with respect to WCG's intercity network, the through-portion of such network between two local networks and (y) with respect to a local network of WCG, the entire through-portion of such network, excluding the spurs which branch off the through-portion.

     "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of WCG within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

     "Stated Maturity" when used with respect to a note or any installment of interest thereon, means the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such note at the option of the holder thereof upon the happening of any contingency beyond the control of WCG unless such contingency has occurred).

     "Subordinated Debt" means Debt of WCG (a) that is not secured by any Lien on or with respect to any Property now owned or acquired after the Issue Date and (b) as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Debt shall be subordinate to the prior payment in full in cash of the notes to at least the following extent:

          (i) no payments of principal of (or premium, if any) or interest on or otherwise due (including by acceleration or for additional amounts) in respect of, or repurchases, redemptions or other retirements of, such Debt (collectively, "payments of such Debt") may be permitted for so long as any default (after giving effect to any applicable grace periods) in the payment of principal (or premium, if any) or interest on the notes exists, including as a result of acceleration;

          (ii) in the event that any other Default exists with respect to the notes, upon notice by holders of 25% or more in aggregate principal amount of the notes to the trustee, the trustee shall have the right to give notice to WCG and the holders of such Debt (or trustees or agents therefor) of a payment blockage, and thereafter no payments of such Debt may be made for a period of 179 days from the date of such notice; provided that not more than one such payment blockage notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to the notes during such period;

          (iii) if payment of such Debt is accelerated when any notes are outstanding, no payments of such Debt may be made until three Business Days after the trustee receives notice of such acceleration and, thereafter, such payments may only be made to the extent the terms of such Debt permit payment at that time; and

          (iv) such Debt may not (x) provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by WCG (including any redemption, retirement or repurchase which is contingent upon events or circumstances but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the final Stated Maturity of the notes or (y) permit redemption or other retirement (including pursuant to an offer to purchase made by WCG) of such Debt at the option of the holder thereof prior to the final Stated Maturity of the notes, other than, in the case of clause (x) or (y), any such payment, redemption or other retirement (including pursuant to an offer to purchase made by WCG) which is conditioned upon (A) a change of control of WCG pursuant to provisions substantially similar to those described in the section above entitled "-- Certain covenants -- Change of control triggering event" (and which shall provide that such Debt will not be repurchased pursuant to such provisions prior to WCG's repurchase of the notes required to be repurchased by WCG pursuant to the provisions described in the section above entitled "-- Certain covenants -- Change of control triggering event") or (B) a sale or other disposition of assets pursuant to provisions substantially similar to those described in the section above entitled "-- Certain covenants -- Limitation on asset dispositions" (and which shall provide that such Debt will not be repurchased pursuant to such provisions prior to WCG's repurchase of the notes required to be repurchased by WCG pursuant to the provision described in the section above entitled "-- Certain covenants -- Limitation on asset dispositions").

     "Subsidiary" of any Person means:

          (i) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof; or

          (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

     "Telecommunications Assets" means:

          (a) any Property (other than cash, cash equivalents and securities) to be owned or used by WCG or any Restricted Subsidiary and used in the Telecommunications Business;

          (b) for purposes of the covenants described in the sections above entitled "-- Certain covenants -- Limitation on consolidated debt" and "-- Limitation on liens" only, Capital Stock of any Person; or

          (c) for all other purposes of the indenture, Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by WCG or another Restricted Subsidiary from any Person other than an Affiliate of WCG;

          provided, however, that, in the case of clause (b) or (c), such Person is primarily engaged in the Telecommunications Business.

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

     "Telecommunications Business" means the business of:

          (i) transmitting, or providing services relating to the transmission of, voice, video, data through owned or leased transmission facilities or the right to use such facilities;

          (ii) constructing, creating, developing, operating, managing or marketing communications networks, related network transmission equipment, software and other devices for use in a communications business;

          (iii) computer outsourcing, data center management, computer systems integration, reengineering of computer software for any purpose (including, without limitation, for the purposes of porting computer software from one operating environment or computer platform to another or to address issues commonly referred to as "Year 2000 issues");

          (iv) constructing, managing or operating fiber optic telecommunications networks and leasing capacity on those networks to third parties;

          (v) the sale, resale, installation or maintenance of communications systems and equipment; or

          (vi) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in (i), (ii),
     (iii), (iv) or (v) above;

          provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of WCG.

     "Unrestricted Subsidiary" means (a) any Subsidiary of an Unrestricted Subsidiary and (b) any Subsidiary of WCG designated as such pursuant to and in compliance with the section above entitled "-- Certain covenants -- Limitation on designations of unrestricted subsidiaries" and not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto.

     "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only for so long as no senior class of securities has such voting power by reason of any contingency.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person, all of the outstanding Voting Stock or other ownership interests (other than directors' qualifying shares) of which shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

     "Williams Intercompany Arrangements" means (i) the Williams Note and (ii) any other documents, instruments, agreements and arrangements between WCG and any Restricted Subsidiaries, between any Restricted Subsidiaries or between WCG or any Restricted Subsidiary, on the one hand, and The Williams Companies, Inc. or any of its Subsidiaries, on the other hand, in effect on the Issue Date, as such documents, instruments, agreements and arrangements may be amended, modified or supplemented, but only to the extent any such amendments, modifications or supplements are approved by a majority of the members of the Board of Directors of WCG who are disinterested with respect to such amendment, modification or supplement.

     "Williams Note" means the promissory note of __________, a subsidiary of WCG, dated as of __________, 1999, to The Williams Companies, Inc. in the principal amount as of such date equal to $____ million.

EVENTS OF DEFAULT

     The following will be Events of Default under the indenture:

          (a) failure to pay principal of (or premium, if any, on) any note when due;

          (b) failure to pay any interest on any note when due, continued for 30 days;

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

          (c) default in the payment of principal and interest on notes required to be purchased pursuant to an Offer to Purchase as described in the section above entitled "-- Certain covenants -- Change of control triggering event" when due and payable;

          (d) failure to perform or comply with the provisions described in the section above entitled "-- Mergers, consolidations and certain sales of assets;"

          (e) failure to perform any other covenant or agreement of WCG under the indenture or the notes continued for 60 days after written notice to WCG by the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes;

          (f) default under the terms of any instrument evidencing or securing Debt of WCG or any Restricted Subsidiary having an outstanding principal amount of $____ million or its foreign currency equivalent at the time individually or in the aggregate which default results in the acceleration of the payment of such indebtedness or constitutes the failure to pay such indebtedness when due (after expiration of any applicable grace period);

          (g) the rendering of a final judgment or judgments (not subject to appeal or covered by insurance) against WCG or any Restricted Subsidiary in an aggregate amount in excess of $____ million or its foreign currency equivalent at the time and shall not be waived, satisfied or discharged for any period of 45 consecutive days after the date on which the right to appeal has expired;

          (h) any Domestic Restricted Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Domestic Restricted Subsidiary Guaranty) or any Guarantor denies or disaffirms its obligations under its Domestic Restricted Subsidiary Guarantee; and

          (i) certain events of bankruptcy, insolvency or reorganization affecting WCG or any Significant Subsidiary.

     Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the trustee will not be under any obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of notes, unless such holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

     If any Event of Default (other than an Event of Default described in clause
(i) above) shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may accelerate the maturity of all notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the indenture. If an Event of Default specified in clause
(i) above occurs, the outstanding notes will ipso facto become immediately due and payable without any declaration or other act on the part of the trustee or any holder. For information as to waiver of defaults, see the section below entitled "-- Amendment, supplement and waiver."

     No holder of any note will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless such holder shall have previously given to the trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the outstanding notes shall have made written request and offered reasonable indemnity to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a note for enforcement of payment of the principal of and premium, if any, or interest on such note on or after the respective due dates expressed in such note.

     WCG shall deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any event which with the giving of notice and the lapse of time would become an Event of Default, its status and what action WCG is taking or proposes to take with respect thereto. WCG also will be required to deliver to the trustee annually a statement as to the performance by WCG of certain of its obligations under the indenture and as to any default in such performance.

AMENDMENT, SUPPLEMENT AND WAIVER

     WCG and the trustee may, at any time and from time to time, without notice to or consent of any holders of notes, enter into one or more indentures supplemental to the indenture:

          (1) to evidence the succession of another Person to WCG and the assumption by such successor of the covenants of WCG in the indenture and the notes;

          (2) to add to the covenants of WCG, for the benefit of the holders, or to surrender any right or power conferred upon WCG by the indenture;

          (3) to add any additional Events of Defaults;

          (4) to provide for uncertificated notes in addition to or in place of certificated notes;

          (5) to evidence and provide for the acceptance of appointment under the indenture of a successor trustee;

          (6) to secure the notes;

          (7) to comply with the Trust Indenture Act;

          (8) to add additional Guarantees with respect to the notes or to release Guarantors from Domestic Restricted Subsidiary Guarantees as provided by the terms of the indenture; or

          (9) to cure any ambiguity in the indenture, to correct or supplement any provision in the indenture which may be inconsistent with any other provision therein or to add any other provision with respect to matters or questions arising under the indenture;

          provided such actions shall not adversely affect the interests of the holders in any material respect.

     With the consent of the holders of not less than a majority in principal amount of the outstanding notes, WCG and the trustee may enter into one or more indentures supplemental to the indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or modifying in any manner the rights of the holders; provided that no such supplemental indenture shall, without the consent of the holder of each outstanding note:

          (1) change the Stated Maturity of the principal of, or any installment of interest on, any note, or reduce the principal amount thereof or the interest thereon that would be due and payable upon the Stated Maturity thereof, or change the place of payment where, or the coin or currency in which, any note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof;

          (2) reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is necessary for any such supplemental indenture or required for any waiver of compliance with certain provisions of the indenture or certain Defaults thereunder;

          (3) subordinate in right of payment, or otherwise subordinate, the notes to any other Debt;

          (4) except as otherwise required by the indenture, release any security interest that may have been granted in favor of the holders of the notes;
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

          (5) reduce the premium payable upon the redemption of any note nor change the time at which any note may be redeemed, as described in the section above entitled "-- Optional redemption;"

          (6) reduce the premium payable upon a Change of Control Triggering Event;

          (7) make any change in any Domestic Restricted Subsidiary Guarantee that would adversely affect the holders of the notes; or

          (8) modify any provision of this paragraph (except to increase any percentage set forth herein).

     The holders of not less than a majority in principal amount of the outstanding notes may, on behalf of the holders of all the notes, waive any past Default under the indenture and its consequences, except Default (1) in the payment of the principal of (or premium, if any) or interest on any note, or (2) in respect of a covenant or provision hereof which under the proviso to the prior paragraph cannot be modified or amended without the consent of the holder of each outstanding note affected.

SATISFACTION AND DISCHARGE OF THE INDENTURE, DEFEASANCE

     WCG may terminate its obligations under the indenture when:

          (i) either (A) all outstanding notes have been delivered to the trustee for cancellation or (B) all such notes not theretofore delivered to the trustee for cancellation have become due and payable, will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name and at the expense of WCG, and WCG has irrevocably deposited or caused to deposited with the trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of (or premium, if any, on), and interest on, the notes;

          (ii) WCG has paid or caused to be paid all other sums payable by WCG under the indenture; and

          (iii) WCG has delivered an Officers' Certificate and an Opinion of Counsel relating to compliance with the conditions set forth in the indenture.

     WCG, at its election, shall (a) be deemed to have paid and discharged its debt on the notes and the indenture shall cease to be of further effect as to all outstanding notes (except as to (i) rights of registration of transfer, substitution and exchange of notes and WCG's right of optional redemption, (ii) rights of holders to receive payment of principal of, premium, if any, and interest on such notes (but not the Purchase Price referred to in the section above entitled "-- Certain covenants -- Change of control triggering event" or in the section above entitled "-- Limitation on asset dispositions") and any rights of the holders with respect to such amount, (iii) the rights, obligations and immunities of the trustee under the indenture and (iv) certain other specified provisions in the indenture) or (b) cease to be under any obligation to comply with certain restrictive covenants, including those described in the section above entitled "-- Certain covenants," and terminate the operation of certain Events of Default, after the irrevocable deposit by WCG with the trustee, in trust for the benefit of the holders of notes, at any time prior to the maturity of the notes, of (A) money in an amount, (B) Government Securities which through the payment of interest and principal will provide, not later than one day before the due date of payment in respect of the notes, money in an amount, or (C) a combination thereof, sufficient to pay and discharge the principal of (premium, if any, on), and interest on, the notes then outstanding on the dates on which any such payments are due in accordance with the terms of the indenture and of the notes. Such defeasance or covenant defeasance shall be deemed to occur only if certain conditions are satisfied, including among other things, delivery by WCG to the trustee of an Opinion of Counsel acceptable to the trustee to the effect that (i) such deposit, defeasance and discharge will not be deemed, or result in, a taxable event for federal income tax purposes with respect to the holders; and (ii) WCG's deposit will not result in the trust relating thereto or the trustee being subject to regulation under the Investment Company Act of 1940, as amended.

GOVERNING LAW

     The indenture and the notes are governed by the laws of the State of New York, without reference to principles of conflicts of law.

THE TRUSTEE

     ____ is the trustee under the indenture. The address of the trustee is
____.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of WCG, as such, shall have any liability for any obligations of WCG under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation, solely by reason of its status as director, officer, employee, incorporator or stockholder of WCG. By accepting a note each holder waives and releases all such liability (but only such liability). The waiver and release are part of the consideration for issuance of the notes. Nevertheless, such waiver may not be effective to waive liabilities under the federal securities laws and it has been the view of the Commission that such a waiver is against public policy.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange notes in accordance with the indenture. WCG, the registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and WCG may require a holder to pay any taxes and fees required by law or permitted by the indenture.

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

       DESCRIPTION OF OTHER INDEBTEDNESS AND OTHER FINANCING ARRANGEMENTS

     The following summaries of certain material provisions of our debt agreements do not purport to be complete and are subject to, and qualified in their entirety by, those agreements, copies of which we have filed as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable law. See the section of this prospectus entitled "Where You Can Find Additional Information" for more information.

PERMANENT CREDIT FACILITY

     Through a subsidiary, we are in the process of arranging a new up to $2.0 billion ____-year revolving credit facility under which we expect the subsidiary will have approximately $____ billion in borrowings in place prior to the completion of the offerings. At that time, we plan to use a portion of the net proceeds from the offerings to repay a substantial portion of the then-outstanding borrowings under our permanent credit facility. Borrowings will be made under the permanent credit facility as and when needed for our capital investment plan and for working capital and general corporate purposes.

     Borrowings under the permanent credit facility are expected to mature in ____, 200__, will bear interest at an annual rate of LIBOR plus ____ basis points and, unlike borrowings under the existing and the new interim revolving credit facilities, will not be guaranteed by Williams. Borrowings will be prepayable by us at any time and we may reborrow amounts within the permanent credit facility limit prior to the maturity date. We expect that the new permanent credit facility will contain various restrictive covenants, including those described above for the indenture governing the notes, and will provide that any outstanding borrowings will become due upon a change of control of our company. The notes will effectively rank junior to the debt under our permanent credit facility.

WILLIAMS NOTE

     To fund our operations, we historically have received capital contributions from Williams and interest-bearing advances from Williams and an affiliate of Williams at floating rates of interest established at specified margins above benchmark rates. As of December 31, 1998, Williams' total capital contributions to us were approximately $1.3 billion and our borrowings provided by Williams were $614.3 million at an annual interest rate of LIBOR plus 75 basis points, the rate paid on our current credit facility. At the time of completion of the offerings, we estimate that we will have approximately $ ____ million in borrowings from Williams. At that time, these borrowings will be converted into a __-year note that will bear the same floating interest rate paid by us on our new permanent credit facility, will rank equally with our bank debt and senior to the notes and will be made on terms and conditions which are substantially similar to those of our new permanent credit facility.

ASSET DEFEASANCE PROGRAM

     During 1998, we entered into an asset defeasance program in the form of an operating lease agreement covering a portion of the Williams Network with a group of financial institutions. The total estimated cost of the network assets to be covered by this lease agreement is $750 million. The lease term will include an interim term, during which the covered network assets will be constructed, which is anticipated to end no later than December 31, 1999, and a base term. The interim and base terms are expected to total five years and, if renewed, could total seven years.

     We have an option to purchase the covered network assets during the lease term at an amount approximating the lessor's cost. Williams provides a residual value guarantee equal to a maximum of 89.9% of the transaction. The residual value guarantee is reduced by the present value of the actual lease payments. In the event that we do not exercise the purchase option, we expect the fair market value of the covered network assets to substantially reduce or eliminate Williams' payment under the residual value guarantee. At December 31, 1998, $287.0 million of construction costs for the Williams Network had been incurred.

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

               IMPORTANT UNITED STATES FEDERAL TAX CONSIDERATIONS
                        OF THE NOTES TO NON-U.S. HOLDERS

     This is a general discussion of certain United States federal tax consequences of the acquisition, ownership, and disposition of our notes by a holder that, for United States federal income tax purposes, is not a "U.S. person" as we define that term below (a "Non-U.S. Holder"). We have assumed in this discussion that you will hold our notes as a capital asset (generally, property held for investment). We do not discuss all aspects of United States federal taxation that may be important to you in light of your individual investment circumstances, such as if special tax rules apply to you, for example, if you are a dealer in securities, financial institution, bank, insurance company, tax-exempt organization or partnership. Our discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, judicial opinions, published positions of the United States Internal Revenue Service and other applicable authorities, all as in effect on the date of this prospectus and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS with respect to the positions and issues discussed in this prospectus, and there can be no assurance that the IRS will not take a different position concerning the tax consequences from the purchase, ownership and taxable disposition of our notes or that any position taken by the IRS would not be sustained. We urge you to consult your tax advisor about the United States federal tax consequences of acquiring, holding, and disposing of our notes, as well as any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction.

     For purposes of this discussion, a "U.S. person" means any one of the following:

     - a citizen or resident of the United States
     - a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision of the United States
     - an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source
     - a trust, the administration of which is subject to the primary supervision of a United States court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust

INTEREST

     Interest paid to a Non-U.S. Holder will generally not be subject to withholding of United States federal income tax provided that all of the following are true:

     - the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all our classes of stock entitled to vote
     - the Non-U.S. Holder is not a controlled foreign corporation to which we are a related person for United States federal income tax purposes
     - the Non-U.S. Holder certifies, under penalties of perjury, that it is a Non-U.S. Holder and provides its name and address

     Interest paid to a Non-U.S. Holder that does not qualify for the above exception from withholding tax would generally be subject to withholding of United States federal income tax at the rate of 30% unless the Non-U.S. Holder of the note provides us or our paying agent, as the case may be, with a properly executed (1) IRS Form 1001 (or successor form) claiming an exemption from (or reduction in) withholding under the benefit of an applicable tax treaty or (2) IRS Form 4224 (or successor form) stating that the interest paid on the note is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. If, however, the interest is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, the interest will be subject to United States federal income tax imposed on net income on the same basis that applies to U.S. persons generally, and, for corporate holders and under certain circumstances, the branch profits tax. Non-U.S. Holders should consult any applicable income tax treaties that may provide for a reduction of, or exemption from, withholding taxes.
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

GAIN ON DISPOSITION

     A Non-U.S. Holder will generally not be subject to United States federal income tax, including by way of withholding, on gain recognized on a sale or other disposition of our notes unless any one of the following is true:

     - the gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder
     - the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met
     - the Non-U.S. Holder is subject to tax pursuant to provisions of the United States federal income tax law applicable to certain United States expatriates

     Gain that is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder will be subject to the United States federal income tax imposed on net income on the same basis that applies to U.S. persons generally, and, for corporate holders and under certain circumstances, the branch profits tax, but will not be subject to withholding. Non-U.S. Holders should consult any applicable income tax treaties that may provide for different rules.

UNITED STATES FEDERAL ESTATE TAXES

     A note that is owned or treated as owned by an individual who is not a citizen or resident, as specially defined for United States federal estate tax purposes, of the United States on the date of that person's death will not be included in his or her estate for United States federal estate tax purposes, provided that both of the following are true:

     - the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote on the date of that person's death
     - the interest on the note would not have been effectively connected with the conduct of trade or business in the United States if it had been received by that person on the date of that person's death

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Generally, we must report annually to the IRS and to each Non-U.S. Holder the amount of interest that we paid to that holder, and the amount of tax that we withheld on the interest. This information may also be made available to the tax authorities of a country in which the Non-U.S. Holder resides.

     Under current United States Treasury Regulations, United States information reporting requirements and backup withholding tax at a rate of 31% will generally apply to interest and gross proceeds received with respect to a note. Backup withholding tax will generally not apply to interest and gross proceeds received by a Non-U.S. Holder who furnishes a certificate of foreign status and makes any other required certification, or who is otherwise exempt from backup withholding. Generally, a Non-U.S. Holder will provide this certification on IRS Form W-8 (Certificate of Foreign Status). Payments to or through a United States office of a broker of the proceeds of a sale, exchange or other disposition of a note are subject to both backup withholding at a rate of 31% and information reporting, unless the holder certifies as to its Non-U.S. Holder status under penalties of perjury or otherwise establishes an exemption. Information reporting requirements, but not backup withholding tax, will also apply to payments of the proceeds of a sale of a note to or through foreign offices of United States brokers, or foreign brokers with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met, or the holder otherwise establishes an exemption.

     Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the Non-U.S. Holder's United States federal income tax liability if certain required information is furnished to the IRS.

     The United States Treasury Department has promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, those regulations do not significantly alter the substantive withholdings and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. The final regulations are generally effective for payments made after December 31, 1999, subject to transition rules.

                                  UNDERWRITING

GENERAL

     We intend to offer our notes through a number of underwriters. Subject to the terms and conditions set forth in a purchase agreement among our company and each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc. and Salomon Smith Barney Inc., we have agreed to sell to the underwriters, and each of the underwriters severally and not jointly has agreed to purchase from us, the aggregate principal amount of the notes set forth opposite its name below.

                                                              PRINCIPAL
            UNDERWRITER                                        AMOUNT
            -----------                                       ---------
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated....................................  $
Lehman Brothers Inc. .......................................
Salomon Smith Barney Inc. ..................................
                                                              --------
            Total...........................................  $
                                                              ========

     The several underwriters have agreed, subject to the terms and conditions included in the purchase agreement, to purchase all of the notes being sold pursuant to such agreement if any of the notes being sold pursuant to such agreement are purchased.

     In the event of a default by an underwriter, the purchase agreement provides that, in some circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

     We have agreed to indemnify the underwriters against some liabilities, including some liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

     The notes are being offered by the several underwriters, subject to prior sale, when, as if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions, including the closing of the equity offering and the SBC investment. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

CONCESSIONS AND DISCOUNTS

     The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers at such price less a concession not in excess of ____% of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a discount not in excess of ____% of the principal amount of the notes to certain other dealers. After the public offering, the public offering price, concession and discount may be changed.

     The expenses of the offering, exclusive of the underwriting discount, are estimated at $________ and are payable by us.

NO SALES OF SIMILAR SECURITIES

     We have agreed, subject to exceptions, not to directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any debt securities, or any securities convertible into or exercisable or exchangeable for debt securities, or file a registration statement under the Securities Act with respect to the foregoing, without the prior written consent of Merrill Lynch on behalf of the underwriters for a period of ____ days after the date of this prospectus.

NEW ISSUE OF NOTES

     The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after the consummation of the notes offering, although they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

PRICE STABILIZATION AND SHORT POSITIONS

     In connection with the notes offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the underwriters create a short position in the notes in connection with the notes offering, i.e., if they sell more notes than are set forth on the cover page of this prospectus, the underwriters may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might in the absence of such purchases.

     Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

     Certain of the underwriters of the notes offering and their affiliates engage in transactions with, and perform services for, our company in the ordinary course of business and have engaged and may in the future engage in commercial banking and investment banking transactions with us and with Williams, for which they receive customary compensation. In addition, some of the underwriters of the notes offering will act as underwriters for the equity offering.

                                 LEGAL MATTERS

     The validity of the notes offered in this prospectus and certain legal matters in connection with the offerings will be passed upon for us by our Senior Vice President, Law, William von Glahn, and our special counsel, Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP has from time to time represented, and may continue to represent, Williams and its affiliates in certain legal matters, and is one of several firms that have provided advice on taxation matters in connection with the formation of WCG. Certain legal matters in connection with the offerings will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York. Davis Polk & Wardwell has from time to time represented, and may continue to represent, Williams and its affiliates in certain legal matters. As of the date of this prospectus, Mr. von Glahn owns, directly or indirectly, 177,527 shares of common stock of Williams and has the right to exercise options to receive an additional 93,838 shares. At the time of completion of the offerings, our company will grant to Mr. von Glahn options to purchase ________ shares of our common stock at an exercise price equal to the initial public offering price of our common stock offered in the equity offering.

                                    EXPERTS

     The combined financial statements and schedule of Williams Communications Group (as described in Note 1 to the combined financial statements) at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein which, as to the year 1998, are based in part on the report of Arthur Andersen S/C, independent public accountants. The financial statements referred to above are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

     The combined financial statements of the Direct Sales Subsidiary, NCS (including BA Meridian) and TTS of the Enterprise Network's division of Northern Telecom Limited for the year ended December 31, 1996 and the four-month period ended April 30, 1997 appearing in this prospectus and registration statement have been audited by Deloitte & Touche LLP, independent auditors, as set forth thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     This prospectus constitutes a part of a registration statement on Form S-1 (together with all amendments, supplements, schedules and exhibits to the registration statement, referred to as the registration statement) which we have filed with the Commission under the Securities Act, with respect to the notes offered in this prospectus. This prospectus does not contain all the information which is in the registration statement. Certain parts of the registration statement are omitted as allowed by the rules and regulations of the Commission. We refer you to the registration statement for further information about our company and the securities offered in this prospectus. Statements contained in this prospectus concerning the provisions of documents are not necessarily summaries of the material provisions of those documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. You can inspect and copy the registration statement and the reports and other information we file with the Commission under the Exchange Act at the public reference room maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. The same information will be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, N.Y. 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also obtain copies of this material from the public reference room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov.

     Upon the effectiveness of the registration statement, we will become subject to the information requirements of the Exchange Act. We will then file reports, proxy statements and other information under the Exchange Act with the Commission. In addition, Williams is subject to the information requirements of the Exchange Act and files reports and other information under the Exchange Act with the Commission. You can inspect and copy these reports and other information of our company and Williams at the locations set forth above or download these reports from the Commission's web site.

                           GLOSSARY OF SELECTED TERMS

     ATM (ASYNCHRONOUS TRANSFER MODE) -- a switching and transmission technology that is one of a general class of packet technologies that relay traffic by way of an address contained within the first five bits of a standard 53 bit-long packet or cell. ATM-based packet transport was specifically developed to allow switching and transmission of mixed voice, data and video (sometimes referred to as "multimedia" information) at varying rates. The ATM format can be used by many different information systems.

     BANDWIDTH -- refers to the maximum amount of data that can be transferred through a communication channel in a given time. The greater the bandwidth, the greater the information carrying capacity. Bandwidth is usually measured in bits per second for digital communications.

     BIT -- a bit is the smallest unit of information (data) a computer can process and is the basic unit in data communications.

     CAPACITY -- the information-carrying ability of a communications facility.

     CARRIER -- a provider of communications transmission services by fiber, microwave, wire or radio.

     CLEC (COMPETITIVE LOCAL EXCHANGE CARRIER) -- a LEC that provides switched local telecommunications services in competition with ILECs.

     COLOCATION -- the placement of equipment in space leased by a carrier in order to provide easy and cost-effective access to the carrier's network.

     DARK FIBER -- fiber that lacks the requisite electronic and optronic equipment necessary to use the fiber for transmission. It is "dark" because it is provided without light communications transmission. The customer must use its own electronics and signals on the fiber to light the fiber.

     DEDICATED LINES -- communications lines dedicated or reserved for use exclusively by particular customers along predetermined routes. Also known as a private line.

     DIGITAL -- describes a method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission/switching technologies employ a sequence of discrete, distinct pulses to represent information, as opposed to the continuously variable analog signal.

     DIM FIBER -- wavelengths of light, or a portion of a fiber strand's capability, which have the capability to transmit signals and on which a purchaser will install its own electrical transmission equipment. Dim fiber allows a customer to purchase capacity on an as-needed basis.

     DIVESTITURE -- In 1982, the Department of Justice and AT&T agreed to the breakup of the old Bell System. The divestiture separated AT&T's long distance and equipment businesses from its local exchange carrier business and established seven separate regional Bell operating companies, thereby creating two distinct segments of telecommunications service: local and long distance. This facilitated competition in the long distance industry, but essentially created seven separate regionally-based local exchange service monopolies.

     DS-1 -- standard telecommunications industry digital signal formats, which are distinguishable by bit rate (the number of binary digits (0 and 1) transmitted per second). DS-1 service has a bit rate of 1.544 megabits per second.

     DWDM (DENSE WAVELENGTH DIVISION MULTIPLEXING) -- a technique for transmitting eight or more different light wave frequencies on a single fiber to increase the information carrying capacity.

     FCC -- the Federal Communications Commission, an agency of the United States, responsible for the regulation of the telecommunications industry. It primarily regulates interstate communications originating in the United States.

     FACILITIES-BASED CARRIERS -- carriers that own and operate their own networks and equipment.

     FIBER OPTICS -- a technology in which light is used to transmit information from one point to another. Fiber optic cables are thin filaments of glass through which light beams are transmitted over long distances carrying enormous amounts of data. Fiber optic cable is the medium of choice for the telecommunications and cable industries because it is immune to electrical interference and many environmental factors that affect copper wiring and satellite transmission.

     FRAME RELAY -- a high-speed form of packet switching which supports data units of variable lengths. This service is well-suited for connecting computers, but is not presently well-suited for voice and video applications due to the variable delays which can occur. Frame relay was designed to operate at high speeds on modern fiber optic networks.

     GIGABIT -- one billion bits of information.

     ILEC (INCUMBENT LOCAL EXCHANGE CARRIER) -- a company historically providing local telephone service. The term ILEC often refers to one of the RBOCs. In general, the ILECs connect local and intraLATA calls and also provide the local portion for most long distance calls. The ILECs are required to serve all residential and business users within a LATA. Sometimes referred to as LECs (local exchange carriers).

     INTERLATA -- interLATA calls are calls that pass from one LATA to another. Typically, these calls are referred to as long distance calls.

     INTRALATA -- intraLATA calls, also known as short haul calls, are those local calls that originate and terminate within the same LATA.

     INTERNET -- an array of interconnected networks using a common set of protocols defining the information coding and processing requirements that can communicate across hardware platforms and over many links. The global Internet, based upon Internet protocol, provides millions of users worldwide with the ability to exchange e-mail, share information and to communicate using a variety of multimedia (voice, data and video) applications.

     INTERNET PROTOCOL -- a set of packet-based data networking standards which enable computers and networking equipment to interoperate to transmit information from any point on the network to any other point on the network. The standards address a wide range of networking functions, including addressing, message routing, network monitoring, network recovery and handling specific applications, such as e-mail.

     ISP (INTERNET SERVICE PROVIDER) -- a company that provides subscribers with direct access to the Internet, along with additional services that may include e-mail, site hosting, web page development and other Internet-related services, along with technical support of these services.

     IXC (INTEREXCHANGE CARRIER) -- also known as a long distance carrier. A company providing interLATA or long distance services between LATAs on an intrastate or interstate basis.

     KILOBIT -- one thousand bits of information.

     LATA (LOCAL ACCESS AND TRANSPORT AREA) -- one of the approximately 200 geographic areas that define the areas between which the RBOCs currently are prohibited from providing long distance services and in which ILECs are authorized to provide local exchange services.

     LAN (LOCAL AREA NETWORK) -- an interconnection of computers for the purpose of sharing files, programs and various devices such as work stations, printers and high-speed modems. A LAN may include dedicated computers or file servers that provide a centralized source of shared files and programs.

     LEC (LOCAL EXCHANGE CARRIER) -- a company historically providing local telephone services and access to end-users through its local network; LECs today include the RBOCs, GTE and independent companies.

     LIT FIBER -- fiber activated or equipped with the requisite electronic and optronic equipment necessary to use the fiber for transmission.

     LONG DISTANCE CARRIER -- A long distance carrier provides services between local exchanges on an interstate or intrastate basis and may offer services over its own or another carrier's facilities. Traditional long distance carriers include AT&T, MCI WorldCom and Sprint, but nowadays include a large number of resellers of long distance capacity as well as new long distance entrants such as our company. Also known as an IXC.

     MEGABIT -- one million bits of information.

     MULTIPLEXING -- an electronic or optical process that combines a large number of lower speed transmission signals into one high-speed signal.

     OC-3, OC-48 AND OC-192 -- OC is a measure of SONET transmission optical carrier level, which is equal to the corresponding number of DS-3s (e.g., OC-3 is equal to 3 DS-3s and OC-48 is equal to 48 DS-3s).

     OPTICAL EQUIPMENT -- electrical equipment used for transmitting light in fiber optic telecommunications systems.

     PACKETS -- information represented as bytes grouped together through a communication node with a common destination address and other attribute information.

     PACKET SWITCHING -- packet switching divides signals into small "packets" which are then independently transmitted to their destination via the quickest path. Upon their arrival, the packets are reassembled. Packet switching, which replaces circuit switching, provides more efficient use of the capacity in the network because the network does not establish dedicated circuits, which waste unused capacity. New packet networking technologies include ATM, frame relay and Internet protocol.

     POP (POINT OF PRESENCE) -- a location where a long distance carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that long distance carrier.

     PBX (PRIVATE BRANCH EXCHANGE) -- a switching system within an office building which allows calls from outside to be routed directly to the individual instead of through a central number. PBX also allows for calling within an office by way of four-digit extensions.

     PRIVATE LINE -- a private, dedicated telecommunications connection to different locations (excluding long distance carrier POPs). Also known as a dedicated line.

     RBOCS (REGIONAL BELL OPERATING COMPANIES) -- the initial seven local telephone companies (formerly part of AT&T) established as a result of the Divestiture. RBOCs were historically prohibited from providing interLATA services and from manufacturing telecommunications equipment.

     REGENERATOR/AMPLIFIER -- electrical and optical equipment which is located at intermediate points between a carriers' POPs and which serves the purpose of effectively passing the optical signal along to the next station on the network. Because of the range limits on optical equipment, a regenerator/amplifier is required in the path if the distance between two POPs exceeds the range limitation of the optical transmission equipment.

     RESELLER -- generally used to refer to a telecommunications provider who does not own switching or transmission facilities. In reality, a large number of telecommunications providers furnish services through a combination of owned and resold facilities.

     ROUTE MILES -- the number of miles of the telecommunications path in which fiber optic cables are installed as it would appear on a network map. A route mile is an actual mile.

     ROUTER -- equipment placed between networks that relays data to those networks based upon a destination address contained in the data packets being routed.

     SONET (SYNCHRONOUS OPTICAL NETWORK) -- SONET is the electronics and network architecture which enables transmission of voice, video and data (multimedia) at very high speeds.

     SWITCH -- a device that determines how to route a telecommunications signal through the network and performs that routing. For a voice call, the routing is determined by the telephone number that was dialed. For a data packet, the routing is determined by the network address included within the data packet. The switch also captures information for billing purposes.

     SWITCHED SERVICES -- typically used to describe voice telecommunications services provided using a carrier's switched network. This can include long distance voice services as well as local telephone service. Switched voice services represent the largest portion of revenue in the telecommunications industry.

     T-1 -- A digital transmission link with a capacity of 1.54 million bits per second. T-1 can normally handle 24 voice conversations at one time.

     TELECOMMUNICATIONS ACT -- The Telecommunications Act of 1996.

     WAN (WIDE AREA NETWORK) -- an interconnection of two or more local area networks over a long distance telecommunications connection.

                         INDEX TO FINANCIAL STATEMENTS

WILLIAMS COMMUNICATIONS GROUP
  Report of Ernst & Young LLP, Independent Auditors.........    F-2
  Report of Arthur Andersen S/C, Independent Public
     Accountants............................................    F-3
  Combined Statements of Operations for the years ended
     December 31, 1998, 1997 and 1996.......................    F-4
  Combined Balance Sheets at December 31, 1998 and 1997.....    F-5
  Combined Statements of Stockholder's Equity for the years
     ended December 31, 1998, 1997 and 1996.................    F-6
  Combined Statements of Cash Flows for the years ended
     December 31, 1998, 1997 and 1996.......................    F-7
  Notes to Combined Financial Statements....................    F-8
DIRECT SALES SUBSIDIARY, NORTEL COMMUNICATIONS SYSTEMS, INC.
  AND TTS MERIDIAN SYSTEMS, INC. OF ENTERPRISE NETWORKS OF
  NORTHERN TELECOM LIMITED
  Report of Deloitte & Touche LLP, Independent Auditors.....   F-30
  Combined Statements of Income and Changes in Net Assets
     for the four months ended April 30, 1997 and year ended
     December 31, 1996......................................   F-31
  Combined Statements of Cash Flows for the four months
     ended April 30, 1997 and year ended December 31,
     1996...................................................   F-32
  Notes to the Financial Statements.........................   F-33

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Williams Communications Group, Inc.

     We have audited the accompanying combined balance sheets of Williams Communications Group (as described in Note 1) as of December 31, 1998 and 1997, and the related combined statements of operations, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of ATL -- Algar Telecom Leste S.A. (an entity in which the Company has a 30% interest at December 31, 1998) have been audited by other auditors whose report has been furnished to us; insofar as our opinion on the combined financial statements relates to data included for ATL -- Algar Telecom Leste S.A., it is based solely on their report. In the combined statement of operations for the year ended December 31, 1998, the Company's equity in the net loss of ATL -- Algar Telecom Leste S.A. is $12,683,000.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Williams Communications Group at December 31, 1998 and 1997, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

Tulsa, Oklahoma
April 7, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Management and Shareholders of
  ATL -- Algar Telecom Leste S.A.:

     We have audited the balance sheet of ATL -- ALGAR TELECOM LESTE S.A. (a Brazilian corporation in the pre-operating stage) as of December 31, 1998, and the related statements of income, changes in shareholders' investment and cash flows for the period from inception (March 26, 1998) to December 31, 1998 (not presented separately herein), all expressed in US dollars. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ATL -- ALGAR TELECOM LESTE S.A. (a pre-operating Company) as of December 31, 1998, and the results of its operations and its cash flows for the period from inception (March 26, 1998) to December 31, 1998, in conformity with generally accepted accounting principles in the United States of America.

                                            ARTHUR ANDERSEN S/C

Belo Horizonte, Brazil, January 29, 1999.
  (except with respect to the matter
  discussed in Note 8, as to which the
  date is February 5, 1999)

                         WILLIAMS COMMUNICATIONS GROUP

                       COMBINED STATEMENTS OF OPERATIONS

                                                                 YEAR ENDED DECEMBER 31,
                                                            ----------------------------------
                                                               1998         1997        1996
                                                            ----------   ----------   --------
                                                                      (IN THOUSANDS)
Revenues (Note 3).........................................  $1,717,106   $1,426,130   $703,586
Operating expenses:
  Cost of sales...........................................   1,294,583    1,043,932    517,222
  Selling, general and administrative.....................     487,073      323,513    152,484
  Provision for doubtful accounts.........................      21,591        7,837      2,694
  Depreciation and amortization...........................      84,381       70,663     32,378
  Other (Note 4)..........................................      34,245       45,269        500
                                                            ----------   ----------   --------
     Total operating expenses.............................   1,921,873    1,491,214    705,278
                                                            ----------   ----------   --------
Loss from operations (Note 3).............................    (204,767)     (65,084)    (1,692)
Interest accrued..........................................     (18,650)      (8,714)   (17,367)
Interest capitalized......................................      15,575        7,781         --
Investing income..........................................       1,931          670        296
Minority interest in (income) loss of subsidiaries........      15,645      (13,506)        --
Gain on sale of interest in subsidiary (Note 2)...........          --       44,540         --
Gain on sale of assets (Note 4)...........................          --           --     15,725
Other income (loss), net..................................         178          508       (108)
                                                            ----------   ----------   --------
Loss before income taxes..................................    (190,088)     (33,805)    (3,146)
(Provision) benefit for income taxes (Note 5).............       5,097       (2,038)      (368)
                                                            ----------   ----------   --------
Net loss..................................................  $ (184,991)  $  (35,843)  $ (3,514)
                                                            ==========   ==========   ========

                            See accompanying notes.

                         WILLIAMS COMMUNICATIONS GROUP

                            COMBINED BALANCE SHEETS

                                                                  AT DECEMBER 31,
                                                              -----------------------
                                                                 1998         1997
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   42,004   $   11,290
  Receivables less allowance of $23,576,000 ($12,787,000 in
     1997)..................................................     491,871      291,100
  Due from affiliates (Note 14).............................       3,881           --
  Costs in excess of billings...............................     185,922      144,575
  Inventories...............................................      67,699       63,484
  Dark fiber held for sale..................................      46,175           --
  Deferred income taxes (Note 5)............................      23,829       20,090
  Other.....................................................      26,198       29,640
                                                              ----------   ----------
Total current assets........................................     887,579      560,179
Investments (Note 7)........................................     261,155       28,170
Property, plant and equipment -- net (Note 8)...............     695,725      407,652
Goodwill and other intangibles, net of accumulated
  amortization of $81,882,000 ($55,136,000 in 1997).........     430,557      403,319
Due from affiliate (Note 14)................................          --       97,097
Other assets and deferred charges...........................      58,468        9,617
                                                              ----------   ----------
Total assets................................................  $2,333,484   $1,506,034
                                                              ==========   ==========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable (Note 9).................................  $  269,736   $   59,402
  Due to affiliates (Note 14)...............................      38,510      123,584
  Accrued liabilities (Note 9)..............................     198,676      176,979
  Billings in excess of costs...............................      49,434       48,054
  Long-term debt due within one year (Note 10)..............         690        1,195
                                                              ----------   ----------
Total current liabilities...................................     557,046      409,214
Long-term debt:
  Affiliates (Note 14)......................................     620,710           --
  Other (Note 10)...........................................       3,020      125,746
Deferred income taxes (Note 5)..............................      29,417       20,090
Other liabilities...........................................      10,595        5,126
Minority interest in subsidiaries...........................     110,076       83,156
Stockholder's equity:
  Common stock..............................................           1            1
  Capital in excess of par value............................   1,299,871    1,000,348
  Accumulated deficit.......................................    (321,958)    (134,168)
  Accumulated other comprehensive income (loss) (Note 11)...      24,706       (3,479)
                                                              ----------   ----------
Total stockholder's equity..................................   1,002,620      862,702
                                                              ----------   ----------
Total liabilities and stockholder's equity..................  $2,333,484   $1,506,034
                                                              ==========   ==========

                            See accompanying notes.

                         WILLIAMS COMMUNICATIONS GROUP

                  COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY

                                                                                   ACCUMULATED
                                                        CAPITAL                       OTHER
                                                           IN                     COMPREHENSIVE
                                              COMMON   EXCESS OF    ACCUMULATED      INCOME
                                              STOCK    PAR VALUE      DEFICIT        (LOSS)         TOTAL
                                              ------   ----------   -----------   -------------   ----------
                                                                      (IN THOUSANDS)
Balance, December 31, 1995..................    $1     $  179,712    $ (85,492)      $    --      $   94,221
  Net loss..................................    --             --       (3,514)           --          (3,514)
  Capital contributions from parent.........    --        439,000           --            --         439,000
  Dividends to parent.......................    --             --       (2,760)           --          (2,760)
  Other.....................................    --            306           --            --             306
                                                --     ----------    ---------       -------      ----------
Balance, December 31, 1996..................     1        619,018      (91,766)           --         527,253
  Net loss..................................    --             --      (35,843)           --         (35,843)
  Other comprehensive loss (Note 11):
     Unrealized depreciation on marketable
       equity securities....................    --             --           --        (2,348)         (2,348)
     Foreign currency translation
       adjustments..........................    --             --           --        (1,131)         (1,131)
                                                                                                  ----------
  Comprehensive loss........................                                                         (39,322)
  Capital contributions from parent.........    --        366,130           --            --         366,130
  Acquisition of subsidiary with parent
     stock..................................    --         15,200           --            --          15,200
  Dividends to parent.......................    --             --       (6,559)           --          (6,559)
                                                --     ----------    ---------       -------      ----------
Balance, December 31, 1997..................     1      1,000,348     (134,168)       (3,479)        862,702
  Net loss..................................    --             --     (184,991)           --        (184,991)
  Other comprehensive income (loss) (Note
     11):
     Unrealized appreciation on marketable
       equity securities....................    --             --           --        29,977          29,977
     Foreign currency translation
       adjustments..........................    --             --           --        (1,792)         (1,792)
                                                                                                  ----------
  Comprehensive loss........................                                                        (156,806)
  Capital contributions from parent.........    --        299,493           --            --         299,493
  Noncash dividends to parent...............    --             --       (2,799)           --          (2,799)
  Other.....................................    --             30           --            --              30
                                                --     ----------    ---------       -------      ----------
Balance, December 31, 1998..................    $1     $1,299,871    $(321,958)      $24,706      $1,002,620
                                                ==     ==========    =========       =======      ==========

                            See accompanying notes.

                         WILLIAMS COMMUNICATIONS GROUP

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                            ---------------------------------
                                                              1998        1997        1996
                                                            ---------   ---------   ---------
                                                                     (IN THOUSANDS)
OPERATING ACTIVITIES
Net loss..................................................  $(184,991)  $ (35,843)  $  (3,514)
Adjustments to reconcile net income to net cash provided
  by (used in) operating activities:
  Depreciation............................................     56,224      47,066      22,453
  Amortization of goodwill and other intangibles..........     28,157      23,597       9,925
  Provision (benefit) for deferred income taxes...........     (7,781)     (1,777)     (1,600)
  Provision for loss on property..........................         --      44,043          --
  Provision for loss on investment........................     23,150       2,500          --
  Provision for doubtful accounts.........................     21,591       7,837       2,694
  Equity losses...........................................     16,363       2,383       1,601
  Gain on disposition of interest in subsidiary...........         --     (44,540)         --
  Gain on sale of assets..................................         --          --     (15,725)
  Minority interest in income (loss) of subsidiaries......    (15,645)     13,506          --
  Cash provided (used) by changes in:
     Receivables sold.....................................      8,103      25,664          --
     Receivables..........................................   (213,148)    (34,127)    (15,420)
     Costs in excess of billings..........................    (41,298)    (66,454)     (8,753)
     Inventories..........................................     (2,347)     (6,613)     (1,896)
     Dark fiber held for sale.............................    (46,175)         --          --
     Other current assets.................................    (10,640)     (1,790)    (17,484)
     Accounts payable.....................................    108,770     (24,349)     13,851
     Accrued liabilities..................................     18,226      42,480      11,715
     Billings in excess of costs..........................      1,380      38,239       5,214
     Due to/from affiliates...............................    (89,870)    127,378       7,320
  Other...................................................    (33,902)    (11,342)    (12,156)
                                                            ---------   ---------   ---------
Net cash provided by (used in) operating activities.......   (363,833)    147,858      (1,775)
FINANCING ACTIVITIES
Proceeds from long-term debt..............................         --     150,890         126
Payments on long-term debt................................   (126,677)   (187,534)     (1,353)
Capital contributions from parent.........................    299,493     366,130     439,000
Changes due to/from affiliates............................    717,807     (96,974)   (209,004)
Dividends to parent.......................................         --      (6,559)     (2,760)
                                                            ---------   ---------   ---------
Net cash provided by financing activities.................    890,623     225,953     226,009
INVESTING ACTIVITIES
Property, plant and equipment:
  Capital expenditures....................................   (299,481)   (276,249)    (66,900)
  Proceeds from sales.....................................      1,512      15,292      23,010
Purchase of investments...................................   (226,489)    (25,345)    (15,415)
Acquisition of businesses, net of cash acquired...........      9,067     (81,192)   (164,881)
Proceeds from sale of business............................     10,000          --          --
Other.....................................................      9,315       4,000          --
                                                            ---------   ---------   ---------
Net cash used in investing activities.....................   (496,076)   (363,494)   (224,186)
                                                            ---------   ---------   ---------
Increase in cash and cash equivalents.....................     30,714      10,317          48
Cash and cash equivalents at beginning of year............     11,290         973         925
                                                            ---------   ---------   ---------
Cash and cash equivalents at end of year..................  $  42,004   $  11,290   $     973
                                                            =========   =========   =========

                            See accompanying notes.

                         WILLIAMS COMMUNICATIONS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996

1. NATURE OF THE BUSINESS -- HISTORY AND FORMATION OF THE COMPANY -- BASIS OF PRESENTATION -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF THE BUSINESS

     Williams Communications Group ("WCG" as defined below) owns, operates and is extending a nationwide fiber optic network focused on providing voice, data, Internet and video services to communications service providers. WCG also sells, installs and maintains equipment and network services that address the comprehensive voice and data needs of organizations of all sizes. WCG's primary business units are Williams Network ("Network") and Williams Communications Solutions ("Solutions"). WCG also owns and operates businesses that create demand for capacity on the Williams Network, create demand for Solutions services or develop expertise in advanced transmission applications. This business unit is referred to as "Applications." In addition, WCG has a number of strategic investments in domestic and foreign businesses that drive bandwidth usage on the Williams Network, increase service capabilities, strengthen customer relationships or extend WCG's reach. These investments are referred to as "strategic investments." As of December 31, 1998, the foreign businesses are the only strategic investments which impact the operating results of WCG inasmuch as the domestic strategic investments are accounted for using the cost method.

HISTORY AND FORMATION OF THE COMPANY

     WCG is owned by The Williams Companies, Inc. ("Williams"). In 1985, Williams entered the communications business by pioneering the placement of fiber optic cables in decommissioned pipelines. By 1989, through a combination of construction projects and acquisitions, Williams had completed the fourth nationwide digital fiber optic network. The network consisted of approximately 9,700 route miles. By 1994, Williams, through its WilTel subsidiary, was one of the top providers of broadband data services and long distance voice services as well as the first provider to offer nationwide frame relay transmission capacity.

     In January 1995, Williams completed the sale of the majority of the WilTel network business to LDDS Communications, Inc. (now MCI WorldCom, Inc.) for approximately $2.5 billion. The sale included the bulk of the nationwide fiber optic network and the associated consumer, business and carrier customers. Williams retained an approximate 9,700 route mile single fiber strand on the nationwide network (the "Retained WilTel Network"), WilTel's communications equipment distribution business, and Vyvx, Inc. ("Vyvx"), a leading provider of integrated fiber optic, satellite and teleport video transmission services. The Retained WilTel Network, along with Vyvx, Solutions and a number of acquired companies formed the initial basis for what is today WCG. See Note 2 for a description of acquisitions in 1996 through 1998.

     Under agreements with MCI WorldCom, Inc., the Retained WilTel Network can only be used to transmit video and multimedia services, including Internet services, until July 1, 2001. After July 1, 2001, the Retained WilTel Network can be used for any purpose, including voice and data tariffed services. In addition, as part of the sale to MCI WorldCom, Inc., Williams agreed not to reenter the communications network business until January 1998.

     In October 1997, management and ownership of the Retained WilTel Network was transferred from Applications to Network and intercompany transfer pricing was established prospectively. In addition, consulting, outsourcing and the management of Williams' internal telephone operations, activities previously performed within Applications, were transferred to Network. For comparative purposes, the 1996 and 1997 consulting, outsourcing and internal telephone management activities previously performed

                         WILLIAMS COMMUNICATIONS GROUP
in Applications that were transferred to Network have been reflected in Network's segment results. See Note 3 for segment disclosures.

     In January 1998, Williams reentered the communications network business, announcing its plans to develop a fiber optic network consisting of 32,000 route miles.

     In November 1998, Williams announced its intention to sell a minority interest in WCG through an initial public offering. Prior to the initial public offering, Williams will contribute certain international communications investments held in Williams International Company to WCG for inclusion in the initial public offering. A revised legal structure for the entities to be combined is in process and will be completed prior to the public offering.

BASIS OF PRESENTATION

     The accompanying combined financial statements have been prepared to reflect the historical combined financial position as of December 31, 1998 and 1997 and the combined results of operations and cash flows for each of the three years in the period ended December 31, 1998 as if the combination described above had existed and operated as a stand alone business throughout the periods presented and exclude the historical effects of the operations sold to MCI WorldCom, Inc. Williams Communications Group, Inc. and Williams International Company are both wholly owned subsidiaries of Williams Holdings of Delaware, Inc. ("Holdings"), which is a wholly owned subsidiary of Williams. When the combined financial statements refer to WCG, references include both Williams Communications Group, Inc. together with its subsidiaries and the international assets to be contributed to the company from Williams. In addition, when the combined financial statements refer to Williams, Holdings or parent, the reference includes Williams, either alone or together with its consolidated subsidiaries as the context requires, except for WCG.

     The combined financial statements include the accounts of WCG and its majority owned subsidiaries and subsidiaries that WCG controls but owns less than 50% of the voting common stock. Companies in which WCG owns 20% to 50% of the voting common stock, or otherwise has the ability to exercise significant influence over the operating and financial policies of the company, are accounted for under the equity method of accounting.

     The specific international investments referred to above include a 30% interest in ATL-Algar Telecom Leste S.A. ("ATL") located in Brazil, accounted for using the equity method of accounting, and a 22% interest in PowerTel Limited ("PowerTel") located in Australia, accounted for under the principles of consolidation inasmuch as WCG has control over the operations despite its less than 50% ownership.

     WCG is organized, at December 31, 1998, into four operating segments as follows: (1) Network, which includes fiber optic construction, transmission and management services, (2) Solutions, which includes distribution and integration of communications equipment for voice and data networks, (3) Applications, which includes Vyvx services (video, advertising distribution and other multimedia transmission services via terrestrial and satellite links for the broadcast industry), as well as closed circuit video broadcasting services for businesses and audio and video conferencing services, and (4) Strategic Investments, which includes investments in domestic communications companies and investments in foreign communications companies located in Australia, Brazil and Chile (as of March 30, 1999).

     WCG's operations do not currently provide positive cash flow. Accordingly, Williams has historically funded WCG's capital expenditures and acquisitions through a combination of advances and capital contributions. Williams will continue to provide cash to WCG or assist in the attainment of bridge financing up to the effective date of the public offering. Subsequent to that date, WCG intends to finance future cash outlays through internally generated and external funds without relying on cash advances or contributions from Williams.

                         WILLIAMS COMMUNICATIONS GROUP

     As further described in Note 17 to the combined financial statements, subsequent to December 31, 1998, WCG and SBC Communications Inc. ("SBC") announced a series of 20-year alliance agreements in addition to SBC's plans to acquire up to 10% of the common stock of WCG at a per share price equal to the initial public offering price less the underwriters' discount. SBC's investment is expected to occur simultaneously with WCG completing its initial public offering.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION

     Transmission and management services revenues are recognized monthly as the services are provided. Amounts billed in advance of the service month are recorded as deferred revenue.

     Sales of constructed but unlit fiber, or dark fiber, are recognized generally at the time of acceptance of the fiber by the customer.

     New systems sales and upgrades revenues are recognized under the percentage of completion method. The equipment portion of new systems sales and upgrades revenues, when separately stated in the sales contract, is generally recognized when the equipment is received by, and title passes to, the customer. The services portion of new systems sales and upgrades revenues, and equipment when not separately stated in the sales contract, is recognized based on the relationship of the accumulated service costs incurred to the estimated total service costs upon completion. Estimated losses on all contracts in progress are accrued when the loss becomes known. Costs incurred on contracts in excess of billings are recorded and reflected as current assets in the balance sheet. Similarly, billings to customers in excess of costs incurred are recorded and reflected as current liabilities.

     Customer service order revenues are recognized under the completed contract method. Customer service orders represent moves, adds or changes to existing customer systems.

     Revenues on contracts for maintenance of installed systems are deferred and amortized on a straight-line basis over the lives of the related contracts.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include demand and time deposits, certificates of deposit and other marketable securities with maturities of three months or less when acquired.

INVENTORIES

     Inventories consist primarily of purchased new and refurbished data, voice and video equipment, and are stated at the lower of average cost or market.

DARK FIBER HELD FOR SALE

     Dark fiber held for sale represents dark fibers on the network in excess of those expected to be retained and utilized by WCG for the provisioning of services for its customers. The carrying amount of dark fiber held for sale primarily includes costs of cable installation, construction of buildings to house equipment, acquisition of rights-of-way and real estate purchase costs determined on an average cost basis. Dark fiber held for sale included in current assets represents amounts expected to be sold within one year.

                         WILLIAMS COMMUNICATIONS GROUP

Amounts expected to be sold beyond one year of $18,948,000 as of December 31, 1998 are included in other assets and deferred charges.

PROPERTY, PLANT AND EQUIPMENT

     Property and equipment is recorded at cost. Depreciation is computed primarily on the straight-line method over estimated useful lives.

GOODWILL AND OTHER INTANGIBLES

     Goodwill is amortized on a straight-line basis over the estimated period of benefit ranging from ten to twenty-five years. Other intangibles are amortized on a straight-line basis over the estimated period of benefit ranging from five to twenty years.

IMPAIRMENT OF LONG-LIVED ASSETS

     WCG evaluates its long-lived assets, including related intangibles, of identifiable business activities for impairment when events or changes in circumstances indicate, in management's judgment, that the carrying value of such assets may not be recoverable. The determination of whether an impairment has occurred is based on management's estimate of undiscounted future cash flows attributable to the assets as compared to the carrying value of the assets. If an impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value for the assets and recording a provision for loss if the carrying value is greater than fair value.

     For assets identified to be disposed of in the future, the carrying value of these assets is compared to the estimated fair value less the cost to sell to determine if an impairment is required. Until the assets are disposed of, an estimate of the fair value is redetermined when related events or circumstances change.

INCOME TAXES

     WCG's operations are included in the Williams' consolidated federal income tax return. A tax sharing agreement exists between WCG and Williams to allocate and settle among themselves the consolidated federal income tax liability (see
Note 5). Deferred income taxes are computed using the liability method and are provided on all temporary differences between the financial basis and tax basis of WCG's assets and liabilities. Valuation allowances are established to reduce deferred tax assets to an amount that will more likely than not be realized.

RECENT ACCOUNTING STANDARDS

     On January 21, 1999, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus regarding EITF Issue 98-13, "Accounting by an Equity Method Investor for Investee Losses When the Investor Has Loans to and Investments in Other Securities of the Investee." EITF 98-13 was applied prospectively beginning January 1, 1999 and has the impact of reducing the equity method interest used to record earnings and losses from ATL.

     WCG adopted the American Institute of Certified Public Accountants' Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities," on January 1, 1999. The effect of adopting the SOP on WCG's results of operations and financial position was not material.

                         WILLIAMS COMMUNICATIONS GROUP

2. ACQUISITIONS

NORTEL

     On April 30, 1997, WCG purchased Northern Telecom Limited's ("Nortel") North American customer-premise equipment distribution business which was then combined with WCG's equipment distribution business to create Williams Communications Solutions, LLC. ("Solutions LLC"). WCG owns 70% of Solutions LLC and Nortel owns the remaining 30%. WCG paid approximately $68 million to Nortel. WCG has accounted for its 70% interest in the operations as a purchase business combination, and beginning May 1, 1997, has included the results of operations of the acquired company in WCG's combined statement of operations. Accordingly, the acquired assets and liabilities, including $168 million in accounts receivable, $68 million in accounts payable and accrued liabilities and $161 million in debt obligations, were recorded based on an allocation of the purchase price, with substantially all of the cost in excess of historical carrying values allocated to goodwill.

     WCG recorded the 30% ownership reduction in its operations contributed to Solutions LLC as a sale to Nortel. WCG recognized a gain of $44.5 million based on the excess of the fair value over the net book value (approximately $71 million) of its operations conveyed to Nortel's minority interest. Income taxes were not provided on the gain, because the transaction did not affect the difference between the financial and tax bases of identifiable assets and liabilities.

OTHER

     During the three years ended December 31, 1998, WCG acquired 11 companies in addition to the business combination involving Nortel. Each acquisition was accounted for as a purchase business combination. The acquired assets and liabilities have been recorded based on an allocation of the purchase price, including identifiable intangibles with any remaining cost in excess of fair value allocated to goodwill. WCG has included the results of operations of the acquired entities in WCG's combined results of operations generally from the date of acquisition. A summary of the acquisitions by segment is as follows:

NETWORK

     On March 7, 1997, WCG acquired Critical Technologies, Inc., a company which designs and manages outsourced communications networks, by utilizing a $15,200,000 contribution of Williams common stock.

SOLUTIONS

     In January 1996, WCG acquired Comlink, Inc., a voice and network systems integration company, for approximately $13 million in cash.

     On August 30, 1996, WCG acquired SoftIRON Systems, Inc., a network systems integration company, for approximately $9 million in cash.

     On October 13, 1998, WCG acquired Computer Networking Group, Inc., a Canadian company which provides customers with comprehensive multimedia network consulting and remote network management services, for approximately $13 million to be paid over four years. Approximately $11 million of the acquisition price was recorded at the acquisition date as the remaining $2 million is contingent upon certain performance measures. Approximately $3 million of the acquisition price was paid at the acquisition date with the remaining $7,700,000 payable on the October 13 anniversary date as follows: 1999 -- $1,323,000, 2000 -- $1,667,000, 2001 -- $2,296,000 and 2002 -- $2,404,000.

                         WILLIAMS COMMUNICATIONS GROUP

     On October 23, 1998, WCG acquired Intersys, a data systems integration, ATM frame relay and professional development company based in Mexico, for approximately $1 million in cash and conversion of the investment WCG had in Intersys' parent.

APPLICATIONS

     On May 1, 1996, WCG acquired Global Access Telecommunications Services, Inc., a reseller of worldwide satellite video transmission services, for approximately $22 million in cash.

     On August 1, 1996, WCG acquired ITC Media Conferencing, a provider of audio and video conferencing services, for approximately $48 million in cash.

     On November 19, 1996, WCG acquired Cycle-Sat, Inc., a distributor of television and radio commercials using satellite, fiber-optic and digital technologies, for approximately $57 million in cash.

     On December 31, 1996, WCG acquired Viacom MGS, an advertising distribution services company, for approximately $15 million in cash.

     On March 3, 1997, WCG acquired Satellite Management International, Inc., a full service provider of closed-circuit video broadcasting services for businesses, for approximately $6 million in cash.

STRATEGIC INVESTMENTS

     On August 14, 1998, Williams International Company acquired 22% (based on 25% of the common shares and no preferred shares) of PowerTel, a publicly owned telecommunications company in Australia, for approximately $25 million in cash and subscribed to purchase additional common and preferred shares for approximately $67 million to increase its combined ownership to approximately 45% by February 2000. WCG also received 44,680,851 options to purchase additional common shares of PowerTel at 0.47 Australian dollars per share. The options, which expire in 2003, are not publicly traded and do not have a readily determinable fair value. On February 9, 1999, in accordance with the subscription agreement, additional preferred and common shares were purchased at a total cost of $31,845,000, increasing WCG's ownership to 32% of the common shares. WCG consolidates its interest in PowerTel as WCG currently holds a majority of PowerTel's board seats and exercises control over PowerTel's operations. After WCG's initial investment, PowerTel had approximately $38 million in cash, which resulted in net cash acquired of approximately $13 million when consolidated by WCG.

     Costs of acquisitions, net of cash acquired, for all acquisitions discussed above are as follows for the years ended December 31:

                                                        1998       1997        1996
                                                      --------   ---------   --------
                                                              (IN THOUSANDS)
Working capital.....................................  $ (3,048)  $ 121,830   $ 16,862
Property and equipment..............................     4,567      21,211     17,790
Goodwill and other intangibles......................    52,506     215,821    142,287
Long-term debt......................................    (3,446)   (160,873)    (1,234)
Minority interest...................................   (49,137)    (69,650)        --
Other...............................................   (10,509)    (31,947)   (10,824)
                                                      --------   ---------   --------
Cost of acquisitions, net of cash acquired..........  $ (9,067)  $  96,392   $164,881
                                                      ========   =========   ========

                         WILLIAMS COMMUNICATIONS GROUP

     The following summarized unaudited pro forma financial information for the years ended December 31 assumes the acquisitions had occurred on January 1, 1996:

                                                      1998         1997         1996
                                                   ----------   ----------   ----------
                                                              (IN THOUSANDS)
Revenues.........................................  $1,759,986   $1,753,870   $1,602,080
Net loss.........................................  $ (193,769)  $  (37,615)  $  (17,290)

     The pro forma results include operating results prior to the acquisitions and adjustments to interest expense, goodwill amortization and income taxes. The pro forma combined results do not purport to be indicative of results that would have occurred had the acquisitions been in effect for the period presented, nor do they purport to be indicative of the results that will be obtained in the future.

3. SEGMENT DISCLOSURES

     WCG adopted Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information," during the fourth quarter of 1998. SFAS No. 131 establishes standards for reporting information about operating segments and related disclosures about products and services, geographic areas and major customers.

     WCG evaluates performance based upon segment profit or loss from operations which includes revenues from external and internal customers, equity earnings or losses, operating costs and expenses, and depreciation and amortization and excludes allocated charges from parent. The accounting policies of the segments are the same as those described in Note 1. Intercompany sales are generally accounted for as if the sales were to unaffiliated third parties, that is, at current market prices.

     The following table presents certain financial information concerning WCG's reportable segments.

                                                                                  STRATEGIC
                                          NETWORK    SOLUTIONS    APPLICATIONS   INVESTMENTS   ELIMINATIONS     TOTAL
                                          --------   ----------   ------------   -----------   ------------   ----------
                                                                          (IN THOUSANDS)
1998
Revenues:
  External customers:
    Sales of dark fiber.................  $ 64,100   $       --    $      --      $     --       $     --     $   64,100
    Capacity and other..................    73,367           --      205,386        11,248             --        290,001
    New systems sales and upgrades......        --      791,518           --            --             --        791,518
    Maintenance and customer service
      orders............................        --      556,392           --            --             --        556,392
    Other...............................        --       16,029           --            --             --         16,029
                                          --------   ----------    ---------      --------       --------     ----------
Total external customers................   137,467    1,363,939      205,386        11,248             --      1,718,040
  Affiliates............................     7,710        3,465        4,254            --             --         15,429
  Intercompany..........................    49,759           --          522            --        (50,281)            --
Equity losses...........................        --           --       (3,680)      (12,683)            --        (16,363)
                                          --------   ----------    ---------      --------       --------     ----------
Total segment revenues..................  $194,936   $1,367,404    $ 206,482      $ (1,435)      $(50,281)    $1,717,106
                                          ========   ==========    =========      ========       ========     ==========
Costs of sales:
  Sales of dark fiber...................  $ 38,500   $       --    $      --      $     --       $     --     $   38,500
  Capacity and other....................   118,627           --      127,331         9,924             --        255,882
  New systems sales and upgrades........        --      554,726           --            --             --        554,726
  Maintenance and customer service
    orders..............................        --      311,258           --            --             --        311,258
  Indirect operating and maintenance....        --      134,217           --            --             --        134,217
  Intercompany..........................       252        9,274       40,755            --        (50,281)            --
                                          --------   ----------    ---------      --------       --------     ----------
Total cost of sales.....................  $157,379   $1,009,475    $ 168,086      $  9,924       $(50,281)    $1,294,583
                                          ========   ==========    =========      ========       ========     ==========

                         WILLIAMS COMMUNICATIONS GROUP

                                                                                  STRATEGIC
                                          NETWORK    SOLUTIONS    APPLICATIONS   INVESTMENTS   ELIMINATIONS     TOTAL
                                          --------   ----------   ------------   -----------   ------------   ----------
                                                                          (IN THOUSANDS)
Segment loss:
  Loss from operations..................  $(27,716)  $  (58,966)   $(102,169)     $(15,916)      $     --     $ (204,767)
  Add back -- allocated charges from
    parent..............................     1,409        8,435        1,810            --             --         11,654
                                          --------   ----------    ---------      --------       --------     ----------
Total segment loss......................  $(26,307)  $  (50,531)   $(100,359)     $(15,916)      $     --     $ (193,113)
                                          ========   ==========    =========      ========       ========     ==========
Total assets............................  $727,119   $  967,948    $ 295,578      $342,839       $     --     $2,333,484
Equity method investments...............  $     --   $       --    $     454      $144,767       $     --     $  145,221
Additions to long-lived assets..........  $246,626   $   57,504    $  53,243      $ 44,581       $     --     $  401,954
Depreciation and amortization...........  $ 13,230   $   36,637    $  33,638      $    876       $     --     $   84,381
1997
Revenues:
  External customers:
    Sales of dark fiber.................  $     --   $       --    $      --      $     --       $     --     $       --
    Capacity and other..................    16,637           --      213,098            --             --        229,735
    New systems sales and upgrades......        --      674,604           --            --             --        674,604
    Maintenance and customer service
      orders............................        --      508,319           --            --             --        508,319
    Other...............................        --        5,363           --            --             --          5,363
                                          --------   ----------    ---------      --------       --------     ----------
Total external customers................    16,637    1,188,286      213,098            --             --      1,418,021
  Affiliates............................     5,217        1,512        3,763            --             --         10,492
  Intercompany..........................    21,159           --        1,105            --        (22,264)            --
Equity earnings (losses)................        --           --       (2,383)           --             --         (2,383)
                                          --------   ----------    ---------      --------       --------     ----------
Total segment revenues..................  $ 43,013   $1,189,798    $ 215,583      $     --       $(22,264)    $1,426,130
                                          ========   ==========    =========      ========       ========     ==========
Cost of sales:
  Sales of dark fiber...................  $     --   $       --    $      --      $     --       $     --     $       --
  Capacity and other....................    28,657           --      139,609            --             --        168,266
  New systems sales and upgrades........        --      505,284           --            --             --        505,284
  Maintenance and customer service
    orders..............................        --      267,775           --            --             --        267,775
  Indirect operating and maintenance....        --      102,607           --            --             --        102,607
  Intercompany..........................       554        5,446       16,264            --        (22,264)            --
                                          --------   ----------    ---------      --------       --------     ----------
Total cost of sales.....................  $ 29,211   $  881,112    $ 155,873      $     --       $(22,264)    $1,043,932
                                          ========   ==========    =========      ========       ========     ==========
Segment profit (loss):
  Income (loss) from operations.........  $  3,278   $   37,052    $(105,414)     $     --       $     --     $  (65,084)
  Add back -- allocated charges from
    parent..............................        --        6,690        2,540            --             --          9,230
                                          --------   ----------    ---------      --------       --------     ----------
Total segment profit (loss).............  $  3,278   $   43,742    $(102,874)     $     --       $     --     $  (55,854)
                                          ========   ==========    =========      ========       ========     ==========
Total assets............................  $246,317   $  922,823    $ 336,894      $     --       $     --     $1,506,034
Equity method investments...............  $  2,317   $       --    $   3,815      $     --       $     --     $    6,132
Additions to long-lived assets..........  $175,861   $  236,000    $ 101,487      $     --       $     --     $  513,348
Depreciation and amortization...........  $  4,012   $   30,142    $  36,509      $     --       $     --     $   70,663

                         WILLIAMS COMMUNICATIONS GROUP

                                                                                  STRATEGIC
                                          NETWORK    SOLUTIONS    APPLICATIONS   INVESTMENTS   ELIMINATIONS     TOTAL
                                          --------   ----------   ------------   -----------   ------------   ----------
                                                                          (IN THOUSANDS)
1996
Revenues:
  External customers:
    Sales of dark fiber.................  $     --   $       --    $      --      $     --       $     --     $       --
    Capacity and other..................        --           --      130,816            --             --        130,816
    New systems sales and upgrades......        --      306,110           --            --             --        306,110
    Maintenance and customer service
      orders............................        --      251,221           --            --             --        251,221
    Other...............................        --        9,379           --            --             --          9,379
                                          --------   ----------    ---------      --------       --------     ----------
Total external customers................        --      566,710      130,816            --             --        697,526
  Affiliates............................     4,918        1,362        1,381            --             --          7,661
  Intercompany..........................     6,145           --          280            --         (6,425)            --
Equity losses...........................        --           --       (1,601)           --             --         (1,601)
                                          --------   ----------    ---------      --------       --------     ----------
Total segment revenues..................  $ 11,063   $  568,072    $ 130,876      $     --       $ (6,425)    $  703,586
                                          ========   ==========    =========      ========       ========     ==========
Cost of sales:
  Sales of dark fiber...................  $     --   $       --    $      --      $     --       $     --     $       --
  Capacity and other....................     4,681           --       81,535            --             --         86,216
  New systems sales and upgrades........        --      223,519           --            --             --        223,519
  Maintenance and customer service
    orders..............................        --      155,130           --            --             --        155,130
  Indirect operating and maintenance....        --       52,357           --            --             --         52,357
  Intercompany..........................        --        4,484        1,941            --         (6,425)            --
                                          --------   ----------    ---------      --------       --------     ----------
Total cost of sales.....................  $  4,681   $  435,490    $  83,476      $     --       $ (6,425)    $  517,222
                                          ========   ==========    =========      ========       ========     ==========
Segment profit (loss):
  Income (loss) from operations.........  $  5,750   $    8,887    $ (16,329)     $     --       $     --     $   (1,692)
  Add back -- allocated charges from
    parent..............................        --        5,439        1,204      $     --             --          6,643
                                          --------   ----------    ---------      --------       --------     ----------
Total segment profit (loss).............  $  5,750   $   14,326    $ (15,125)     $     --       $     --     $    4,951
                                          ========   ==========    =========      ========       ========     ==========
Total assets............................  $228,455   $  344,606    $ 148,626      $     --       $     --     $  721,687
Equity method investments...............  $     --   $       --    $   6,550      $     --       $     --     $    6,550
Additions to long-lived assets..........  $     --   $   34,906    $ 192,071      $     --       $     --     $  226,977
Depreciation and amortization...........  $     --   $   16,023    $  16,355      $     --       $     --     $   32,378

     The following geographic area data includes revenues from external customers based on product shipment origin for the years ended December 31 and long-lived assets based upon physical location as of December 31.

                                                       1998         1997        1996
                                                    ----------   ----------   --------
                                                              (IN THOUSANDS)
Revenues from external customers:
  United States...................................  $1,591,779   $1,336,743   $693,943
  Other...........................................     126,261       81,278      3,583
                                                    ----------   ----------   --------
Total.............................................  $1,718,040   $1,418,021   $697,526
                                                    ==========   ==========   ========
Long-lived assets:
  United States...................................  $1,070,772   $  805,830   $374,439
  Other...........................................      55,510        5,141      1,244
                                                    ----------   ----------   --------
Total.............................................  $1,126,282   $  810,971   $375,683
                                                    ==========   ==========   ========

     Long-lived assets are comprised of property, plant and equipment and goodwill and other intangible assets.

                         WILLIAMS COMMUNICATIONS GROUP

4. ASSET SALES AND WRITE-OFFS

     Included in 1998 other operating expenses and Applications' segment loss is a $23,150,000 loss related to a venture involved in the technology and transmission of business information for news and educational purposes. The loss occurred as a result of WCG's re-evaluation and decision to exit the venture as WCG decided against making further investments in the venture. The loss was recorded in the third quarter and WCG abandoned the venture during the fourth quarter. The loss primarily consists of $17 million from impairing the total carrying amount of the investment and $5 million from recognition of contractual obligations that will continue after the abandonment. During the fourth quarter of 1998, $2 million of contractual obligations were paid. WCG's share of losses from the venture accounted for under the equity method were $3,670,000, $2,269,000 and none in 1998, 1997 and 1996, respectively.

     Included in 1997 other operating expenses and Applications' segment loss are impairments and other charges totaling $44,043,000. In the fourth quarter of 1997, WCG made the decision and committed to a plan to sell the learning content business, which resulted in a loss of $22.7 million. The loss consisted of a $21 million impairment of the assets to fair value less cost to sell and recognition of $1.7 million in exit costs primarily consisting of contractual obligations and employee related costs. Fair value was based on management's estimate of the expected net proceeds to be received. During 1998, the learning content business was sold with a resulting $2 million reduction in 1998 expenses. During 1998, $5 million of exit costs were paid. The results of operations and effect of suspending amortization for the learning content business included in combined net loss are not significant for any of the periods presented. Additionally, in the fourth quarter of 1997, WCG impaired several Applications activities resulting in a loss of $17 million. Fair value was based upon management's estimate as to the ultimate recovery of these activities.

     In 1996, WCG recognized a pre-tax gain of $15,725,000 from the sale of certain communication rights (obtained from pipeline affiliates in 1995) for approximately $38 million.

5. PROVISION (BENEFIT) FOR INCOME TAXES

     WCG's operations are included in Williams' consolidated federal income tax return. WCG has a tax sharing agreement with Williams under which the amount of federal income taxes allocated to WCG is generally determined as though WCG were filing a separate federal consolidated income tax return. Under the terms of the tax sharing agreement, any loss or other similar tax attribute realized for periods prior to the initial public offering will be allocated solely to Williams. WCG will be responsible for any taxes resulting to Williams if the loss or similar tax attribute is reduced by audit or otherwise. For any loss or other similar tax attribute realized after the initial public offering, WCG will receive the benefit of the loss or other similar tax attribute only if WCG is able to carry forward the loss or other similar tax attribute against its hypothetical separate return tax calculation for a period in which WCG remains a member of Williams' consolidated federal income tax group. If WCG ceases to be a member of Williams' consolidated federal income tax return, WCG will retain only its allocable share under applicable law of any consolidated loss or other similar tax attribute realized after the initial public offering to the extent that it has not been treated as utilizing such loss or attribute on a hypothetical separate tax return basis under the tax sharing agreement. Similar concepts apply to allocate the state unitary, combined or consolidated, income tax liability.

                         WILLIAMS COMMUNICATIONS GROUP

     The provision (benefit) for income taxes for the years ended December 31 includes:

                                                           1998      1997      1996
                                                          -------   -------   -------
                                                                (IN THOUSANDS)
Current:
  Federal...............................................  $    --   $    --   $ 1,810
  State.................................................      162     2,081       158
  Foreign...............................................    2,522     1,734        --
                                                          -------   -------   -------
                                                            2,684     3,815     1,968
Deferred:
  Federal...............................................   (5,652)   (2,761)   (1,761)
  State.................................................   (2,129)      984       161
                                                          -------   -------   -------
                                                           (7,781)   (1,777)   (1,600)
                                                          -------   -------   -------
Total provision (benefit)...............................  $(5,097)  $ 2,038   $   368
                                                          =======   =======   =======

     The following table presents the U.S. and foreign components of loss before income taxes for the years ended December 31:

                                                         1998        1997      1996
                                                       ---------   --------   -------
                                                               (IN THOUSANDS)
United States........................................  $(183,074)  $(33,930)  $(2,184)
Foreign..............................................     (7,014)       125      (962)
                                                       ---------   --------   -------
Total loss before taxes..............................  $(190,088)  $(33,805)  $(3,146)
                                                       =========   ========   =======

     Reconciliations from the benefit for income taxes at the federal statutory rate to the provision (benefit) for income taxes for the years ended December 31 are as follows:

                                                          1998       1997      1996
                                                        --------   --------   -------
                                                               (IN THOUSANDS)
Benefit at statutory rate.............................  $(66,531)  $(11,832)  $(1,101)
Increases (reductions) in taxes resulting from:
  State income taxes..................................    (1,279)     1,992       207
  Goodwill amortization...............................     5,286      2,675     1,469
  Non-taxable gain from the sale of interest in
     subsidiary.......................................        --    (15,605)       --
  Change in valuation allowance.......................    (7,639)    10,827        --
  Tax benefits allocated to Williams..................    60,261     12,761        --
  Other -- net........................................     4,805      1,220      (207)
                                                        --------   --------   -------
Provision (benefit) for income taxes..................  $ (5,097)  $  2,038   $   368
                                                        ========   ========   =======

                         WILLIAMS COMMUNICATIONS GROUP

     Significant components of deferred tax assets and liabilities as of December 31 are as follows:

                                                               1998       1997
                                                              -------   --------
                                                                (IN THOUSANDS)
Deferred tax assets:
  Deferred revenues.........................................  $14,321   $ 15,424
  Impairment and other charges..............................    3,880     17,441
  Other.....................................................   12,789      3,392
                                                              -------   --------
                                                               30,990     36,257
Valuation allowance.........................................   (3,188)   (10,827)
                                                              -------   --------
Total deferred tax assets...................................   27,802     25,430
Deferred tax liabilities:
  Property, plant and equipment.............................   14,783     21,759
  Securities available for sale.............................   13,763     (1,565)
  Other.....................................................    4,844      5,236
                                                              -------   --------
Total deferred tax liabilities..............................   33,390     25,430
                                                              -------   --------
Net deferred tax liability..................................  $ 5,588   $     --
                                                              =======   ========

     Valuation allowances have been established that reduce deferred tax assets to an amount that will more likely than not be realized. Uncertainties that may affect the realization of these assets include application of the tax sharing agreement with Williams, tax law changes and expiration of carryforward periods. The valuation allowance decreased during 1998 and increased during 1997, primarily due to application of the tax sharing agreement with Williams.

     If WCG had filed a separate federal income tax return for all periods presented, the provision (benefit) for income taxes would generally be unchanged except for 1998. The deferred federal income tax benefit for 1998 would have increased by $5,588,000, to reflect the benefit of a deferred tax asset for federal net operating loss carryforwards, to the extent of the existing net deferred tax liability, that would have been recognized by WCG on a separate return basis.

     Cash payments for income taxes (net of refunds) were $2,067,000, $1,148,000 and $2,444,000 in 1998, 1997 and 1996, respectively.

6. EMPLOYEE BENEFIT PLANS

     Substantially all of WCG's employees are covered by noncontributory defined benefit pension plans. Effective August 1, 1997, separate plans were established for the Solutions LLC union employees and Solutions LLC salaried employees. Substantially all of the remaining WCG employees are covered by Williams' noncontributory defined benefit pension plans in which WCG is included. WCG is also included in Williams' health care plan that provides postretirement medical benefits to certain retired employees.

     Contributions for pension and postretirement medical benefits related to WCG's participation in the Williams plans were $1,742,000, $357,000 and $12,463,000 in 1998, 1997 and 1996, respectively. The change in contributions from year to year is due to a change in the rate of pension contributions during the periods. Contributions in excess of the minimum funding requirements were made in 1996 and the resulting credit balances from 1996 were used to reduce the required pension contributions in 1997.

                         WILLIAMS COMMUNICATIONS GROUP

     The following table presents the changes in benefit obligations and plan assets for pension benefits for the Solutions LLC plans for the years indicated. It also presents a reconciliation of the funded status of these benefits to the amount recognized in the accompanying combined balance sheet as of December 31 of each year indicated.

                                                              PENSION BENEFITS
                                                              -----------------
                                                               1998      1997
                                                              -------   -------
                                                               (IN THOUSANDS)
Change in benefit obligation:
  Benefit obligation at beginning of year...................  $41,987   $    --
  Service cost..............................................    4,604     1,770
  Interest cost.............................................    2,972     1,130
  Actuarial loss............................................    2,566       497
  Acquisition...............................................       --    38,663
  Benefits paid.............................................     (234)      (73)
                                                              -------   -------
Benefit obligation at end of year...........................   51,895    41,987
                                                              -------   -------
Change in plan assets:
  Fair value of plan assets at beginning of year............   42,971        --
  Actual return on plan assets..............................    5,247      (956)
  Acquisition...............................................       73    44,000
  Employer contributions....................................      502        --
  Benefits paid.............................................     (234)      (73)
                                                              -------   -------
Fair value of plan assets at end of year....................   48,559    42,971
                                                              -------   -------
Funded status...............................................   (3,336)      984
Unrecognized net actuarial loss.............................    4,550     2,855
Unrecognized prior service credit...........................   (1,230)   (1,510)
                                                              -------   -------
Net prepaid (accrued) benefit cost..........................  $   (16)  $ 2,329
                                                              =======   =======
Included in the accompanying combined balance sheet as
  follows:
  Prepaid benefit cost......................................  $ 2,196   $ 3,791
  Accrued benefit cost......................................   (2,212)   (1,462)
                                                              -------   -------
Net prepaid (accrued) benefit cost..........................  $   (16)  $ 2,329
                                                              =======   =======
Net pension expense for the Solutions LLC plans consisted of the following for the years ended December 31:
Components of net periodic pension expense:
  Service cost..............................................  $ 4,604   $ 1,770
  Interest cost.............................................    2,972     1,130
  Expected return on plan assets............................   (4,293)   (1,551)
  Amortization of prior service credit......................     (280)     (117)
  Recognized net actuarial gain.............................      (83)      (18)
                                                              -------   -------
Net periodic pension expense................................  $ 2,920   $ 1,214
                                                              =======   =======
The following are the weighted-average assumptions utilized
  as of December 31 of the year indicated:
  Discount rate.............................................      7.0%      7.1%
  Expected return on plan assets............................     10.0      10.0
  Rate of compensation increase.............................      5.0       5.0

                         WILLIAMS COMMUNICATIONS GROUP

     Williams maintains various defined contribution plans in which WCG is included. WCG's costs related to these plans were $16,415,000, $9,564,000 and $5,934,000 in 1998, 1997 and 1996, respectively. These costs increased over the period from 1996 to 1998 primarily due to acquisitions (see Note 2).

     Included in selling, general and administrative expenses for 1998 is an accrual of $11,500,000 related to the modification of WCG's employee benefit program associated with vesting of paid time off. In December 1998, WCG increased the number of days in the new paid time off policy and changed the benefits with regard to sick pay.

7. INVESTMENTS

     Investments as of December 31, 1998 and 1997 are as follows:

                                                                1998      1997
                                                              --------   -------
                                                                (IN THOUSANDS)
Equity method:
  ATL -- 30%................................................  $144,767   $    --
  Others....................................................       454     6,132
                                                              --------   -------
                                                               145,221     6,132
Cost method.................................................    28,001     3,332
Advances to investees.......................................     4,997     7,619
Marketable equity securities -- Concentric Network
  Corporation...............................................    82,936    11,087
                                                              --------   -------
                                                              $261,155   $28,170
                                                              ========   =======

     No dividends were received from investments in companies carried on the equity basis for 1998, 1997 or 1996.

     Included in the investments table above are noncurrent marketable equity securities which are classified as available for sale under the scope of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The carrying amount of this investment is reported at fair value with net unrealized appreciation or depreciation reported as a component of stockholder's equity. A comparison of the carrying amount of this investment to cost at December 31, 1998 and 1997 is as follows:

                                                        1998                   1997
                                                --------------------   --------------------
                                                          FAIR VALUE             FAIR VALUE
                                                          (CARRYING              (CARRYING
                                                 COST      AMOUNT)      COST      AMOUNT)
                                                -------   ----------   -------   ----------
                                                              (IN THOUSANDS)
Concentric Network Corporation................  $41,543    $82,936     $15,000    $11,087

     WCG acquired 355,018 warrants to purchase common stock of Concentric Network Corporation in connection with WCG's acquisition of Concentric Network Corporation common stock in 1997. No basis was allocated to the warrants as the fair value of the warrants was considered to be nominal at the date the warrants were acquired. Each warrant entitles the holder thereof to purchase one share of Concentric Network Corporation common stock for $6. The warrants expire in 2002.

     At March 31, 1999, the Concentric Network Corporation investment has appreciated to a fair value of $197,592,000 based upon the March 31, 1999 stock price of $74 3/4.

     On January 13, 1999, the Brazilian Central Bank removed the limits of variations of the Brazilian Real compared to the U.S. dollar, allowing free market fluctuation of the exchange rate. As a result, the value of the Real in U.S. dollars has declined 30% from December 31, 1998 to March 31, 1999.

                         WILLIAMS COMMUNICATIONS GROUP

     Williams has granted WCG an option to acquire Williams' entire equity and debt interest in Lightel S.A. -- Tecnologia da Informacao, a Brazilian telecommunications company, at net book value. The option is exercisable at any time from January 1, 2000 to January 1, 2001 and is payable entirely in WCG's Class B common stock. The net book value of Williams investment in Lightel as of December 31, 1998 was approximately $170 million including advances of $100 million. WCG has not assigned any value to the option as of December 31, 1998.

     On March 25, 1999, WCG pledged 83% of its initial investment in ATL's common and preferred stock as collateral for a U. S. dollar denominated $521 million loan from Ericsson Project Finance AB to ATL. In addition, Lightel pledged 83% of its initial investment in ATL's common and preferred stock as collateral for the loan. The loan principal is due on March 25, 2002.

     At December 31, 1998, WCG owned 30% of the preferred shares in ATL and indirectly owned 30% of the common stock through participation in a limited liability company. On March 25, 1999, WCG invested an additional $265 million in ATL, to acquire a direct ownership in ATL's outstanding common stock of 19% and increasing WCG's direct ownership in ATL's outstanding preferred stock to 73%.

     Summarized financial position as of December 31, 1998 and results of operations for the period from inception (March 26, 1998) to December 31, 1998 for ATL are as follows (in thousands):

Current assets..............................................  $   55,641
Noncurrent assets...........................................   1,572,276
Current liabilities.........................................    (522,385)
Long-term debt..............................................     (26,427)
Other noncurrent liabilities................................    (649,743)
                                                              ----------
Stockholders' equity........................................  $  429,362
                                                              ==========
Revenues....................................................  $   29,953
Gross profit................................................  $      281
Net loss....................................................  $  (42,277)

8. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment as of December 31 is summarized as follows:

                                                 DEPRECIABLE
                                                    LIVES          1998        1997
                                                --------------   ---------   ---------
                                                  (IN YEARS)        (IN THOUSANDS)
Fiber.........................................      25-30        $ 116,439   $  23,712
Optronics.....................................       7-10          271,423     144,191
Right-of-way..................................      20-40          135,113       5,291
Computer equipment............................        3             84,716      29,835
Customer premise equipment....................        3             35,856      30,736
General office furniture and fixtures.........       3-5            61,300      32,935
Buildings and leasehold improvements..........  30 or life of
                                                    lease           41,154      10,961
Construction in progress......................  Not applicable      95,063     218,752
Other.........................................     Various          34,630      37,642
                                                                 ---------   ---------
                                                                   875,694     534,055
Less accumulated depreciation and
  amortization................................                    (179,969)   (126,403)
                                                                 ---------   ---------
                                                                 $ 695,725   $ 407,652
                                                                 =========   =========

                         WILLIAMS COMMUNICATIONS GROUP

     In 1998, WCG exchanged fiber capacity leases with a customer in accordance with an agreement signed in 1996. WCG assigned a basis of $81,400,000 to this nonmonetary transaction based on an allocation of construction costs associated with the exchanged fiber route.

     In connection with its fiber build projects, WCG periodically enters into various agreements to obtain the use of property rights from Williams' pipeline companies in exchange for telecommunications services. Under these agreements, WCG commits to provide various levels and types of services as consideration for the right-of-way obtained. As of December 31, 1998, such commitments were not material.

     Commitments for construction and acquisition of property, plant and equipment are approximately $808,183,000 as of December 31, 1998. Included in this amount is $470,440,000 for the purchase of optronics equipment from Nortel to be used in building the network pursuant to an agreement with Nortel to purchase $600 million of optronics equipment. In addition, included in the commitments is $315,556,000 for the purchase of wireless capacity.

     On December 17, 1998, WCG entered into two agreements with WinStar Communications, Inc. ("WinStar"). WCG has a 25 year indefeasible right to use approximately 2% of WinStar's wireless local capacity in exchange for payments equal to $400 million. WinStar has a 25 year indefeasible right to use four strands of WCG's fiber over 15,000 route miles on the network, a transmission capacity agreement with a minimum commitment for approximately $120 million in specified circuits over a twenty-year term and colocation space rental and maintenance services in exchange for monthly payments equal to an aggregate of approximately $644 million over the next seven years. As of March 31, 1999, WinStar has paid WCG approximately $15.3 million. WinStar has constructed approximately 60 hubs, or antenna sites, which are currently available to WCG. WinStar intends to construct 270 hubs by the end of 2001, and WCG will have the ability to use all of these hubs. WCG will pay WinStar the $400 million over the next four years as WinStar completes construction of the hubs. As of March 31, 1999, WCG has paid WinStar approximately $84 million.

     As a result of certain valuation matters and various timing differences associated with the payment and receipt of cash, Williams cash payments to WinStar represent cash advances. Accordingly, as WCG pays WinStar, a portion of the payments will be recorded as an advance that will be returned based upon WinStar's payment schedule.

9. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Under Williams' centralized cash management system, WCG's cash accounts reflect credit balances to the extent checks written have not been presented for payment. The amount of these credit balances included in accounts payable is $51,831,000 and $23,255,000 as of December 31, 1998 and 1997, respectively.

     Accrued liabilities as of December 31 consist of the following:

                                                                1998       1997
                                                              --------   --------
                                                                (IN THOUSANDS)
Employee costs..............................................  $ 68,025   $ 49,276
Deferred revenue............................................    67,228     45,601
Job costs and customer deposits.............................    19,161     19,258
Warranty....................................................    10,967     13,232
Other.......................................................    33,295     49,612
                                                              --------   --------
                                                              $198,676   $176,979
                                                              ========   ========

                         WILLIAMS COMMUNICATIONS GROUP

10. LONG-TERM DEBT

     Long-term debt (excluding amounts due affiliates as disclosed in Note 14) as of December 31 consists of the following:

                                                               1998      1997
                                                              ------   --------
                                                               (IN THOUSANDS)
Credit agreement............................................  $   --   $125,000
Other.......................................................   3,710      1,941
                                                              ------   --------
                                                               3,710    126,941
Current maturities..........................................     690      1,195
                                                              ------   --------
Long-term debt..............................................  $3,020   $125,746
                                                              ======   ========

     In July 1997, Solutions LLC and Williams entered into an unsecured credit agreement with a bank. Under the terms of the credit agreement, Solutions LLC has access to $300,000,000. Interest is payable monthly and accrues at rates which vary with current market conditions. At December 31, 1997, the interest rate was 6.2%. On January 26, 1999, WCG was added to the unsecured credit agreement and agreed that the aggregate borrowings would not exceed $400,000,000, including Solutions LLC's availability. Williams is the guarantor for WCG under the credit agreement. WCG and Solutions LLC's availability under the credit agreement is subject to borrowings by other Williams affiliates. On March 25, 1999, WCG borrowed $265 million under the credit agreement for the additional investment in ATL described in Note 7.

     Cash payments for interest were $2,427,000, $5,467,000 and $205,000 in 1998, 1997 and 1996, respectively.

11. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

     The table below presents changes in the components of accumulated other comprehensive income (loss).

                                                             UNREALIZED       FOREIGN
                                                            APPRECIATION     CURRENCY
                                                           (DEPRECIATION)   TRANSLATION
                                                           ON SECURITIES    ADJUSTMENTS    TOTAL
                                                           --------------   -----------   --------
                                                                       (IN THOUSANDS)
Balance as of December 31, 1996..........................     $     --        $    --     $     --
Current period change:
  Pre-income tax amount..................................       (3,913)        (1,131)      (5,044)
  Income tax benefit.....................................        1,565             --        1,565
                                                              --------        -------     --------
Balance as of December 31, 1997..........................       (2,348)        (1,131)      (3,479)
Current period change:
  Pre-income tax amount..................................       45,305         (1,792)      43,513
  Income tax expense.....................................      (15,328)            --      (15,328)
                                                              --------        -------     --------
                                                                29,977         (1,792)      28,185
                                                              --------        -------     --------
Balance as of December 31, 1998..........................     $ 27,629        $(2,923)    $ 24,706
                                                              ========        =======     ========

12. STOCK-BASED COMPENSATION

     Williams and WCG have several plans providing for Williams common-stock-based awards to its employees and employees of its subsidiaries. The plans permit the granting of various types of awards

                         WILLIAMS COMMUNICATIONS GROUP
including, but not limited to, stock options, stock-appreciation rights, restricted stock and deferred stock. Awards may be granted for no consideration other than prior and future services or based on certain financial performance targets being achieved. The purchase price per share for stock options and the grant price for stock-appreciation rights may not be less than the market price of the underlying stock on the date of grant. Depending upon terms of the respective plans, stock options become exercisable after three or five years, subject to accelerated vesting if certain future stock prices or specific financial performance targets are achieved. Stock options expire ten years after grant.

     Williams' employee stock-based awards are accounted for under provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Williams' fixed plan common stock options do not result in compensation expense, because the exercise price of the stock options equals the market price of the underlying stock on the date of grant.

     SFAS No. 123, "Accounting For Stock-Based Compensation," requires that companies who continue to apply APB Opinion No. 25 disclose pro forma net income assuming that the fair-value method in SFAS No. 123 had been applied in measuring compensation cost. Pro forma net loss for WCG was $194.4 million, $40.5 million and $4.0 million for 1998, 1997 and 1996, respectively. Reported net loss was $185.0 million, $35.8 million and $3.5 million for 1998, 1997 and 1996, respectively. Pro forma amounts for 1998 include the remaining total compensation expense from the awards made in 1997, as these awards fully vested in 1998 as a result of the accelerated vesting provision. Pro forma amounts for 1997 include the remaining total expense from the awards made in 1996, as these awards fully vested in 1997 as a result of the accelerated vesting provisions. Since compensation expense from stock options is recognized over the future years' vesting period for pro forma disclosure purposes, and additional awards generally are made each year, pro forma amounts may not be representative of future years' amounts. The following summary represents stock option information for WCG employees.

                                                              1998     1997     1996
                                                             ------   ------   ------
                                                              (OPTIONS IN THOUSANDS)
Options granted............................................   2,226    2,193    2,078
Weighted-average grant date fair value.....................  $ 8.19   $ 5.98   $ 3.92
Options outstanding -- December 31.........................   5,897    4,954    3,015
Options exercisable -- December 31.........................   3,800    2,726      962

13. LEASES

     Future minimum annual rentals under noncancellable operating leases as of December 31, 1998 are payable as follows:

                                                       OFF-NETWORK
                                            OFFICE      CAPACITY
                                            RENTAL    AND EQUIPMENT    OTHER     TOTAL
                                           --------   -------------   -------   --------
                                                          (IN THOUSANDS)
1999.....................................  $ 24,756     $ 78,730      $ 5,019   $108,505
2000.....................................    21,173      133,651        5,030    159,854
2001.....................................    17,935      102,917        1,689    122,541
2002.....................................    13,118       90,422          691    104,231
2003.....................................    11,169       68,196          691     80,056
Thereafter...............................    38,825          450        9,788     49,063
                                           --------     --------      -------   --------
Total minimum annual rentals.............  $126,976     $474,366      $22,908   $624,250
                                           ========     ========      =======   ========

     During 1998, WCG entered into an operating lease agreement covering a portion of its fiber optic network. The total estimated cost of the network assets to be covered by the lease agreement is

                         WILLIAMS COMMUNICATIONS GROUP

$750 million. The lease term will include an interim term, during which the covered network assets will be constructed, that is anticipated to end no later than December 31, 1999, and a base term. The interim and base terms are expected to total five years, and if renewed, could total seven years.

     WCG has an option to purchase the covered network assets during the lease term at an amount approximating the lessor's cost. Williams provides a residual value guarantee equal to a maximum of 89.9% of the transaction. The residual value guarantee is reduced by the present value of the actual lease payments. In the event that WCG does not exercise its purchase option, WCG expects the fair market value of the covered network assets to substantially reduce Williams payment under the residual value guarantee. WCG's disclosures for future minimum annual rentals under noncancellable operating leases do not include amounts for the residual value guarantee. As of December 31, 1998, $287 million of costs have been incurred by the lessor.

     Total off-network capacity expense was $110,804,000, $68,824,000 and $45,033,000 in 1998, 1997 and 1996, respectively. All other rent expense was $37,826,000, $24,912,000 and $17,588,000 in 1998, 1997 and 1996, respectively.
Included in other rent expense is office space charged from affiliates of $3,664,000, $2,475,000 and $2,247,000 in 1998, 1997 and 1996, respectively.

14. RELATED PARTY TRANSACTIONS

     Williams charges its subsidiaries, including WCG, for certain corporate administrative expenses, which are directly identifiable or allocable to the subsidiaries. Nortel also charges Solutions LLC for certain corporate administrative expenses which are directly identifiable or allocable to Solutions LLC. Details of such charges for the years ended December 31 are as follows:

                                                           1998      1997      1996
                                                          -------   -------   -------
                                                                (IN THOUSANDS)
Direct costs, charged from:
  Williams..............................................  $13,364   $ 8,418   $ 6,370
  Nortel................................................   10,727    15,260        --
Allocated charges from Williams.........................   11,654     9,230     6,643
                                                          -------   -------   -------
                                                          $35,745   $32,908   $13,013
                                                          =======   =======   =======

     The above costs are reflected in selling, general and administrative expenses in the accompanying combined statements of operations.

     Included in WCG's revenues are charges to Williams and its subsidiaries and affiliates for managing their internal telephone operations of $7,710,000, $5,217,000 and $4,918,000 for 1998, 1997 and 1996, respectively. In addition,
WCG's revenues include charges to Williams' gas pipelines for managing microwave frequencies of $4,254,000, $3,754,000 and $1,381,000 for 1998, 1997 and 1996,
respectively.

     As of December 31, 1998 and 1997, WCG's net amount due to or due from affiliates consists of an unsecured promissory note agreement with Williams for both advances to and from Williams depending on the respective cash positions of the companies. The agreement does not require periodic principal payments or commitment fees and accordingly is normally classified as noncurrent as periodic principal payments are not required. Interest on noncurrent receivables and payables is accrued monthly and rates vary with market conditions. The interest rate for noncurrent receivables and payables with Williams at the end of the period was 5.8% and 6.2% for 1998 and 1997, respectively. In addition, the net amount due

                         WILLIAMS COMMUNICATIONS GROUP
to or from affiliates consists of normal course receivables and payables resulting from the use of each others services. A summary of these payables and receivables as of December 31 follows:

                                                                1998       1997
                                                              --------   --------
                                                                (IN THOUSANDS)
Current:
  Due from Williams.........................................  $  3,881   $     --
                                                              ========   ========
Due to affiliates:
  Williams..................................................  $     --   $ 24,636
  Nortel....................................................    37,187     98,948
  Other.....................................................     1,323         --
                                                              --------   --------
Total due to affiliates.....................................  $ 38,510   $123,584
                                                              ========   ========
Noncurrent:
  Due from Williams.........................................  $     --   $ 97,097
                                                              ========   ========
  Due to affiliates:
     Williams...............................................  $614,343   $     --
     Other..................................................     6,367         --
                                                              --------   --------
Total due to affiliates.....................................  $620,710   $     --
                                                              ========   ========

     Interest expense to Williams was $16,933,000, $2,657,000 and $16,776,000 in 1998, 1997 and 1996, respectively. No amounts were paid to Williams for interest in 1998, 1997 or 1996.

     Interest income from Williams was $2,932,000 in 1997. There was no interest income from Williams in 1998 and 1996.

     In connection with the formation of Solutions LLC, a $160,873,000 note payable to Nortel was established which was paid by Solutions LLC in August 1997. Total interest expensed and paid on the note during 1997 was $2,491,000.

     Solutions LLC purchased inventory from Nortel for use in equipment installations for $467,476,000 in 1998 and $310,599,000 for the period from April 30, 1997 (date on which Nortel became a related party) to December 31, 1997. Solutions LLC has a distribution agreement with Nortel that extends through December 2002. If for two consecutive years the percentage of Nortel products purchased by Solutions LLC falls below approximately 78% and the rate of growth of the purchase of Nortel products by Solutions LLC during the two-year period is below that of other Nortel distributors, Nortel may require WCG to buy, or WCG may require Nortel to sell, Nortel's entire interest in Solutions LLC at market value.

     In addition, Network purchased from Nortel optronics for use on its network for $99,311,000 in 1998 and $30,241,000 for the period from April 30, 1997 to
December 31, 1997.

15. COMMITMENTS AND CONTINGENCIES

     During 1998, Solutions LLC and one of its equipment suppliers amended an existing take-or-pay contract for equipment purchases. The amended purchase commitment terms require Solutions LLC equipment purchases from the supplier totaling $10,000,000, $19,000,000 and $25,000,000 during the twelve-month periods ended March 31, 1999, 2000 and 2001, respectively. Solutions LLC met its March 31, 1999 commitment.

     WCG is a party to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, the ultimate resolution of all claims, legal actions and complaints

                         WILLIAMS COMMUNICATIONS GROUP
after consideration of amounts accrued, insurance coverage, or other indemnification arrangements will not have a materially adverse effect upon WCG's future financial position, results of operations or cash flows.

16. FINANCIAL INSTRUMENTS

FAIR VALUE METHODS

     The following methods and assumptions were used by WCG in estimating its fair value disclosures for financial instruments:

          Cash and cash equivalents: The carrying amounts reported in the balance sheet approximate fair value due to the short-term maturity of these instruments.

          Investments -- cost method and advances to investees: Fair value of other cost method investments and advances to investees are estimated to approximate historically recorded amounts as the operations underlying these investments are in their initial phases.

          Long-term debt: WCG's long-term debt consists primarily of variable rate borrowings, including amounts from affiliates, for which the carrying value approximates the fair value.

OFF-BALANCE-SHEET CREDIT AND MARKET RISK

     In 1997, WCG entered into an agreement with Williams whereby WCG would sell to Williams, on an ongoing basis, certain of WCG's accounts receivable. At December 31, 1998 and 1997, $33,767,000 and $25,664,000 of WCG's accounts receivable have been sold, respectively, to Williams. On January 31, 1999, WCG's agreement with Williams expired and was not renewed.

CONCENTRATION OF CREDIT RISK

     WCG's customers include numerous corporations. Approximately 68% and 86% of receivables at December 31, 1998 and 1997, respectively, are for Solutions related services. Approximately 25% and 3% of receivables at December 31, 1998 and 1997, respectively, are for Network related services. WCG serves a wide range of customers, none of which is individually significant to its business. While sales to these various customers are generally unsecured, the financial condition and creditworthiness of customers are routinely evaluated.

17. SUBSEQUENT EVENTS

     On February 8, 1999 WCG and SBC announced a series of alliance agreements in addition to SBC's plans to acquire up to 10% of the common stock of WCG. The private investment is expected to occur simultaneously with the initial public offering. SBC's initial investment will be limited to $500 million, which will be reinvested by WCG in its business. If SBC's investment equals less than 10% of the common stock, SBC has the ability to purchase the remainder of the 10% in subsequent public offerings, if they occur. SBC's purchase of WCG stock is contingent upon due diligence, WCG completing its initial public offering and the continuing existence of the agreement under which WCG provides network transport services. The initial public offering price, less the underwriters' discount will determine the price of the SBC shares.

     Once SBC receives regulatory approval to enter the long-distance business within one state in its local service territory, it will have one seat on the WCG board of directors. WCG will serve as SBC's preferred provider for all domestic U.S. transport services. SBC will be WCG's preferred provider for platform products and certain international transport services, so long as such preferred services are provided at mutually acceptable prices and regulations do not prohibit such an arrangement. WCG will work with SBC to connect SBC's international cables to WCG's domestic network. The agreement also will allow

                         WILLIAMS COMMUNICATIONS GROUP
both parties to cross-market certain of each others services, and specifically enable Solutions to offer SBC-branded products and services as an addition to its array of voice and data communication equipment products and network services.

     Williams has a call option to purchase not less than all of the shares of stock acquired by SBC, in the event of the termination, other than due to a breach by WCG, of certain agreements with SBC, provided that Williams has at least a 50% interest in WCG. The purchase price is equal to the market price at the time of exercise less the underwriting discounts and commissions applicable to the shares at the time of the initial offering.

     On March 30, 1999, WCG acquired 19.9% of the common stock of Metrocom S.A., a start-up telecommunications company in Chile, for $15 million. WCG also paid $9.5 million for warrants to purchase up to an additional 30.1% of Metrocom S.A. The warrants have an aggregate exercise price of approximately $10 million and expire March 30, 2002.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Williams Communications Group, Inc.

     We have audited the accompanying combined statements of income and changes in net assets and combined statements of cash flows of the Direct Sales Subsidiary, Nortel Communications Systems ("NCS") and TTS Meridian Systems, Inc. ("TTS") (collectively, the "Business") of Enterprise Networks of Northern Telecom Limited ("Nortel") for the four months ended April 30, 1997 and the year ended December 31, 1996. These financial statements are the responsibility of the Business' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined results of the Business' operations and changes in net assets and its cash flows for the four months ended April 30, 1997 and the year ended December 31, 1996, in conformity with generally accepted accounting principles in the United States.

                                            DELOITTE & TOUCHE LLP

Toronto, Ontario
March 26, 1999

          DIRECT SALES SUBSIDIARY, NORTEL COMMUNICATIONS SYSTEMS, INC.
            AND TTS MERIDIAN SYSTEMS, INC. OF ENTERPRISE NETWORKS OF
                            NORTHERN TELECOM LIMITED

            COMBINED STATEMENTS OF INCOME AND CHANGES IN NET ASSETS

                                                              FOUR MONTHS
                                                                 ENDED       YEAR ENDED
                                                               APRIL 30,    DECEMBER 31,
                                                                 1997           1996
                                                              -----------   ------------
                                                                    (IN THOUSANDS)
Sales.......................................................   $250,205       $733,111
Cost of Sales...............................................    182,539        527,980
                                                               --------       --------
Gross Profit................................................     67,666        205,131
                                                               --------       --------
Selling, general and administrative.........................     55,242        167,234
Other.......................................................         --          1,023
                                                               --------       --------
Operating income............................................     12,424         36,874
Interest income.............................................        592          1,405
                                                               --------       --------
Income before provision for income taxes....................     13,016         38,279
Provision for income taxes (Note 5).........................      5,330         16,018
                                                               --------       --------
Net income..................................................   $  7,686       $ 22,261
                                                               ========       ========
Net Assets:
Beginning of period.........................................   $131,505       $140,201
Net Income..................................................      7,686         22,261
Distribution from/(to) Nortel...............................      8,339        (30,957)
                                                               --------       --------
End of period...............................................   $147,530       $131,505
                                                               ========       ========

          DIRECT SALES SUBSIDIARY, NORTEL COMMUNICATIONS SYSTEMS, INC.
            AND TTS MERIDIAN SYSTEMS, INC. OF ENTERPRISE NETWORKS OF
                            NORTHERN TELECOM LIMITED

                       COMBINED STATEMENTS OF CASH FLOWS

                                                              FOUR MONTHS
                                                                 ENDED       YEAR ENDED
                                                               APRIL 30,    DECEMBER 31,
                                                                 1997           1996
                                                              -----------   ------------
                                                                    (IN THOUSANDS)
OPERATING ACTIVITIES
Net Income..................................................   $  7,686       $ 22,261
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................      2,121          6,993
  Deferred taxes............................................        705         (2,508)
  Loss on write-down of property and equipment..............         --          1,108
  Cash provided (used) by changes in:
     Receivables............................................    (12,859)         3,928
     Inventories............................................     (1,873)        (3,721)
     Prepaid expenses.......................................         69            428
     Accounts payable and accrued liabilities...............     (2,832)         4,236
     Distribution from/(to) Nortel..........................      8,339        (30,957)
     Other..................................................        396          4,308
                                                               --------       --------
Net cash provided by operating activities...................      1,752          6,076
                                                               --------       --------
INVESTING ACTIVITIES
Payments for purchases of property and equipment............     (1,752)        (6,076)
                                                               --------       --------
Net cash used by investing activities.......................     (1,752)        (6,076)
                                                               --------       --------
Increase in cash............................................         --             --
Cash at beginning of periods................................         --             --
                                                               --------       --------
Cash at end of periods......................................   $     --       $     --
                                                               ========       ========

          DIRECT SALES SUBSIDIARY, NORTEL COMMUNICATIONS SYSTEMS, INC.
            AND TTS MERIDIAN SYSTEMS, INC. OF ENTERPRISE NETWORKS OF
                            NORTHERN TELECOM LIMITED

                       NOTES TO THE FINANCIAL STATEMENTS
       FOUR MONTHS ENDED APRIL 30, 1997 AND YEAR ENDED DECEMBER 31, 1996
                             (THOUSANDS OF DOLLARS)

1. BASIS OF PRESENTATION OF THE COMBINED FINANCIAL STATEMENTS

     On April 30, 1997 the combined net assets of the Direct Sales Subsidiary, Nortel Communications Systems, Inc. ("NCS"), and TTS Meridian Systems, Inc. ("TTS"), (collectively the "Business") of Enterprise Networks of Northern Telecom Limited ("Nortel") were sold to a newly formed entity. Under the terms of the purchase and sale agreement, Williams Communications Group, Inc. ("WCG") and Nortel formed a new entity, Wiltel Communications, LLC (today known as Williams Communications Solutions, LLC or "WCS").

     The accompanying combined statements of income and changes in net assets, and combined statements of cash flows ("the statements") have been prepared to reflect the income, changes in net assets and cash flows associated with the Business as if it had operated on a stand alone basis rather than as part of Nortel.

     The Business is comprised of the following:

     -- NCS, which includes the following divisions: NCS East and NCS West; and the consolidated subsidiaries Nortel Federal Systems, Inc., and Bell Atlantic Meridian Systems ("BA Meridian") which was a joint venture general partnership between NCS and Bell Atlanticom Systems Inc.; and

     -- TTS

     All transactions and balances between combined entities have been eliminated.

     Immediately prior to transferring the combined net assets of the Business to WCS, Nortel purchased the 20% interest in BA Meridian held by Bell Atlanticom Systems Inc. On April 30, 1997, 100% of BA Meridian's net assets were sold to WCS, as part of the combined net assets contributed.

     The statements include the results of BA Meridian as if it had been wholly owned. Had minority interest been included in the combined statements of income, it would have amounted to $386 and $2,089, for the four months ended April 30, 1997 and the year ended December 31, 1996, respectively.

     The transfer of the net assets of the Business was governed by the following agreements: the Limited Liability Agreement of Wiltel Communications, LLC, dated as of April 1, 1997; the Formation Agreement between Northern Telecom Inc., and Williams Communications Group, Inc. dated as of April 1, 1997, and the Share Purchase Agreements for TTS Meridian Systems, Inc., by and between Northern Telecom Limited and Williams Telecommunications Systems, Inc. ("WTI"), dated April 30, 1997, collectively referred to as the "Agreement."

2. THE BUSINESS

     The Business' principal activity is the marketing, sales and distribution of telecommunications equipment. The Business is highly dependent on Nortel, as substantially all of the products distributed are purchased from Nortel.

          DIRECT SALES SUBSIDIARY, NORTEL COMMUNICATIONS SYSTEMS, INC.
            AND TTS MERIDIAN SYSTEMS, INC. OF ENTERPRISE NETWORKS OF
                            NORTHERN TELECOM LIMITED

                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

3. SIGNIFICANT ACCOUNTING POLICIES

REVENUES AND RELATED COST OF SALES

     Revenues and related costs for contracts and customer service orders are recognized on a percentage-of-completion basis for individual contracts or elements thereof, based on work performed, date of delivery to customer site, and the ratio of costs incurred, to total estimated costs. The equipment portion of contracts is recognized upon shipment.

     Maintenance contract revenue is deferred and recognized over the life of the contract on a straight-line basis.

TRANSLATION OF FOREIGN CURRENCIES

     Except for TTS, the functional currency of each of the combined entities is the U.S. dollar. The functional currency of TTS is the Canadian dollar. TTS' operations are translated as follows:

          i. Assets and liabilities are translated at the exchange rates in effect at the balance sheet date.

          ii. Revenues and expenses, including gains and losses on foreign exchange transactions, are translated at average rates for the period.

          iii. The unrealized translation gains and losses on the Business' net investment, including long-term intercompany advances, in these operations are normally accumulated in a separate component of stockholders' equity, which would be described as currency translation adjustment ("CTA").

     For the purposes of these financial statements CTA was not material, and has been included as part of the combined net assets.

DEPRECIATION

     Depreciation is generally calculated under the straight-line method using rates based on the expected useful lives of the assets of 5 to 10 years. The underlying assets being depreciated consist principally of computers and telecommunications equipment, furniture and fixtures, vehicles and leasehold improvements.

     The cost of maintenance and repairs, which do not significantly improve or extend the life of the respective assets, is charged to expense as incurred.

GOODWILL

     Goodwill represents the excess, at the dates of acquisition, of the costs over the fair values of the net assets of certain companies acquired by the Business, and is amortized on a straight-line basis over an estimated life of 3 years. The carrying value of goodwill is evaluated to determine whether a potential permanent impairment exists, management considers the financial condition and expected future earnings before tax using projected financial performance. A permanent impairment in the value of goodwill is written off against earnings in the year such impairment is identified.

INCOME TAXES

     The Business, except for the TTS portion, was not a taxable entity when operated by Nortel; rather, its tax position was considered as part of the consolidated tax calculation performed for Nortel. For the purposes of presenting the Business as a stand alone entity an estimate of the tax position has been

          DIRECT SALES SUBSIDIARY, NORTEL COMMUNICATIONS SYSTEMS, INC.
            AND TTS MERIDIAN SYSTEMS, INC. OF ENTERPRISE NETWORKS OF
                            NORTHERN TELECOM LIMITED

                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

calculated. The Business used the asset and liability method of accounting for deferred income taxes. Under this method, deferred income tax assets and liabilities are provided for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, computed based on the rates and provisions as measured by tax laws.

USE OF ESTIMATES

     The statements reflect the operations and cash flows of the Business. The statements have been prepared from the books, records and accounts of the Business (including combining workpapers and supporting entries) on the basis of established accounting methods, policies, practices and procedures and the judgements and estimation methodologies used by Nortel and the Business, in accordance with the generally accepted accounting principles of the United States. All of the allocations and estimates reflected in the statements are based on assumptions and estimates that management believes to be reasonable. Actual results could differ significantly from those estimates.

WARRANTIES

     Warranty and product allowances on sales are estimated and charged to cost of sales at the time the products are sold to customers.

RECENT ACCOUNTING STANDARDS

     Due to the sale of the Business on April 30, 1997, the results of operations, cash flows and financial position for the Business subsequent to that date would be included in the financial statements of WCS. New accounting standards would be taken into consideration by WCS in the preparation of their financial statements.

4. GOODWILL

     Total goodwill amortization charged to operations for the four months ended April 30, 1997 and the year ended December 31, 1996 was $333 and $1,283, respectively.

5. INCOME TAXES

     The provision for income taxes is comprised of the following:

                                                      FOUR MONTHS ENDED      YEAR ENDED
                                                       APRIL 30, 1997     DECEMBER 31, 1996
                                                      -----------------   -----------------
Current
  Federal...........................................       $1,851              $13,868
  State/Provincial..................................          601                2,150
                                                           ------              -------
                                                            2,452               16,018
                                                           ------              -------
Deferred
  Federal...........................................        2,528                   --
  State/Provincial..................................          350                   --
                                                           ------              -------
                                                            2,878                   --
                                                           ------              -------
Total provision.....................................       $5,330              $16,018
                                                           ======              =======

          DIRECT SALES SUBSIDIARY, NORTEL COMMUNICATIONS SYSTEMS, INC.
            AND TTS MERIDIAN SYSTEMS, INC. OF ENTERPRISE NETWORKS OF
                            NORTHERN TELECOM LIMITED

                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

     Reconciliations of the benefit for income taxes from the statutory rate to the provision for income taxes are as follows:

                                                      FOUR MONTHS ENDED      YEAR ENDED
                                                       APRIL 30, 1997     DECEMBER 31, 1996
                                                      -----------------   -----------------
Statutory rate......................................        35.00%              35.00%
Increases (reductions) in taxes from:
  State/Provincial rate.............................         7.78                5.43
  Goodwill..........................................         0.13                0.66
  Other.............................................         0.58                0.83
                                                            -----               -----
Total provision.....................................        43.49%              41.92%
                                                            =====               =====

     The tax provision above is an estimate to reflect what the Business would have paid had it been a stand alone company. Therefore, cash taxes paid are not disclosed in these statements. Actual income taxes payable, if any, were paid by Nortel, on behalf of the Business, on a consolidated basis.

6. PLANS FOR EMPLOYEES' PENSIONS

     As the Business was part of Nortel as of April 30, 1997 and December 31, 1996, the eligible employees of the Business were members of the Nortel pension plans. Nortel has non-contributory defined benefit pension plans covering substantially all of its employees. The benefits are based on length of service and rates of compensation.

     Nortel's policy is to fund pensions based on widely used actuarial methods as permitted by pension regulatory authorities. The funded amounts reflect actuarial assumptions regarding compensation, interest, and other projections. Plan assets are represented primarily by common stocks, bonds, debentures, secured mortgages, and property.

     Pension costs reflected in the combined statements of income are based on the unit credit method of valuation of pension plan benefits.

          DIRECT SALES SUBSIDIARY, NORTEL COMMUNICATIONS SYSTEMS, INC.
            AND TTS MERIDIAN SYSTEMS, INC. OF ENTERPRISE NETWORKS OF
                            NORTHERN TELECOM LIMITED

                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

     The following disclosure presents the estimated expense and funded status reconciliations for the portions of the Nortel plan allocated to WCS employees as if the Business had operated on a stand alone basis. Subsequent to April 30, 1997, WCS curtailed the plan relating to the transferred employees and later settled the plan. As a result the plan as described below no longer exists.

                                                                APRIL 30,     DECEMBER 31,
                                                                  1997            1996
                                                              -------------   ------------
PLAN ASSETS AND LIABILITIES:
Plan assets at fair value...................................     $45,464        $43,069
                                                                 -------        -------
Actuarial present value of benefit obligation
  Accumulated benefit obligation
     Vested.................................................      21,507         20,228
     Non-vested.............................................       4,534          4,266
  Effect of salary projection...............................      17,322         16,299
                                                                 -------        -------
Projected benefit obligation................................      43,363         40,793
                                                                 -------        -------
Excess of plan assets at fair value over projected benefit
  obligations...............................................       2,101          2,276
Less:
  Unrecognized net transition assets........................       1,000          1,030
  Unrecognized prior service costs..........................      (1,225)        (1,251)
  Unrecognized net gains....................................         557            557
                                                                 -------        -------
  Pension asset.............................................     $ 1,769        $ 1,940
                                                                 =======        =======

                                                                APRIL 30,     DECEMBER 31,
                                                                  1997            1996
                                                              -------------   ------------
PENSION EXPENSE:
Service cost -- benefits earned.............................     $ 1,424        $ 3,702
Interest cost on projected plan benefits....................       1,163          2,926
Estimated return on plan assets.............................      (1,301)        (3,254)
Other
  Amortization of net asset.................................         (29)           (88)
  Amortization of unrecognized prior service cost...........          26             59
  Amortization of net loss..................................          --              2
                                                                 -------        -------
Total expense for the period................................     $ 1,283        $ 3,347
                                                                 =======        =======
Assumptions:
  Discount rates............................................       7.75%          7.75%
  Rate of return on assets..................................       9.00%          9.00%
  Rate of compensation increase.............................        4.5%           4.5%

          DIRECT SALES SUBSIDIARY, NORTEL COMMUNICATIONS SYSTEMS, INC.
            AND TTS MERIDIAN SYSTEMS, INC. OF ENTERPRISE NETWORKS OF
                            NORTHERN TELECOM LIMITED

                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

7. POST RETIREMENT BENEFITS

     The eligible employees of the Business were included in the Nortel post retirement plans. The plans provided certain benefits other than pension to the employees. The net post retirement costs include the following components:

                                                              APRIL 30,   DECEMBER 31,
                                                                1997          1996
                                                              ---------   ------------
PLAN ASSETS AND LIABILITIES:
Plan assets at fair value...................................  $     --      $     --
Accumulated post retirement benefit obligation..............    14,435        13,621
                                                              --------      --------
Deficiency of plan assets at fair value over projected
  benefit obligation........................................   (14,435)      (13,621)
Unrecognized prior service costs............................     4,447         4,548
Unrecognized net gains......................................      (183)         (183)
                                                              --------      --------
Post retirement liability...................................  $(10,171)     $ (9,256)
                                                              ========      ========

                                                               APRIL 30,   DECEMBER 31,
                                                                 1997          1996
                                                               ---------   ------------
POST RETIREMENT EXPENSE:
Service cost................................................     $429         $1,095
Interest cost...............................................      385            966
Other
  Amortization of unrecognized prior service costs..........      100            300
                                                                 ----         ------
Total expense for the period................................     $914         $2,361
                                                                 ====         ======
Assumptions:
  Weighted average discount rate............................     7.75%          7.75%
  Rate of compensation increase.............................     4.50%          4.50%

     The effect of a 1% increase in the assumed health care cost trend is not material. The plan was unfunded at April 30, 1997 and December 31, 1996.

8. RELATED PARTY TRANSACTIONS

     Transactions with Nortel and affiliated companies are significant. These transactions occur at prices established between the Business and Nortel.

     The Business purchased equipment based on Distribution Agreements with other Nortel operating units, in the amount of $91,500 for the four months ended April 30, 1997 and $287,100 for the year ended December 31, 1996. These amounts reflect transfer prices equivalent to amounts which would have been charged to any other third party distributor.

     Pursuant to service arrangements with Nortel the Business paid approximately $15,309 to Nortel during the four months ended April 30, 1997 and $50,867 during the year ended December 31, 1996 for fringe benefits, accounting, computer and other administrative services provided by Nortel. These amounts reflect fair value, and approximate amounts that would have been incurred by the Business had it purchased these services from third parties.

          DIRECT SALES SUBSIDIARY, NORTEL COMMUNICATIONS SYSTEMS, INC.
            AND TTS MERIDIAN SYSTEMS, INC. OF ENTERPRISE NETWORKS OF
                            NORTHERN TELECOM LIMITED

                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

9. INFORMATION ON BUSINESS SEGMENT BY GEOGRAPHIC AREA

     The Business operates in one business segment, telecommunications equipment, and its activity consists of the sales and distribution of Nortel products in North America.

GEOGRAPHIC AREA

     The point of origin (the location of the selling organization) of revenues and the location of the assets determine the geographic areas. The following table sets forth information by geographic area:

                                                      FOUR MONTHS ENDED      YEAR ENDED
                                                       APRIL 30, 1997     DECEMBER 31, 1996
                                                      -----------------   -----------------
Total revenues:
  United States.....................................      $223,860            $651,429
  Canada............................................        26,345              81.682
                                                          --------            --------
Total customer revenues.............................       250,205             733,111
                                                          --------            --------
Contribution to operating earnings:
  United States.....................................        56,599             172,558
  Canada............................................        11,067              32,573
                                                          --------            --------
                                                            67,666             205,131
General corporate expenses..........................        54,650             166,852
                                                          --------            --------
Income before income taxes..........................      $ 13,016            $ 38,279
                                                          ========            ========

10. STOCK-BASED COMPENSATION

     Certain employees of the Business were participants of the Northern Telecom Limited 1986 Stock Option Plan As Amended and Restated ("the Plan"). Under the Plan, options to purchase common shares of Nortel were granted at the market value on the effective date of the grant. Generally, options become exercisable over two or three years, depending on the year of the grant, and expire after ten years.

     The Business' employee stock-based awards were accounted for under provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Common stock options do not result in compensation expense, because the exercise price of the stock options equals the market price of the underlying stock on the effective date of grant.

     SFAS No. 123, "Accounting For Stock-Based Compensation," requires that companies who continue to apply APB Opinion No. 25 disclose pro forma net income assuming that the fair-value method in SFAS No. 123 had been applied in measuring compensation cost. Pro forma net income for the Business was $6,376 and $20,987 for the four months ended April 30, 1997 and the year ended December 31, 1996, respectively. Reported net income was $7,686 and $22,261, for the four months ended April 30, 1997, and the year ended December 31, 1996, respectively. Since compensation expense from stock options is recognized over the future years' vesting period for pro forma disclosure purposes, and additional awards generally are made each year, pro forma amounts may not be representative of future years' amounts.

          DIRECT SALES SUBSIDIARY, NORTEL COMMUNICATIONS SYSTEMS, INC.
            AND TTS MERIDIAN SYSTEMS, INC. OF ENTERPRISE NETWORKS OF
                            NORTHERN TELECOM LIMITED

                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

     These options were not assumed by WCS on the transfer of the net assets of the Business, and employees could continue to hold the options of Nortel common shares under the Plan.

                                                          APRIL 30, 1997   DECEMBER 31, 1996
                                                          --------------   -----------------
Options granted for the period..........................      144,200           135,900
Weighted-average grant date fair value..................     $  13.22          $   9.92
Options outstanding at period end.......................      282,600           240,286
Options exercisable at period end.......................       60,850            54,786

11. COMMITMENTS

     As at April 30, 1997, the future minimum lease payments under operating leases consisted of:

Remaining 8 months of 1997..................................   $10,017
1998........................................................    12,276
1999........................................................     8,330
2000........................................................     5,276
2001........................................................     1,532
Thereafter..................................................       601
                                                               -------
Total.......................................................   $38,032
                                                               =======

     Rent expense on operating leases for the four months ended April 30, 1997 and the year ended December 31, 1996 amounted to $4,738 and, $14,053, respectively.

12. CONTINGENT LIABILITIES

     The Business is, from time to time, a litigant in various claims and proceedings arising from the normal course of business. Although the outcome of these proceedings cannot be precisely determined, management believes, based on currently known facts and circumstances, that the disposition of these matters will not have a material adverse effect on the Business' financial position.

13. CREDIT RISK

     The Business is exposed to credit risk from customers. Such risk is minimized due to the nature of the telecommunications distribution business which results in the Business transacting with a large number of diverse customers.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           $

                                [WILLIAMS LOGO]

                      WILLIAMS COMMUNICATIONS GROUP, INC.

                            % SENIOR NOTES DUE 2009

                            -----------------------
                                   PROSPECTUS
                            -----------------------
                              MERRILL LYNCH & CO.

                                LEHMAN BROTHERS

                              SALOMON SMITH BARNEY


                                        , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The Registrant estimates that expenses payable by the Registrant in connection with the equity offering described in this registration statement (other than the underwriting discount and commissions) will be as follows*:

     Securities and Exchange Commission filing fee......  $  361,400
     NASD filing fee....................................      30,500
     Blue sky fees and expenses.........................      10,000
     Accounting fees and expenses.......................     250,000
     Legal fees and expenses............................     375,000
     Printing and engraving fees........................     250,000
     Miscellaneous......................................          **
                                                          ----------
          Total.........................................  $       **
                                                          ==========

-------------------------

 * All fees except the Securities and Exchange Commission and NASD filing fees are estimates.

** To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Williams Communications Group, Inc. (the "Company") is incorporated under the laws of the State of Delaware. Section 145 ("Section 145") of the General Corporation Law of the State of Delaware ("DGCL") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

     Section 145 further provides that the indemnification provisions of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. The Restated Certificate of Incorporation contains a provision eliminating, to the fullest extent permitted by the DGCL as it exists or may in the future be amended, the liability of a director to the Company and its stockholders for monetary damages for breaches of fiduciary or other duty as a director. However, the DGCL does not currently allow such provision to limit the liability of a director for: (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws; (iii) payment of dividends, stock purchases or redemptions that violate the DGCL; or (iv) any transaction from which the director derived an improper personal benefit. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Restated Certificate of Incorporation and the By-Laws also provide that, to the fullest extent permitted by the DGCL as it exists or may in the future be amended, the Company will indemnify and hold harmless any director who is or was made a party or is threatened to be made a party to or is involved in any manner in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company or its subsidiaries, and any person serving at the request of the Company as an officer, director, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and may indemnify any officer, employee or agent of the Company; provided, however, that the Company will indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors or is a proceeding to enforce such person's claim to indemnification pursuant to the rights granted by the Restated Certificate of Incorporation or By-Laws. In addition, the Company will pay the expenses incurred by directors, and may pay the expenses incurred by other persons that may be indemnified pursuant to the Restated Certificate and the By-Laws, in defending any such proceeding in advance of its final disposition upon receipt (unless the Company upon authorization of the Board of Directors waives such requirement to the extent permitted by applicable law) of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the Company as authorized in the Restated Certificate of Incorporation or By-Laws or otherwise. The Restated Certificate and the By-Laws also state that such indemnification is not exclusive of any other rights of the indemnified party, including rights under any indemnification agreements or otherwise.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     None.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

 1.1   Form of Purchase Agreement.*
 3.1   Form of Restated Certificate of Incorporation of the
       Company.*
 3.2   Form of Restated By-laws of the Company.*
 4.1   Specimen certificate of common stock.*
 4.2   Specimen certificate of Class B common stock.*
 4.3   Form of indenture governing notes.*
 4.4 Form of note (contained in form of indenture filed as Exhibit 4.3).
 5.1   Opinion of William G. von Glahn, Esq.*
10.1   Form of administrative services agreement.*
10.2   Form of service agreement.*
10.3   Form of tax sharing agreement.*
10.4   Form of indemnification agreement.*
10.5   Form of registration rights agreement.*

10.6   Form of separation agreement.*
10.7   Form of cross-license agreement.*
10.8 Form of technical, management and administrative services agreement.*
10.9   Form of lease agreement.*
10.10  Permanent credit facility.*
10.11  Amended and Restated Lease between State Street Bank & Trust
       Co. of Connecticut, National Association, as Lessor, and
       Williams Communications, Inc., as Lessee, as of September 2,
       1998.*
10.12  Amended and Restated Participation Agreement dated as of
       September 2, 1998 among Williams Communications, Inc.; State
       Street Bank & Trust Company of Conn., National Association, as Trustee; Note Holders and Certificate Holders; APA
       Purchasers; State Street Bank & Trust Co., as Collateral
       Agent; and Citibank, N.A., as agent, with Citibank, N.A. and Bank of Montreal as Co-Arrangers; Royal Bank of Canada, as
       Documentation Agent; and Bank of America, The Chase
       Manhattan Bank and Toronto Dominion, as Managing Agents.*
10.13  Williams Note.*
10.14  The Williams Companies, Inc. 1996 Stock Plan.*
10.15  The Williams Companies, Inc. Stock Plan for Nonofficer
       Employees.*
10.16  Williams Communications Stock Plan.*
10.17  Williams Pension Plan.*
10.18  Solutions LLC Pension Plan.*
10.19  Williams Communications Change in Control Severance Plan.*
10.20 IRU Agreement between Williams Communications, Inc. and fONOROLA Fiber Development Inc., dated March 17, 1999.*
10.21  Master Alliance Agreement dated February 8, 1999, between
       SBC Communications Inc. and WCG.*
10.22  Transport Services Agreement dated February 8, 1999, between
       SBC Communications Inc. and WCG.*
10.23 Securities Purchase Agreement dated February 8, 1999, between SBC Communications Inc. and WCG.*
10.24 Amendment, dated as of January 26, 1999, to Second Amended and Restated Credit Agreement dated as of July 23, 1997 among The Williams Companies, Inc., Northwest Pipeline
       Corporation, Transcontinental Gas Pipeline Corporation,
       Texas Gas Transmission Corporation, Williams Pipeline
       Company, Williams Holdings of Delaware, Inc., WilTel
       Communications, LLC.*
10.25  Amendment No. 4 to IRU Agreement by and among IXC Carrier,
       Inc., Vyvx, Inc. and The WilTech Group, dated December 22,
       1998.*
10.26  Wireless Fiber IRU Agreement by and between WinStar
       Wireless, Inc. and Williams Communications, Inc., effective as of December 17, 1998.*
10.27  IRU Agreement between WinStar Wireless, Inc. and Williams
       Communications, Inc., dated December 17, 1998 (long haul).*
10.28  Master Services Agreement for IXC Enhanced Data Transport
       Services between Intermedia Communications Inc. and Williams
       Communications, Inc. d/b/a Williams Network Services, dated
       November 13, 1998.*
10.29  Stock Purchase Agreement for CNG Computer Networking Group
       Inc. by and among The Sellers (1310038 Ontario Inc., George
       Johnston, Hayden Marcus, The H. Marcus Family Trust and Gary
       White), WilTel Communications (Canada), Inc. and Williams
       Communications Solutions, LLC, dated October 13, 1998.*
10.30  Preferred Stock Purchase by and among UniDial Holdings, Inc.
       and Williams Communications, Inc., dated October 2, 1998.*

10.31  Amendment No. 1 by and between Williams Communications, Inc.
       and Intermedia Communications, Inc., dated August 1, 1998.*
10.32  Settlement and Release Agreement by and between WorldCom
       Network Services, Inc. and Williams Communications, Inc.,
       dated July 1, 1998.*
10.33  Umbrella Agreement by and between DownTown Utilities Pty
       Limited, WilTel Communications Pty Limited, Spectrum Network
       Systems Limited, CitiPower Pty, Energy Australia, South East
       Queensland Electricity Corporation Limited, Williams
       Holdings of Delaware Inc. and Williams International
       Services Company, dated June 19, 1998.*
10.34  Participation Agreement between Lightel S.A.-Tecnologia da
       Informacao, SK Telecom International, Inc., Construtora
       Queiroz Galvao S.A. and Williams International Telecom
       Limited, dated March 26, 1998.*
10.35  Carrier Services Agreement between Vyvx, Inc. and U S WEST
       Communications, Inc., dated January 5, 1998.*
10.36  Capacity Purchase Agreement between Williams Communications,
       Inc. and Intermedia Communications, Inc., dated January 5,
       1998.*
10.37  Distributorship Agreement by and between Northern Telecom
       Limited and WilTel Communications, L.L.C., dated January 1,
       1998.*
10.38  Construction IRU and Joint Use Agreement between LCI
       International Management Services, Inc. and Vyvx, Inc.,
       dated September 26, 1997.*
10.39  Amended and Restated Common Stock Purchase Warrant by and
       among Concentric Network Corporation and Williams
       Communications Group, Inc., dated June 19, 1997.*
10.40  Formation Agreement by and between Northern Telecom, Inc.
       and Williams Communications Group, Inc., dated April 1,
       1997.*
10.41  Stock Purchase Agreement among ABC Industria e Comercio
       S.A.-ABC INCO, Lightel S.A. Tecnologia da Informacao, Algar
       S.A.-Empreendimentos e Participacoes and Williams
       International Telecom Limited, dated January 21, 1997.*
10.42  Subscription and Shareholders Agreement among Lightel S.A.
       Tecnologia da Informacao, Algar S.A.-Empreendimentos e
       Participacoes and Williams International Telecom Limited,
       dated January 21, 1997.*
10.43  Note and Warrant Purchase Agreement by and among Concentric
       Network Corporation and Williams Communications Group, Inc.,
       dated June 19, 1997.*
10.44  Limited Liability Company Agreement of WilTel
       Communications, LLC, by and between Williams Communication
       Group, Inc. and Northern Telecom, Inc., dated April 30,
       1997.*
10.45  Share Purchase Agreement for TTS Meridian Systems Inc. by
       and among Northern Telecom Limited, WilTel Communications,
       LLC and 1228966 Ontario Inc., dated April 30, 1997.*
10.46  IRU Agreement by and among IXC Carrier, Inc., Vyvx, Inc. and
       The WilTech Group, dated December 12, 1996.*
11     Statement re: Computation of Earnings Per Share.*
12.1   Statement re: Computation of Ratios.
21     List of Subsidiaries.*
23.1   Consent of Ernst & Young LLP.
23.2   Consent of Arthur Andersen S/C.
23.3   Consent of Deloitte & Touche LLP.

23.4   Consent of William G. von Glahn, Esq. (contained in opinion filed as Exhibit 5.1).
24     Power of Attorney (included on signature page).
25     Statement of Eligibility and Qualification on Form T-1 of
        ______ as Trustee under the Indenture relating to the
       Company's ____% Senior Notes due 2009.*
27.1   Financial Data Schedule -- 1998.
27.2   Financial Data Schedule -- 1997.
27.3   Financial Data Schedule -- 1996.

-------------------------

* To be filed by amendment.

(b) Financial Statement Schedule

     Schedule II -- Valuation and qualifying accounts and report of Ernst & Young LLP thereon.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) it will provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit delivery to each purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, Oklahoma on the 23rd day of April, 1999.

                                        WILLIAMS COMMUNICATIONS GROUP, INC.

                                        By:     /s/ WILLIAM G. VON GLAHN
                                           -------------------------------------
                                                   William G. von Glahn
                                                Senior Vice President, Law

                               POWER OF ATTORNEY

     The undersigned individuals, in their capacity as a director or officer, or both, of WILLIAMS COMMUNICATIONS GROUP, INC., a Delaware corporation ("WCG"), hereby constitute and appoint each of WILLIAM G. von GLAHN, REBECCA H. HILBORNE, and SHAWNA L. GEHRES their true and lawful attorney-in-fact and each of them (with full power to act without the others) their true and lawful attorney-in-fact for them and in their name and in their capacity as a director or officer, or both, of WCG, as hereinafter set forth below their signature, to sign a registration statement on Form S-1 for the registration of Senior Notes due 2009 of WCG (including post-effective amendments) to said registration statement, and all additional registration statements pursuant to Rule 462(b) relating to the registration statement on Form S-1, and to file the same, with all exhibits thereto, and any and all amendments to said registration statement and any and all other instruments necessary or incidental in connection therewith, with the Securities and Exchange Commission; and

     Each of said attorneys-in-fact shall have full power of substitution and resubstitution, and said attorneys-in-fact or any of them or any substitute appointed by any of them hereunder shall have full power and authority to do and perform in the name and on behalf of each of the undersigned, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises, as fully to all intents and purposes as each of the undersigned might or could do in person, the undersigned hereby ratifying and approving the acts of said attorneys-in-fact or any of them or of any such substitute pursuant hereto.

     IN WITNESS WHEREOF, the undersigned have executed this instrument, all as of the 23rd day of April, 1999.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                     SIGNATURE                                       TITLE                     DATE
                     ---------                                       -----                     ----
               /s/ HOWARD E. JANZEN                    Chief Executive Officer and        April 23, 1999
---------------------------------------------------      President (Principal Executive
                 Howard E. Janzen                        Officer)

         /s/ LAWRENCE C. LITTLEFIELD, JR.              Chief Financial Officer            April 23, 1999
---------------------------------------------------      (Principal Accounting and
           Lawrence C. Littlefield, Jr.                  Financial Officer)

                /s/ KEITH E. BAILEY                    Director                           April 23, 1999
---------------------------------------------------
                  Keith E. Bailey

                     SIGNATURE                                       TITLE                     DATE
                     ---------                                       -----                     ----
            /s/ JOHN C. BUMGARNER, JR.                 Director                           April 23, 1999
---------------------------------------------------
              John C. Bumgarner, Jr.

               /s/ BRIAN E. O'NEILL                    Director                           April 23, 1999
---------------------------------------------------
                 Brian E. O'Neill

               /s/ JAMES R. HERBSTER                   Director                           April 23, 1999
---------------------------------------------------
                 James R. Herbster

               /s/ STEVEN J. MALCOLM                   Director                           April 23, 1999
---------------------------------------------------
                 Steven J. Malcolm

               /s/ JACK D. McCARTHY                    Director                           April 23, 1999
---------------------------------------------------
                 Jack D. McCarthy

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Williams Communications Group, Inc.

     We have audited the combined financial statements of Williams Communications Group as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, and have issued our report thereon dated April 7, 1999 (included elsewhere in this Registration Statement). The financial statements of ATL-Algar Telecom Leste S.A., (an entity in which the Company has a 30% interest, at December 31, 1998), have been audited by other auditors whose report has been furnished to us; insofar as our opinion on the combined financial statements relates to data included for ATL-Algar Telecom Leste S.A., it is based solely on their report. Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                            ERNST & YOUNG LLP

Tulsa, Oklahoma
April 7, 1999

                         WILLIAMS COMMUNICATIONS GROUP

              SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS(a)
                             (DOLLARS IN THOUSANDS)

                                                           ADDITIONS
                                                       ------------------
                                                       CHARGED TO
                                           BEGINNING   COSTS AND                              ENDING
                                            BALANCE     EXPENSES    OTHER     DEDUCTIONS(b)   BALANCE
                                           ---------   ----------   -----     -------------   -------

Allowance for doubtful accounts:
  1998...................................   12,787       21,591        --        10,802       23,576
  1997...................................    4,950        7,837     7,799(c)      7,799       12,787
  1996...................................    6,427        2,694        --         4,171        4,950

---------------

(a)Deducted from related assets.

(b)Represents balances written off, net of recoveries and reclassifications.

(c)Primarily relates to acquisitions of businesses.

                               INDEX TO EXHIBITS

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
     1.1  Form of Purchase Agreement.*
     3.1  Form of Restated Certificate of Incorporation of the
          Company.*
     3.2  Form of Restated By-laws of the Company.*
     4.1  Specimen certificate of common stock.*
     4.2  Specimen certificate of Class B common stock.*
     4.3  Form of indenture governing notes.*
     4.4  Form of note (contained in form of indenture filed as
          Exhibit 4.3).
     5.1  Opinion of William G. von Glahn, Esq.*
    10.1  Form of administrative services agreement.*
    10.2  Form of service agreement.*
    10.3  Form of tax sharing agreement.*
    10.4  Form of indemnification agreement.*
    10.5  Form of registration rights agreement.*
    10.6  Form of separation agreement.*
    10.7  Form of cross-license agreement.*
    10.8  Form of technical, management and administrative services agreement.*
    10.9  Form of lease agreement.*
    10.10 Permanent credit facility.*
    10.11 Amended and Restated Lease between State Street Bank & Trust
          Co. of Connecticut, National Association, as Lessor, and
          Williams Communications, Inc., as Lessee, as of September 2,
          1998.*
    10.12 Amended and Restated Participation Agreement dated as of
          September 2, 1998 among Williams Communications, Inc.; State
          Street Bank & Trust Company of Conn., National Association,
          as Trustee; Note Holders and Certificate Holders; APA
          Purchasers; State Street Bank & Trust Co., as Collateral
          Agent; and Citibank, N.A., as agent, with Citibank, N.A. and
          Bank of Montreal as Co-Arrangers; Royal Bank of Canada, as
          Documentation Agent; and Bank of America, The Chase
          Manhattan Bank and Toronto Dominion, as Managing Agents.*
    10.13 Williams Note.*
    10.14 The Williams Companies, Inc. 1996 Stock Plan.*
    10.15 The Williams Companies, Inc. Stock Plan for Nonofficer
          Employees.*
    10.16 Williams Communications Stock Plan.*
    10.17 Williams Pension Plan.*
    10.18 Solutions LLC Pension Plan.*
    10.19 Williams Communications Change in Control Severance Plan.*
    10.20 IRU Agreement between Williams Communications, Inc. and
          fONOROLA Fiber Development Inc., dated March 17, 1999.*
    10.21 Master Alliance Agreement dated February 8, 1999, between
          SBC Communications Inc. and WCG.*
    10.22 Transport Services Agreement dated February 8, 1999, between
          SBC Communications Inc. and WCG.*
    10.23 Securities Purchase Agreement dated February 8, 1999, between SBC Communications Inc. and WCG.*

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
    10.24 Amendment, dated as of January 26, 1999, to Second Amended and Restated Credit Agreement dated as of July 23, 1997
          among The Williams Companies, Inc., Northwest Pipeline
          Corporation, Transcontinental Gas Pipeline Corporation,
          Texas Gas Transmission Corporation, Williams Pipeline
          Company, Williams Holdings of Delaware, Inc., WilTel
          Communications, LLC.*
    10.25 Amendment No. 4 to IRU Agreement by and among IXC Carrier,
          Inc., Vyvx, Inc. and The WilTech Group, dated December 22,
          1998.*
    10.26 Wireless Fiber IRU Agreement by and between WinStar
          Wireless, Inc. and Williams Communications, Inc., effective as of December 17, 1998.*
    10.27 IRU Agreement between WinStar Wireless, Inc. and Williams
          Communications, Inc., dated December 17, 1998 (long haul).*
    10.28 Master Services Agreement for IXC Enhanced Data Transport
          Services between Intermedia Communications Inc. and Williams
          Communications, Inc. d/b/a Williams Network Services, dated
          November 13, 1998.*
    10.29 Stock Purchase Agreement for CNG Computer Networking Group
          Inc. by and among The Sellers (1310038 Ontario Inc., George
          Johnston, Hayden Marcus, The H. Marcus Family Trust and Gary
          White), WilTel Communications (Canada), Inc. and Williams
          Communications Solutions, LLC, dated October 13, 1998.*
    10.30 Preferred Stock Purchase by and among UniDial Holdings, Inc.
          and Williams Communications, Inc., dated October 2, 1998.*
    10.31 Amendment No. 1 by and between Williams Communications, Inc.
          and Intermedia Communications, Inc., dated August 1, 1998.*
    10.32 Settlement and Release Agreement by and between WorldCom
          Network Services, Inc. and Williams Communications, Inc.,
          dated July 1, 1998.*
    10.33 Umbrella Agreement by and between DownTown Utilities Pty
          Limited, WilTel Communications Pty Limited, Spectrum Network
          Systems Limited, CitiPower Pty, Energy Australia, South East
          Queensland Electricity Corporation Limited, Williams
          Holdings of Delaware Inc. and Williams International
          Services Company, dated June 19, 1998.*
    10.34 Participation Agreement between Lightel S.A.-Tecnologia da
          Informacao, SK Telecom International, Inc., Construtora
          Queiroz Galvao S.A. and Williams International Telecom
          Limited, dated March 26, 1998.*
    10.35 Carrier Services Agreement between Vyvx, Inc. and U S WEST
          Communications, Inc., dated January 5, 1998.*
    10.36 Capacity Purchase Agreement between Williams Communications,
          Inc. and Intermedia Communications, Inc., dated January 5,
          1998.*
    10.37 Distributorship Agreement by and between Northern Telecom
          Limited and WilTel Communications, L.L.C., dated January 1,
          1998.*
    10.38 Construction IRU and Joint Use Agreement between LCI
          International Management Services, Inc. and Vyvx, Inc.,
          dated September 26, 1997.*
    10.39 Amended and Restated Common Stock Purchase Warrant by and
          among Concentric Network Corporation and Williams
          Communications Group, Inc., dated June 19, 1997.*
    10.40 Formation Agreement by and between Northern Telecom, Inc.
          and Williams Communications Group, Inc., dated April 1,
          1997.*
    10.41 Stock Purchase Agreement among ABC Industria e Comercio
          S.A.-ABC INCO, Lightel S.A. Tecnologia da Informacao, Algar
          S.A.-Empreendimentos e Participacoes and Williams
          International Telecom Limited, dated January 21, 1997.*

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
    10.42 Subscription and Shareholders Agreement among Lightel S.A.
          Tecnologia da Informacao, Algar S.A.-Empreendimentos e
          Participacoes and Williams International Telecom Limited,
          dated January 21, 1997.*
    10.43 Note and Warrant Purchase Agreement by and among Concentric
          Network Corporation and Williams Communications Group, Inc.,
          dated June 19, 1997.*
    10.44 Limited Liability Company Agreement of WilTel
          Communications, LLC, by and between Williams Communication
          Group, Inc. and Northern Telecom, Inc., dated April 30,
          1997.*
    10.45 Share Purchase Agreement for TTS Meridian Systems Inc. by
          and among Northern Telecom Limited, WilTel Communications,
          LLC and 1228966 Ontario Inc., dated April 30, 1997.*
    10.46 IRU Agreement by and among IXC Carrier, Inc., Vyvx, Inc. and
          The WilTech Group, dated December 12, 1996.*
    11    Statement re: Computation of Earnings Per Share.*
    12.1  Statement re: Computation of Ratios.
    21    List of Subsidiaries.*
    23.1  Consent of Ernst & Young LLP.
    23.2  Consent of Arthur Andersen S/C.
    23.3  Consent of Deloitte & Touche LLP.
    23.4  Consent of William G. von Glahn, Esq. (contained in opinion filed as Exhibit 5.1).
    24    Power of Attorney (included on signature page).
    25    Statement of Eligibility and Qualification on Form T-1 of
          ______ as Trustee under the Indenture relating to the
          Company's ___% Senior Notes due 2009.*
    27.1  Financial Data Schedule -- 1998.
    27.2  Financial Data Schedule -- 1997.
    27.3  Financial Data Schedule -- 1996.

-------------------------

* To be filed by amendment.